As filed with the Securities and Exchange Commission on July 6, 2004

Registration No. 333-116471

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

Form S-11

Registration Statement

Under

The Securities Act Of 1933, As Amended

CNL HOSPITALITY PROPERTIES II, INC.

(Exact Name of Registrant as Specified in Charter)

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Address of Principal Executive Offices)

ROBERT A. BOURNE

Chief Executive Officer

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Name, Address, and Telephone Number of Agent for Service)

COPIES TO:

JUDITH D. FRYER, ESQUIRE

Greenberg Traurig, LLP

Met Life Building

200 Park Avenue

New York, New York 10166

Approximate date of commencement of proposed sale to the public:    as soon as practicable after the registration statement becomes effective.

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share (1)		Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $0.01 par value	195,000,000		$10.00		$1,950,000,000	$247,065
Common Stock, $0.01 par value	5,000,000	(2)	10.00	(2)	50,000,000	6,335	(2)

(1)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457.
(2)	Represents shares issuable pursuant to CNL Hospitality Properties II’s reinvestment plan. Shares issued pursuant to the reinvestment plan will be issued at $9.50 per share. The registration fee for shares issuable pursuant to the reinvestment plan was calculated using a share price of $10.00 per share due to the fact that shares not issued pursuant to the reinvestment plan may be sold at $10.00 per share in the offering. Registrant hereby reserves the right to reallocate shares among its reinvestment plan and this offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Prospectus

CNL HOSPITALITY PROPERTIES II, INC.

200,000,000 Shares of Common Stock, $2,000,000,000 Maximum Offering

250,000 Shares of Common Stock, $2,500,000 Minimum Offering — Minimum Purchase - 500 Shares ($5,000)

Of the 200 million shares of common stock that we have registered, we initially are offering up to 195 million shares to investors who meet our suitability standards and have initially designated up to five million shares for participants in our reinvestment plan.

We intend to qualify and operate for federal income tax purposes as a real estate investment trust (“REIT”). We are not now qualified, and there can be no assurance that we will qualify, as a REIT. We will not request a ruling from the Internal Revenue Service that we qualify as a REIT. If we do not qualify and remain qualified as a REIT for federal income tax purposes, we could be subject to taxation on income at regular corporate rates, which would reduce the funds available for distributions.

Our focus will be on upscale, midscale and economy hotel properties, although under certain circumstances we are permitted to buy other types of hotel properties.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 16 for a discussion of material risks that you should consider before you invest in the common stock being sold with this prospectus, including:

•	We have no operating history or established financing sources. As of the date of the prospectus, we have only nominal assets.

•	We currently own no properties, mortgage loans or other investments; therefore, you will not have the opportunity to evaluate the assets that will be in our portfolio.

•	Both the number of properties that we will acquire and the diversification of our investments will be reduced to the extent that the total proceeds of the offering do not significantly exceed the minimum amount of the offering or are significantly less than the maximum amount of the offering.

•	The recent economic slowdown and world events outside our control, including terrorism and political unrest, have adversely affected the lodging industry. If these events continue, worsen or recur, it could adversely affect the performance of hotels we may acquire.

•	Subject to the approval of our directors, including our independent directors, we may purchase properties from our affiliates.

•	Subject to approval by our directors, we will rely on CNL Lodging Advisors II Corp., our advisor, and CNL Hospitality Corp., our subadvisor, with respect to all investment decisions.

•	Certain officers, directors and stockholders of CNL Lodging Advisors II Corp. and CNL Hospitality Corp. also serve as our officers and directors, resulting in conflicts of interest. In addition, CNL Hospitality Corp. will be purchasing properties for the account of CNL Hospitality Properties, Inc., an affiliate of CNL Lodging Advisors II Corp. and CNL Hospitality Corp., at the same time as it is locating properties for us and assisting in the purchase of our properties. Those persons could take actions that are more favorable to other entities than to us. The advisory and subcontract agreements were not negotiated at arm’s length and we will pay our advisor and its affiliates substantial fees, including fees in connection with the acquisition, management and sale of our properties and fees based on permanent financing that we obtain.

•	Our shares are not currently listed on a national securities exchange or quoted on the National Market System of the Nasdaq Stock Market, so stockholders may not be able to sell their shares promptly at a desired price. If there is no public trading market for our shares on or before December 31, 2014, we will liquidate our assets or merge with another entity to provide our stockholders with cash or securities of a publicly traded company.

•	We may, without the approval of a majority of our independent directors, incur debt totaling up to 300% of the value of our net assets, including debt to make distributions to stockholders in order to maintain our status as a REIT or otherwise. Such leverage may reduce the cash available for distributions to stockholders.

•	Ownership, transferability and redemption of our shares is subject to certain limitations. Any transfer of shares of our capital stock that would jeopardize our REIT status shall be null and void. Redemption of our shares shall be at our sole option.

•	We expect that generally, our hotels will be leased to our taxable REIT subsidiaries, or TRS lessees, that will retain third-party management companies to operate them. We will depend on these third-party management companies to operate our properties. Because of our planned TRS structure, increased hotel operating expenses may adversely affect our future earnings, financial condition and cash flows.

•	Because we must annually distribute at least 90% of our taxable income, excluding net capital gains, to qualify as a REIT, our ability to rely upon income or cash flow from operations to finance our growth and acquisition activities may be limited.

•	If we were to fail to qualify as a REIT, we would not be allowed a deduction for dividends to stockholders in computing our taxable income and would be subject to federal income tax on our taxable income at regular corporate rates, which would reduce our ability to make distributions to our stockholders.

	Per Share	Total Minimum	Total Maximum
Public Offering Price	$10.00	$2,500,000	$2,000,000,000
Selling Commissions and Marketing Support Fee*	$0.90	$225,000	$180,000,000
Proceeds to CNL Hospitality Properties II	$9.10	$2,275,000	$1,820,000,000

*	The selling commissions and marketing support fee will not be paid in connection with purchases of shares pursuant to our reinvestment plan and will not be charged in connection with purchases: by registered representatives or principals of the managing dealer or participating broker-dealers; by directors, officers and employees of our company and of our affiliates and those persons’ affiliates; and via registered investment advisers. A portion of these fees will be reduced with respect to volume purchases, which will be reflected by a corresponding reduction in the per share purchase price. Further, purchasers who buy in excess of 500,000 shares, through the same registered investment adviser, participating broker-dealers or the managing dealer, will purchase shares at a reduced acquisition fee (reduced from 3% of gross proceeds to 1% of gross proceeds); however, such purchasers and their transferees will be required to pay an annual 0.40% advisory fee on such shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. In addition, the Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

•	The managing dealer, CNL Securities Corp., is our affiliate. The managing dealer must sell the minimum number of shares offered (250,000 shares) if any are sold. The managing dealer is required to use only its best efforts to sell the maximum number of shares offered (200 million). The managing dealer does not intend to purchase any shares in this offering.

•	This offering will end no later than , 2005, unless we elect to extend it to a date no later than , 2006, in states that permit us to make this extension.

All subscription funds will be deposited in an interest-bearing escrow account with                     , the escrow agent for this offering, until subscription funds total at least $2.5 million. No shares will be sold unless subscriptions for at least 250,000 shares (exclusive of any subscriptions from Pennsylvania residents) have been obtained within one year after the initial date of this prospectus.

No one is authorized to make any statements about the offering different from those that appear in this prospectus. You should also be aware that the description of our company contained in this prospectus was accurate on June 30, 2004, but may no longer be accurate. We will amend or supplement this prospectus, however, if there is a material change in the affairs of our company.

The use of forecasts in this offering is prohibited. Any representations to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in this program is not permitted.

                        , 2004

3

SUITABILITY STANDARDS AND HOW TO SUBSCRIBE

SUITABILITY STANDARDS

The shares of common stock offered through this prospectus are suitable only as a long-term investment for persons of adequate financial means who have no need for liquidity in this investment. Initially, there is not expected to be any public market for the shares, which means that it may be difficult to sell shares. As a result, we have established suitability standards which require investors to have either (i) a net worth (not including home, furnishings and personal automobiles) of at least $45,000 and an annual gross income of at least $45,000 or, (ii) a net worth (not including home, furnishings, and personal automobiles) of at least $150,000. Our suitability standards also require that a potential investor (i) can reasonably benefit from an investment in our company based on such investor’s overall investment objectives and portfolio structuring; (ii) is able to bear the economic risk of the investment based on the prospective stockholder’s overall financial situation; and (iii) has apparent understanding of (a) the fundamental risks of the investment, (b) the risk that such investor may lose the entire investment, (c) the lack of liquidity of the shares, (d) the background and qualifications of our advisor, and (e) the tax consequences of the investment.

California, Kansas, Maine, Massachusetts, Michigan, Missouri and Pennsylvania have established suitability standards different from those established by us, and shares will be sold only to investors in those states who meet the special suitability standards set forth below.

CALIFORNIA, MASSACHUSETTS AND MICHIGAN — The investor has either (i) a net worth (not including home, furnishings and personal automobiles) of at least $60,000 and an annual gross income of at least $60,000 or, (ii) a net worth (not including home, furnishings and personal automobiles) of at least $225,000.

KANSAS AND MISSOURI — The investor (i) invests no more than 10% of the investor’s net worth (not including home, furnishings and personal automobiles) in our company and (ii) has either (a) a net worth (not including home, furnishings and personal automobiles) of at least $60,000 and an annual gross income of at least $60,000 or, (b) a net worth (not including home, furnishings and personal automobiles) of at least $225,000.

MAINE — The investor has either (i) a net worth (not including home, furnishings and personal automobiles) of at least $50,000 and an annual gross income of at least $50,000 or, (ii) a net worth (not including home, furnishings and personal automobiles) of at least $225,000.

PENNSYLVANIA — The investor (i) invests no more than 10% of the investor’s net worth (not including home, furnishings and personal automobiles) in our company and (ii) has either (a) a net worth (not including home, furnishings and personal automobiles) of at least $45,000 and an annual gross income of at least $45,000 or, (b) a net worth (not including home, furnishings and personal automobiles) of at least $150,000. Pursuant to the requirements of the Commissioner of Securities of the State of Pennsylvania, subscriptions from Pennsylvania residents may not be released from escrow, or included in determining whether our $2.5 million minimum has been reached, until subscriptions for shares totaling at least $65 million have been received from all sources. PENNSYLVANIA INVESTORS: Because the minimum offering is less than $195 million, all Pennsylvania investors are cautioned to evaluate carefully our ability fully to accomplish its stated objectives and to inquire as to the current dollar volume of subscriptions for the shares.

The foregoing suitability standards must be met by each investor who purchases shares. If the investment is being made for a fiduciary account (such as an IRA, Keogh plan, or corporate pension or profit-sharing plan), the beneficiary, the fiduciary account or any donor or grantor that is the fiduciary of the account who directly or indirectly supplies the investment funds must meet such suitability standards.

In purchasing shares, custodians or trustees of employee pension benefit plans or IRAs may be subject to the fiduciary duties imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”), or other applicable laws and to the prohibited transaction rules prescribed by ERISA and related provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code” in this prospectus). In addition, prior to purchasing shares, the trustee or custodian of an employee pension benefit plan or an IRA should determine that such an investment would be permissible under the governing instruments of such plan or account and applicable law. For information regarding “unrelated business taxable income,” see “Federal Income Tax Considerations — Taxation of Stockholders — Tax-Exempt Stockholders.”

In order to ensure adherence to the suitability standards described above, requisite suitability standards must be met, as set forth in the subscription agreement in the form attached hereto as Appendix C. In addition, participating broker-dealers that are members of the National Association of Securities Dealers, Inc. or other entities exempt from broker-dealer registration, who are engaged by CNL Securities Corp., our managing dealer, to sell shares, have the responsibility to make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for an investor. In making this determination, the participating broker-dealers will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and any other pertinent information. Executed subscription agreements will be maintained in our records for six years.

HOW TO SUBSCRIBE

An investor who meets the suitability standards described above may subscribe for shares by completing and executing the subscription agreement and delivering it to a participating broker-dealer, together with a check for the full purchase price of the shares subscribed for, payable to “                            , Escrow Agent.” Certain participating broker-dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks for shares subscribed for payable directly to the participating broker-dealer. Care should be taken to ensure that the subscription agreement is filled out correctly and completely. Partnerships, individual fiduciaries signing on behalf of trusts, estates, and in other capacities and persons signing on behalf of corporations and corporate trustees may be required to obtain additional documents from participating broker-dealers. Any subscription may be rejected by us in whole or in part, regardless of whether the subscriber meets the minimum suitability standards.

Certain participating broker-dealers may permit investors who meet the suitability standards described above to subscribe for shares by telephonic order to the participating broker-dealers. This procedure may not be available in certain states.

A minimum investment of 500 shares ($5,000) is required. Following an initial subscription for at least the required minimum investment, any investor may make additional purchases in increments of one share.

v

Form of Reinvestment Plan	Appendix A
Prior Performance Tables	Appendix B
Subscription Agreement	Appendix C

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully including the “Risk Factors” section, the documents attached as appendices, as well as our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock.

CNL HOSPITALITY PROPERTIES II, INC.

CNL Hospitality Properties II, Inc. is a Maryland corporation and was organized on May 7, 2004. We intend to qualify and operate for federal income tax purposes as a real estate investment trust, or a REIT. In general, a REIT is a company that combines the capital of many investors to acquire or provide financing for real estate; typically is not subject to federal corporate income taxes on its distributed net income, provided certain income tax requirements are satisfied (such treatment substantially eliminates the “double taxation” (taxation at both the corporate and stockholder levels) that generally results from investments in a corporation), offers the benefit of a real estate portfolio under professional management, and must pay distributions to investors of at least 90% of its taxable income. We anticipate forming various wholly owned or controlled subsidiaries (including an operating partnership, in which we, or an entity controlled by us will be the general partner, and the limited partners of which will be comprised of us, entities owned by us and/or third parties) in the future for the purpose of acquiring interests in properties, mortgage loans and other permitted investments. The terms “us,” “we,” “our” and “CNL Hospitality Properties II” includes CNL Hospitality Properties II, Inc. and its subsidiaries. Our address is CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801, and our telephone number is (407) 650-1000 or toll free (866) 650-0650.

OUR BUSINESS

General. We intend to invest the proceeds of this offering primarily in “upscale,” “midscale” and “economy” hotel properties, which we expect will consist primarily of limited service and extended stay hotel properties. We may also purchase “luxury” resorts and “upper upscale” properties if our affiliated REIT, CNL Hospitality Properties, Inc., does not exercise its right of first offer with respect to such properties. One of the ways in which Smith Travel Research, a leading lodging industry information and data provider, categorizes hotels is by chain scale segments based primarily on the actual, system-wide average room rates of the major hotel chains, with independent hotels included as a separate category. These chain scale segment categories are as follows: luxury, upper upscale, upscale, midscale with food and beverage, midscale without food and beverage, economy and independents. Throughout this prospectus, we use the Smith Travel Research chain scale segment categorization of hotels when describing our properties, the properties of CNL Hospitality Properties, Inc. and the segmentation of the lodging industry as a whole, except that we do not distinguish between midscale hotels with and without food and beverage. Also, we refer to all of the luxury properties as “luxury resorts,” as these properties can also be categorized as “resorts” under the Smith Travel Research classification of hotels by location segment.

Our hotel properties will generally be located across the United States and leased to wholly-owned taxable REIT subsidiary entities which contract with third-party managers to operate the properties under affiliations with national hotel brands. In addition and to a lesser extent, we may lease properties on a triple-net basis to unrelated third-party tenants who operate the properties or contract with hotel managers to operate such hotel properties. We may invest directly in such properties, indirectly through the acquisition of interests in entities which own hotel properties or interests therein or through the acquisition of a portfolio of hotel properties. We may also offer mortgage financing to hotel operators. In addition, we may invest in other permitted investments and up to a maximum of 10% of our total assets in equity interests in businesses that provide services to or are otherwise ancillary to the lodging industry. As of the date of this prospectus, we own no properties and have made no mortgage loans or other investments, nor have any properties, loans or other investments been identified for investment. You can read the section of this prospectus under the caption “Business” for a description of the types of properties that may be located by CNL Hospitality Corp., our subadvisor, the property selection and acquisition processes and the nature of the mortgage loans.

Intended Borrowings. We intend to borrow money to acquire properties, and make or acquire mortgage loans and other permitted investments and pay certain fees, and intend to encumber properties in connection with these borrowings. We may borrow money to make distributions prior to the time we have adequate cash flow from investments. We plan to obtain one or more lines of credit and anticipate that the aggregate amount of our lines of credit initially will be $100 million; however, our board of directors is permitted to increase the amount we may borrow under lines of credit. We may repay lines of credit we obtain with offering proceeds, proceeds from the sale of assets, working capital or permanent financing.

In addition to lines of credit, we anticipate obtaining permanent financing (generally, long-term debt financing secured by mortgages on our properties). The aggregate amount of our permanent financing is not expected to exceed 50% of our total assets. Our articles of incorporation limit the maximum amount of our borrowings in relation to our net assets at an amount equal to 300% of our net assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate. For us to borrow an amount in excess of 300% of our net assets, a majority of independent directors of our board of directors must approve the borrowing, and the borrowing must be disclosed and explained to our stockholders in our first quarterly report after such approval occurs. We have not yet obtained a commitment letter for a line of credit or any permanent financing, and there is no assurance that we will obtain any line of credit or permanent financing on satisfactory terms, or at all.

Listing or Liquidation of our Company. Under our articles of incorporation, we will commence an orderly liquidation of our assets or merge, as described below, on December 31, 2014, unless the shares of our common stock, including the shares offered by this prospectus, are listed on a national securities exchange or quoted on the National Market System of the Nasdaq Stock Market on or before December 31, 2014. If our shares are so listed or quoted, we automatically will become a perpetual life company. If our shares are not listed or quoted by December 31, 2014, we will sell our assets and distribute the net sales proceeds to our stockholders or merge with another entity in a transaction which provides our stockholders with cash or securities of a publicly traded company, unless our stockholders owning a majority of our shares elect to extend our duration by amendment of our articles of incorporation. In making a determination of whether listing is in the best interest of our stockholders, our board of directors may consider a variety of criteria, including, but not limited to, market capitalization, the number of properties owned, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company, and the potential for stockholder liquidity.

RISK FACTORS

There are significant risks to investing in us. We summarize some of the more important risks below. A more detailed description of the risk factors is found in the section of this prospectus entitled “Risk Factors.” You should read and understand all of these risk factors before making your decision to invest in shares of our common stock.

•	We have no operating history or established financing sources. As of the date of the prospectus, we have only nominal assets.

•	We currently own no properties, mortgage loans or other investments; therefore, you will not have the opportunity to evaluate the assets that will be in our portfolio.

•	Both the number of properties that we will acquire and the diversification of our investments will be reduced to the extent that the total proceeds of the offering do not significantly exceed the minimum amount of the offering or are significantly less than the maximum amount of the offering.

•	The recent economic slowdown and world events outside our control, including terrorism and political unrest, have adversely affected the lodging industry. If these events continue, worsen or recur, it could adversely affect the performance of hotels we may acquire.

•	Subject to the approval of a majority of our directors, including a majority of our independent directors, we may purchase properties from our affiliates.

•	Subject to approval by the board of directors, we will rely on our affiliated advisor and CNL Hospitality Corp., our subadvisor, with respect to all investment decisions. CNL Lodging Advisors II Corp. and CNL Hospitality Corp. have only limited experience originating or purchasing mortgage financing which could adversely affect that part of our business.

•	Certain officers, directors and stockholders of our advisor and our subadvisor also serve as our officers and directors, resulting in conflicts of interest. In addition, our subadvisor will be purchasing properties for the account of CNL Hospitality Properties, Inc., an affiliate of CNL Lodging Advisors II Corp. and CNL Hospitality Corp., at the same time it is locating properties for us and assisting in the purchase of properties. Those persons could take actions that are more favorable to other entities than to us. The advisory and the subcontract agreements were not negotiated at arm’s length and we will pay our advisor and its affiliates substantial fees, including fees in connection with the acquisition, management and sale of our properties and fees based on permanent financing that we obtain. Those fees will reduce the amount of cash available for investment in properties, mortgage loans and other permitted investments, or for distribution to our stockholders. As a result of such substantial fees, we expect that approximately 87.10% to 88.18% of the total proceeds received in the offering will be available for investment in properties, mortgage loans and other permitted investments. The fee on permanent financing may create an incentive to secure more debt despite the risk that increased debt may decrease distributions to stockholders.

•	There is currently no public trading market for our shares, and there is no assurance that one will develop. If our shares of common stock are not listed on a national securities exchange or quoted on the National Market System of the Nasdaq Stock Market on or before December 31, 2014, we will sell our assets and distribute the proceeds to our stockholders or merge with another entity in a transaction which provides our stockholders with cash or securities of a publicly traded company. In such instances, we will engage only in activities related to our orderly liquidation or merger, unless our stockholders owning a majority of our shares elect to extend our duration by amendment of our articles of incorporation.

•	We may, without the approval of a majority of our independent directors, incur debt totaling up to 300% of the value of our net assets, including debt to make distributions to stockholders in order to maintain our status as a REIT or otherwise. Such leverage may reduce the cash available for distributions to stockholders. If we are unable to meet our debt service obligations, we may lose our investment in any properties that secure underlying indebtedness on which we have defaulted.

•	Ownership, transferability and redemption of our shares is subject to certain limitations. Our articles of incorporation generally limit the ownership by any single stockholder of any class of our capital stock to 9.8% of the outstanding shares of that class. Any transfer of shares of our capital stock that would jeopardize our REIT status shall be null and void. Redemption of our shares shall be at our sole option.

•	We expect that, generally, our hotels will be leased to our taxable REIT subsidiaries, or TRS lessees, that will retain third-party management companies to operate these hotels. We will depend on these third-party management companies to operate our properties. Because of our planned TRS structure, increased hotel operating expenses may adversely affect our earnings, financial condition and cash flows.

•	Because we must annually distribute at least 90% of our taxable income, excluding net capital gains, to qualify as a REIT, our ability to rely upon income or cash flow from operations to finance our growth and acquisition activities may be limited.

•	If we were to fail to qualify as a REIT, we would not be allowed a deduction for dividends to stockholders in computing our taxable income and would be subject to federal income tax on our taxable income at regular corporate rates, which would reduce our ability to make distributions to our stockholders.

•	To the extent consistent with our investment objectives and limitations, our investment policies and strategies may be altered by a majority of our directors, including a majority of our independent directors, without stockholder consent.

•	Our board of directors will have significant flexibility regarding our operations, including, for example, the ability to issue additional shares and dilute our stockholders’ equity interests, the ability to change the compensation of our advisor and to employ and compensate our affiliates. Our board of directors can take these actions solely on its own authority and without our stockholders’ approval.

•	Market and economic conditions that we cannot control will affect the value of our investments.

•	We may make investments that will not appreciate in value over time, such as building-only properties with the land owned by a third-party, and mortgage loans.

•	If we do not obtain a line of credit or permanent financing, we may not be able to acquire as many properties or make as many mortgage loans as we anticipate, which could limit the diversification of our investments and our ability to achieve our investment objectives.

•	We cannot predict the amount of revenues we will receive from our tenants, borrowers or hotel managers.

•	If our tenants, borrowers or hotel managers default, we will have less income with which to repay our outstanding debt or make distributions.

•	The vote of our stockholders owning at least a majority but less than all of our shares of common stock will bind all of our stockholders as to matters such as the amendment of our governing documents. Our stockholders holding a majority of the shares voting at a meeting at which a quorum is present may bind all of our stockholders as to the election of directors.

OUR REIT STATUS

We will make an election to be taxed as a REIT beginning with our taxable year ending December 31, 2004. As a REIT, we generally will not be subject to federal income tax on income that we currently distribute to our stockholders. Under the Internal Revenue Code of 1986, as amended, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their taxable income, as determined on an annual basis. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may not be able to qualify for treatment as a REIT for that year and the next four years. Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on some of our income and property, and to federal income and excise taxes on our undistributed income.

OUR MANAGEMENT

We have retained CNL Lodging Advisors II Corp., our advisor, to provide us with management, acquisition, advisory and administrative services. Our advisor has entered into a subcontract with CNL Hospitality Corp., with our consent, pursuant to which CNL Hospitality Corp., as subadvisor, will perform significant advisory services for us for which it will receive a substantial portion of the advisory fees being paid by us to CNL Lodging Advisors II Corp. Our board of directors oversees our management. The majority of our directors are independent of our advisor and subadvisor and have responsibility for reviewing their performance. Our directors are elected annually to our board of directors by our stockholders. Certain of the executive officers and directors of our advisor and our subadvisor are also our officers or directors.

CNL Lodging Advisors II Corp. will be responsible for:

•	supervising CNL Hospitality Corp. with respect to the provision of advisory services;

•	having its investment committee review and evaluate acquisition and financing recommendations proposed by CNL Hospitality Corp. and present such recommendations to our Board of Directors;

•	making payments to CNL Hospitality Corp. under the subcontract agreement; and

•	providing certain administrative services.

CNL Hospitality Corp. will be responsible for:

•	locating, analyzing and selecting investments for us, formulating and evaluating the terms of each proposed acquisition, making recommendations with respect to such proposed acquisitions to our advisor, and arranging for the acquisition and disposition of properties;

•	providing asset management services for us;

•	identifying the potential operators of our properties and potential borrowers for our mortgage loans, and formulating, evaluating and negotiating the terms of each of our lease, loan and operating agreements;

•	arranging financing and negotiating the terms of any borrowing by us, including lines of credit and any long-term, permanent financing; and

•	providing certain administrative services.

All of our advisor’s actions on our behalf are subject to approval by our board of directors. Our advisor also has the authority, subject to approval by a majority of our board of directors, including a majority of our board’s independent directors, to select assets for us to sell in keeping with our investment objectives and based on an analysis of economic conditions both nationally and in the vicinity of the assets being considered for sale.

Our subadvisor has extensive previous experience investing in real estate, including hotel properties. Our Chief Executive Officer and President has over 25 years of experience with other affiliates of CNL Holdings, Inc., including CNL Hospitality Properties, Inc., an affiliated lodging REIT.

The following chart indicates the relationship between us, our advisor, CNL Hospitality Corp., other public programs sponsored by CNL Financial Group, Inc., CNL Holdings, Inc., and certain of its affiliates that will provide services to us.

CERTAIN CONFLICTS OF INTEREST

We and some of our affiliates will be subject to various conflicts of interest arising out of our relationship to our advisor, our subadvisor, and their affiliates, as described below.

The following chart indicates the relationship between us, our advisor, our subadvisor, public programs sponsored by CNL Financial Group, Inc., CNL Holdings, Inc., and certain of its affiliates that will provide services to us.

*	CNL Hospitality Properties, Inc. was originally sponsored by CNL Financial Group, Inc., but is expected to be a NYSE-listed entity following the completion of a (i) pending proxy solicitation which provides for the acquisition of its advisor, CNL Hospitality Corp., and (ii) proposed firm underwritten offering.

(1)	James M. Seneff, Jr. is chairman of the board and chief executive officer of CNL Holdings, Inc. and shares ownership of CNL Holdings, Inc. with his wife, Dayle L. Seneff. In addition, Mr. Seneff serves as chairman of the board of CNL Hospitality Properties, Inc. and CNL Hospitality Corp. Mr. Seneff also serves as a director and/or officer of other various affiliated CNL entities, including CNL Real Estate Group, Inc., the parent company of CNL Lodging Advisors II Corp.

(2)	Robert A. Bourne serves as vice-chairman of CNL Hospitality Corp. CNL Hospitality Corp. is the advisor to, and subject to a pending proxy solicitation, will be owned by CNL Hospitality Properties, Inc. Mr. Bourne also serves as a director and/or officer of other various affiliated CNL entities.

(3)	As of the date of this prospectus, CNL Hospitality Properties II, Inc. was 100% owned by CNL Lodging Advisors II Corp., our advisor. Robert A. Bourne serves as chief executive officer and president of CNL Hospitality Properties II, Inc. and CNL Lodging Advisors II Corp. We intend to qualify and operate as a REIT whereby we will be principally owned by public investors whose ownership will be represented by shares of common stock.

(4)	CNL Real Estate Group, Inc. is the parent company of various entities that provide advisory services to CNL-sponsored investment programs, including CNL Income Properties, Inc. and CNL Retirement Properties, Inc., which are public, unlisted REITs that invest primarily in triple net-lease properties and retirement properties, respectively.

(5)	James M. Seneff, Jr. and Robert A. Bourne also serve as individual general partners of the CNL Income Fund limited partnerships, 18 separate public limited partnerships that own restaurant properties. These partnerships are managed by a wholly owned subsidiary of CNL Capital Markets, Inc.

(6)	James M. Seneff, Jr. and Robert A. Bourne serve as directors and/or executive officers, and CNL Financial Group, Inc. is a stockholder of, Commercial Net Lease Realty, Inc. and CNL Restaurant Properties, Inc., both of which are self-advised, public REITs that invest primarily in retail properties and restaurant properties, respectively. Messrs. Seneff and Bourne also serve as directors and/or executive officers of CNL Hospitality Properties, Inc., which we anticipate will become a self-advised REIT that invests primarily in luxury resorts and upper upscale properties. Messrs. Seneff and Bourne are also stockholders of CNL Hospitality Corp., which is expected to become a subsidiary of CNL Hospitality Properties, Inc. following the completion of a pending proxy solicitation.

Conflicts of interest may exist between us and some of our affiliates, including the following:

•	competition for properties and other investments with existing or future affiliates, including (i) CNL Hospitality Properties, Inc., which owns and purchases hotel properties and will become the parent company of CNL Hospitality Corp., our subadvisor, and (ii) CNL Income Properties, Inc. which may make investments that include hotel properties;

•	competition for the time and attention of certain persons, including Robert A. Bourne, who serves as one of our officers and directors and as an officer and/or director of our affiliates, including our advisor and subadvisor, CNL Hospitality Properties, Inc., CNL Income Properties, Inc., CNL Retirement Properties, Inc., and CNL Holdings, Inc. and its subsidiaries. Mr. Schmidt also serves as Chief Financial Officer of CNL Holdings, Inc., the parent company of CNL Financial Group, Inc. Such activities may limit the amount of time Messrs. Bourne and Schmidt spend on our business matters;

•	competition with CNL Hospitality Properties, Inc. for the time of CNL Hospitality Corp.’s management personnel, who serve as management of CNL Hospitality Properties, Inc. and also will serve as our subadvisor;

•	the management personnel of CNL Hospitality Corp., our subadvisor, are employees of CNL Hospitality Properties, Inc. and may receive performance-based compensation from CNL Hospitality Properties, Inc., thus creating a conflict between their advisory responsibilities for us and their personal interest in the performance of CNL Hospitality Properties, Inc.;

•	the possibility that we may acquire properties that require development where our advisor or its affiliates would receive a development fee;

•	substantial compensation, including fees in connection with the acquisition, management and sale of our properties and fees based on permanent financing that we obtain, will be paid to our advisor and its affiliates, including CNL Securities Corp., the managing dealer;

•	the fee on permanent financing payable to our advisor or its affiliates may create an incentive to recommend to us that we obtain more debt, despite the risk that increased debt may decrease distributions to our stockholders;

•	the asset management fee payable to our advisor or its affiliates may encourage the purchase, and discourage the sale, of investments, some of which may be speculative;

•	the deferred, subordinated disposition fee that may be payable to our advisor or its affiliates may encourage the premature sale of properties, mortgage loans and other permitted investments;

•	our ability to acquire from, or sell properties to, an affiliate such as CNL Hospitality Properties, Inc. or CNL Income Properties, Inc., will be conditioned upon a determination of fairness by the independent directors of our board;

•	agreements entered into with affiliates that will not be negotiated at “arms length” and, accordingly, may be less advantageous to us than if similar agreements were negotiated with non-affiliated third parties;

•	our managing dealer, CNL Securities Corp., which is our affiliate as well as an affiliate of our advisor will not make an independent review of us or the offering; and

•	our securities and tax counsel also serves as counsel for some of our affiliates, including CNL Securities Corp., CNL Income Properties Inc., CNL Retirement Properties, Inc. and CNL Hospitality Properties, Inc., and our stockholders will not have separate counsel. Had separate counsel been provided for us and our stockholders, the terms of this offering might be different.

OUR AFFILIATES

The “Prior Performance Information” section of this prospectus contains a narrative discussion of the other real estate programs sponsored by our advisor’s affiliates in the past, including 18 public limited partnerships and three unlisted public REITs. As of December 31, 2003, these entities, which invest in properties that are leased primarily on a “triple-net” lease basis or leased to taxable REIT subsidiaries, had purchased, directly or indirectly, approximately 2,100 fast-food, family-style, and casual-dining restaurant properties, 128 hotel properties and 119 retirement facilities. Based on an analysis of the operating results of such prior public programs in which Mr. Seneff, chairman of the board of CNL Hospitality Properties, Inc. and CNL Hospitality Corp., and Mr. Bourne, our chief executive officer and president, have served, individually or with others, as general partners or officers and directors. Messrs. Seneff and Bourne believe that each of such prior public programs has met, or is in the process of meeting, its principal investment objectives. Statistical data relating to certain of the public limited partnerships and the public REITs are contained in Appendix B — Prior Performance Tables.

OUR INVESTMENT OBJECTIVES

Our primary investment objectives are to preserve, protect and enhance our assets, while:

•	paying distributions;

•	obtaining increasing income through hotel operations and fixed income through the receipt of payments on any mortgage loans;

•	owning a diversified portfolio of hotels that will increase in value;

•	qualifying and remaining qualified as a REIT for federal income tax purposes; and

•	providing you with liquidity for your investment on or before December 31, 2014.

COMPENSATION TO BE PAID TO OUR ADVISOR AND AFFILIATES

We will pay to our advisor, CNL Lodging Advisors II Corp., and affiliates of our advisor, compensation for services they will perform for us. We will also reimburse them for expenses paid on our behalf. Set forth below is a tabular summary of the more significant items of compensation and reimbursement payable to our advisor and other affiliates.

Type of Compensation and Recipient	Method of Computation and Estimated Maximum Amount*
Organizational and Offering Stage
Selling commissions to our managing dealer and to participating broker-dealers	Up to 6.5% per share on all shares sold in this offering (up to 6.0% to participating broker-dealers; up to 0.5% to our managing dealer), subject to reduction under certain circumstances described in “The Offering – Plan of Distribution.” No selling commissions will be paid in connection with shares purchased pursuant to our reinvestment plan. Estimated maximum: $114.075 million
Due diligence expense reimbursements to our managing dealer and to participating broker-dealers	Actual expenses incurred in connection with conducting due diligence on us and this offering. Estimated maximum: $0.2 million
Marketing support fee to our managing dealer and to participating broker-dealers	2.5% of gross offering proceeds payable to our managing dealer, all or a portion of which may be reallowed to participating broker-dealers, subject to reduction under certain circumstances described in “The Offering – Plan of Distribution.” The marketing support fee will not be paid in connection with shares purchased pursuant to our reinvestment plan. Estimated maximum: $43.875 million.
Reimbursement to our advisor and its affiliates for organizational and offering expenses	Actual expenses incurred on our behalf in connection with our organization and this offering. Estimated maximum: $12.784 million.

*	For purposes of calculating “estimated maximum fees payable,” we have made assumptions as to the number of shares (and the corresponding price per share) that will be sold net of selling commissions, the marketing support fee and reduced acquisition fees. Because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates.

Type of Compensation and Recipient	Method of Computation and Estimated Maximum Amount*
Acquisition Stage
Acquisition fees to our advisor and its affiliates and advisory fees to our advisor and its affiliates[1]	Up to 3.0% of gross offering proceeds, subject to reduction under certain circumstances described in the “Management Compensation” section of this prospectus, and 3.0% of loan proceeds from our lines of credit and permanent financing that are used to acquire properties or used to make or acquire mortgage loans and other permitted investments. However, no acquisition fees will be paid on loan proceeds from any line of credit until such time as we have invested all of the net offering proceeds. To the extent that acquisition fees are reduced in the manner set forth in the “Management Compensation” section, purchasers and their transferees will be required to pay an annual 0.40% advisory fee on its shares to our advisor or its affiliates. Estimated maximum acquisition fee: $57.975 million. Advisory fee is not determinable at this time.
Reimbursement to our advisor and its affiliates for acquisition expenses	Acquisition expenses incurred on our behalf in connection with the selection and acquisition of properties, mortgage loans and other permitted investments. Expenses are not determinable at this time.
Operational Stage
Asset management fee to our advisor or its affiliates[2]	Monthly payment of 0.08334% of an amount equal to the total amount invested in our properties, mortgage loans and other permitted investments (exclusive of acquisition fees and acquisition expenses), as of the end of the preceding month. Fee is not determinable at this time.
Reimbursement to our advisor and its affiliates for operating expenses	Actual operating expenses incurred on our behalf which, in general, are those expenses relating to the administration of our company, subject to the limitations described in “Management Compensation.” Expenses are not determinable at this time.

[1]	Our advisor, CNL Lodging Advisors II Corp., has entered into a subcontract with CNL Hospitality Corp. pursuant to which a substantial portion or all of such fees will be reallowed to CNL Hospitality Corp. for services performed for us.

[2]	Our advisor, CNL Lodging Advisors II Corp., has entered into a subcontract with CNL Hospitality Corp. pursuant to which all of such fees will be reallowed to CNL Hospitality Corp. for services performed for us.

*	For purposes of calculating “estimated maximum fees payable,” we have made assumptions as to the number of shares (and the corresponding price per share) that will be sold net of selling commissions, the marketing support fee and reduced acquisition fees. Because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates.

Type of Compensation and Recipient	Method of Computation and Estimated Maximum Amount*
Operational or Liquidation Stage
Deferred, subordinated disposition fee payable to our advisor or its affiliates from the sale of our properties, mortgage loans or other permitted investments, in the event of our liquidation or otherwise[2,3]	The lesser of one-half of a competitive real estate commission or 3% of the gross sales price of the property (or comparable competitive fee in the case of a sale of a loan or other permitted investment). Fee is not determinable at this time.
Deferred, subordinated share of net sales proceeds from the sale of our assets payable to our advisor or its affiliates from the sale of our properties, mortgage loans or other permitted investments, in the event of our liquidation or otherwise[2,3]	10% of the net sales proceeds from the sale of our properties, mortgage loans or other permitted investments. Fee is not determinable at this time.
Subordinated incentive fee payable to our advisor or its affiliates at such time, if any, as the listing of our shares of common stock for trading on a national securities exchange or the inclusion of its common stock for quotation on the National Market System of the Nasdaq Stock Market occurs[2]	10% of the amount by which (i) our market value plus the total distributions made to stockholders from our inception until the date of any listing of our common stock for trading on a national securities exchange or the inclusion of our common stock for quotation on the National Market System of the Nasdaq Stock Market exceeds (ii) the sum of (a) the stockholders’ invested capital and (b) the total distributions required to be made to the stockholders in order to pay the stockholders’ 8% return from inception through the date the market value is determined. The subordinated incentive fee will be reduced by the amount of any prior payment to our advisor of a deferred, subordinated share of net sales proceeds from sales of our assets. Fee is not determinable at this time.

Our obligation to pay some fees may be subject to conditions and restrictions or may change in some instances. We will reimburse our advisor and its affiliates for out-of-pocket expenses that they incur on our behalf, subject to certain expense limitations.

[2]	Our advisor, CNL Lodging Advisors II Corp., has entered into a subcontract with CNL Hospitality Corp. pursuant to which all of such fees will be reallowed to CNL Hospitality Corp. for services performed for us.

[3]	We will not pay these fees until we have paid distributions to our stockholders equal to or greater than the sum of an aggregate, annual, cumulative, noncompounded 8% return on the stockholders’ aggregate invested plus 100% of stockholders’ aggregate invested capital, which is what we mean when we call a fee “subordinated.” In general, we calculate our stockholders aggregate invested capital by multiplying the total number of shares issued and outstanding by the offering price per share, reduced by the portion of any distributions paid to our stockholders that are attributable to the sale of our properties, mortgage loans or other permitted investments.

*	For purposes of calculating “estimated maximum fees payable,” we have made assumptions as to the number of shares (and the corresponding price per share) that will be sold net of selling commissions, the marketing support fee and reduced acquisition fees. Because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates.

THE OFFERING

Offering Size	• Minimum — 250,000 shares

• Maximum — 200 million shares

•      195 million shares of common stock to be offered to investors meeting certain suitability standards and up to five million shares of common stock available to investors who purchase shares in this offering and elect to participate in our reinvestment plan. Until subscription funds for this offering total at least $2.5 million, the funds will be held in an interest-bearing escrow account by                             , as escrow agent, and interest earned on such funds will accrue for the benefit of our subscribers. No shares will be sold unless subscriptions for at least 250,000 shares ($2.5 million) have been obtained within one year after the date of this prospectus. For purposes of satisfying the minimum, sales of shares to Pennsylvania residents and to our affiliates shall not be counted. Once the minimum offering has been reached, the subscription funds will be released to us from escrow within approximately 30 days and investors with subscription funds held in the escrow will be admitted as stockholders within 15 days after such release. Upon the release of subscription funds from escrow following the achievement of the minimum offering, we will pay to each such subscriber whose funds had been held in escrow for at least 20 days its share of interest earned (net of escrow expenses). If the minimum offering is sold, we may, in our sole discretion, and without prior notice to investors, elect to extend the offering to a date no later than                     , 2006 (in states that permit such an extension). If the minimum offering amount has not been received and accepted by                     , 2005, the escrow agent will promptly notify us and this offering will be terminated and investors’ funds will be returned promptly.

(Note: Our managing dealer does not intend to purchase any shares in this offering.)

Minimum Investment	• $5,000 — Additional shares may be purchased in increments of one share.

(Note: Once you have subscribed for shares and we have deposited the subscription price with , your subscription is irrevocable, unless we elect to permit you to revoke it.)

Suitability Standards	• Net worth (not including home, furnishings and personal automobiles) of at least $45,000 and annual gross income of at least $45,000, or

• Net worth (not including home, furnishings and personal automobiles) of at least $150,000.

(Note: Suitability standards may vary from state to state. Please see the “Suitability Standards and How to Subscribe” section.)

Duration and Listing

Anticipated to be on or before December 31, 2014, if determined by our board of directors to be in the best interest of our stockholders. In making a determination of whether listing is in the best interest of our stockholders, our board of directors may consider a variety of criteria, including, but not limited to, market capitalization, the number of properties owned, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company, and the potential for stockholder liquidity. If the shares are listed for trading on a national securities exchange or included for quotation on the National Market System of the Nasdaq Stock Market, we will become a perpetual life company. If shares are not listed on a national securities exchange or quoted on the National Market System of the Nasdaq Stock Market on or before December 31, 2014, we will sell our assets and distribute the proceeds to our stockholders or merge with another entity in a transaction which provides our stockholders with cash or securities of a publicly traded company. In such instances, we will engage only in activities related to our orderly liquidation or merger, unless our stockholders owning a majority of our shares elect to extend our duration by amendment of our articles of incorporation.

Distribution Policy

Consistent with our objective of qualifying as a REIT, we expect to distribute at least 90% of our REIT taxable income to our stockholders. Commencing not later than the close of the first full calendar quarter after the first release of funds from escrow to us, our board of directors intends to declare distributions monthly and pay distributions quarterly during the remainder of the offering period and thereafter. However, our board of directors, in its sole discretion, may determine to declare or pay distributions on another basis. The amount will typically depend on the amount of distributable funds, current and projected cash requirements, tax considerations and other factors.

Taxation of Distributions

Generally, distributions that you receive will be considered ordinary income to the extent they are from our current and accumulated earnings and profits. Because depreciation expense reduces taxable income but does not reduce cash available for distribution, we expect that a portion of your distributions will be considered a return of capital for tax purposes. These amounts will not be subject to tax immediately but will instead reduce the tax basis of your investment. This in effect defers a portion of your tax until your investment is sold or we are liquidated or merged with another company (if such merger is treated as a taxable merger), at which time the gain will, generally, be taxable as capital gains. However, because each investor’s tax implications are different, we suggest you consult with your tax advisor before investing in our common stock.

Form 1099-DIV tax information will be mailed to investors by January 31 of each year.

Our Advisor

CNL Lodging Advisors II Corp., our advisor, has entered into a subcontract with CNL Hospitality Corp. pursuant to which our advisor will supervise CNL Hospitality Corp. in its management of our day-to-day operations and selection of our real estate investments, mortgage loans and other permitted investments, subject to the approval of our board of directors.

Estimated Use of Proceeds

Approximately 88.18% (maximum offering); 87.10% (minimum offering) — To acquire properties and make mortgage loans and other investments. The balance 11.82% (maximum offering); 12.90% (minimum offering) will be used to pay fees and expenses in connection with the offering, some of which are payable to our affiliates, the managing dealer and/or participating brokers.

Reinvestment Plan

We have adopted a reinvestment plan that will allow our stockholders to have the full amount of their distributions reinvested in additional shares that may be available. We initially have registered five million shares of our common stock for this purpose.

Redemption Plan

We have adopted a discretionary redemption plan that allows our stockholders who hold shares for at least one year to request that we redeem all or a portion of their shares equal to at least 25% of their shares. If we have sufficient funds available to do so and if we choose, in our sole discretion, to redeem the shares, the number of shares redeemed in any calendar year and the price at which they are redeemed are subject to conditions and limitations, including (i) no more than $100,000 of proceeds from sale of shares pursuant to any offering in any calendar quarter may be used to redeem shares (but the full amount of the proceeds from the sale of shares under the reinvestment plan attributable to any calendar quarter may be used to redeem shares presented for redemption during such quarter and any subsequent quarter), and (ii) no more than 5% of the number of shares of our common stock (outstanding at the beginning of any 12-month period) may be redeemed during such 12 month period. Further, our board of directors has the ability, in its sole discretion, to amend or suspend the plan, if it is deemed to be in our best interest. If we have sufficient funds and if we choose to redeem shares, the redemption price will be on such terms as we determine in our sole discretion. The redemption price will equal the lesser of (x) the price at which the shares of common stock to be redeemed were initially sold by us or (y) a fixed redemption price to be set forth in the prospectus, which initially will be $9.50 per share and which will never exceed the then current offering price of our stock. Accordingly, the redemption price that we pay to stockholders to redeem shares of common stock may vary over time. Our board of directors will announce any price adjustment and the time period of its effectiveness as a part of its regular communications with stockholders.

Subsequent Transfer of Shares

At the time you purchase shares, they will not be listed for trading on any national securities exchange or included for quotation on the National Market System of the Nasdaq Stock Market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure if one will ever develop. As a result, you may find that if you wish to sell your shares, you may not be able to do so promptly or at a price equal to or greater than the offering price. If we have not listed our shares and we sell our assets or merge with another company, you will receive proceeds from the liquidation process or merger consideration from the merger. If we list the shares, we expect that you will be able to sell your shares in the same manner as other listed stocks.

Who Can Help Answer Your Questions?

If you have more questions about the offering or if you would like additional copies of this prospectus, you should

contact your registered representative or:

CNL Client Services

Post Office Box 4920

Orlando, Florida 32802-4920

(866) 650-0650

(407) 650-1000

RISK FACTORS

An investment in our common stock involves significant risks, including the risk of losing your entire investment, and therefore is suitable only for persons who understand those risks and their consequences and who are able to bear the risk of loss of their investment. In evaluating our business, prospective investors should carefully consider the following risk factors in addition to other information set forth elsewhere in this prospectus before making their investment decisions. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

RISKS RELATED TO THIS OFFERING

The price of our shares is subjective and may not bear any relationship to what a stockholder could receive if the shares were resold.

We determined the offering price of our shares in our sole discretion based on the price which we believed investors would pay for the shares, estimated fees to third parties, as well as the fees to be paid to our advisor and its affiliates, the expenses of this offering and the funds we believed should be available to invest in properties, mortgage loans and other permitted investments. There is no public market for the shares on which to base market value and your shares may be more or less valuable than the purchase price indicates.

This is an unspecified property offering.

You cannot evaluate properties that we have not yet acquired or identified for acquisition. We have established certain criteria for evaluating hotel brands, particular properties, operators of the properties, mortgage loans and other permitted investments in which we may invest. In addition, as of the date of this prospectus, we have not entered into any arrangements that create a reasonable probability that we will purchase any properties or make any mortgage loans or other permitted investments. Accordingly, this is an unspecified property offering, and as a prospective investor, you have no information to assist you in evaluating the merits of any specific properties to be purchased or developed or any specific mortgage loans or other permitted investments to be made by us. Because we have not yet identified the properties to be acquired with proceeds from this offering, and the board of directors may approve future equity offerings or obtain additional financing, the proceeds of which may be invested in additional properties, you will not have an opportunity to evaluate all of the properties that will be in our portfolio. You can read the sections of this prospectus under the captions “Business — General,” “Business — Investment of Offering Proceeds,” and “Business — Standards for Investment in Properties” if you want more information about the types of properties in which we plan to invest and our criteria for evaluating properties.

We cannot assure you that we will obtain suitable investments. We cannot be sure that we will be successful in obtaining suitable investments on financially attractive terms or that, if we make investments, our objectives will be achieved. If we are unable to find suitable investments, our financial condition and ability to pay distributions could be adversely affected.

The managing dealer has not made an independent review of our company or this prospectus.

The managing dealer, CNL Securities Corp., is an affiliate of ours and will not make an independent review of us or this offering. Accordingly, you do not have the benefit of an independent review of the terms of this offering.

Insufficient offering proceeds will impact our operations.

This offering is on a “best efforts” basis and is conditioned on the sale of at least 250,000 shares. Because this offering will be made on a best efforts basis, our potential profitability and ability to diversify our investments, both geographically and by type and number of properties, mortgage loans and other permitted investments will be limited by the amount of funds at our disposal. For example, if minimum gross proceeds of $2.5 million are raised, we expect to only be able to acquire an interest in one property and we would not expect to make or acquire any mortgage loans or other permitted investments. There can be no assurance that we will sell the minimum number of shares. The managing dealer does not intend to purchase any shares in this offering.

There may be delays in investing the proceeds of this offering.

We may delay investing the proceeds of this offering for up to the later of two years from the commencement of this offering or one year after termination of the offering; although, we expect to invest substantially all of the net offering proceeds by the end of that period. The “Prior Performance Information” section of this prospectus provides a summary description of the investment experience of affiliates of our advisor in other CNL Financial Group, Inc. programs, but you should be aware that previous experience is not necessarily indicative of the rate at which the proceeds of this offering will be invested.

We may delay investing the proceeds from this offering, and therefore delay the receipt of any returns from such investments due to the inability of our advisor to find suitable properties, mortgage loans or other permitted investments.

Until we invest in properties or make loans or other permitted investments, our investment returns on offering proceeds will be limited to the rates of return available on short-term, highly liquid investments that provide appropriate safety of principal. We expect these rates of return, which affect the amount of cash available to make distributions to stockholders, to be lower than we would receive for property investments, mortgage loans or other permitted investments. Further, if we have not invested or committed for investment the net offering proceeds or reserved those funds for company purposes within the later of two years from the initial date of this prospectus, or one year after the termination of this offering, we will distribute the remaining funds, including accrued interest which has not been previously distributed, pro rata to the persons who are stockholders of our company at that time. Certain of these delays may be due to the inability of our advisor to find suitable properties, mortgage loans or other permitted investments. Certain delays may also be caused by our advisor’s or its affiliates’ employees who may simultaneously be trying to find suitable investments for both us and other entities.

The sale of shares by stockholders could be difficult.

Currently, there is no public market for the shares, so stockholders may not be able to sell their shares promptly at a desired price or time period. Therefore, you should consider purchasing the shares as a long-term investment only. Although we anticipate applying for listing on or before December 31, 2014, if determined by our board of directors to be in the best interest of our stockholders, we do not know if we will ever apply to list our shares on a national securities exchange or be included for quotation on the National Market System of the Nasdaq Stock Market or, if we do apply for listing or quotation, when such application would be made or whether it would be accepted. In making a determination of whether listing is in the best interest of our stockholders, our board of directors may consider a variety of criteria, including, but not limited to, market capitalization, the number of properties owned, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company and the potential for stockholder liquidity. If our shares are listed, we cannot assure you a public trading market will develop. Further, our articles of incorporation provide that we will not apply for listing before the completion or termination of this offering. We cannot assure you that the price you would receive in a sale on a national securities exchange or on the National Market System of the Nasdaq Stock Market would be representative of the value of the assets we own or that it would equal or exceed the amount you paid for the shares. In addition, although we have adopted a redemption plan, we have discretion to not redeem your shares, to suspend the plan and to cease redemptions. Further, the plan has many limitations and should not be relied upon as a method to sell shares promptly and at a desired price. In particular, those limitations include: (i) no more than $100,000 of proceeds from the sale of shares pursuant to any offering in any calendar quarter may be used to redeem shares (but the full amount of the proceeds from the sale of shares under the reinvestment plan attributable to any calendar quarter may be used to redeem shares presented for redemption during such quarter and any subsequent quarter) and (ii) no more than 5% of the number of shares of our common stock (outstanding at the beginning of any 12-month period) may be redeemed during such 12-month period.

Purchases of shares at an acquisition fee discount may reduce your overall return.

A purchaser buying in excess of 500,000 shares through the same registered investment advisor, participating broker-dealer or the managing dealer, will benefit from a reduced acquisition fee of 1.0% of gross proceeds (as opposed to 3.0% of gross proceeds). However, such purchaser and any person to whom such purchaser’s shares are transferred, will be required to pay, through withholdings of distributions otherwise payable to it, an annual 0.40% advisory fee on such purchaser’s shares. Because the advisory fee is paid annually, the cost associated with paying this fee, in the aggregate, may exceed the benefit associated with the acquisition fee discount. Accordingly, although a purchaser’s initial purchase price per share may be lower because of the acquisition fee discount, such purchaser’s overall return may also be lower because of the 0.40% annual advisory fee payable in connection with the acquisition fee discount.

RISKS RELATED TO OUR BUSINESS AND OPERATIONS

We have no operating history or established financing sources.

We have recently been formed, are in the development stage and have no previous performance history. As of the date of the prospectus, we have only nominal assets. As a result, you cannot be sure how we will be operated, whether we will achieve the objectives described in this prospectus or how we will perform financially.

We do not expect to operate our hotels and, as a result, we will be dependent on third-party management companies.

In order for us to satisfy certain REIT qualification rules, we cannot directly operate any of the hotels we acquire or participate in the decisions affecting their daily operations. Instead, we, through a TRS lessee, must enter into management agreements with third-party management companies, or we must lease our hotels to third-party tenants. We will not control these third-party management companies and tenants who will operate and will be responsible for maintenance and other day-to-day management of our hotels, including the implementation of strategic decisions. Thus, even if we believe our hotels are being operated inefficiently or in a manner that does not result in satisfactory occupancy rates, RevPAR or ADR, we may not be able to require the third-party management company or tenant to change its method of operation of our hotels. Our results of operations, financial condition, ability to service debt and ability to make distributions to stockholders are, therefore, dependent on the ability of these third-party management companies and tenants to operate our hotels successfully.

If we replace a third-party management company or tenant, we may be required by the terms of the relevant management agreement or lease to pay substantial termination fees, and we may experience significant disruptions at the affected hotels. While it will be our policy to enter into agreements only with third-party management companies and tenants with substantial prior hotel experience, we may not be able to make such arrangements in the future.

Our planned TRS structure will subject us to the risk of increased hotel operating expenses.

The anticipated performance of our TRS lessees will be based on the operations of our hotels. Our operating risks will include not only changes in hotel revenues and changes to our TRS lessees’ ability to pay the rent due under the leases, but also increased hotel operating expenses, including, but not limited to, the following:

•	wage and benefit costs;

•	repair and maintenance expenses;

•	energy costs;

•	property taxes;

•	insurance costs; and

•	other operating expenses.

Any increases in these operating expenses could have a significant adverse impact on our earnings, financial condition and cash flows.

Our management has limited experience with mortgage financing.

The personnel of our advisor, CNL Lodging Advisors II Corp., and CNL Hospitality Corp., have only limited experience originating and purchasing mortgage financing, which may adversely affect our results of operations relating to mortgage loans and therefore our ability to make these investments.

We may not be able to identify or complete suitable acquisitions that meet our investment criteria, which may impede our growth or diminish our profitability.

Our ability to expand through acquisitions is integral to our business strategy and requires us to identify suitable acquisition candidates or investment opportunities that meet our investment criteria and are compatible with our growth strategy. We may not be successful in identifying or consummating acquisitions or investments on satisfactory terms or at all, which would slow our growth and, in turn, could adversely affect our results of operations, financial condition, ability to service debt and ability to make distributions to stockholders.

Our ability to acquire properties on favorable terms may be subject to the following significant risks:

•	we may be unable to acquire a desired property because of competition from other real estate investors with significant capital, including other affiliated and non-affiliated REITs, institutional pension funds, private equity investors and owner-operators of hotels;

•	even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price, which could affect our profitability;

•	we may be unable to finance an acquisition on favorable terms or at all;

•	we may spend more time and funds than the time and amounts budgeted to make necessary improvements or renovations to acquired properties; and

•	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to known or unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by persons dealing with former owners of the properties.

Hotels with limited operating history that we acquire may not achieve desired results.

We anticipate that we will seek to acquire a substantial number of hotels, using the net proceeds from our offering and possible borrowings under the lines of credit and permanent financing we anticipate obtaining. Many of our acquisitions may be newly-developed hotels. Newly-developed or newly-renovated hotels may not have operating histories sufficient to allow us to make decisions in acquiring these hotels based on historical performance. The purchase prices of these hotels are typically based upon our expectations of their anticipated operating results, subjecting us to risks that such hotels may not achieve anticipated operating results within anticipated time frames or may never achieve these results. Consequently, we may not be able to generate enough cash flow from these hotels to make debt payments or pay operating expenses. In addition, room revenues may be lower than those required to provide us with our anticipated return on investment. Our failure to achieve desired results could have a material adverse effect on our results of operations, financial condition, ability to service debt and ability to make distributions to stockholders.

We may be unable to complete and operate developed properties successfully.

We intend to develop and substantially renovate hotels. Our future development and construction activities involve the following significant risks:

•	we may be unable to obtain construction financing or, if we do finance development projects through construction loans, such loans may not be on favorable terms;

•	we may be subject to certain risks in connection with a developer’s ability to control construction costs and the timing of completion or a developer’s ability to build in conformity with budgeted amounts, plans, specifications and timetables;

•	we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations; and

•	occupancy rates and rents at newly developed or renovated properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment not being profitable.

You can read the section of this prospectus under the caption “Business — Site Selection and Acquisition of Properties” if you want more information about property development and renovation.

We are dependent on key personnel whose continued service is not guaranteed.

We rely on a small number of persons who comprise our existing senior management, particularly Robert A. Bourne, our chief executive officer and president, and Tracy G. Schmidt, our chief financial officer, secretary and treasurer, to carry out our business and investment strategies. We do not intend to have employment contracts with our senior management, including Messrs. Bourne and Schmidt, and they may cease to provide services to us at any time. The loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results. As we expand, we will continue to need to attract and retain qualified additional senior management, but may not be able to do so on acceptable terms.

We will rely on our subadvisor, our advisor and our board of directors to manage our company.

If you invest in our company, you will be relying entirely on the management ability of our subadvisor and on the oversight of our advisor and our board of directors. You will have no right or power to take part in the management of the company, except through the exercise of your voting rights. Thus, you should not purchase any of the shares offered by this prospectus unless you are willing to entrust all aspects of our management to our advisor and our board of directors.

We may rely on credit enhancements to our leases for minimum returns on our properties.

Our leases may, but are not required to have credit enhancement provisions, such as guarantees provided by managers of hotel properties. We may be provided with these credit enhancements, either directly or indirectly, through unconsolidated subsidiaries. These enhancements are intended to guarantee us certain minimum returns on our properties. We anticipate that any credit enhancements obtained will generally be subject to expiration or “burn-off” provisions over time or at such time that the funding limit has been reached. Once a credit enhancement expires or the funding limit is reached, or in the event that a provider of a credit enhancement is unable to meet its obligations, our results of operations could be adversely affected if our properties are unable to generate sufficient funds from operations to meet minimum returns and the tenants do not otherwise have the resources to make the rent payments.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on a co-venturer’s financial condition and disputes between us and our co-venturers.

We may co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In these situations, we will not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may, in certain circumstances, be liable for the actions of our third-party partners or co-venturers.

Some of our third-party tenants and third-party management companies will have the right to purchase our properties.

We may give some third-party tenants or third-party management companies the right, but not the obligation, to purchase our properties from us beginning a specified number of years after the date of the lease. We also anticipate that our leases or management agreements will likely require us to notify the third-party tenant or management company of our intention to sell a property, and then have a period, generally not to exceed 30 days, to negotiate the terms of sale acceptable to us. If we cannot reach agreement within those 30 days, we may pursue other buyers for the property. The right of first offer held by the third-party tenant and the third-party management companies may impact our ability to freely control the sale of the property, even when such a sale may be in our best interests, which could affect our results of operations and cash flows. See “Business — Description of Property Leases — Right of Tenant to Purchase.”

Our inability or that of third-party management companies or our third-party tenants to maintain franchise licenses could decrease our revenues.

Maintenance of franchise licenses for hotels that we acquire will be subject to franchisors’ operating standards and other terms and conditions. Franchisors will periodically inspect our hotels to ensure that we, our third-party tenants and third-party management companies maintain their standards. Failure by us or one of our third-party tenants or third-party management companies to maintain these standards or comply with other terms and conditions could result in a franchise license being canceled. If a franchise license terminates due to our failure to make required improvements or to otherwise comply with its terms, we may also be liable to the franchisor for a termination payment, which varies by franchisor and by hotel. As a condition to maintenance of a franchise license, a franchisor could also require us to make capital expenditures, even if we do not believe the capital improvements are necessary, desirable, or likely to result in an acceptable return on our investment. We may risk losing a franchise license if we do not make franchisor-required capital expenditures.

If a franchisor terminates the franchise license, we may try either to obtain a suitable replacement franchise or to operate the hotel without a franchise license. The loss of a franchise license could materially and adversely affect the operations or the underlying value of the hotel because of the loss associated with the brand recognition and/or the marketing support and centralized reservation systems provided by the franchisor. A loss of a franchise license for one or more hotels could materially and adversely affect our results of operations, financial condition, ability to service debt and ability to make distributions to our stockholders.

RISKS RELATED TO THE LODGING INDUSTRY

The recent economic slowdown and world events outside our control, including terrorism, political unrest and the outbreak of Severe Acute Respiratory Syndrome, or SARS, have adversely affected the travel and lodging industries, and these adverse effects may continue.

As a result of the attacks on the World Trade Center and the Pentagon on September 11, 2001, the SARS outbreak, war in Iraq and the effects of the economic recession, the lodging industry has experienced a significant decline in business caused by a reduction in travel for both business and pleasure. Like the rest of the lodging industry, hotels that we acquire will have experienced and may continue to experience declines in occupancy and ADR due to the reduction in travel.

We are unable to predict with certainty when or if travel and lodging demand will be fully restored to normal levels. We cannot presently determine the impact that the September 11, 2001 terrorist attacks, future events such as military or police activities in the U.S. or foreign countries and future terrorist activities or threats of such activities, or health epidemics could have on our business. Our business and future properties may be affected, including hotel occupancy and revenues and, as a result, our revenues may be reduced. In addition, other terrorist attacks, health epidemics, acts of war, prolonged U.S. involvement in Iraq or other significant military activity could have additional adverse effects on the economy in general, and the travel and lodging industry in particular. These factors could have a material adverse effect on the lodging industry at large, our results of operations, financial condition, ability to service debt and ability to make distributions to our stockholders.

We do not have control over the market and business conditions.

Our hotels will be subject to varying degrees of risk generally common to the ownership of hotels, many of which are beyond our control, including the following:

•	increased competition from other hotel properties in our markets;

•	new hotel supply in our markets, which may adversely affect occupancy and revenues at our hotels;

•	dependence on business, commercial and leisure travelers and tourism;

•	dependence on group and meeting/conference business;

•	increases in energy costs, increased threat of terrorism, terrorist events, airline strikes or other factors that may affect travel patterns and reduce the number of business and commercial travelers and tourists;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in, and the related costs of compliance with, governmental laws and regulations, fiscal policies and zoning ordinances;

•	adverse effects of international, national, regional and local economic and market conditions; and

•	risks generally associated with the ownership of hotel properties and real estate, as discussed in this section.

These factors could have an adverse effect on our financial condition, results of operations and ability to make distributions to our stockholders.

The lodging industry is highly competitive.

The lodging industry is highly competitive. Hotels that we will acquire will compete with other existing and new hotels in their geographic markets. Since we will not operate our hotels, our revenues will depend on the ability of the third-party management companies and our third-party tenants to compete successfully with other hotels in their respective markets. Many of our competitors will have substantially greater marketing and financial resources than we will. If the third-party management companies and our third-party tenants are unable to compete successfully or if our competitors’ marketing strategies are effective, our results of operations, financial condition, ability to service debt and ability to make distributions to our stockholders may be adversely affected.

The lodging industry is seasonal in nature.

The seasonality of the lodging industry can be expected to cause quarterly fluctuations in our revenues. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. In addition, our quarterly earnings may be adversely affected by factors outside our control, such as extreme weather conditions, terrorist attacks or alerts, outbreaks of contagious diseases, airline strikes, economic factors and other considerations affecting travel. To the extent that cash flows from operations are insufficient during any quarter, due to temporary or seasonal fluctuations in revenues, we may borrow in order to make distributions to our stockholders. Those borrowings may reduce the amounts available for other purposes, such as acquisitions.

Operating costs and capital expenditures for hotel renovation may be greater than anticipated.

We may acquire hotels that require significant renovation. These capital improvements may give rise to the following risks:

•	possible environmental problems;

•	construction cost overruns and delays;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on affordable terms; and

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun.

If these expenses exceed our estimates, the additional cost could have an adverse effect on amounts available for investment in other properties or available for distribution to stockholders.

The increasing use of Internet travel intermediaries by consumers may adversely affect our profitability.

Some of our hotel rooms will be booked through Internet travel intermediaries such as Travelocity.com, Expedia.com, Orbitz.com, Hotels.com and Priceline.com. As Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from our third-party management companies. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. Consumers may eventually develop brand loyalties to their reservations system rather than to our hotel brands, which could have an adverse effect on our business because we will rely heavily on brand identification. If the amount of sales made through Internet intermediaries increases significantly and the third-party management companies and our third-party tenants fail to appropriately price room inventory in a manner that maximizes yields, room revenues may flatten or decrease and our profitability may be adversely effected.

RISKS RELATED TO CONFLICTS OF INTEREST

We may compete with our affiliates, including CNL Hospitality Properties, Inc. and CNL Income Properties, Inc., for properties, operators and purchasers.

CNL Hospitality Properties, Inc., a REIT affiliated with CNL Financial Group, Inc., as of March 31, 2004, had over $4 billion of assets consisting primarily of hotel properties. Hotel properties that we will acquire may compete with existing hotel properties owned by CNL Hospitality Properties, Inc. Since we will not operate our hotels, our revenues will depend on the ability of our third-party management companies and our third-party tenants to compete successfully with other hotels in their respective markets. CNL Hospitality Properties, Inc. has substantially greater marketing and financial resources than we do and our properties may be unable to compete successfully with similar types of properties owned by CNL Hospitality Properties, Inc. and we may be unable to compete successfully with CNL Hospitality Properties, Inc. for operators and purchasers of properties.

While CNL Hospitality Properties, Inc. may no longer target acquisitions in our industry segments, the possibility exists that an available property or portfolio of properties could satisfy our acquisition criteria as well as those of CNL Hospitality Properties, Inc. We will allocate these properties based upon specified conflict resolution procedures. We have entered into a right of first offer with CNL Hospitality Properties, Inc. pursuant to which CNL Hospitality Properties, Inc. will have a right of first offer to acquire luxury resorts or upper upscale properties and we will have a right of first offer with respect to economy, mid-scale or upscale properties.

Certain of our other affiliates could seek to acquire properties that, while not directly in our industry segment, could satisfy our acquisition criteria. One such affiliate, CNL Income Properties, Inc., will seek to acquire triple-net lease properties, including marinas, golf course operations and ski resorts. Although those properties are not in the industry segment we intend to pursue, such properties could contain a hotel that satisfies our acquisition criteria. CNL Income Properties, Inc. has given CNL Hospitality Properties, Inc. a right of first offer to the extent CNL Income Properties, Inc.’s advisor locates a property or portfolio of properties which includes a hotel or resort and more than 50% of the revenues from such property or portfolio during the prior 12 months were derived from the hotel or resort, as applicable. As part of the subcontract agreement relating to the advisory services between CNL Lodging Advisors II Corp. and CNL Hospitality Corp., to which we and CNL Hospitality Properties, Inc. are parties, CNL Hospitality Properties, Inc. has agreed that, to the extent the investment opportunity located by CNL Income Properties, Inc.’s advisor includes economy, mid-scale or upscale properties, CNL Hospitality Properties, Inc. will notify us of such opportunities and, upon our request, will exercise its right of first offer with CNL Income Properties, Inc. whereupon we will have the opportunity to purchase such properties pursuant to our right of first offer with CNL Hospitality Properties, Inc.

Our executive officers will have competing demands on their time and attention.

Our chief executive officer and president, Mr. Bourne, also serves as a director and vice chairman of the board of CNL Hospitality Properties, Inc. and CNL Hospitality Corp. Mr. Bourne is also an officer and director of CNL Financial Group, Inc., its subsidiaries, including CNL Lodging Advisors II Corp. and other CNL sponsored REITs. Mr. Schmidt also serves as Chief Financial Officer of CNL Holdings, Inc., the parent company of CNL Financial Group, Inc., a diversified real estate company. Messrs. Bourne and Schmidt will not devote all of their time and attention to us and could take actions that are more favorable to these other entities than to us.

The personnel of our subadvisor will have competing demands on their time and attention.

The management personnel of CNL Hospitality Corp., our subadvisor, also serve as management personnel for CNL Hospitality Properties, Inc., which we anticipate will become a publicly-traded REIT. These persons will only devote a portion of their time and attention to us.

The personnel of our subadvisor will have a personal interest in the performance of CNL Hospitality Properties, Inc. greater than their interest in us.

Our subadvisor, CNL Hospitality Corp., will perform a substantial portion of the advisory services for us, including locating the investments that we will make, formulating and evaluating the terms of each proposed acquisition, and arranging for the acquisition of our properties. The management personnel of CNL Hospitality Corp. are employees of CNL Hospitality Properties, Inc., will be paid by CNL Hospitality Properties, Inc. and may receive performance-based compensation from CNL Hospitality Properties, Inc. and could therefore take actions that are more favorable to these other entities than to us.

We may invest with our affiliates.

We may invest in joint ventures or other programs sponsored by affiliates of our advisor, including CNL Hospitality Properties, Inc. The independent directors on our board of directors must approve any such transaction. Our advisor’s and our management’s recommendation to our independent directors may be affected by their relationship with one or more of the co-venturers and may be more beneficial to the other programs than to us.

We rely on related parties to provide administrative services.

We will make payments to related parties, including our advisor, our subadvisor, CNL Financial Group, Inc. and its subsidiaries, including CNL Real Estate Group, Inc. for certain administrative services, including reimbursement for personnel costs of affiliates which provide accounting, tax, legal and other administrative services, investor administration services and marketing services. We, our advisor and Mr. Bourne may pay more for certain of these services than we would under agreements with third parties.

GENERAL RISKS RELATED TO THE REAL ESTATE INDUSTRY

Possible lack of diversification increases the risk of investment.

There is no limit on the number of properties of a particular hotel brand which we may acquire. Our board of directors, including a majority of the independent directors, will review our properties and potential investments in terms of geographic and hotel brand diversification. Our board’s ability to diversify our portfolio will be impacted by the right of first refusal that we have granted to CNL Hospitality Properties, Inc. If we concentrate our acquisitions on a particular hotel brand, or in certain geographic areas or on certain product types, it will increase the risk that our financial condition will be adversely affected by the poor judgment of a particular management group, by poor brand performance, by a downturn in a particular market sub-segment or by market disfavor with a certain product type.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors that are beyond our control, including general economic conditions, availability of financing, interest rates and other factors, such as supply and demand.

We may decide to sell hotels that we have acquired in the future, but we may be unable to sell any hotel property on favorable terms. It may take an unexpectedly long time to find a willing purchaser and to close the sale of a hotel property. The sale of some properties might subject us to significant adverse tax consequences. Therefore, we may refrain from liquidating those properties, even if it would otherwise be advisable to do so.

We may be required to expend funds to correct defects or to make improvements before a hotel property can be sold. We may not have funds available to correct those defects or to make those improvements. In acquiring a hotel property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our results of operations and financial condition, as well as our ability to pay distributions to stockholders.

Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our stockholders.

We, the third-party tenants or the third-party management companies will maintain insurance on each of our properties, including coverage for general liability, umbrella liability, workers’ compensation and property damage (including earthquake, flood, business income and ordinance coverage) under policy forms we believe are customarily obtained by hotel owners. Some of our hotels will likely be located in areas of the country where they may experience hurricane or high-wind activity, while others may be located in areas that are subject to earthquake activity. Of the hotels located in areas of high seismic risk, some may have been constructed under building codes that were less stringent with regard to earthquake related requirements. An earthquake could cause significant uninsured damage to such properties. Properties for which we, the third-party tenants or the third-party management companies maintain earthquake insurance will be insured subject to deductibles that we believe are customarily obtained by hotel owners.

However, insurance for certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes and acts of terrorism, may be or become either unavailable, too difficult to obtain or not economically feasible. An uninsured loss or a loss in excess of insured limits could have a material adverse effect on our results of operations and distributions to stockholders could be reduced. Also, we may not be able to obtain financing if a lender were to require that we purchase this type of insurance coverage as a condition to a financing and we were unable to obtain such coverage.

Additionally, inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impractical to use insurance proceeds to replace a particular hotel after it was damaged or destroyed. In those circumstances, the insurance proceeds received by us might not be adequate to restore our economic position. If any of these or similar events occur, it may reduce the return from the property and the value of our investment.

Increases in property taxes could adversely affect our ability to make expected distributions.

Each hotel we acquire will be subject to real and personal property taxes. The real and personal property taxes on hotel properties in which we invest may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Many state and local governments are facing budget deficits that have led many of them, and may in the future lead others, to increase assessments and/or taxes. If property taxes increase, it may increase our property operating expenses and adversely affect our ability to make expected distributions to our stockholders.

Our properties may be subject to environmental liabilities.

The costs of complying with existing environmental laws, ordinances and regulations, and future legislation may significantly increase our operating expenses. Under various federal and state environmental laws and regulations, as a current or previous owner of real estate, we may be required to investigate and clean up certain hazardous or toxic substances, asbestos-containing materials, or petroleum product releases at our properties. We may also be held liable to a governmental entity or to third parties for tenant property damage and for the costs of investigation, removal or remediation of hazardous or toxic substances on, under or in such property. Environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of complying with environmental laws could materially decrease funds available to distribute to stockholders. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination at any of our properties may adversely effect our ability to sell or lease the properties or to borrow using the properties as collateral. We could also be liable under common law to third parties for damages and injuries resulting from environmental contamination coming from our properties.

All of our hotel properties will be acquired subject to satisfactory Phase I environmental assessments, which generally involve the inspection of site conditions without invasive testing such as sampling or analysis of soil, groundwater or other conditions; or satisfactory Phase II environmental assessments, which generally involve the testing of soil, groundwater or other conditions. Our board of directors and our advisor may determine that we will acquire a hotel property in which a Phase I or Phase II environmental assessment indicates that a problem exists and has not been resolved at the time the property is acquired, provided that if it is a material problem: (i) the seller has (a) agreed in writing to indemnify us and/or (b) established in escrow cash funds equal to a predetermined amount greater than the estimated costs to remediate the problem; or (ii) we have negotiated other comparable arrangements, including but not limited to a reduction in the purchase price. We cannot be sure, however, that any seller will be able to pay under an indemnity we obtain or that the amount in escrow will be sufficient to pay all remediation costs. Further, we cannot be sure that all environmental liabilities associated with the properties that we may acquire from time to time will have been identified or that no prior owner, operator or current occupant will have created an environmental condition not known to us. Moreover, we cannot be sure that: (i) future laws, ordinances or regulations will not impose any material environmental liability; or (ii) the environmental condition of the properties that we may acquire from time to time will not be affected by tenants and occupants of the properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us. Environmental liabilities that we may incur could have an adverse effect on our financial condition or results of operations.

In addition to the risks associated with potential environmental liabilities discussed above, compliance with environmental laws and regulations that govern our hotel properties may require expenditures and modifications of development plans and operations that could have a detrimental effect on the operations of the properties and our financial condition and results of operations. There can be no assurance that the application of environmental laws, regulations or policies, or changes in such laws, regulations and policies, will not occur in a manner that could have a detrimental effect on any hotel property we may acquire.

Costs associated with complying with the Americans with Disabilities Act may adversely effect our financial condition and results of operations.

Under the Americans with Disabilities Act of 1990, or ADA, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While we believe that our hotels will be substantially in compliance with these requirements, a determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the hotels may occur. If we were required to make substantial modifications at the hotels to comply with the ADA or other changes in governmental rules and regulations, our ability to make expected distributions to our stockholders could be adversely affected.

We will have no economic interest in the land underlying ground lease properties.

We may acquire properties in which we do not own, or have a leasehold interest in, the underlying land. Thus, with respect to these ground lease properties, we will have no economic interest in the land or building at the expiration of the lease on the underlying land, although we generally anticipate that we will retain partial ownership of, and will have the right to remove, any equipment that we may own in the building. As a result, while we will share in the income stream derived from the lease, we will not share in any increase in value of the land associated with any ground lease property.

We may incur significant costs complying with other regulations.

The properties that will be in our portfolio will be subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. Once we acquire a property, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely affect our results of operations, financial condition, ability to service debt and ability to make distributions to our stockholders.

Multiple property leases or mortgage loans with individual tenants or borrowers increase our risks.

The value of our properties leased to unaffiliated third parties will depend principally upon the value of the leases of the properties. Minor defaults by a tenant or borrower may continue for some time before our advisor or board of directors determines that it is in our interest to evict the tenant or foreclose on the property of the borrower. Tenants may lease more than one property, and borrowers may enter into more than one mortgage loan. As a result, a default by or the financial failure of a tenant, borrower or manager could cause a reduction in income.

It may be difficult to re-lease our properties.

If a tenant vacates a property, we may be unable to re-lease the property or, if we are able to re-lease the property, we may not receive as much rent under the prior lease or we may need to incur additional expenditures relating to the property. In addition, we could experience delays in enforcing our rights against, and collecting rents (and, in some cases, real estate taxes and insurance costs) due from, a defaulting tenant. Any delay or difficulty we experience in re-leasing a property at acceptable rates may reduce cash available to make distributions to our stockholders.

We may acquire various financial instruments for purposes of “hedging” or reducing our risks which may be costly and ineffective and will reduce our cash available for distribution to our stockholders.

Use of derivative instruments for hedging purposes may present significant risks, including the risk of loss of the amounts invested. Defaults by the other party to a hedging transaction can result in the hedging transaction becoming worthless or a speculative hedge. Hedging activities also involve the risk of an imperfect correlation between the hedging instrument and the asset being hedged, which could result in losses both on the hedging transaction and on the asset being hedged. Use of hedging activities generally may not prevent significant losses and could increase our losses. Further, hedging transactions may reduce cash available for distribution to our stockholders.

There are risks associated with mortgage lending.

Our mortgage loans may be impacted by unfavorable real estate market conditions. If we make mortgage loans, we will be at risk of defaults on those loans caused by many conditions beyond our control, including local and other economic conditions affecting real estate values and interest rate levels. We do not know whether the values of the properties securing the mortgage loans will remain at the levels existing on the dates of origination of the mortgage loans. If the values of the underlying properties drop, our risk will increase and the values of our interests may decrease.

Our mortgage loans will be subject to interest rate fluctuations. If we invest in fixed-rate, long-term mortgage loans and interest rates rise, the mortgage loans will yield a return lower than then-current market rates. If interest rates decrease, we will be adversely affected to the extent that mortgage loans are prepaid, because we will not be able to make new loans at the previously higher interest rate.

Delays in liquidating defaulted mortgage loans could reduce our investment returns. If there are defaults under our mortgage loans, we may not be able to repossess and sell the underlying properties quickly. The resulting time delay could reduce the value of our investment in the defaulted loans. An action to foreclose on a mortgaged property securing a loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if the defendant raises defenses or counterclaims. In the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the loan.

Returns on our mortgage loans may be limited by regulations. Mortgage loans may also be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions. We may determine not to make mortgage loans in any jurisdiction in which we believe we have not complied in all material respects with applicable requirements. If we decide not to make mortgage loans in several jurisdictions, it could reduce the amount of income we would receive.

Portfolio acquisitions are more difficult to complete than single asset acquisitions.

Our business and acquisition strategy may include acquisitions of multiple properties, mortgage loans or other permitted investments in a single transaction. However, portfolio acquisitions are more complex than single-asset acquisitions, and the risk that a portfolio acquisition will not close may be greater than in a single-asset acquisition. In addition, costs for a portfolio acquisition that does not close are generally greater than for a single-asset acquisition that does not close. If we fail to close one or more portfolio acquisitions, then our ability to increase our net income will be limited.

Another risk associated with portfolio acquisitions is that a seller may require that a group of assets be purchased as a package, even though one or more of the assets in the portfolio does not meet our investment criteria or is located in a market that is geographically distant from our principal markets. In such cases, we may attempt to make a joint bid with another buyer, or we may purchase the portfolio of assets with the intent to subsequently dispose of those assets which do not meet our investment criteria. In the case of joint bids, however, it is possible that the other buyer may default in its obligations, which increases the risk that the acquisition will not close, with the adverse consequences described above. In cases where we intend to dispose of assets that we do not wish to own, we cannot assure you that we will be able to sell or exchange such asset or assets in a timely manner or on terms beneficial or satisfactory to us.

RISKS RELATED TO OUR DEBT FINANCINGS

We may not be able to obtain adequate financing

We intend to obtain one or more lines of credit and long-term permanent financing. We are engaged in preliminary discussions with potential lenders, but we have not yet obtained a commitment for a line of credit or any permanent financing. We cannot be sure that we will be able to obtain a line of credit or any long-term permanent financing on satisfactory terms. If we do not obtain adequate financing in the future, we may not be able to acquire as many properties, or make or acquire as many loans or other permitted investments as we anticipated, which could limit the diversification of our investments and our ability to achieve our investment objectives.

Anticipated borrowing creates risks.

We may borrow money to acquire assets, to preserve our status as a REIT or for other corporate purposes. We may mortgage or put a lien on one or more of our assets in connection with any borrowing. We intend to obtain one or more revolving lines of credit up to $100 million to provide financing for the acquisition of assets, although our board of directors could determine to borrow a greater amount. We also intend to obtain long-term, permanent financing. We may not borrow more than 300% of the value of our net assets without the approval of a majority of our independent directors and the borrowing must be disclosed and explained to our stockholders in our first quarterly report after such approval occurs. Borrowing may be risky if the cash flow from our real estate and other investments is insufficient to meet our debt obligations. In addition, our lenders may seek to impose restrictions on future borrowings, distributions and operating policies, including with respect to capital expenditures and asset dispositions. If we mortgage or pledge assets as collateral and we cannot meet our debt obligations, the lender could take the collateral, and we would lose both the asset and the income we were deriving from it.

We can borrow money to make distributions.

We may borrow money as necessary or advisable to make distributions, including, but not limited to, distributions for the purpose of maintaining our qualification as a REIT for federal income tax purposes. In such an event, it is possible that we could make distributions in excess of our earnings and profits and, accordingly, that the distributions could constitute a return of capital for federal income tax purposes.

RISKS RELATED TO OUR CORPORATE STRUCTURE

Our governing documents may discourage takeovers.

Certain provisions of our articles of incorporation, including the ownership limitations, transfer restrictions and ability to issue preferential preferred stock, may have the effect of preventing, delaying or discouraging takeovers of our company by third parties that a stockholder may consider favorable. You can read the sections of this prospectus under the captions “Risk Factors” — “Risks Related to our Tax Status — Ownership limits may discourage a change in control,” “Summary of the Articles of Incorporation and Bylaws — General,” “Summary of the Articles of Incorporation and Bylaws — Mergers, Combinations and Sale of Assets,” “Summary of the Articles of Incorporation and Bylaws — Control Share Acquisitions” and “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership” if you want more information about ownership limitations and transfer restrictions and the effect of business combinations and acquisitions of large amounts of our stock on our REIT status.

Certain provisions of our articles of incorporation may encourage a hostile takeover of our company.

Certain provisions of our articles of incorporation exempt us from the application of Maryland’s Business Combinations Statute and Control Share Acquisition Act. Our exemption from the application of these statutes may have the effect of facilitating: (i) business combinations between us and beneficial owners of 10% or more of the voting power of our outstanding voting stock; and (ii) the acquisition by any person of shares entitled to exercise or direct the exercise of 10% or more of our total voting power. Because we will not be subject to the provisions of the Business Combinations Statute and the Control Share Acquisition Act, it may be more difficult for our stockholders to prevent or delay business combinations with large stockholders or acquisitions of substantial blocks of voting power by such stockholders or other persons, should the ownership restrictions be waived, modified or completely removed. Such business combinations or acquisitions of voting power could cause us to fail to qualify as a REIT. You can read the sections of this prospectus under the captions “Risk Factors — Risks Related to our Tax Status — Ownership limits may discourage a change in control,” “Summary of the Articles of Incorporation and Bylaws — General,” “Summary of the Articles of Incorporation and Bylaws — Mergers, Combinations and Sale of Assets,” “Summary of the Articles of Incorporation and Bylaws — Control Share Acquisitions” and “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership” if you want more information about ownership limitations and transfer restrictions and the effect of business combinations and acquisitions of large amounts of our stock on our REIT status.

Majority stockholder vote may discourage changes of control.

Stockholders may take some actions, including approving amendments to our articles of incorporation and bylaws, by a vote of a majority of the shares outstanding and entitled to vote. If approved by the holders of the appropriate number of shares, all actions taken would be binding on all of our stockholders. Some of these provisions may discourage or make it more difficult for another party to acquire control of us or to effect a change in our operations.

Our board of directors can take many actions without stockholder approval.

Our board of directors has overall authority to oversee our operations and determine our major corporate policies. This authority includes significant flexibility. For example, our board of directors can do the following:

•	list our stock on a national securities exchange or include our stock for quotation on the National Market System of the Nasdaq Stock Market without obtaining stockholder approval;

•	prevent the ownership, transfer and/or accumulation of shares in order to protect our status as a REIT;

•	authorize and issue additional shares of our common and preferred stock and classify or reclassify any unissued shares of our common stock or preferred stock without obtaining stockholder approval, which could dilute your ownership and could delay, defer or prevent a change of control transaction;

•	change an advisor’s compensation, employ and compensate affiliates;

•	direct our resources toward investments that do not ultimately appreciate over time, such as building only properties, with the land owned by a third party, and loans; and

•	establish and change minimum creditworthiness standards with respect to third-party tenants.

Any of these actions could increase our operating expenses, impact our ability to make distributions or reduce the value of our assets without giving you, as a stockholder, the right to vote.

Our officers and directors have limited liability.

Our articles of incorporation and bylaws provide that an officer or director’s liability for monetary damages to us, our stockholders or third parties may be limited. Generally, we are obligated under our articles of incorporation and the bylaws to indemnify our officers and directors against certain liabilities incurred in connection with their services. We have executed indemnification agreements with each officer and director and agreed to indemnify them for any such liabilities that they incur. These indemnification agreements could limit our ability and the ability of our stockholders to effectively take action against our officers and directors arising from their service to us. You can read the section of this prospectus under the caption “Summary of the Articles of Incorporation and Bylaws — Limitation of Liability and Indemnification” for more information about the indemnification of our officers and directors.

Stockholders in our company may experience dilution.

Our stockholders will have no preemptive rights. If we commence a subsequent public offering of shares or securities convertible into shares or otherwise issue additional shares, investors purchasing shares in this offering who do not participate in future stock issuances will experience dilution in the percentage of their equity investment. Stockholders will not be entitled to vote on whether we engage in additional offerings. In addition, depending on the terms and pricing of an additional offering of our shares and the value of our properties, stockholders may experience a dilution in both the book value and fair value of their shares. Although our board of directors has not yet determined whether it will engage in future offerings or other issuances of shares, it may do so if it is determined to be in our best interests. Other public REITs sponsored by CNL Financial Group, Inc. have engaged in multiple offerings.

The liquidation of our assets may be delayed.

If our shares are not listed on a national securities exchange or quoted on the National Market System of the Nasdaq Stock Market on or before December 31, 2014, we are obligated under our articles of incorporation to sell our assets and distribute the net sales proceeds to our stockholders or merge with another entity in a transaction which provides our stockholders with cash or securities of a publicly traded company. In such instances, we will engage only in activities related to our orderly liquidation or merger, unless stockholders owning a majority of our shares of common stock elect to extend the duration of the company by amendment of our articles of incorporation. Neither our advisor nor our board of directors may be able to control the timing of the sale of our assets or completion of a merger due to market conditions, and we cannot assure you that we will be able to sell our assets or merge with another company so as to return our stockholders’ aggregate invested capital, to generate a profit for the stockholders or to fully satisfy our debt obligations. Because a portion of the offering price from the sale of shares will be used by us to pay expenses and fees and the full offering price is not invested in properties, mortgage loans or other permitted investments, we will only return all of our stockholders’ invested capital if we sell our assets for a sufficient amount in excess of the original purchase price of our assets. If we take a purchase money obligation in partial payment of the sales price of a property, we may realize the proceeds of the sale over a period of years. Further, any intended liquidation may be delayed beyond the time of the sale of all of the properties, until all mortgage loans expire or are sold, because we plan to enter into mortgage loans with terms of 10 to 20 years and those obligations may not expire before all of the properties are sold.

If our assets were classified as “plan assets” it would reduce the amount of funds available for distribution.

We believe that our assets will not be deemed, under the Employee Retirement Income Security Act of 1974, as amended, to be “plan assets” of any plan that invests in the shares, although we have not requested an opinion of counsel to that effect. If our assets were deemed to be “plan assets” under ERISA (i) it is not clear that the exemptions from the “prohibited transaction” rules under ERISA would be available for our transactions and (ii) the prudence standards of ERISA would apply to our investments (and might not be met). ERISA makes plan fiduciaries personally responsible for any losses resulting to the plan from any breach of fiduciary duty and the Internal Revenue Code imposes nondeductible excise taxes on prohibited transactions. If such excise taxes were imposed on us, the amount of funds available for us to make distributions to stockholders would be reduced.

RISKS RELATED TO OUR TAX STATUS

If we fail to qualify as a REIT, our distributions will not be deductible to us, and our income will be subject to taxation.

We intend to operate so as to qualify as a REIT for federal income tax purposes. Our qualification as a REIT will depend on our ability to meet various requirements concerning, among other things, the ownership of our outstanding shares of beneficial interests, the nature of our assets, the sources of our income, the amount of our distributions to our stockholders and the filing of TRS elections. If we were to fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for dividends to our stockholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain provisions under the Code, we also would be disqualified from electing to be treated as a REIT for the four taxable years following the year during which qualification was lost. As a result, amounts available for distribution to stockholders would be reduced for each of the years involved. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the directors, without the consent of our stockholders, to revoke the REIT election.

We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT. We plan to obtain an opinion from our tax counsel, Greenberg Traurig, LLP, that we meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2004, and that our organizational structure, ownership, operations and assets will permit us to continue such qualification in subsequent taxable years.

You should be aware that opinions of counsel are not binding on the Internal Revenue Service or on any court. Furthermore, the conclusions stated in the opinion are conditioned on, and our qualification and continued qualification as a REIT will depend on our management meeting various requirements which are discussed in more detail under the heading “Federal Income Tax Considerations — Taxation of the Company — Requirements for Qualification as a REIT.”

Failure to make required distributions would subject us to tax.

In order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our taxable income, excluding net capital gains. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net earnings for that year; and

•	100% of our undistributed taxable income from prior years.

We intend to pay distributions to our stockholders in a manner intended to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to distribute enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year. We may borrow to pay distributions to our stockholders. Such borrowings subject us to risks from borrowing as described under “Risk Factors — Risks Related to our Debt Financings — We can borrow money to make distributions.”

We may have to borrow funds or sell assets to meet our distribution requirements.

In order to qualify as a REIT, we must distribute at least 90% of our taxable income, excluding net capital gains. For the purpose of determining taxable income, we may be required to accrue interest, rent and other items treated as earned for tax purposes that we have not yet received. In addition, we may be required not to accrue as expenses for tax purposes some items that actually have been paid or some of our deductions might be disallowed by the Internal Revenue Service. As a result, we could have taxable income in excess of funds available to distribute to our stockholders. If this occurs, we will have to borrow funds or liquidate some of our assets in order to meet the distribution requirements applicable to REITs even if the then prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from a difference in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

Utilization of TRS lessees increases our overall tax liability.

The TRS lessees will be subject to federal and state income tax on their taxable income, which will consist of the revenues from the hotels leased by the TRS lessees, net of the operating expenses of these hotels and rent payments to us. Accordingly, although our anticipated ownership of the TRS lessees will allow us to participate in the operating income from our hotels, that net operating income will be fully subject to income tax. The after-tax net income of the TRS lessees is available for distribution to us.

We will be subject to a 100% excise tax on transactions with our TRS lessees that are not conducted on an arm’s-length basis. For example, to the extent that the rent paid by one of our TRS lessees to us exceeds an arm’s-length rental amount, such amount potentially will be subject to the excise tax. Such an event would reduce the amount of funds available for distribution to stockholders.

Our ability to finance growth and acquisition activities from internal sources is limited.

Because we must annually distribute at least 90% of our taxable income, excluding net capital gains, to qualify and maintain our qualification as a REIT, our ability to rely upon income or cash flow from operations to finance our growth and acquisition activities will be limited. Accordingly, were we unable to obtain funds from borrowings or the capital markets to finance our growth and acquisition activities, our ability to grow could be curtailed, and amounts available for distribution to stockholders could be adversely effected.

Our leases may be recharacterized as financings, which would eliminate depreciation deductions on hotel properties.

We believe and our tax counsel, Greenberg Traurig, LLP, is of the opinion that the leases of hotels where we will own the underlying land will constitute leases for federal income tax purposes. However, with respect to the hotels where we will not own the underlying land, we may not be able to reach this conclusion. If the lease of a hotel does not constitute a lease for federal income tax purposes, it will be treated as a financing arrangement. The income derived from such a financing arrangement would satisfy the 75% and the 95% gross income tests for REIT qualification because it would be considered to be interest on a loan secured by real property. Nevertheless, the recharacterization of a lease in this fashion may have adverse tax consequences for us, in particular that we would not be entitled to claim depreciation deductions with respect to the hotel (although we should be entitled to treat part of the payments we would receive under the arrangement as the repayment of principal). In such event, in certain taxable years our taxable income, and the corresponding obligation to distribute 90% of our taxable income, would be increased. Under certain circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a taxable year as a result of such a recharacterization by paying “deficiency dividends” to our stockholders, and, as a result also avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends, and we may not have sufficient funds to pay the deficiency dividends and interest thereon and, as such, may be required to borrow funds or sell assets at such times or under such conditions or terms, which we would not otherwise normally do.

We may be required to pay a penalty tax upon the sale of a hotel property.

The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under current law, unless a sale of real property qualifies under a safe harbor, the question of whether the sale of a hotel or other property constitutes the sale of property held primarily for sale to customers is generally dependent on the facts and circumstances regarding a particular transaction. We intend that we and our subsidiaries will hold the interests in the hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels, and to make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbor or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

Ownership limits may discourage a change in control.

For the purpose of protecting our REIT status, our articles of incorporation, subject to certain exceptions, authorize our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT, and limit any person from actually or constructively owing more than 9.8% of the outstanding shares of our common stock. Our board of directors, in its sole discretion, may exempt a proposed transferee from the ownership limit. However, our board of directors may not grant an exemption from the ownership limit to any proposed transferee whose ownership, direct or indirect, in excess of 9.8% of the value of our outstanding shares of our common stock or 9.8% in value of any class or series of our preferred stock could jeopardize our status as a REIT. Our articles of incorporation also prohibit anyone from buying shares if the purchase would result in our losing our REIT status. For example, we would lose our REIT status if we had fewer than 100 different stockholders or if five or fewer stockholders, applying certain broad attribution rules of the Internal Revenue Code, owned 50% or more of our common stock. These restrictions may discourage a change in control, deter any attractive tender offers for our common stock or limit the opportunity for you or other stockholders to receive a premium for your common stock in the event a stockholder is making purchases of shares of common stock in order to acquire a block of shares.

We may be subject to other tax liabilities.

Even if we qualify as a REIT, we may be subject to some federal, state and local taxes on our income and property that could reduce operating cash flow.

Excessive non-real estate asset values may jeopardize our REIT status.

In order to qualify as a REIT, at least 75% of the value of our assets must consist of investments in real estate (including mortgages secured by real estate), investments in other REITs, cash and cash equivalents, and government securities. Accordingly, the value of any other property that is not considered a real estate asset for federal income tax purposes must represent in the aggregate less than 25% of our total assets. In addition, under federal income tax law, we may not own securities in any one company (other than a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary) which represent in excess of 10% of the voting securities or 10% of the value of all securities of that company, or which have, in the aggregate, a value in excess of 5% of our total assets, and we may not own securities of one or more taxable REIT subsidiaries which have, in the aggregate, a value in excess of 20% of our total assets.

The 25%, 20%, 10% and 5% tests are determined at the end of each calendar quarter. If we fail to meet any such test at the end of any calendar quarter, and such failure is not remedied within 30 days after the close of such quarter, we will cease to qualify as a REIT.

Changes in tax laws may prevent us from qualifying as a REIT.

Our treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect our status as a REIT. If there is a change in the tax laws that prevents us from qualifying as a REIT or that requires REITs generally to pay corporate level income taxes, we may not be able to make the same level of distributions to our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution you that this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “expects,” “plans” “anticipates,” believes,” “estimates,” “predicts,” “potential,” or the negative of these terms of other comparable terminology. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following:

•	changes in national, regional and local economic conditions;

•	future terrorist attacks or military operations in the U.S. or abroad;

•	competition;

•	changes in RevPAR, ADR and occupancy for properties we acquire;

•	the condition of the capital markets;

•	changes in interest rates;

•	our ability to qualify and maintain our REIT status;

•	environmental uncertainties and natural disasters;

•	changes in government regulations;

•	changes in local and national real estate conditions;

•	our ability to obtain lines of credit;

•	our ability to obtain long-term, permanent financing on satisfactory terms;

•	our ability to identify suitable investments; and

•	our ability to locate suitable third-party tenants or management companies for our properties;

Given these uncertainties, readers are cautioned not to place undue reliance on such statements.

ESTIMATED USE OF PROCEEDS

The table set forth below summarizes certain information relating to our anticipated use of offering proceeds, assuming that a minimum offering of 250,000 shares and a maximum offering of 200 million shares are sold, five million shares of which we assume will be sold through the reinvestment plan. For the maximum offering, we estimate that approximately 2.5% of the shares will be issued through the reinvestment plan at a purchase price of $9.50 per share and approximately 5% of the shares to be sold will be sold through distribution channels that will not involve the payment of selling commissions or the marketing support fee payable by us on offering proceeds and accordingly will be sold at a purchase price of $9.10. Further, we estimate that approximately 5% of the shares will be sold through distribution channels that will not involve the payment of selling commissions or the marketing support fee and will result in a reduced acquisition fee and accordingly will be sold at a purchase price equal to $8.90. We estimate that the remainder of the shares (87.5%) will be sold at the full $10.00 offering price. These estimates and the figures set forth below represent our best estimate of our intended sales results. Further, there is no limit to the number of shares that may be sold through these distribution channels; accordingly, these estimates may not reflect the actual number of shares which may be sold at the various purchase prices described. Depending primarily on the number of shares sold in this offering, we estimate that 87.10% to 88.18% of the offering proceeds, or between $8.71 and $8.72 per share, will be used to purchase properties and to make or acquire mortgage loans and other “permitted investments” (as defined below). The remainder of the offering proceeds will be used to pay organizational and offering expenses, selling commissions and the marketing support fee, as well as to pay our advisor and subadvisor a fee for their services in connection with the location, acquisition, development and construction of our real estate investments.

Any reduction in selling commissions, the marketing support fee, and/or acquisition fees will reduce the effective purchase price per share to an investor for shares purchased pursuant to this offering, but will not alter the cash available to us resulting from such sale with which we may acquire properties, make mortgage loans or invest in other permitted investments. Shares purchased pursuant to our reinvestment plan will be purchased at $9.50 per share and no selling commissions or marketing support fees will be paid in connection with such purchases.

As used herein, “permitted investments” means all investments that we may acquire pursuant to our articles of incorporation and bylaws. For purposes of the calculation of fees payable, permitted investments shall not include short-term investments acquired for purposes of cash management. While the estimated use of proceeds set forth in the table below is believed to be reasonable, this table should be viewed only as an estimate of the use of proceeds that may be achieved.

	Minimum Offering 250,000 Shares		Maximum Offering 200,000,000 Shares
	Amount	Percent	Amount	Percent
OFFERING PROCEEDS TO THE COMPANY (1)	$2,500,000	100.0%	$1,978,000,000	100.0%
Less:
Selling commissions to CNL Securities Corp. (1)	162,500	6.50%	114,075,000	5.77%
Marketing support fee to CNL Securities Corp. (1)	62,500	2.50%	43,875,000	2.22%
Due diligence reimbursement to CNL Securities Corp. (1)	250	0.01%	199,750	0.01%
Organizational and offering expenses (2)	16,500	0.64%	12,784,000	0.64%

NET PROCEEDS TO THE COMPANY	2,258,750	90.35%	1,807,066,250	91.36%
Less:
Acquisition fees to the advisor (3)	75,000	3.00%	57,975,000	2.93%
Acquisition expenses (4)	6,250	0.25%	4,945,000	0.25%
Initial working capital reserve (5)	—	—	—	—

CASH PAYMENT FOR PURCHASE OF PROPERTIES AND THE MAKING OR ACQUIRING OF MORTGAGE LOANS AND OTHER PERMITTED INVESTMENTS BY THE COMPANY (6)	$2,177,500	87.10%	$1,744,146,250	88.18%

(1)	For the minimum offering, offering proceeds are calculated as if all shares are sold at $10.00 per share and do not take into account any reduction in selling commissions, the marketing support fee and/or the acquisition fee. As stated above, for the maximum offering, it has been estimated that approximately 87.5% of the shares sold will be sold at $10.00 per share, approximately 2.5% of the shares will be issued through the reinvestment plan at a purchase price of $9.50 per share, approximately 5% of the shares sold will be sold at a price “net” of selling commissions and the marketing support fee and approximately 5% of the shares will be sold at a price “net” of selling commissions, the marketing support fee and subject to a reduced acquisition fee of 1.0%. Accordingly, offering proceeds are calculated as if (i) selling commissions equal to 6.5% of aggregate gross proceeds, a marketing support fee equal to 2.5% of aggregate gross proceeds and an acquisition fee equal to 3.0% are applied to approximately 87.5% of the shares sold; (ii) approximately 2.5% of the shares are sold pursuant to the reinvestment plan at a purchase price of $9.50 per share; (iii) no selling commissions, no marketing support fee and an acquisition fee equal to 3.0% of gross proceeds are applied to approximately 5% of the shares sold; and (iv) no selling commissions, no marketing support fee and a reduced acquisition fee equal to 1.0% gross proceeds are applied to approximately 5% of the shares sold. See “The Offering — Plan of Distribution” for a description of the circumstances under which selling commissions and the marketing support fee may not be charged in connection with purchases: by registered representatives or principals of the managing dealer or participating broker-dealers; by our directors, officers and employees, and our affiliates and those persons’ affiliates; and via registered investment advisers. A portion of the selling commissions will be reduced in connection with volume purchases, which will be reflected by a corresponding reduction in the per share purchase price. Selling commissions and the marketing support fee will not be paid in connection with the purchase of shares in the reinvestment plan.

(2)	Organizational and offering expenses include legal, accounting, printing, escrow, filing, registration, qualification, and other expenses of our organization and the offering of our shares including marketing and sales costs, but exclude selling commissions, the marketing support fee and due diligence expense reimbursements. Pursuant to state securities laws, the organizational and offering expenses paid by us together with the 6.5% selling commissions, the marketing support fee and due diligence expense reimbursements incurred by us not exceed 15% of the proceeds raised in connection with this offering. Notwithstanding the additional expenses we could incur by virtue of this limitation, we estimate that in general, assuming the maximum number of shares are sold, selling commissions will not exceed 6.5%, the marketing support fee will not exceed 2.5%, due diligence expense reimbursements will not exceed 0.01% and organizational and offering expenses will not exceed 0.64%. The difference between the “15% limitation” and these estimates represents additional costs that we may incur under state securities laws, but do not anticipate incurring.

(3)	Acquisition fees include all fees and commissions paid by us to any person or entity in connection with the location, selection or acquisition of any property or the making or acquisition of any loan or other permitted investment, including to affiliates or non-affiliates. Acquisition fees do not include acquisition expenses. See “The Offering — Plan of Distribution” for a description of the circumstances under which acquisition fees will be reduced and an applicable discount will be available to purchasers.

(4)	Represents acquisition expenses that are neither reimbursed to us nor included in the purchase price of the properties on which rent is received, but does not include certain expenses associated with property acquisitions that are part of the purchase price of the properties that are included in the basis on which rent is received. Acquisition expenses include any and all expenses incurred by us, our advisor, or any affiliate of either in connection with the selection or acquisition of any property or the making or acquisition of any mortgage loan or other permitted investment, whether or not acquired or made, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, taxes, and title insurance, but exclude acquisition fees. Pursuant to state securities laws, the total of all acquisition fees and acquisition expenses shall be reasonable and shall not exceed an amount equal to 6% of the real estate asset value of a property, or in the case of a loan, 6% of the funds advanced, unless a majority of our board of directors, including a majority of the independent directors not otherwise interested in the transaction, approves fees in excess of this limit and determines that the transaction is commercially competitive, fair and reasonable to us.

(5)	Generally, because our leases are expected to obligate the tenant to maintain a reserve fund up to a pre-determined amount to be used by the tenant to pay for replacement and renewal of furniture, fixtures and equipment, and routine capital expenditures relating to the hotel properties, it is not anticipated that a permanent reserve for maintenance and repairs will be established at this time. Any amounts needed for reserves are expected to be funded generally from hotel operations, however, to the extent that we have insufficient funds for such purposes, our advisor may, but is not required to, contribute to us an aggregate amount of up to 1% of the net offering proceeds available to us for maintenance and repairs. As used herein, “net offering proceeds” means gross proceeds less (i) selling commissions, (ii) organizational and offering expenses, (iii) the marketing support fee and (iv) due diligence expense reimbursements. Our advisor also may, but is not required to, establish reserves from offering proceeds, operating funds, and the available proceeds of any sales of our assets.

(6)	Offering proceeds designated for investment in properties or for the making or acquisition of mortgage loans or other permitted investments may also be used to repay debt borrowed in connection with such acquisitions. Offering proceeds designated for investment in properties or for the making of mortgage loans or other permitted investments temporarily may be invested in short-term, highly liquid investments with appropriate safety of principal. We may, at our discretion, use up to $100,000 per calendar quarter of offering proceeds for redemptions of shares. See “Redemption of Shares” for additional discussion of our redemption plan.

MANAGEMENT COMPENSATION

This section presents the types, recipients, methods of computation, and estimated amounts of all compensation, fees, reimbursements and distributions to be paid directly or indirectly by us to our advisor and its affiliates, exclusive of any distributions to which our advisor or its affiliates may be entitled by reason of their purchase and ownership of shares in connection with this offering. The table includes estimated amounts of compensation relating to the five million shares that we have anticipated will be sold under our reinvestment plan. For information concerning compensation and fees paid to our advisor and its affiliates, see the section of this prospectus entitled “Certain Relationships and Related Transactions.” For information concerning loan origination and loan servicing fees, see the section of this prospectus entitled “Business — Borrowing.” For information concerning compensation to our directors, see the section of this prospectus entitled “Management.”

A maximum of 200 million shares may be sold in this offering, including an estimated five million shares that may be sold to stockholders who receive a copy of this prospectus and who purchase shares through the reinvestment plan. Prior to the conclusion of this offering, if any of the five million shares remain after meeting anticipated obligations under the reinvestment plan, we may decide to sell a portion of these shares in this offering.

The following arrangements for compensation and fees to our advisor and its affiliates were not determined by arm’s-length negotiations. See the section of this prospectus entitled “Conflicts of Interest.” There is no item of compensation and no fee that can be paid to our advisor or its affiliates under more than one category. For purposes of calculating estimates of the maximum fees payable, we have made assumptions as to the number of shares and the corresponding price per share (as described in the section of this prospectus entitled “Estimated Use of Proceeds”) that will be sold net of selling commissions, the marketing support fee and reduced acquisition fees. Because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
Organizational and Offering Stage
Selling commissions to our managing dealer and to participating broker- dealers	Selling commissions of up to 6.5% per share on all shares sold, subject to reduction in connection with purchases; by registered representatives or principals of the managing dealer or participating broker-dealers; our directors, officers and employees and of our affiliates and those persons’ affiliates; and through registered investment advisers. A portion of these selling commissions will be reduced with respect to volume purchases, which will be reflected by a corresponding reduction in the per share purchase price. No selling commissions will be paid in connection with shares purchased pursuant to our reinvestment plan. See the section of this prospectus entitled “The Offering — Plan of Distribution.” Participating broker-dealers may be reallowed selling commissions of up to 6.0% with respect to shares they sell.	Estimated to be up to $162,500 if 250,000 shares are sold and up to $114.075 million if 200 million shares are sold.
Due diligence expense reimbursements to our managing dealer and to participating broker- dealers	Actual expenses incurred in connection with conducting due diligence of us and this offering.	Actual amount is not determinable at this time but is estimated to be $250 if 250,000 shares are sold and $0.2 million if 200 million shares are sold.
Marketing support fee to our managing dealer and participating broker- dealers	Marketing support fee of 2.5% of gross proceeds payable to our managing dealer. The 2.5% marketing support fee is subject to reduction in connection with purchases: by registered representatives or principals of the managing dealer or participating broker-dealers; directors, officers and employees of our company and of our affiliates and those persons’ affiliates; and through registered investment advisers. The marketing support fee will not be paid in connection with shares purchased pursuant to our reinvestment plan. See the section of this prospectus entitled “The Offering — Plan of Distribution.” The managing dealer may reallow all or a portion of this fee to certain participating broker-dealers who enter into an addendum to the participating broker agreement with the managing dealer relating to this fee. Generally, the managing dealer will not reallow the marketing support fee to participating broker-dealers unless they have a prescribed minimum annual sales volume of shares of our common stock.	Estimated to be up to $62,500 if 250,000 shares are sold and up to $43.875 million if 200 million shares are sold.
Reimbursement to our advisor and its affiliates for organizational and offering expenses	Actual expenses incurred. Pursuant to state securities laws, the organizational and offering expenses paid by us, together with the 6.5% selling commissions, the marketing support fee and due diligence expense reimbursements incurred by us may not exceed 15% of the proceeds raised in connection with this offering.	Actual amount is not determinable at this time, but is estimated to be $16,000 if 250,000 shares are sold and $12.784 million if 200 million shares are sold.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
Acquisition Stage
Acquisition fees to our advisor and its affiliates on offering proceeds and advisory fee payable to our advisor and its affiliates[1]	Up to 3.0% of gross proceeds, for services in the selection, purchase, development or construction of real property, subject to reduction under certain circumstances described below. Acquisition fees payable from gross proceeds will be paid to our advisor as we receive offering proceeds from the sale of shares. Acquisition fees payable to the advisor on sales of 500,000 shares or more to a “purchaser” (as such term is defined in the section of this prospectus titled “The Offering —Plan of Distribution”) may be reduced to an aggregate amount of 1.0% of gross proceeds, provided all such shares are purchased through the same registered investment adviser, participating broker-dealers or the managing dealer. To the extent the acquisition fee payable to our advisor is reduced in this manner for a particular stockholder, such stockholder and any person it transfers shares to will be required to pay an annual 0.40% advisory fee on its shares to our advisor or its affiliates. Payment of this fee will be withheld from distributions otherwise payable to such stockholder. Upon listing, the advisory fee will no longer be payable to our advisor or its affiliates.	The acquisition fee is estimated to be $75,000 if 250,000 shares are sold and approximately $57.975 million if 200 million shares are sold. The amount of the advisory fee is not determinable at this time.
Acquisition fee to our advisor or its affiliates on loan proceeds[2]	3.0% of loan proceeds for services in connection with the incurrence of debt from lines of credit and permanent financing that are used to acquire properties or used to make or acquire mortgage loans and other permitted investments. As used herein, permanent financing means financing to: (i) acquire properties and to make mortgage loans or other permitted investments; (ii) pay any acquisition fees arising from any permanent financing; and (iii) refinance outstanding amounts on the line of credit. Permanent financing may be in addition to any borrowing under the line of credit. Acquisition fees payable from loan proceeds from permanent financing will be paid to our advisor as we acquire such permanent financing. However, no acquisition fees will be paid on loan proceeds from any line of credit until such time as all net offering proceeds have been invested by us.	$66,000 if permanent financing equals $2.2 million and $52.2 million if permanent financing equals $1.74 billion.

[1]	Our advisor, CNL Lodging Advisors II Corp., has entered into a subcontract with CNL Hospitality Corp., pursuant to which 1.5% of gross proceeds, prior to reduction under certain circumstances, will be reallowed to CNL Hospitality Corp. for services performed for us.

[2]	Our advisor, CNL Lodging Advisors II Corp., has entered into a subcontract with CNL Hospitality Corp. pursuant to which all of such fees will be reallowed to CNL Hospitality Corp. for services performed for us.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount

Other acquisition fees to affiliates of our advisor[2]	Any fees paid to affiliates of our advisor in connection with the financing, development, construction or renovation of a property. Such fees are in addition to the acquisition fees (described above), and payment of such fees will be subject to approval by our board, including a majority of our independent directors, not otherwise interested in the transaction.	Amount is not determinable at this time.

Reimbursement of acquisition expenses to our advisor and its affiliates	Reimbursement to our advisor and its affiliates for expenses actually incurred. Acquisition expenses may include, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, taxes, and title insurance. Pursuant to state securities laws, the total of all acquisition fees and any acquisition expenses shall be reasonable and shall not exceed an amount equal to 6% of the real estate asset value of a property, or in the case of a mortgage loan, 6% of the funds advanced, unless a majority of the board of directors, including a majority of the independent directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. Acquisition fees shall be reduced to the extent that, and if necessary to limit, the total compensation paid to all persons involved in the acquisition of any property or the making or acquisition of any mortgage loan or other permitted investment to the amount customarily charged in arm’s-length transactions by other persons or entities rendering similar services as an ongoing public activity in the same geographical location and for comparable types of assets, and to the extent that other acquisition fees, finder’s fees, real estate commissions, or other similar fees or commissions are paid by any person in connection with the transaction.	Acquisition expenses, which are based on a number of factors, including the purchase price of the properties, mortgage loans and other permitted investments, are not determinable at this time.

[2]	Our advisor, CNL Lodging Advisors II Corp., has entered into a subcontract with CNL Hospitality Corp. pursuant to which all of such fees will be reallowed to CNL Hospitality Corp. for services performed for us.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
Operational Stage
Asset management fee to our advisor or its affiliates[2]	A monthly asset management fee in an amount equal to 0.08334% of our real estate asset value, the outstanding principal amount of any mortgage loans and the amount invested in other permitted investments, as of the end of the preceding month. Real estate asset value means the amount actually paid or allocated to the purchase, development, construction or improvement of a property, exclusive of acquisition fees and acquisition expenses. For this purpose, real estate asset value equals the amount invested in the properties wholly owned by us, determined on the basis of cost, plus, in the case of properties owned by any joint venture or partnership in which we are a co-venturer or partner, the portion of the cost of such properties paid by us, exclusive of acquisition fees and acquisition expenses. The asset management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the advisor. All or any portion of the asset management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the advisor shall determine.	Amount is not determinable at this time. The amount of the asset management fee will depend upon, among other things, the cost of the properties and the amount invested in mortgage loans and other permitted investments.
Reimbursement to our advisor and its affiliates for operating expenses	Actual operating expenses incurred on our behalf (which, in general, are those expenses relating to our administration on an ongoing basis) will be reimbursed by us. We will not reimburse the advisor or its affiliates at the end of any fiscal quarter for operating expenses that, in any four consecutive fiscal quarters (which time period shall be referred to as the “expense year”) exceed the greater of 2% of average invested assets or 25% of net income (the “2%/25% guidelines”) for such expense year; unless our independent directors shall have made a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of operating expenses is justified for such year. In the event that our independent directors do not determine that such excess expenses are justified, our advisor and subadvisor shall reimburse us the amount by which the total operating expenses paid or incurred by it exceed the 2%/25% guidelines, each paying its pro rata share based on the amount of operating expenses paid to both during such quarter.	Amount is not determinable at this time.

[2]	Our advisor, CNL Lodging Advisors II Corp., has entered into a subcontract with CNL Hospitality Corp. pursuant to which all of such fees will be reallowed to CNL Hospitality Corp. for services performed for us.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
Operational or Liquidation Stage
Deferred, subordinated disposition fee payable to our advisor or its affiliates from the sale of properties, mortgage loans or other permitted investments in the event of our liquidation or otherwise[2]	A deferred, subordinated disposition fee, payable upon the sale of one or more properties, mortgage loans or other permitted investments in an amount equal to the lesser of (i) one-half of a competitive real estate commission (generally, a fee which is reasonable, customary and competitive in light of the size, type and location of the property, as determined by our board of directors) or (ii) 3% of the sales price of such property or properties (or comparable competitive fee in the case of a loan sale or other permitted investment). Payment of such fee shall be made only if the advisor provides a substantial amount of services in connection with the sale of a property, loan or other permitted investment and shall be subordinated to receipt by the stockholders of distributions equal to or greater than the sum of (i) their aggregate stockholders’ 8% return and (ii) 100% of their invested capital. If, at the time of a sale, payment of the disposition fee is deferred because the subordination conditions have not been satisfied, then the disposition fee shall be paid at such later time as the subordination conditions are satisfied. Upon listing, if our advisor has accrued but not been paid such disposition fee, then for purposes of determining whether the subordination conditions have been satisfied, stockholders will be deemed to have received a distribution in the amount equal to the product of the total number of shares of common stock outstanding and the average closing price of the shares over a period, beginning 180 days after listing, of 30 days during which the shares are traded. “Stockholders’ 8% return,” as of each date, means an aggregate amount equal to an 8% cumulative, noncompounded, annual return on invested capital. Invested capital means the amount calculated by multiplying the total number of shares issued and outstanding by the offering price per share, without deduction for selling commissions, volume discounts, the marketing support fee, due diligence expense reimbursements or organizational and offering expenses (which price per share, in the case of shares purchased pursuant to the reinvestment plan, shall be deemed to be the actual purchase price), reduced by the portion of any distribution that is attributable to net sales proceeds.	Amount is not determinable at this time. The amount of this fee, if it becomes payable, will depend upon the price at which properties, mortgage loans or other permitted investments are sold.

[2]	Our advisor, CNL Lodging Advisors II Corp., has entered into a subcontract with CNL Hospitality Corp. pursuant to which all of such fees will be reallowed to CNL Hospitality Corp. for services performed for us.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
Deferred, subordinated share of net sales proceeds from sales of properties, mortgage loans or other permitted investments payable to our advisor or its affiliates in the event of our liquidation or otherwise [2]	A deferred, subordinated share equal to 10% of net sales proceeds from the sale of one or more properties, mortgage loans or our other permitted investments payable after receipt by the stockholders of distributions equal to or greater than the sum of (i) the stockholders’ 8% return and (ii) 100% of invested capital. Following listing, no such share of net sales proceeds will be paid to our advisor.	Amount is not determinable at this time.
Subordinated incentive fee payable to our advisor or its affiliates at such time, if any, as listing occurs[2]	At such time, if any, as listing occurs, our advisor shall be paid the subordinated incentive fee in an amount equal to 10% of the amount by which (i) our market value (as defined below) plus the total distributions made to our stockholders from inception until the date of listing exceeds (ii) the sum of (a) the stockholders’ invested capital and (b) the total distributions required to be made to the stockholders in order to pay the stockholders’ 8% return from inception through the date the market value is determined. For purposes of calculating the subordinated incentive fee, our market value shall be the average closing price or average of bid and asked price, as the case may be, over a period of 30 days during which the shares are traded with such period beginning 180 days after listing. The subordinated incentive fee will be reduced by the amount of any prior payment to our advisor of a deferred, subordinated share of net sales proceeds from sales of our assets.	Amount is not determinable at this time.
Performance fee payable to our subadvisor[2]	Upon termination of the advisory agreement, if listing has not occurred and our advisor and our subadvisor have met applicable performance standards, our subadvisor shall be paid the performance fee in the amount equal to 10% of the amount by which (i) the appraised value of our assets on the date of termination of the advisory agreement, less any indebtedness secured by such assets, plus total distributions paid to stockholders from our inception through the termination date, exceeds (ii) the sum of 100% of invested capital plus an amount equal to the Stockholders’ 8% Return from inception through the termination date. The performance fee, to the extent payable at the time of listing, will not be payable in the event the subordinated incentive fee is paid to the advisor or its affiliates.	Amount is not determinable at this time.

[2]	Our advisors, CNL Lodging Advisors II Corp., has entered into a subaccount with CNL Hospitality Corp. pursuant to which all of such fees will be reallowed to CNL Hospitality Corp. for services performed for us.

CONFLICTS OF INTEREST

GENERAL

We and some of our affiliates will be subject to various conflicts of interest arising out of our relationship to our advisor, our subadvisor, and their affiliates, as described below.

The following chart indicates the relationship between us, our advisor, our subadvisor, public programs sponsored by CNL Financial Group, Inc., CNL Holdings, Inc., and certain of its affiliates that will provide services to us.

*	CNL Hospitality Properties, Inc. was originally sponsored by CNL Financial Group, Inc., but is expected to be a NYSE-listed entity following the completion of a (i) pending proxy solicitation which provides for the acquisition of its advisor and (ii) proposed firm underwritten offering.

(1)	James M. Seneff, Jr. is chairman of the board and chief executive officer of CNL Holdings, Inc. and shares ownership of CNL Holdings, Inc. with his wife, Dayle L. Seneff. In addition, Mr. Seneff serves as chairman of the board of CNL Hospitality Properties, Inc. and CNL

Hospitality Corp. Mr. Seneff also serves as a director and/or officer of other various affiliated CNL entities.

(2)	Robert A. Bourne serves as vice-chairman of CNL Hospitality Corp. CNL Hospitality Corp. is the advisor to, and subject to a pending proxy solicitation, will be owned by CNL Hospitality Properties, Inc. Mr. Bourne also serves as a director and/or officer of other various affiliated CNL entities.

(3)	As of the date of this prospectus, CNL Hospitality Properties II, Inc. was 100% owned by CNL Lodging Advisors II Corp., our advisor. Robert A. Bourne serves as chief executive officer and president of CNL Hospitality Properties II, Inc. and CNL Lodging Advisors II Corp. We intend to qualify and operate as a REIT whereby we will be principally owned by public investors whose ownership will be represented by shares of common stock.

(4)	CNL Real Estate Group, Inc. is the parent company of various entities that provide advisory services to CNL-sponsored investment programs, including CNL Income Properties, Inc. and CNL Retirement Properties, Inc., which are public, unlisted REITs that invest primarily in triple net-lease properties and retirement properties, respectively.

(5)	James M. Seneff, Jr. and Robert A. Bourne also serve as individual general partners of the CNL Income Fund limited partnerships, 18 separate public limited partnerships that own restaurant properties. These partnerships are managed by a wholly owned subsidiary of CNL Capital Markets, Inc.

(6)	James M. Seneff, Jr. and Robert A. Bourne serve as directors and/or executive officers, and CNL Financial Group, Inc. is a stockholder of, Commercial Net Lease Realty, Inc. and CNL Restaurant Properties, Inc., both of which are self-advised, public REITs that invest primarily in retail properties and restaurant properties, respectively. Messrs. Seneff and Bourne also serve as directors and/or executive officers of CNL Hospitality Properties, Inc., which we anticipate will become a self-advised REIT that invests primarily in luxury resorts and upper upscale properties. Messrs. Seneff and Bourne are also stockholders of CNL Hospitality Corp., which is expected to become a subsidiary of CNL Hospitality Properties, Inc. following the completion of a pending proxy solicitation.

PRIOR AND FUTURE PROGRAMS

In the past, affiliates of our advisor have organized over 100 other real estate investments. In addition, they currently have other real estate holdings, and in the future expect to form, offer interests in, and manage, other real estate programs in addition to our program, as well as make additional real estate investments. Despite the conflict of interest resolution procedures in place, future real estate programs may involve affiliates of our advisor in the ownership, financing, operation, leasing, and management of properties that may be suitable for us.

Although CNL Financial Group, Inc. and its principals, Messrs. Seneff and Bourne, have agreed not to sponsor any other hotel REITS other than our company and CNL Hospitality Properties, Inc. that will compete with us, certain existing affiliated public or private real estate programs may invest in hotel properties which may be suitable for us, may purchase properties concurrently with us and may lease properties to operators who also lease or operate certain of our properties. These properties, if located in the vicinity of, or adjacent to, properties acquired by us may affect our properties’ gross revenues. Additionally, such other programs may originate or purchase mortgage financing or other permitted investments in the same or similar entities as those targeted by us, thereby affecting our loan and other investment activities. Such conflicts between us and affiliated programs may affect the value of our investments as well as our net income. We have established guidelines to minimize such conflicts. See “Conflicts of Interest — Certain Conflict Resolution Procedures” below.

COMPETITION TO ACQUIRE PROPERTIES AND INVEST IN MORTGAGE LOANS AND OTHER PERMITTED INVESTMENTS

Affiliates of our advisor, including CNL Hospitality Properties, Inc. and CNL Income Properties, Inc., may compete with us to acquire properties or to originate or purchase mortgage financing or other permitted investments of a type suitable for acquisition or investment by us and may be better positioned to make such acquisitions or investments as a result of relationships that they have or may develop with various operators of national and regional limited service and extended stay hotel brands and their franchisees and due to greater financial resources. See “Business — Site Selection and Acquisition of Properties — Interim Acquisitions.” A purchaser who wishes to acquire one or more of these properties or make or acquire one or more mortgage loans or other permitted investments may have to do so within a relatively short period of time, occasionally at a time when we (due to insufficient funds, for example) may be unable to make the acquisition or investment.

In an effort to address these situations and preserve our acquisition and investment opportunities (and other entities with which our advisor or its affiliates are affiliated), affiliates of our advisor may maintain lines of credit which enable them to acquire properties or originate or purchase mortgage financing or other permitted investments on an interim basis and subsequently transfer them to us. We will not acquire such properties or originate or purchase such mortgage financing or other permitted investments unless a majority of our directors (including a majority of our independent directors) not otherwise interested in such transaction determine that the transaction is fair and reasonable to us and at a price to us no greater than the cost of such properties, mortgage loans or other permitted investments to the affiliates of our advisor, or, if the price to us is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event may the cost of such properties, mortgage loans or other permitted investments exceed their appraised value. Where properties, mortgage loans or other permitted investments are maintained or acquired by affiliates of our advisor on an interim basis and subsequently transferred to us, our advisor will not be paid an additional acquisition fee by us to the extent the affiliate of the advisor previously paid the advisor an acquisition fee with respect to the property, or mortgage loan or other permitted investments transferred. The selection of properties to be transferred by affiliates of the advisor to us may be subject to conflicts of interest. We cannot be sure that our advisor will act in our best interests when deciding whether to allocate any particular property to us. Investors will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before making their investment.

Our advisor, subadvisor or their affiliates could experience potential conflicts of interest in connection with the negotiation of the purchase price and other terms of the acquisition of a property or investment in a mortgage loan or other permitted investments, as well as the terms of the lease of a property or the terms of a loan or other permitted investments, due to its relationship with its affiliates and any business relationship of its affiliates that may develop with operators of hotel brands. Consequently, our advisor may negotiate terms of acquisitions, investments or leases that may be more beneficial to other entities.

Our advisor, subadvisor or their affiliates also may be subject to potential conflicts of interest at such time as we wish to acquire a property or originate or purchase mortgage financing or other permitted investment that also would be a suitable investment for an affiliate of CNL Holdings, Inc., including CNL Hospitality Properties, Inc. and CNL Income Properties, Inc. Affiliates of our advisor and subadvisor serve as our directors and, in this capacity, have a fiduciary obligation to act in the best interest of our stockholders. Further, as general partners or directors of affiliates of CNL Holdings, Inc., they have a fiduciary obligation to act in the best interests of the investors in other programs with investments that may be similar to ours and will use their best efforts to assure that we will be treated as favorably as any such other program. See “Management — Fiduciary Responsibility of the Board of Directors.” We have also developed procedures to resolve potential conflicts of interest in the allocation of properties, mortgage loans and other permitted investments between us and certain of our affiliates. See “Conflicts of Interest — Certain Conflict Resolution Procedures,” “Conflict Resolution Procedures – CNL Financial Group, Inc.,” “Conflict Resolution Procedures – CNL Hospitality Properties, Inc.,” and “Conflict Resolution Procedures – CNL Income Properties, Inc.” below.

We will supplement this prospectus during the offering period to disclose the acquisition of property at such time as our advisor believes that a reasonable probability exists that we will acquire such property, including an acquidsition from our advisor or its affiliates. Based upon the experience of our management and our advisor and their proposed acquisition methods, a reasonable probability that we will acquire property normally will occur as of the date on which (i) a commitment letter is executed by a proposed lessee or third-party manager; (ii) a satisfactory credit underwriting for the proposed lessee or third-party manager has been completed; (iii) a satisfactory site inspection has been completed; (iv) a nonrefundable deposit has been paid on the property; (v) the board of directors has approved the acquisition; and (vi) a purchase contract is executed and delivered by the seller and by us.

SALES OF PROPERTIES, MORTGAGE LOANS OR OTHER PERMITTED INVESTMENTS

A conflict also could arise in connection with our advisor’s determination as to whether or not to sell a property, mortgage loan or other permitted investment since the interests of the advisor and the stockholders may differ as a result of their distinct financial and tax positions and the compensation to which the advisor or its affiliates may be entitled upon the sale of a property. See “Conflicts of Interest — Compensation of the Advisors” below for a description of these compensation arrangements. In order to resolve this potential conflict, the board of directors will be required to approve each sale of a property, mortgage loan or other permitted investment.

DEVELOPMENT OF PROPERTIES

A conflict could arise in connection with our advisor’s determination as to whether to acquire properties which require development. Affiliates, including our advisor, our subadvisor, their subsidiaries or another affiliate, may serve as the developer and if so, the affiliates would receive the development fee that would otherwise be paid to an unaffiliated developer. The board of directors, including the independent directors, must approve employing an affiliate of ours to serve as a developer. There is a risk, however, that we would acquire properties that require development so that an affiliate would receive the development fee.

SUBSTANTIAL COMPENSATION TO BE PAID TO OUR ADVISOR, SUBADVISOR AND THEIR AFFILIATES

Subject to the limitations set forth in our articles of incorporation, we may engage in transactions with affiliates and pay compensation in connection therewith. As described elsewhere in this prospectus, we will pay the managing dealer selling commissions and a marketing support fee. We will pay to our advisor and subadvisor substantial compensation, including an acquisition fee for identifying properties and structuring the terms of acquisitions, leases, mortgages and mortgage loans; and a monthly asset management fee for managing the properties and other investments. In addition, we will reimburse our advisor and its affiliates for organizational and offering expenses, acquisition expenses and operating expenses that they incur on our behalf. For additional information concerning these relationships, see the sections of this prospectus entitled “Management Compensation” and “Certain Relationships and Related Transactions.”

JOINT INVESTMENT WITH AN AFFILIATED PROGRAM

We may invest in joint ventures with CNL Hospitality Properties, Inc. or other programs sponsored by CNL Financial Group, Inc. or its affiliates if a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction, determine that the investment in the joint venture is fair and reasonable to us and on substantially the same terms and conditions as those to be received by the co-venturer or co-venturers. Potential situations may arise in which the interests of the co-venturer or co-venturers may conflict with our interests. In addition, we may reach an impasse with the co-venturer or co-venturers in regard to business decisions, such as the purchase or sale of a property, in which our approval and the approval of each co-venturer is required. In this event, none of the parties may have the funds necessary to purchase the interests of the other co-venturers. We may experience difficulty in locating a third party purchaser for our joint venture interest and in obtaining a favorable sales price for such joint venture interest. See “Risk Factors — Risks Related to our Business and Operations — Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on a co-venturer’s financial condition and disputes between us and our co-venturers.”

COMPETITION FOR MANAGEMENT TIME

The directors and officers of our advisor and our directors and officers currently are engaged, and in the future will engage, in the management of other business entities and properties and in other business activities, including entities, properties and activities associated with affiliates. They will devote only as much of their time to our business as they, in their judgment, determine is reasonably required, which will be substantially less than their full time. These officers and directors of our advisor and our officers and directors may experience conflicts of interest in allocating management time, services, and functions among us and the various entities, investor programs (public or private), and any other business ventures in which any of them are or may become involved. Independent directors may serve as directors of three REITs advised by our advisor; however, we do not anticipate that we will share independent directors with other REITs advised by our advisor.

COMPETITION FOR CNL HOSPITALITY CORP. MANAGEMENT TIME

The management personnel of CNL Hospitality Corp., our subadvisor, also serve as management personnel for CNL Hospitality Properties, Inc., which we anticipate will become a publicly-traded REIT. These persons will devote only as much of their time to our business as they, in their judgment, determine is reasonably required, which will be substantially less than their full time. The management personnel of CNL Hospitality Corp. may experience conflicts of interest in allocating management time, services, and functions among us and CNL Hospitality Properties, Inc. These persons could take actions that are more favorable to CNL Hospitality Properties, Inc. than to us.

PERSONAL INTEREST OF CNL HOSPITALITY CORP.’S MANAGEMENT PERSONNEL IN THE PERFORMANCE OF CNL HOSPITALITY PROPERTIES, INC.

Our subadvisor, CNL Hospitality Corp., will perform a substantial portion of the advisory services for us, including locating the investments that we will make, formulating and evaluating the terms of each proposed acquisition, and arranging for the acquisition of our properties. The management personnel of CNL Hospitality Corp. are employees of CNL Hospitality Properties, Inc., will be paid by CNL Hospitality Properties, Inc. and may receive performance-based compensation from CNL Hospitality Properties, Inc. These persons may experience conflicts of interest when performing certain of their advisory responsibilities for us because of their personal interest in the performance of CNL Hospitality Properties, Inc. and may make decisions that are more favorable to CNL Hospitality Properties, Inc. than to us.

COMPENSATION OF OUR ADVISOR AND SUBADVISOR

Our advisor and subadvisor have been engaged to perform various services for us and will receive fees and compensation for such services. None of the agreements for such services were the result of arm’s-length negotiations. All such agreements, including the advisory agreement and the subcontract, require approval by a majority of our board of directors, including a majority of our independent directors, not otherwise interested in such transactions, as being fair and reasonable to us and on terms and conditions no less favorable than those which could be obtained from unaffiliated entities. The timing, nature and amount of fees and compensation to our advisor and subadvisor could create a conflict between the interests of our advisor and subadvisor and those of our stockholders. A transaction involving the purchase, lease, or sale of any property, loan or other permitted investment by us may result in the immediate realization by our advisor, subadvisor and their affiliates of substantial commissions, fees, compensation, and other income. Although the advisory agreement authorizes our advisor to take primary responsibility for all decisions relating to any such transaction, our board of directors must approve all of our acquisitions and sales of properties and the entering into and sale of mortgage loans or other permitted investments. Potential conflicts may arise in connection with the determination by our advisor on our behalf of whether to hold or sell a property, mortgage loan or other permitted investment as such determination could impact the timing and amount of fees payable to our advisor or its affiliates. See “The Advisor, the Subadvisor, the Advisory Agreement and the Subcontract.”

RELATIONSHIP WITH MANAGING DEALER

The managing dealer is CNL Securities Corp., an affiliate of our advisor. One of our officers and directors is also an officer, director and registered principal of the managing dealer. These relationships may create conflicts in connection with the fulfillment by the managing dealer of its due diligence obligations under the federal securities laws. Although the managing dealer will examine the information in the prospectus for accuracy and completeness, the managing dealer is an affiliate of our advisor and will not make an independent review of our company or this offering. Accordingly, the investors do not have the benefit of such independent review. Certain of the participating broker-dealers have made, or are expected to make, their own independent due diligence investigations. The managing dealer is not prohibited from acting in any capacity in connection with the offer and sale of securities offered by entities that may have some or all investment objectives similar to ours and is expected to participate in other offerings sponsored by one or more of our officers or directors or CNL Financial Group, Inc

LEGAL REPRESENTATION

Greenberg Traurig, LLP, which serves as our securities and tax counsel in this offering, also serves as counsel for certain of our affiliates, including other real estate programs, in connection with other matters. Members of the firm of Greenberg Traurig, LLP may invest in our shares of common stock. Neither we nor our stockholders will have separate counsel. In the event any controversy arises following the termination of this offering in which our interests appear to be in conflict with those of our advisor or its affiliates, other counsel may be retained for one or both parties.

CERTAIN CONFLICT RESOLUTION PROCEDURES

In order to reduce or eliminate certain potential conflicts of interest, we have adopted a number of restrictions relating to (i) transactions between us and our advisor or its affiliates; (ii) certain future offerings and (iii) the allocation of properties and mortgage loans among certain affiliated entities. These restrictions include the following:

1. No goods or services will be provided by our advisor or its affiliates to us except for transactions in which our advisor or its affiliates provide goods or services to us in accordance with our articles of incorporation, or, if a majority of our directors (including a majority of our independent directors) not otherwise interested in such transactions approve such transactions as fair and reasonable to us and on terms and conditions comparable those available from unaffiliated third parties.

2. We will not purchase or lease properties in which our advisor or its affiliates have an interest without the determination, by a majority of our directors (including a majority of our independent directors) not otherwise interested in such transaction, that such transaction is fair, competitive and commercially reasonable to us and at a price to us no greater than the cost of the asset to our advisor or its affiliates unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event shall we acquire any such asset at an amount in excess of its appraised value. We will not sell or lease properties to our advisor or its affiliates unless a majority of our directors (including a majority of our independent directors) not otherwise interested in such transaction determine the transaction is fair and reasonable to us.

3. We will not make mortgage loans to the sponsor, our advisor, directors or any affiliates thereof, except (a) mortgage loans subject to the restrictions governing mortgage loans in our articles of incorporation or (b) to our subsidiaries or to ventures or partnerships in which we hold an interest. Any mortgage loans to us by our advisor or its affiliates must be approved by a majority of our directors (including a majority of our independent directors) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to us than comparable mortgage loans between unaffiliated parties. It is anticipated that our advisor and its affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by our advisor or its affiliates on our behalf or joint ventures in which we are a co-venturer, subject to the 2%/25% guidelines (2% of average invested assets or 25% of net income) described under “The Advisor, the Subadvisor, the Advisory Agreement and the Subcontract Agreement — The Advisory Agreement,” and — “The Subcontract Agreement.”

4. Until completion of this initial offering, our advisor and its affiliates will not offer or sell interests in any subsequently formed public program that has investment objectives and structure similar to ours and that intends to (a) invest, on a cash and/or leveraged basis, in a diversified portfolio of hotel properties to be leased either on a “triple-net” basis to operators of upscale, midscale and economy hotel properties or to subsidiaries with management of the properties performed by third-party managers of upscale, midscale and economy hotel properties, and (b) offer mortgage loans. Our advisor and its affiliates also will not purchase a property or offer or invest in a loan or other financing for any such subsequently formed public program that has investment objectives and structure similar to us and that intends to invest primarily in upscale, midscale and economy hotel properties until substantially all (generally, 80%) of the funds available for investment (net offering proceeds) by us have been invested or committed to investment. (For purposes of the preceding sentence only, funds are deemed to have been committed to investment to the extent written agreements in principle or letters of understanding are executed and in effect at any time, whether or not any such investment is consummated, and also to the extent any funds have been reserved to make contingent payments in connection with any property, mortgage loan or other permitted investment whether or not any such payments are made.) Our advisor or its affiliates currently and in the future may offer interests in one or more public or private programs which are permitted to purchase properties of the type to be acquired by us and/or to make or acquire mortgage loans or other permitted investments.

5. Subject to any rights of first offer given to or by the Company, and as discussed below under “Conflict Resolution Procedures — CNL Hospitalities Properties, Inc.”, our board of directors and our advisor have agreed that, in the event that an investment opportunity becomes available which is suitable for both us and a public or private entity with which our advisor or its affiliates are affiliated, for which we both have sufficient uninvested funds, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. (Our board of directors and the advisor have agreed that for purposes of this conflict resolution procedure, an investment opportunity will be considered “offered” to us when an opportunity is presented to our board of directors for consideration.) An investment opportunity will not be considered suitable for a program if the requirements of Item 4 above, with respect to having substantially all of the net offering proceeds invested, have not been satisfied. In determining whether or not an investment opportunity is suitable for more than one program, our advisor and its affiliates will first consider any contractual rights of first offer and if no such rights exist will then examine such factors, among others, as the cash requirements of each program, the effect of the acquisition both on diversification of each program’s investments by types of hotels and geographic area, and on diversification of the tenants or managers of its properties (which also may affect the need for one of the programs to prepare or produce audited financial statements for a property or a tenant), the anticipated cash flow of each program, the size of the investment, the amount of funds available to each program, and the length of time such funds have been available for investment. If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our advisor and its affiliates, to be more appropriate for an entity other than the entity which committed to make the investment, however, our advisor has the right to agree that the other entity affiliated with our advisor or its affiliates may make the investment. Notwithstanding the conflict resolution procedures described herein, in the event that an investment opportunity becomes available for us and CNL Hospitality Properties, Inc., each of us must adhere to the conflict resolution procedures set forth under “Conflict Resolution Procedures — CNL Hospitality Properties, Inc.”

6. With respect to shares owned by our advisor, the directors, or any affiliate, neither our advisor, nor the directors, nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of our advisor, directors, or any affiliate or any transaction between us and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which our advisor, directors, and any affiliate may not vote or consent, any shares owned by any of them shall not be included.

These restrictions are supplemental and superceded by specific policies that have been agreed upon by us and certain affiliates.

The following policies were adopted unanimously by the independent members of our board of directors prior to the effective date of our offering to address potential conflicts of interest between us and several of our affiliates, as well as between us and certain of our directors and officers. These policies may be amended or revised from time to time only by the majority vote of our independent directors without requiring a vote of our stockholders.

CONFLICT RESOLUTION PROCEDURES – CNL FINANCIAL GROUP, INC.

We are an affiliate of CNL Financial Group, Inc., one of the nation’s largest, privately held real estate investment and finance companies. CNL Hospitality Corp.’s chairman of the board, James M. Seneff, Jr., serves as a director, chairman of the board of directors and chief executive officer of CNL Financial Group, Inc. Mr. Seneff and his wife are the sole owners of CNL Financial Group, Inc.

Robert A. Bourne, our president and chief executive officer, serves as the president and treasurer of CNL Financial Group, Inc. Messrs. Seneff and Bourne also serve as directors and/or officers of a number of CNL Financial Group, Inc.’s subsidiaries and of REITs that CNL Financial Group, Inc. sponsors or has sponsored, including CNL Hospitality Properties, Inc. For a more complete listing of Mr. Bourne’s positions, see the biographies under the heading, “Management.”

CNL Financial Group, Inc. has not sponsored any other hotel REITs. CNL Financial Group, Inc. and Messrs. Seneff and Bourne have entered into a non-compete agreement, under which neither they nor their affiliates will for a period of 15 years sponsor any investment vehicle in the U.S., Canada or Europe in the lodging industry or provide asset management or other advisory services to any investment vehicle in the U.S., Canada or Europe in the lodging industry, except as follows:

•	investment vehicles focusing on recreational properties, including golf courses, ski resorts, camp grounds, recreational parks and marinas, in which lodging is only incidental to the primary purpose of the property, such as CNL Income Properties, Inc.;

•	activities with respect to condominiums and time share properties in which 50% or more of the ownership interests are on a fractional basis;

•	the sponsorship of our company and the retention by our advisor of certain advisory fees from us or on behalf of CNL Hospitality Properties, Inc.; and

•	investments by Messrs. Seneff or Bourne or any of their respective affiliates in properties owned by them, including certain of our properties, on the date the merger agreement between CNL Hospitality Properties, Inc. and CNL Hospitality Corp. is executed.

CONFLICT RESOLUTION PROCEDURES – CNL HOSPITALITY PROPERTIES, INC.

CNL Hospitality Corp., our subadvisor, which is expected to become a wholly-owned subsidiary of CNL Hospitality Properties, Inc., also advises CNL Hospitality Properties, Inc., a REIT affiliated with CNL Financial Group, Inc. which, as of March 31, 2004, had over $4 billion of assets consisting primarily of hotel properties, some of which may compete with our properties, on the selection, acquisition and management of properties in the luxury and upper upscale industry segments. While CNL Hospitality Properties, Inc. will in the future primarily target properties in the upper upscale and luxury industry segments that are not in our targeted industry segments, the possibility exists that an available property or portfolio of properties could satisfy both our acquisition criteria and those of CNL Hospitality Properties, Inc. To address this conflict, we entered into a rights of first offer with CNL Hospitality Properties, Inc., which provide as follows:

•	We will grant CNL Hospitality Properties, Inc. a right of first offer on:

(1)	in the case of a single property, any “luxury” or “upper upscale” property acquisition opportunity and

(2)	in the case of a portfolio of properties, any portfolio of which 50% or more of its revenues during the prior 12 months were derived from luxury resorts or upper upscale properties.

•	CNL Hospitality Properties, Inc. will grant us a right of first offer on:

(1)	in the case of a single property, any “upscale,” “midscale” or “economy” property acquisition opportunity and

(2)	in the case of a portfolio of properties, any portfolio of which 50% or more of its revenues during the prior 12 months were derived from upscale, midscale or economy properties.

Whenever CNL Hospitality Properties, Inc. or we are presented with an opportunity to acquire a property triggering the right of first offer described above, CNL Hospitality Corp. will promptly provide each party with notice of the investment opportunity, which notice shall indicate the party who is entitled to exercise the right of first offer with respect to such investment opportunity. Within 30 business days after the offeree’s receipt of the notice, the offeree may elect to exercise its right of first offer by delivering its written acceptance of the right of first offer to CNL Hospitality Corp. If the offer is exercised, the offeree will have an exclusive period of two months in which to enter into a definitive agreement with the seller of the property. If, after this period, the offeree has been unable to execute such an agreement, the period of exclusivity will end, and the other party shall be entitled to acquire the property. If the offeree does not respond within the prescribed period or informs CNL Hospitality Corp. that it does not wish to acquire the offered property, the right of first offer will terminate with respect to such property or portfolio.

CONFLICT RESOLUTION PROCEDURES – CNL INCOME PROPERTIES, INC.

CNL Income Properties, Inc., is an affiliated REIT that acquires triple-net lease properties, such as marinas, golf course operations and ski resorts. Our principal executive officer and director, Robert A. Bourne, is also a director and officer of CNL Income Properties, Inc. In addition, James M. Seneff, Jr, who indirectly owns our advisor, serves as chairman of the board of directors and chief executive officer of CNL Income Properties, Inc. While we do not expect CNL Income Properties, Inc. to acquire hotel properties in our market segment, there is a possibility that one or more of the triple-net lease properties targeted by CNL Income Properties, Inc. for acquisition could also contain a hotel that would satisfy our acquisition criteria. In order to resolve this conflict, the board of directors of CNL Income Properties, Inc. has adopted the following policy, which it may amend at any time without stockholder vote:

•	CNL Income Properties, Inc. has granted CNL Hospitality Properties, Inc. a right of first offer on:

(1)	in the case of an individual property, any property of which 50% or more of its revenues during the prior 12 months were derived from a hotel; and

(2)	in the case of a portfolio of properties, any portfolio of which 50% or more of its revenues during the prior 12 months were derived from a hotel or resorts.

We have entered into an agreement with CNL Hospitality Properties, Inc. which provides that, to the extent the investment opportunity located by CNL Income Properties, Inc.’s advisor includes economy, mid-scale or upscale properties; CNL Hospitality Properties, Inc. will notify us within three days of its receipt of such offer and will exercise its rights of first offer in a timely manner upon a timely written request by the Company, whereupon such properties would become subject to our rights of first offer with CNL Hospitality Properties Inc., as described under “Conflict Resolution Procedures — CNL Hospitality Properties, Inc.” and then we would exercise our right of first offer thereunder on such properties or portfolio with CNL Hospitality Properties, Inc.

Additional conflict resolution procedures are identified under “Conflicts of Interest — Sales of Properties, Mortgage Loans or Other Permitted Investments,” “Conflicts of Interest — Joint Investment with an Affiliated Program” and “Conflicts of Interest — Legal Representation.”

SUMMARY OF REINVESTMENT PLAN

We have adopted the reinvestment plan pursuant to which stockholders may elect to have the full amount of their cash distributions reinvested in additional shares. Stockholders who elect to receive monthly distributions may not participate in the reinvestment plan. The following discussion summarizes the principal terms of the reinvestment plan. The reinvestment plan is attached hereto as Appendix A.

GENERAL

An independent agent, referred to as the reinvestment agent, which currently is Bank of New York, will act on behalf of the participants in the reinvestment plan. The reinvestment agent at all times will be registered or exempt from registration as a broker-dealer with the Commission and each state securities commission. The reinvestment agent will invest all distributions attributable to shares owned by participants in our shares at either (i) the per share offering price for plan shares under our current best-efforts offering, (ii) $9.50 per share if there is no current best efforts offering, unless adjusted by our board of directors, which price shall in no event be less than 95% of the fair market value as determined by our board of directors, or (iii) at the market price following the listing of our shares on a national stock exchange or over-the-counter market or the inclusion of our shares for quotation on the Nasdaq National Market System, which we refer to as listing or listed. Initially the price per share will be $9.50.

All shares available for purchase under the reinvestment plan either are registered pursuant to this prospectus or will be registered under the Securities Act of 1933 through a separate prospectus relating solely to the reinvestment plan. Until this offering has terminated, shares will be available for purchase out of the additional five million shares registered with the Commission in connection with this offering. Prior to the conclusion of this offering, if the five million shares initially designated for the reinvestment plan have been purchased by the reinvestment agent and we anticipate additional demand for our reinvestment plan shares, we may decide to reallocate a portion of the shares initially designated for this offering to the reinvestment plan. Similarly, prior to the conclusion of this offering, if any of the five million shares initially designated for the reinvestment plan remain unsold after meeting anticipated obligations under the reinvestment plan, we may decide to sell a portion of such shares in this offering. See “The Offering — Plan of Distribution.” After the offering has terminated, shares will be available from any additional shares which we elect to register with the Commission for the reinvestment plan. The reinvestment plan may be amended or supplemented by an agreement between the reinvestment agent and our company at any time, including, but not limited to, an amendment to the reinvestment plan to add a voluntary cash contribution feature or to substitute a new reinvestment agent to act as agent for the participants or to increase the administrative charge payable to the reinvestment agent, by mailing an appropriate notice at least 15 days prior to the effective date thereof to each participant at his or her last address of record; provided, that any such amendment must be approved by a majority of our independent directors and by any necessary regulatory authorities. Such amendment or supplement shall be deemed conclusively accepted by each participant except those participants from whom we receive written notice of termination prior to the effective date thereof.

Any stockholder who has received a final prospectus either solely for the reinvestment plan, if any, or for the then current offering may elect to participate in and purchase shares through the reinvestment plan at any time by providing written notice to us. Participation in the reinvestment plan will commence with the next distribution made after receipt of the participant’s notice, and to all fiscal quarters or months thereafter, provided such notice is received more than ten days prior to the last day of the fiscal month or quarter, as the case may be.

INVESTMENT OF DISTRIBUTIONS

Our reinvestment agent will use the aggregate amount of distributions to all participants for each fiscal quarter to purchase shares (including fractional shares) for the participants. If the aggregate amount of distributions to participants exceeds the amount required to purchase all shares then available for purchase, the reinvestment agent will purchase all available shares and will return all remaining distributions to the participants within 30 days after the date such distributions are made. Any distributions not so invested will be returned to participants.

At this time, participants will not have the option to make voluntary contributions to the reinvestment plan to purchase shares in excess of the amount of shares that can be purchased with their distributions. The board of directors reserves the right, however, to amend the reinvestment plan in the future to permit voluntary contributions to the reinvestment plan by participants, to the extent consistent with our objective of qualifying as a REIT.

PARTICIPANT ACCOUNTS, FEES AND ALLOCATION OF SHARES

For each participant, the reinvestment agent will maintain a record which shall reflect for each fiscal quarter the distributions received by the reinvestment agent on behalf of such participant. The purchased shares will be allocated among the participants based on the portion of the aggregate distributions received by the reinvestment agent on behalf of each participant. The allocation of shares among participants may result in the ownership of fractional shares, computed to five decimal places. The ownership of the shares purchased pursuant to the reinvestment plan shall be reflected on our books.

We shall be responsible for all administrative charges and expenses charged by the reinvestment agent. Any interest earned on such distributions will be paid to us to defray certain costs relating to the reinvestment plan. The administrative charge for each fiscal quarter will be the lesser of 5% of the amount reinvested for the participant or $2.50, with a minimum charge of $0.50.

Subject to the provisions of the articles of incorporation relating to certain restrictions on and the effective dates of transfer, shares acquired pursuant to the reinvestment plan will entitle the participant to the same rights and to be treated in the same manner as those purchased by the participants in the offering. In the event the proceeds from the sale of shares are used to acquire properties or to invest in mortgage loans or other permitted investments, we will pay acquisition fees of 3.0% of the purchase price of the shares sold pursuant to the reinvestment plan. We may also pay approximately 0.64%, 0.01% and 0.25% to affiliates as reimbursement for organizational and offering expenses, due diligence expenses and acquisition expenses, respectively. As a result, aggregate fees and expenses payable to our affiliates will total approximately 3.90% of the proceeds of reinvested distributions.

REPORTS TO PARTICIPANTS

During each quarter but in no event later than 30 days after the end of each fiscal quarter, the reinvestment agent will mail to each participant a statement of account describing, as to such participant, the distributions reinvested during the quarter, the number of shares purchased during the quarter, the per share purchase price for such shares, the total administrative charge paid by us on behalf of each participant (see “Summary of Reinvestment Plan — Participant Accounts, Fees and Allocation of Shares” above), and the total number of shares purchased on behalf of the participant pursuant to the reinvestment plan.

Tax information for income earned on shares under the reinvestment plan will be sent to each participant by us or our reinvestment agent at least annually.

ELECTION TO PARTICIPATE OR TERMINATE PARTICIPATION

Stockholders who purchase shares in this offering may become participants in the reinvestment plan by making a written election to participate on their subscription agreements at the time they subscribe for shares. Any other stockholder who receives a copy of this prospectus or a separate prospectus relating solely to the reinvestment plan and who has not previously elected to participate in the reinvestment plan may so elect at any time by written notice to the board of directors of such stockholder’s desire to participate in the reinvestment plan. Participation in the reinvestment plan will commence with the next distribution made after receipt of the participant’s notice, and to all fiscal quarters or months thereafter, provided such notice is received more than ten days prior to the last day of the fiscal month or quarter, as the case may be. Participants will be able to terminate their participation in the reinvestment plan at any time without penalty by delivering written notice to the board of directors ten business days before the end of a fiscal quarter.

A participant who chooses to terminate participation in the reinvestment plan must terminate his or her entire participation in the reinvestment plan and will not be allowed to terminate in part. If a participant terminates his or her participation, the reinvestment agent will send him or her a check in payment for the amount of any distributions in the participant’s account that have not been reinvested in shares, and our record books will be revised to reflect the ownership records of his or her full shares and the value of any fractional shares standing to the credit of a participant’s account based on the market price of the shares. There are no fees associated with a participant’s terminating his or her interest in the reinvestment plan. A participant in the reinvestment plan who terminates his or her interest in the reinvestment plan will be allowed to participate in the reinvestment plan again upon receipt of the then current version of this prospectus or a separate current prospectus relating solely to the reinvestment plan by notifying the reinvestment agent and completing any required forms.

The board of directors reserves the right to prohibit qualified plans from participating in the reinvestment plan if such participation would cause our underlying assets to constitute “plan assets” of qualified plans. See “The Offering — ERISA Considerations.”

FEDERAL INCOME TAX CONSIDERATIONS

Stockholders subject to federal taxation who elect to participate in the reinvestment plan will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions held pursuant to the reinvestment plan. Specifically, stockholders will be treated as if they have received the distribution from us and then applied such distribution to purchase shares in the reinvestment plan. A stockholder designating a distribution for reinvestment will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend. In such case, such designated portion of the distribution will be taxed as long-term capital gain.

AMENDMENTS AND TERMINATION

We reserve the right to renew, extend, or amend any aspect of the reinvestment plan without the consent of stockholders, provided that notice of the amendment is sent to participants at least 15 days prior to the effective date thereof. Such amendment or supplement shall be deemed conclusively accepted by each participant except those participants who notify us in writing prior to the effective date of the distribution. We also reserve the right to terminate the reinvestment plan for any reason, at any time, by ten days prior written notice of termination to all participants.

SUMMARY OF REDEMPTION PLAN

Prior to such time, if any, as listing occurs, any stockholder who has held shares for not less than one year (other than our advisor) may present for our consideration, all or any portion equal to at least 25% of such shares to us for redemption at any time, in accordance with the procedures outlined in the plan. At such time, we may, at our sole option, choose to redeem such shares presented for redemption for cash to the extent we have sufficient funds available. There is no assurance that there will be sufficient funds available for redemption or that we will exercise our discretion to redeem such shares and, accordingly, a stockholder’s shares may not be redeemed. Factors that we will consider in making our determination to redeem shares include:

•	whether such redemption impairs our capital or our operations;

•	whether an emergency makes such redemption not reasonably practical;

•	any governmental or regulatory agency with jurisdiction over us so demands for such action for the protection of the stockholders;

•	whether such redemption would be unlawful and

•	whether such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of shares, could cause direct or indirect ownership of our shares to become concentrated to an extent which would prevent us from qualifying as a REIT for tax purposes.

If we elect to redeem shares, the full amount of the proceeds from the sale of shares under our reinvestment plan attributable to any calendar quarter will be used to redeem shares presented for redemption during such quarter. In addition, we may, at our discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of our common stock for redemptions. At no time during a 12-month period, may the number of shares that we redeem (if we determine to redeem shares) exceed 5% of the number of shares of outstanding common stock at the beginning of such 12-month period.

In the event there are insufficient funds to redeem all of the shares for which redemption requests have been submitted, and we determine to redeem shares, we will redeem shares on a pro rata basis at the end of each quarter. A stockholder, whose shares are not redeemed due to insufficient funds in that quarter, can ask that its request to redeem the shares be honored at such time as sufficient funds exist. If the stockholder does not make a subsequent request to redeem its shares at such time as sufficient proceeds from the reinvestment plan exist, the initial redemption request will be treated as cancelled. Stockholders will not relinquish their shares of common stock to us until such time as we commit to redeem such shares which will occur at the end of each quarter if at all. A stockholder may withdraw its redemption request until that time.

If the full amount of funds available for any given quarter exceeds the amount necessary for such redemptions, the remaining amount may be held for subsequent redemptions unless such amount is sufficient to make an additional investment (directly or through a joint venture), or is used to repay outstanding indebtedness. In that event, we may use all or a portion of such amount to make additional investments or to repay such outstanding indebtedness, provided that we (or, if applicable, the joint venture) enters into a binding contract to make such investments, or uses such amount to repay outstanding indebtedness, prior to payment of the next distribution and our receipt of requests for redemption of shares.

A stockholder who wishes to have his or her shares redeemed must mail or deliver a written request on a form we provide, executed by the stockholder, its trustee or authorized agent, to our redemption agent, which is currently Bank of New York. Within 30 days following the redemption agent’s receipt of the stockholder’s request, the redemption agent will forward to such stockholder the documents necessary to effect the redemption. The redemption agent will effect such redemption for the calendar quarter provided that it receives the properly completed redemption documents relating to the shares to be redeemed from the stockholder at least one calendar month prior to the last day of the current calendar quarter and has sufficient funds available to redeem such shares. The effective date of any redemption will be the last date during a quarter during which the redemption agent receives the properly completed redemption documents.

The redemption price for shares of our common stock will equal the lesser of (x) the price at which the shares of common stock to be redeemed were initially sold or (y) a fixed redemption price to be set forth in the prospectus, which initially will be $9.50 per share, and which amount will never exceed the then current offering price of our common stock. Accordingly, the redemption price that we pay to stockholders for redemption of the shares of common stock may vary over time to the extent that the United States Internal Revenue Service changes its ruling regarding the percentage discount that a REIT may give on reinvested shares, and our board of directors determines to make a corresponding change to the price at which it offers shares pursuant to our reinvestment plan. Because the proceeds from the reinvestment plan are the primary source of funds to redeem shares under the redemption plan, we would then adjust the fixed redemption price described in (y) to match the price at which we offer shares pursuant to our reinvestment plan. In addition, to the extent that our board of directors determines that it is in our best interests to offer less than the maximum discount permitted by the United States Internal Revenue Service, the board of directors will change the price at which we offer shares pursuant to our reinvestment plan and will make the corresponding change to the fixed redemption price described in (y). Our board of directors will announce any price adjustment and the time period of its effectiveness as a part of our regular communications with stockholders. We will provide at least 15 days advance notice prior to effecting a price adjustment: (i) in its annual or quarterly reports or, (ii) by means of a separate mailing accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. While we are engaged in an offering, we will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws.

A stockholder may present us with fewer than all of his or her shares for redemption, provided, however, that (i) the minimum number of shares which must be presented for redemption shall be at least 25% of his or her shares and (ii) if such stockholder retains any shares, he or she must retain at least $5,000 worth of shares based on the current offering price.

Our board of directors, in its sole discretion, may amend or suspend the redemption plan at any time it determines that such amendment or suspension is in our best interest. The board of directors may amend or suspend the redemption plan if (i) it determines, in its sole discretion, that the redemption plan impairs our capital or operations; (ii) it determines, in its sole discretion, that an emergency makes the redemption plan not reasonably practical; (iii) any governmental or regulatory agency with jurisdiction over us so demands for the protection of the stockholders; (iv) it determines, in its sole discretion, that the redemption plan would be unlawful; (v) it determines, in its sole discretion, that redemptions under the redemption plan, when considered with all other sales, assignments, transfers and exchanges of shares, could cause direct or indirect ownership of our shares to become concentrated to an extent which would prevent us from qualifying as a REIT under the Code; or (vi) it determines, in its sole discretion, that such amendment or suspension would be in our best interest. If the board of directors amends or suspends the redemption plan, we will provide stockholders with at least 30 days advance notice prior to effecting such amendment or suspension: (i) in its annual or quarterly reports or, (ii) by means of a separate mailing accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. While we are engaged in an offering, we will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws. For a discussion of the tax treatment of such redemptions, see “Federal Income Tax Considerations — Taxation of Stockholders.” The redemption plan will terminate, and we shall no longer accept shares for redemption, if and when listing occurs. See “Risk Factors — Risks Related to this Offering — The sale of shares by stockholders could be difficult.”

BUSINESS

GENERAL

CNL Hospitality Properties II, Inc. is a Maryland corporation that was organized on May 7, 2004. We were formed to acquire primarily upscale, midscale and economy hotel properties in the United States. We may invest directly in properties or indirectly by purchasing interests in entities which own the properties or interests therein. We anticipate that our properties will generally be leased to our taxable REIT subsidiaries, pursuant to leases which generally have a lease term of 5 to 10 years, plus renewal options for an additional 5 to 25 years. Properties leased to our subsidiaries are expected to be managed, subject to long-term management contracts, by third-party managers under affiliations with national hotel brands. For properties leased to our subsidiaries, our consolidated financial statements will report the properties’ operating revenues and expenses rather than the rent contractually due under the leases with our subsidiaries.

We also may invest in properties to be leased on a “triple-net” basis to unaffiliated third parties, generally on a longer term basis of 10 to 20 years, plus renewal options for an additional 10 to 20 years. “Triple-net” means that the tenant generally will be responsible for repairs, maintenance, property taxes, utilities, and insurance.

We intend to structure our investments to allow us to participate, to the maximum extent possible, in any sales growth in our properties. With respect to leases with our subsidiaries, hotel revenues will be reflected as our revenues in our consolidated financial statements. With respect to third-party tenant leases, we intend to include percentage rent requirements which are based on gross sales of the hotel located on the property over specified levels. Gross sales may increase even absent real growth because increases in the costs are typically passed on to the consumers through increased prices, and increased prices are reflected in gross sales. In an effort to provide ourselves regular cash flow, we intend to structure our leases with third-party tenants to provide a minimum level of rent which is payable regardless of the amount of gross sales at a particular property. We will also endeavor to maximize growth and minimize risks associated with ownership of hotels through careful selection and screening of our managers, or tenants in the case of third party leases, in order to reduce risks of default, monitoring statistics relating to certain hotel brands and continuing to develop relationships in the industry in order to reduce certain risks associated with investment in real estate and hotels. See “Business — Standards for Investment in Properties” below for a description of the standards which the board of directors will employ in selecting hotel brands, managers, operators and particular properties for investment.

We expect to acquire properties in part with a view to diversification among the geographic location of the properties; although, there are no geographic restrictions on the properties we may acquire under our articles of incorporation.

We may provide mortgage loans in connection with the operations of our properties or hotels. However, because we prefer to focus on investing in properties, which have the potential to appreciate, we currently expect to provide mortgage loans in the aggregate principal amount of no more than approximately 10% of our total assets. Mortgage loans will be secured by the building and improvements on the land. We expect that the interest rate and terms (generally, 10 to 20 years) of the mortgage loans will be similar to those of our leases.

In addition, we may invest up to a maximum of 10% of our total assets in businesses that provide services to, or are otherwise ancillary to, the types of properties in which we are permitted to invest.

We anticipate forming various wholly owned or controlled subsidiaries (including an operating partnership, in which we or an entity owned by us, will be the general partner, and in which we, entities owned by us and/or third parties will be the limited partners) in the future for the purpose of acquiring interests in properties, mortgage loans and other permitted investments. The terms “we,” the “company” and “CNL Hospitality Properties II” include CNL Hospitality Properties II, Inc. and its subsidiaries.

INDUSTRY OVERVIEW

The U.S. lodging industry consists of both private and public entities, which operate in an extremely diversified market under a variety of brand names. While some industry participants own and operate independently, it is common for a hotel to be owned or leased by one entity and operated by an independent third party pursuant to a management agreement or operating lease, and in some cases under a brand name owned by the management company or licensed from yet another entity. Many branded management companies attempt to avoid or severely limit their ownership of real property, preferring to confine their activities largely to management and/or franchising of hotels on a fee service basis. Some management companies franchise their brands to third party operators while others as a matter of policy do not.

If hotel operations are delegated to a third-party management company, the third-party management company will control the hotel’s day-to-day operations including setting room rates, developing budgets, marketing and human resource plans and will receive fees in return for providing management services.

Third-party management companies generate income principally from base management fees and from incentive management fees related to the profitability of the hotels they manage. The division between ownership and management can be beneficial to both owners and third-party management companies. On one hand, third-party management companies can expand their brands by increasing the number of hotels under management without the large capital investment inherent in acquiring a hotel. Owners, on the other hand, benefit from increased hotel performance when third-party management companies efficiently and cost-effectively provide strong brand recognition, marketing support, centralized reservation systems and management depth. However, the relationship between owners and third-party management companies can be poorly managed resulting in inefficient hotel operations. We believe that this situation creates an opportunity for owners that have an in-depth understanding of hotel operations. Those owners that carefully monitor the performance of their third-party management companies and provide specific guidance to improve the operations of their third-party management companies can assist in improving efficiency at their properties and maximize hotel profits.

U.S. LODGING INDUSTRY PERFORMANCE

The U.S. lodging industry experienced two consecutive years of RevPAR decline in 2001 and 2002. We believe this decline was principally caused by a declining economic environment, exacerbated by reduced travel following the events of September 11, 2001, and, to a lesser degree, by new supply. The aggregate percentage decline over this two-year period surpasses the aggregate percentage decline for the 1990-91 period, previously considered one of the worst periods in the modern history of the U.S. lodging industry.

The table below presents average U.S. hospitality industry operating data by year.

United States Hospitality Industry Averages
Year	Occupancy	ADR	RevPAR
1987	63.5%	$52.77	$33.53
1988	63.6%	$54.69	$34.77
1989	64.3%	$56.91	$36.61
1990	63.6%	$58.73	$37.37
1991	61.9%	$58.95	$36.49
1992	62.5%	$59.79	$37.40
1993	63.4%	$61.20	$38.80
1994	64.5%	$63.51	$40.98
1995	64.8%	$66.62	$43.17
1996	64.6%	$70.89	$45.82
1997	64.1%	$74.86	$47.98
1998	63.3%	$78.28	$49.58
1999	62.8%	$81.05	$50.90
2000	63.2%	$85.39	$53.99
2001	59.7%	$84.22	$50.25
2002	58.9%	$83.03	$48.92
2003	59.2%	$83.14	$49.19
YTD April 2004	58.2%	$86.70	$50.46

Source: Smith Travel Research

The table below presents average U.S. hospitality industry RevPAR vs. RevPAR for the economy, midscale and upscale hospitality sectors in which we intend to focus by year.

U.S. Hospitality Industry Averages v. Economy, Midscale and Upscale RevPAR
Year	RevPAR Industry Average	RevPAR Economy	RevPAR Midscale	RevPAR Upscale
1987	$33.53	$22.52	$24.56	$40.28
1988	$34.77	$23.01	$26.26	$41.32
1989	$36.61	$23.85	$27.72	$44.33
1990	$37.37	$23.84	$28.86	$46.09
1991	$36.49	$22.73	$29.48	$46.05
1992	$37.40	$22.32	$30.74	$48.18
1993	$38.80	$22.82	$32.40	$50.46
1994	$40.98	$23.71	$34.61	$53.79
1995	$43.17	$24.73	$36.63	$56.73
1996	$45.82	$25.11	$37.92	$61.32
1997	$47.98	$25.37	$39.15	$64.56
1998	$49.58	$26.00	$40.29	$66.08
1999	$50.90	$26.52	$41.24	$67.35

U.S. Hospitality Industry Averages v. Economy, Midscale and Upscale RevPAR
Year	RevPAR Industry Average	RevPAR Economy	RevPAR Midscale	RevPAR Upscale
2000	$53.99	$27.29	$43.17	$71.24
2001	$50.25	$26.40	$42.48	$65.22
2002	$48.92	$25.48	$42.19	$62.01
2003	$49.19	$25.16	$42.42	$61.42
YTD April 2004	$50.46	$23.17	$41.53	$64.55

Source: Smith Travel Research

The lodging industry’s RevPAR performance improved slightly in 2003. Based on data provided by Smith Travel Research, full-year 2003 RevPAR growth increased by 0.3% over 2002, however, year-to-date through April 2004, U.S. RevPAR growth has been robust, increasing at 8.5% compared with 2003. The chart below illustrates U.S. Lodging Industry RevPAR year-over-year RevPAR growth trend since January 2003.

Source: Smith Travel Research

In February 2004, industry analysts predicted annual growth of 5.2% and 3.9% in RevPAR in 2004 and 2005 for the U.S. lodging industry generally. Industry analysts are anticipating RevPAR growth of 5.3% and 3.9% in 2004 and 2005 for the upscale segment, RevPAR growth of 4.4% and 4.3% for the midscale segment, and RevPAR growth of 1.8% and 1.4% for the economy segment, respectively. In the near term through 2005 lodging fundamentals are anticipated to improve due to low level of room supply growth and the anticipated recovery in U.S. lodging demand. Fueled, in part, by leisure travelers and a weak U.S. dollar in relation to certain foreign currencies, demand for hotel rooms has exceeded the growth in room supply since July of 2003. We believe lending standards have been a significant factor in this declining growth in rooms supply and will continue to impact supply growth in 2004 and 2005.

U.S. Lodging Industry — Change in Total U.S. Supply and Demand, 1988-2003

Source: Smith Travel Research

Given these favorable lodging economic fundamentals – low supply, robust demand, re-emergence of group, leisure and business demand for lodging – we believe investment opportunity exists in upscale, midscale and economy properties located in primary U.S. markets. We view the following as key value drivers as particularly indicative of favorable investment climate in these segments:

Lodging Recovery Opportunity. The upscale, midscale and economy chain scales have yet to fully benefit from the current recovery in lodging demand. As illustrated in the following table, none of these segments have begun to experience sustainable RevPAR growth. Our view is that these segments are poised to mirror the industry recovery trends.

The following table captures year-over-year RevPAR change for the upscale, midscale, and economy chain scales

Year	US	Upscale	Midscale	Economy
1999	2.7	1.9%	2.4%	2.0%
2000	6.1	5.8%	4.7%	2.9%
2001	-6.9	-8.4%	-1.6%	-3.3%
2002	-2.6	-4.9%	-0.7%	-3.5%
2003	0.5	-0.9%	0.6%	-1.2%
YTD April 2004	8.5	7.4%	6.8%	4.5%

Diversification Opportunity. We believe that a focused investment approach on three distinct lodging segments will enable us to diversify our portfolio, minimize risk to individual fluctuation in lodging demand and maximize our abilities to generate sustainable returns. For example, in the near-term, industry analysts are forecasting the upscale segment to achieve robust growth levels while the midscale and economy segments are anticipated to experience positive but more modest growth. We believe that the current lodging cycle will enable us to construct a portfolio that will benefit from the upscale upside while providing for the necessary defensive characteristics to counteract the cyclical nature of the lodging market.

Asset Management Skills. Given our subadvisor’s track-record with CNL Hospitality Properties, Inc. of acquiring, renovating and asset managing a diversified lodging portfolio, our subadvisor has the in-house asset management expertise necessary to maximize the value of the assets we own. As part of our asset management strategy, we intend to maximize the value potential of our target assets by affiliating with brands, selecting the most appropriate third-party management companies and providing capital for renovations and other improvements we expect to result in improved property performance.

However, the lodging industry is highly susceptible to negative deviations from forecast results due to the unpredictable impact of various factors, including the following:

•	Geopolitical stability: Continued military activity in the Middle East, associated terrorism concerns and a consequent increase in domestic security alerts (such as the frequent travel warnings issued in 2003 by the Department of Homeland Security) may continue to have a negative impact on lodging demand for hotel rooms.

•	Economic recovery: Changing economic conditions and their effect on corporate travel could reduce the industry’s profitability.

•	Pricing control: The pervasiveness of the Internet and discount-travel sites has affected hotel room rates. Although third-party management companies have begun to seek to exercise greater control over their distribution channels, re-establishing rate integrity may be a slow process.

•	Profitability contraction: Given recent cost cutting measures undertaken by third-party management companies to counteract decreased demand, third-party management companies may have to hire additional staff and increase spending levels to meet any increase in demand.

In general, we expect the overall lodging industry to improve, but to continue to lag behind pre-September 2001 levels. We also believe the current environment will present ample opportunities to acquire properties that have been undermanaged and stand to benefit significantly from an improving economy. Supply growth is at its lowest point since 1993.

We believe, given the current relationship between supply and demand, and the improving health of the nation’s economy, that occupancy rates will continue to climb, along with RevPAR, as the lodging industry follows the business cycle on its upward swing.

INVESTMENT OF OFFERING PROCEEDS

We intend primarily to invest in hotels in the upscale, midscale and economy segments which are expected to include limited service and extended stay hotel properties; although, we are not prohibited from investing in other types of hotel properties, if our board of directors determines to do so, other than by the right of first offer that we have given CNL Hospitality Properties, Inc. We have not specified any percentage of net offering proceeds to be invested in any particular type of hotel property or any particular hotel brand. Limited service hotels generally minimize non-guest room space and offer limited food service such as complimentary continental breakfasts and do not have restaurant or lounge facilities on-site. Extended stay hotels generally contain guest suites with a kitchen area and living area separate from the bedroom. Extended stay hotels vary with respect to providing on-site restaurant facilities.

We will undertake to supplement this prospectus during the offering period to disclose the acquisition of properties at such time as we believe that a reasonable probability exists that such property will be acquired by us. Based upon the experience and acquisition methods of our advisor and its affiliates, this normally will occur, with regard to the acquisition of properties, as of the date on which: (i) a commitment letter is executed by a proposed lessee or third party manager; (ii) a satisfactory credit underwriting for the proposed lessee or third party manager has been completed; (iii) a satisfactory site inspection has been completed; (iv) a nonrefundable deposit has been paid on the property; (v) the board of the directors has approved the acquisition; and (vi) a purchase contract is executed and delivered by the seller to us. However, the initial disclosure of any proposed acquisition cannot be relied upon as an assurance that we ultimately will consummate such proposed acquisition or that the information provided concerning the proposed acquisition will not change between the date of such prospectus supplement and the actual purchase or extension of financing. The terms of any borrowing by us will also be disclosed in any prospectus supplement filed following our receipt of an acceptable commitment letter from a potential lender.

SITE SELECTION AND ACQUISITION OF PROPERTIES

General. The standards described in this section specifically relate to the acquisition of individual properties. We also anticipate that we may acquire larger portfolios of properties in addition to individual property acquisitions. In connection with the acquisitions of larger portfolios, we will follow those general guidelines set forth below which are appropriate in connection with the acquisition of a group of properties.

It is anticipated that the hotel brands selected by our advisor, and as approved by the board of directors, will have full-time personnel engaged in site selection and evaluation. All new sites must be approved by the hotel brands. The hotel brands generally conduct or require the submission of studies which typically include such factors as traffic patterns, population trends, commercial and industrial development, office and institutional development, residential development, per capita or household median income, per capita or household median age, and other factors. The hotel brands also will review and approve all proposed tenants, managers and business sites. The hotel brands or the operators are expected to make their site evaluations and analyses, as well as financial information regarding proposed tenants, available to us.

Our board of directors will elect to purchase and lease properties based principally on an examination and evaluation by our advisor of the potential value of the site, the financial condition and business history of the proposed tenant or manager, the demographics of the area in which the property is located or to be located, the proposed purchase price, the proposed lease and management agreement terms, geographic and market diversification, and potential sales expected to be generated by the business located on the property. In addition, the potential tenant or manager must meet at least the minimum standards established by a hotel chain for its operators.

Pursuant to the subadvisory agreement entered into between our advisor and CNL Hospitality Corp., CNL Hospitality Corp. will provide most of the acquisition services discussed herein under the supervision of the advisor but all recommendations will be made to the Investment Committee of the Advisor which will then determine whether to recommend an acquisition to our board of directors. Our board of directors will exercise its own judgment as to, and will be solely responsible for, the ultimate selection of properties, tenants and managers. Therefore, we may not purchase some of the properties proposed by our advisor and approved by a hotel chain.

We anticipate in each property acquisition that our advisor will negotiate the lease agreement with the tenant and, if the property is to be leased to a subsidiary, the management agreement with the manager. In certain instances, our advisor may negotiate an assignment of an existing lease, in which case the terms of the lease may vary substantially from our standard lease terms, if our board of directors, based on the recommendation of the advisor, determines that the terms of an acquisition and lease of a property, taken as a whole, are favorable. We expect that the structure of our lease agreements will increase the value of the properties and provide an inflation hedge. See “Business — Description of Property Leases” below for a discussion of our anticipated lease terms.

Some lease agreements will be negotiated to provide a third-party tenant with the opportunity to purchase the property under certain conditions, generally either at a price not less than fair market value (determined by appraisal or otherwise) or through a right of first refusal to purchase the property. In either case, the lease agreements will provide that the tenant may exercise these rights only to the extent consistent with our objective of qualifying as a REIT. See “Business — Sale of Properties and Mortgage Loans” below and “Federal Income Tax Considerations — Characterization of Property Leases.”

The consideration paid for each property will be based on its fair market value. A majority of our independent directors may choose in certain circumstances to retain an independent expert to determine such fair market value. Our advisor will rely on its own independent analyses in determining whether or not to recommend that we acquire a particular property. (In connection with the acquisition of a property that has recently been or is to be constructed or renovated, any appraised value of such property ordinarily will be based on the “stabilized value”

of such property.) The stabilized value is the value at the point which the property has reached its stabilized level of competitiveness at which it is expected to operate over the long term. It should be noted that appraisals are estimates of value and should not be relied upon as measures of true worth or realizable value.

The titles to our properties will be insured by appropriate title insurance policies and/or abstract opinions consistent with normal practices in the jurisdictions in which the properties are located.

Construction and Renovation. In some cases, construction or renovation will be required before we acquire the property. In this situation, we may make a deposit on the property in cash or by means of a letter of credit. The renovation or construction may be performed by an affiliate or a third party. We may permit the proposed developer to arrange for a bank or another lender, including an affiliate, to provide construction financing to the developer. In such cases, the lender may seek assurance from us that we have sufficient funds to pay to the developer the full purchase price of the property upon completion of the construction or renovation. In the event that we segregate funds as assurance to the lender of our ability to purchase the property, the funds will remain our property, and the lender will have no rights with respect to such funds upon any default by the developer under the development agreement or under the loan agreement with such lender, or if the closing of the purchase of the property by us does not occur for any reason, unless the transaction is supported by a letter of credit in favor of the lender. In lieu of a third-party lender, we may provide the construction financing to the developer. Such construction loans will be secured by the property and generally will be outstanding for less than five years. Construction loans will be subject to the restrictions applicable to all mortgage loans on the amounts which may be lent to borrowers. See “Business — Mortgage Loans.”

The developer will enter into all construction contracts and will arrange for and coordinate all aspects of the construction or renovation of the property improvements. The developer will be responsible for the construction or renovation of the building improvements, although it may employ co-developers or sub-agents in fulfilling its responsibilities under the development agreement. All general contractors performing work in connection with such building improvements must provide a payment and performance bond or other satisfactory form of guarantee of performance. All construction and renovation will be performed or supervised by persons or entities acceptable to our advisor.

Under the terms of a development agreement, we will generally advance funds on a monthly basis to meet the construction draw requests of the developer. We, in general, only will advance funds to meet the developer’s draw requests upon receipt of an inspection report and a certification of draw requests from an inspecting architect or engineer suitable to us. We may retain a portion of any advance until satisfactory completion of the project. The certification generally must be supported by color photographs showing the construction work completed as of the date of inspection.

Under development agreements for properties to be leased to unrelated third parties, the developer generally will be obligated to complete the construction or renovation of the building improvements within a specified period of time from the date of the development agreement, which generally will be between 12 to 24 months. If the construction or renovation is not completed within that time and the developer fails to remedy this default within 10 days after we give notice, we will have the option to grant the developer additional time to complete the construction, to take over construction or renovation of the building improvements, or to terminate the development agreement and require the developer to purchase the property at a price equal to the sum of (i) our purchase price of the land, including all fees, costs, and expenses paid by us in connection with its purchase of the land; (ii) all fees, costs, and expenses disbursed by us pursuant to the development agreement for construction of the building improvements; and (iii) our “construction financing costs.” The “construction financing costs” is an amount equal to a return, at the annual percentage rate used in calculating the minimum annual rent under the lease, on all of our payments and disbursements described in clauses (i) and (ii) above.

We also will generally enter into an indemnification and put agreement with the developer of properties to be leased to unrelated third parties. This agreement will provide us with certain additional rights unless certain conditions are met. In general, these conditions will be (i) the developer’s acquisition of all permits, approvals, and consents necessary to permit commencement of construction or renovation of the building improvements within a specified period of time after the date of the indemnity agreement (normally, 60 days) or, (ii) the completion of construction or renovation of the building as evidenced by the issuance of a certificate of occupancy, within a specified period of time after the date of the indemnity agreement. If such conditions are not met, we will have the right to grant the developer additional time to satisfy the conditions or to require the developer to purchase the property from us at a purchase price equal to the total amount disbursed by us in connection with the acquisition and construction or renovation of the property (including closing costs), plus an amount equal to the return described in item (iii) of the preceding paragraph. Failure of the developer to purchase the property upon our demand under the circumstances specified above will entitle us to declare the developer in default under the lease and to declare each guarantor in default under any guarantee of the developer’s obligations to us.

In certain situations where construction or renovation is required for a property, we will pay a negotiated maximum amount upon completion of construction or renovation rather than providing financing to the developer, with such amount to be based on the developer’s actual costs of such construction or renovation.

Our affiliates may also provide construction financing to the developer of a property. In addition, we may purchase from our affiliate a property that has been constructed or renovated by the affiliate. Any fees paid to our affiliates in connection with the financing, construction or renovation of a property acquired by us will be considered acquisition fees and will be subject to approval by a majority of the board of directors, including a majority of the independent directors, not otherwise interested in the transaction. See “Management Compensation” and “Conflicts of Interest — Certain Conflict Resolution Procedures.” Any such fees will be included in the cost of the property.

We will have the right to review the developer’s books, records, and agreements during and following completion of construction to verify actual costs in all situations where construction or renovation of a property is required.

Interim Acquisitions. Our advisor and its affiliates may regularly have opportunities to acquire properties suitable for us as a result of their relationships with various operators. These acquisitions often must be made within a relatively short period of time, occasionally at a time when we may be unable to make the acquisition. In an effort to address these situations and preserve our acquisition opportunities, our advisor and its affiliates maintain lines of credit which enable them to acquire these properties on an interim basis and temporarily own them for the purpose of facilitating our later acquisition of them (or acquisition by other entities with which we are affiliated). At such time as a property acquired on an interim basis is determined to be suitable for us to acquire, the interim owner of the property will sell its interest in the property to us at a price equal to the lesser of its cost (which includes carrying costs and, in instances in which an affiliate has provided real estate brokerage services in connection with the initial purchase of the property, indirectly includes fees paid to our affiliate) to purchase such interest in the property or the property’s appraised value, provided that a majority of the directors, including a majority of our independent directors, determine that the acquisition is fair and reasonable. See “Conflicts of Interest — Certain Conflict Resolution Procedures.” Appraisals of properties acquired from such interim owners will be obtained in all cases.

Acquisition Services. Acquisition services performed by our advisor may include, but are not limited to site selection and/or approval; review and selection of tenants or managers and negotiation of lease agreements, management agreements and related documents; monitoring property acquisitions; and the processing of all final documents and/or procedures to complete the acquisition of properties and the commencement of tenant occupancy and lease payments.

We will pay our advisor fees totaling 3% of the total proceeds (gross proceeds plus loan proceeds from permanent financings and the line of credit that are used to make or acquire properties, mortgage loans or other permitted investments) as acquisition fees, a significant portion of which will be reallowed to CNL Hospitality Corp. See “Management Compensation” for a discussion of this and other fees paid to our advisor. The total of all acquisition fees and acquisition expenses shall be reasonable and shall not exceed an amount equal to 6% of the real estate asset value of a property, or in the case of a mortgage loan, 6% of the funds advanced, unless a majority of our board of directors, including a majority of the independent directors, not otherwise interested in the transaction approves fees in excess of these limits subject to a determination that the transaction is commercially competitive, fair and reasonable. The total of all acquisition fees payable to all persons or entities will not exceed the compensation customarily charged in arm’s-length transactions by others rendering similar services as an ongoing activity in the same geographical location and for comparable types of properties.

Our advisor engages counsel to perform legal services, and such counsel may also provide us with legal services in connection with the acquisition of properties. The legal fees payable to such counsel by us will not exceed those generally charged for similar services.

STANDARDS FOR INVESTMENT IN INDIVIDUAL PROPERTIES

Selection of Hotel Brands. The selection of hotel brands will be recommended by the Investment Committee of our advisor and approved by our board of directors, and generally will be based on an evaluation of the operations of the hotels in the hotel brands, the number of hotels operated, the relationship of average revenue per available room to the average capital cost per room of a hotel, the relative competitive position among the same type of hotels offering similar types of products, name recognition, and market penetration.

Selection of Properties, Tenants and Managers. In making investments in properties, our advisor will consider relevant real property and financial factors, including the condition, use, and location of the property, income-producing capacity, the prospects for long-term appreciation, the relative success of the hotel brand in the geographic area in which the property is located, and the management capability and financial condition of the tenant or manager. In selecting tenants and managers, our advisor will consider the prior experience of the tenant or manager, the net worth of the tenant or manager, past operating results of other hotels currently or previously operated by the tenant or manager, and the tenant’s or manager’s prior experience in managing hotels within a particular hotel chain.

In selecting specific properties within a particular hotel chain and in selecting tenants or managers for our properties, our advisor, as approved by our board of directors, will apply the following minimum standards:

•	Each property will be in what our advisor believe is a prime business location for that type of property;

•	Hotel operating cash flow will provide a specified minimum return on our cost of purchasing and, if applicable, developing the property, and the lease also will generally provide for payment of percentage rent based on gross sales over specified levels and/or automatic increases in base rent at specified times during the lease term;

•	For properties leased to third parties, the initial lease term typically will be at least 10 to 20 years. properties leased to subsidiaries may be leased for a shorter term;

•	In evaluating prospective tenants and managers, we will examine, among other factors, the tenant’s or manager’s historical financial performance and current financial condition; and

•	In general, we will not acquire a property if our board of directors, including a majority of our independent directors, determines that the acquisition would adversely affect us in terms of geographic, property type or chain diversification.

DESCRIPTION OF PROPERTIES

We expect that any properties that we purchase will conform generally to the following specifications of size, cost, and type of land and buildings.

Generally, properties that we acquire will consist of both land and building; although, in a number of cases, we may acquire only the land underlying the building with the building owned by the tenant or a third party, or may acquire the building only with the land owned by a third party. Lot sizes generally range in size up to 10 acres depending on product, market and design considerations, and are available at a broad range of pricing. We anticipate that hotel sites that we purchase will generally be in primary or secondary urban, suburban, airport or highway markets which have been evaluated for past and future anticipated lodging demand trends. The hotel buildings generally will be low- to mid-rise construction. We intend to focus on acquiring limited service or extended stay hotel properties. Limited service hotels generally minimize non-guest room space and offer limited food service such as complimentary continental breakfasts and do not have restaurant or lounge facilities on-site. Extended stay hotels generally contain guest suites with a kitchen area and living area separate from the bedroom. The properties may include equipment.

Either before or after construction or renovation, the properties that we expect to acquire will be one of a hotel chain’s approved designs. Prior to purchase of all properties, other than those purchased prior to completion of construction, we will receive a copy of the certificate of occupancy issued by the local building inspector or other governmental authority which permits the use of the property as a hotel, and shall receive a certificate from the hotel chain to the effect that (i) the property is operational and (ii) the property and the tenant are in compliance with all of the chain’s requirements, including, but not limited to building plans and specifications approved by the chain. For properties to be leased to unrelated third parties, we will also receive a certificate of occupancy for each property for which construction has not been completed at the time of purchase, prior to our payment of the final installment of the purchase price for the property.

A tenant generally will be required by the lease agreement to make such capital expenditures as may be reasonably necessary to refurbish buildings, premises, signs, and equipment so as to comply with the tenant’s obligations under the franchise agreement to reflect the current commercial image of its hotel chain. These capital expenditures generally will be paid by the tenant during the term of the lease. Some property leases may, however, obligate the tenant to fund, in addition to its lease payment, a reserve fund up to a pre-determined amount. Generally, money in that fund may be used by the tenant to pay for replacement of furniture and fixtures. We may be responsible for other capital expenditures or repairs. The tenant generally is responsible for replenishing the reserve fund and to pay a specified return on the amount of capital expenditures or repairs that we pay for in excess of amounts in the reserve fund. The management agreement relating to properties leased to our subsidiaries may require the manager to establish and maintain this reserve fund and make these capital expenditures from the net cash flow of the hotel operations.

DESCRIPTION OF PROPERTY LEASES

The terms and conditions of any property lease in which we enter may vary from those described below. Our advisor in all cases will use their best efforts to obtain terms at least as favorable as those described below. If our board of directors determines, based on the recommendation of our advisor, that the terms of an acquisition and lease of a property, taken as a whole, are favorable to us, the board of directors may, in its sole discretion, cause us to enter into leases with terms which are substantially different than the terms described below, but only to the extent consistent with our objective of qualifying as a REIT. In making such determination, our board of directors will consider such factors as the type and location of the property, the creditworthiness of the tenant or manager, the purchase price of the property, the prior performance of the tenant or manager, and the prior business experience of our management and the management of our affiliates with the hotel chain, or the operator.

General. Property leases with our subsidiaries generally will provide that the subsidiary may perform certain requirements itself, such as payment for repairs, maintenance, taxes and insurance, or may cause the manager of the property to perform such requirements and pay such amounts from operating cash flows of the hotel. Leases to unaffiliated third parties generally are expected to be “triple-net” leases, which means that the tenants generally will be required to pay for all repairs, maintenance, property taxes, utilities, and insurance. The tenants also will be required to pay for special assessments, sales and use taxes, and the cost of any renovations permitted under the leases. We or an indirect subsidiary will be the landlord under each lease except in certain circumstances in which we or it may be a party to a joint venture which will own the property. In those cases, the joint venture, rather than us, will be the landlord and all references in this section to us as landlord should be read accordingly. See “Business — Joint Venture Arrangements” below.

Term of Leases. Properties leased to our subsidiaries will generally be leased for an initial term of 5 to 10 years, plus renewal options for an additional 5 to 25 years. Properties leased to unrelated third parties will generally be leased for an initial term of 10 to 20 years with up to four, five-year renewal options. Upon termination of the lease, the tenant will surrender possession of the property to us, together with any improvements made to the property during the term of the lease, except that for properties in which we own only the building and not the underlying land, the owner of the land may assume ownership of the building.

Computation of Lease Payments. During the initial lease term on properties leased to a subsidiary, the lease will provide for a percentage of the gross revenues of the property, with a specified minimum rental payment regardless of the gross revenues (designed to provide us with rent equal to a certain percentage of the cost of the property). For properties subject to this arrangement, our consolidated financial statements generally will report the hotels’ operating revenues and expenses rather than the rent contractually due under the leases with our subsidiaries. During the initial term of a lease to an unrelated third-party tenant, the tenant will pay us, as landlord, minimum annual rent equal to a specified percentage of our cost of purchasing the property. In addition to minimum annual rent, the third-party tenant will generally pay us “percentage rent” and/or automatic increases in the minimum annual rent at predetermined intervals during the term of the lease. Percentage rent is generally computed as a percentage of the gross sales above a specified level at a particular property. In the case of properties that are to be constructed or renovated pursuant to a development agreement, our costs of purchasing the property will include the purchase price of the land, including all fees, costs, and expenses paid by us in connection with our purchase of the land, and all fees, costs, and expenses disbursed by us for construction of building improvements. See “Business — Site Selection and Acquisition of Properties — Construction and Renovation” above.

In the case of properties in which we own only the building, we will try to structure our leases to recover our investment in the building by the expiration of the lease.

Assignment and Sublease. In general, leases to unrelated third-party tenants may not be assigned or subleased without our prior written consent (which may not be unreasonably withheld) except to a tenant’s corporate franchiser, corporate affiliate or subsidiary, a successor by merger or acquisition, or in certain cases, another franchisee, if such assignee or subtenant agrees to operate the same type of hotel on the premises, but only to the extent consistent with our objective of qualifying as a REIT. The leases will set forth certain factors (such as the financial condition of the proposed tenant or subtenant) that are deemed to be a reasonable basis for our refusal to consent to an assignment or sublease. In addition, we may refuse to permit any assignment or sublease that would jeopardize our continued qualification as a REIT. In certain cases, we anticipate that the original tenant will remain fully liable, however, for the performance of all tenant obligations under the lease following any such assignment or sublease unless we agree in writing to release the original tenant from its lease obligations.

Alterations to Premises. An unrelated third-party tenant generally will have the right, without our prior written consent, to make certain improvements, alterations or modifications to the property at the tenant’s own expense. Under certain leases, we anticipate that the tenant, at its own expense, may make certain immaterial structural improvements (with a cost of up to $100,000) without our prior consent. Certain leases may require the tenant to post a payment and performance bond for any structural alterations with a cost in excess of a specified amount.

Right of Tenant to Purchase. In some cases, if at any time we wish to sell a property pursuant to a bona fide offer from a third party, the unrelated third-party tenant of that property will have the right to purchase the property for the same price, and on the same terms and conditions, as contained in the offer. In certain cases, the tenant also may have a right to purchase the property seven to 20 years after commencement of the lease at a certain purchase price. See “Federal Income Tax Considerations — Characterization of Property Leases.”

Special Conditions. Certain leases with unrelated third-party tenants may provide that the tenant will not be permitted to own or operate, directly or indirectly, another property of the same or similar type as the leased property that is or will be located within a specified distance of the leased property.

Insurance, Taxes, Maintenance and Repairs. We plan on requiring our tenants, as lessees, under the terms of the leases, to maintain, for our benefit and the benefit of the tenant, insurance that is commercially reasonable given the size, location and nature of the property. Tenants, other than those tenants with a substantial net worth, generally also will be required to obtain “rental value” or “business interruption” insurance to cover losses due to the occurrence of an insured event for a specified period, generally six to twelve months. In general, no lease will be entered into unless, in the opinion of our advisor, as approved by our board of directors, the insurance required by the lease adequately insures the property.

Tenants will be required to maintain such properties in good order and repair. Such tenants generally will be required to maintain the property and repair any damage to the property, except damage occurring during the last

24 to 48 months of the lease term (as extended), which in the opinion of the tenant renders the property unsuitable for occupancy, in which case the tenant will have the right instead to pay us the insurance proceeds and terminate the lease. The nature of the obligations of tenants for maintenance and repairs of the properties will vary depending upon individual lease negotiations. In some instances, we may be obligated to make repairs and fund capital improvements. In these instances, the lease will adjust the lease payments so that the economic terms would be the same as if the tenant were responsible to make repairs and fund capital improvements.

Credit Enhancements. We may benefit from various types of credit enhancements that have traditionally been provided by the managers of hotel properties. We may be provided with these credit enhancements, either directly or indirectly, through unconsolidated subsidiaries. These enhancements are intended to guarantee us certain minimum returns on our properties. We anticipate that credit enhancements we obtain will be generally subject to expiration or “burn-off” provisions over time or at such time that the funding limit has been reached. There is no assurance that market conditions will allow us to obtain credit enhancements on properties acquired in the future.

The following are summaries of the various types of credit enhancements that we may benefit from:

•	Limited Rent Guarantees. Limited rent guarantees (“LRG”) provided by hotel managers;

•	Threshold Guarantees. Threshold guarantees (“TG”) provided by third-party hotel managers to us in order to guarantee a certain minimum return for each of the properties covered by the TG;

•	Liquidity Facility Mortgage Loans. Liquidity facility mortgage loans (“LFL”) provided by hotel managers to us in order to guarantee a certain minimum distribution for each of the properties covered by the LFL; and

•	Senior Loan Guarantees. Senior loan guarantees (“SLG”) provided by hotel managers to us in order to guarantee the payment of senior debt service for each of the properties covered by the SLG.

In addition, leases with unrelated tenants or operators leasing more than one property are generally expected to contain cross-default terms with respect to other leases, meaning that if the tenant to any of the applicable leases defaults on its obligations under the lease, we will have the ability to pursue remedies under the lease with respect to the other properties, regardless of whether the tenant of any such property is under default under its lease.

Events of Default. Our leases with unaffiliated third-party tenants will typically provide that the following events, among others, will constitute a default under the lease: (i) the insolvency or bankruptcy of the tenant, provided that the tenant may have the right, under certain circumstances, to cure such default; (ii) the failure of the tenant to make timely payment of rent or other charges due and payable under the lease, if such failure continues for a specified period of time (generally, five to 30 days) after notice of such failure; (iii) the failure of the tenant to comply with any of its other obligations under the lease (for example, the discontinuance of operations of the leased property) if such failure continues for a specified period of time (generally, ten to 45 days); (iv) a default under or termination of the franchise agreement between the tenant and its franchiser; and (v) in cases where we have entered into other leases with the same tenant, a default under such lease.

Upon default by the third-party tenant, we plan to have the right under the lease and under most state laws to evict the tenant, re-lease the property to others, and hold the tenant responsible for any deficiency in the minimum lease payments. Similarly, if we determine not to re-lease the property, we could sell the property. (However, unless required to do so by the lease or our investment objectives, we do not intend to sell any property prior to five to ten years after the commencement of the lease on such property. See “Business — Right of Tenant to Purchase” above.) In the event that a lease requires the tenant to make a security deposit, we will have the right under the lease to apply the security deposit, upon default by the tenant, towards any payments due from the defaulting tenant. In general, the tenant will remain liable for all amounts due under the lease to the extent not paid from a security deposit or by a new tenant.

In the event that a third-party tenant defaults under a lease with us, we either will attempt to locate a replacement tenant acceptable to the hotel brand involved, which may be a subsidiary of ours, or will discontinue operation of the hotel. In lieu of obtaining a replacement tenant, some hotel brands may have the option and may elect to lease and operate the hotels themselves. We will likely have no obligation to operate the hotels, and no hotel brand will be obligated to permit us or a replacement operator to operate the hotels.

Poor performance by the properties leased to subsidiaries will affect our results of operations to a much greater extent than would performance by properties leased to unaffiliated third parties. However, we will have the right under our agreements with the third party managers of our hotels to terminate the manager and engage a new manager in the event that the poor performance is attributable to the manager.

DESCRIPTION OF MANAGEMENT AGREEMENTS

The terms of any management agreement entered into by a subsidiary of ours with regard to a property are subject to negotiation with the manager and may vary from those described below.

For properties leased to subsidiaries, we anticipate that the subsidiary lessee will enter into a management agreement with an unaffiliated third party manager. The manager will be an operator of a hotel brand and will be approved by our board of directors. Under the management agreement, the manager will have exclusive responsibility for the operation of the property and will be obligated to do so in conformity with the policies of a hotel brand.

The term of the management agreement typically will be between 10 and 25 years, with multiple renewal options. Under the management agreement, the manager will receive a base management fee expressed as a percentage of gross revenues for each fiscal year and an incentive management fee expressed as a percentage of operating profit above a specified level for each fiscal year.

The manager will be responsible for payment of real estate and property taxes, repairs and maintenance, utilities and insurance. The manager is obligated to maintain the property in good repair and condition and to make or cause to be made any routine maintenance, repairs and minor alterations as it determines to be necessary. The manager will also pay for any routine renovations permitted under the management agreement and establish reserves to fund such renovations and replenishments to furniture, fixtures and equipment. The manager may, with prior written approval of the tenant, make more extensive improvements to the property. All such amounts will be payable from the operations of the hotel thereby reducing net cash flow to our subsidiary and our company.

Under certain agreements, our subsidiary may have the right at specified times to terminate the management agreement if certain financial and other objectives relating to the property are not attained. Upon termination, the manager shall vacate and surrender the property to our subsidiary.

The management agreements generally will provide that the following events, among others, will constitute a default under the management agreement: (i) the insolvency or bankruptcy of either party; (ii) the failure of either party to make payments required under the management agreement in a timely manner, if such failure continues for a specified time (generally ten days after written notice specifying such failure is received by the defaulting party); (iii) the failure of either party to comply with any of its other obligations under the management agreement if such failure continues for a specified time (generally 10 to 30 days after notice specifying such failure is received by the defaulting party); (iv) the failure of either party to maintain insurance as provided for in the management agreement if the party in default fails to cure the default within a specified time (generally three to five days after written notice specifying such failure is received by the defaulting party); and (v) in cases where the manager has entered into other management agreements with our subsidiaries, a default under one or more such management agreements. Upon an event of default, if the default has a material adverse impact upon the party that is not in default, such party has the right to terminate the management agreement.

Under the management agreements, we anticipate that the manager generally will not be able to assign its interest in the management agreement, other than to an affiliate or in connection with the sale of the management company, without the prior written consent of the tenant. In some cases, the agreement may provide that the manager has a right of first offer if the owner wishes to sell the property to a third party and certain conditions are met. In addition, certain agreements may restrict the ability of the owner of the property to sell it to a competitor of the manager’s hotel brand or to a person that does not meet specified financial or other criteria.

Certain management agreements may prohibit the manager or its affiliates from opening another hotel of the same or similar type as the leased property that is or will be located within a specified distance of the property.

The management agreement may provide that the manager will provide a liquidity or credit enhancement facility for the property. In such instances, if the management agreement is terminated at such time as there are amounts outstanding under any such facility, the manager will generally have the right to remain as manager until such amounts are repaid.

JOINT VENTURE ARRANGEMENTS

We may enter into a joint venture to purchase and hold for investment a property with various unaffiliated persons or entities or with another program formed by our principals or our advisor or its affiliates. A majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction, must determine that such investment in the joint venture is fair and reasonable and on substantially the same terms and conditions as those to be received by the co-venturer or co-venturers. We may take more or less than a 50% interest in any joint venture, subject to obtaining the requisite approval of our directors. See “Risk Factors — Risks Related to our Business and Operations — Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on a co-venturer’s financial condition and disputes between us and our co-venturers.”

Under the terms of each joint venture agreement, it is anticipated that we and each of our joint venture partners will be jointly and severally liable for all debts, obligations, and other liabilities of the joint venture, and we, along with each joint venture partner will have the power to bind each other with any actions taken within the scope of the joint venture’s business. In addition, it is expected that our advisor or its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of the joint venture. Events of dissolution will include the bankruptcy, insolvency, or termination of any co-venturer, sale of the property owned by the joint venture, mutual agreement between us and our joint venture partner to dissolve the joint venture, and the expiration of the term of the joint venture. The joint venture agreement typically will restrict each venturer’s ability to sell, transfer, or assign its joint venture interest without first offering it for sale to its co-venturer. In addition, in any joint venture with another program sponsored by our advisor or its affiliates, where such arrangements are entered into for the purpose of purchasing and holding properties for investment, in the event that one party desires to sell the property and the other party does not desire to sell, generally either party will have the right to trigger dissolution of the joint venture by sending a notice to the other party. The notice will establish the price and terms for the sale or purchase of the other party’s interest in the joint venture to the other party. The joint venture agreement will grant the receiving party the right to elect either to purchase the other party’s interest on the terms set forth in the notice or to sell its own interest on such terms.

The following paragraphs generally describe the allocations and distributions under the expected terms of the joint venture agreement for any joint venture in which we and our co-venturer each have a 50% ownership interest. In any other case, the allocations and distributions are expected to be similar to those described below, except that allocations and distributions which are described below as being made 50% to each co-venturer will instead be made in proportion to each co-venturer’s respective ownership interest.

Under the terms of each joint venture agreement, operating profits and losses generally will be allocated 50% to each co-venturer. Profits from the sale or other disposition of joint venture property first will be allocated to any co-venturers with negative capital account balances in proportion to such balances until such capital accounts equal zero, and thereafter 50% to each co-venturer. Similarly, losses from the sale or other disposition of joint venture property first will be allocated to joint venture partners with positive capital account balances in proportion to such balances until such capital accounts equal zero, and thereafter 50% to each co-venturer. Notwithstanding any other provisions in the joint venture agreement, income, gain, loss, and deductions with respect to any contributed property will be shared in a manner which takes into account the variation between the basis of such property and its fair market value at the time of contribution in accordance with section 704(c) of the Code.

Net cash flow from operations of the joint venture generally will be distributed 50% to each joint venture partner. Any liquidation proceeds, after paying joint venture debts and liabilities and funding reserves for contingent liabilities, usually will be distributed first to the joint venture partners with positive capital account balances in proportion to such balances until such balances equal zero, and thereafter 50% to each joint venture partner. Nevertheless, there may be some transactions in which we get a preferred return so that we receive distributions before the co-venturer receives its distributions and, in some of these situations, the co-venturer may then get a larger share of the remaining proceeds. In addition, there may be some transactions in which the co-venturer gets a preferred return so that it receives distributions before we receive our distribution; and in some of these situations, we may then get a larger share of the remaining proceeds.

In order that the allocations of joint venture income, gain, loss, and deduction provided in joint venture agreements may be respected for federal income tax purposes, it is expected that any joint venture agreement either (A) (i) will contain a qualified income offset provision; (ii) will prohibit allocations of loss or deductions to the extent such allocation would cause or increase an adjusted capital account deficit; and (iii) will require (a) that capital accounts be maintained for each joint venture partner in a manner which complies with Treasury Regulation Section 1.704-1(b)(2)(iv) and (b) that distributions of proceeds from the liquidation of a partner’s interest in the joint venture (whether or not in connection with the liquidation of the joint venture) be made in accordance with the partner’s positive capital account balance or (B) otherwise will provide for allocations of income, gain, deduction and loss which are deemed to have substantial economic effect under the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(i). See “Federal Income Tax Considerations — Investment in Joint Ventures.”

Prior to entering into any joint venture arrangement with any unaffiliated co-venturer (or the principals of any unaffiliated co-venturer), we will confirm that such person or entity has demonstrated to our satisfaction that requisite financial qualifications are met.

We may acquire properties from time to time by issuing limited partnership units in our operating partnership to sellers of such properties pursuant to which the seller, as owner, would receive partnership interests convertible at a later date into our common stock. We will be the general partner in the operating partnership. This structure enables a property owner to transfer property without incurring immediate tax liability, and therefore may allow us to acquire properties on more favorable terms than we would otherwise.

MORTGAGE LOANS AND OTHER LOANS

We may provide mortgage loans in connection with the operations of hotel brands, or their affiliates, to enable them to acquire the land, buildings and land, or buildings. The mortgage loan will be secured by such property. We may also provide loans to entities in which we own an interest. Such loans may be secured by, among other things, the interests in the entity held by co-venturers.

The borrower will be responsible for all of the expenses of owning the property, as with a “triple-net” lease, including expenses for insurance and repairs and maintenance. Management expects the mortgage loans will require payments of principal and interest with a balloon payment at maturity. In addition, management expects the interest rate charged under the terms of the mortgage loan will be fixed over the term of the loan and generally will be comparable to, or slightly lower than, lease rates charged to tenants for the properties.

For a discussion of the construction loans which we are permitted to make, see “Business — Site Selection and Acquisition of Properties — Construction and Renovation,” above.

We may combine leasing and financing in connection with a property. For example, we may make a mortgage loan with respect to the building and acquire and lease the underlying land to the borrower. Management believes that the combined leasing and financing structure provides the benefit of allowing us to receive interest on our initial investment in each financed building. At the same time, we retain ownership of the underlying land, which may appreciate in value, thus providing an opportunity for a capital gain on the sale of the land. In such cases in which the borrower is also the tenant under a property lease for the underlying land, if the borrower does not elect to exercise its purchase option to acquire the property under the terms of the lease, the building and improvements on the property will revert to us at the end of the term of the lease, including any renewal periods. If the borrower does elect to exercise its purchase option as the tenant of the underlying land, we will generally have the option of selling the property at the greater of fair market value or cost plus a specified percentage.

We will not make or invest in mortgage loans unless an appraisal is obtained of the property that secures the mortgage loan. In cases in which the majority of our independent directors so determine, and in all cases in which the mortgage loan involves our advisor, directors, or affiliates, such appraisal must be obtained from an independent expert. Such appraisal shall be maintained in our records for at least five years, and shall be available for inspection and duplication by any stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained.

Management believes that the criteria for investing in mortgage loans are substantially the same as those involved in our investments in properties and will use the same underwriting criteria as described above in “Business — Standards for Investment in Properties.” In addition, we will not make or invest in mortgage loans or other loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loans, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. In no event shall mortgage indebtedness on any property exceed such property’s appraised value. For purposes of this limitation, the aggregate amount of all mortgage loans outstanding on the property, including our loans, shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

Further, we will not make or invest in any mortgage loans or other loans that are subordinate to any mortgage, other indebtedness or equity interest of our advisor, directors, or affiliates. We may provide mortgage loans and other loans in the aggregate principal amount of up to approximately 10% of gross proceeds.

MANAGEMENT SERVICES

Our advisor will provide management services relating to us, our properties and mortgage loans pursuant to an advisory agreement between us and our advisor. Under this agreement, our advisor is responsible for assisting us in negotiating leases, management agreements and mortgage loans, collecting rental and mortgage loan payments, inspecting the properties and the tenants’ books and records, and responding to tenant and manager inquiries and notices. Our advisor also will provide information to us about the status of the leases, the management agreements, the properties, the mortgage loans, the line of credit and the permanent financing. In exchange for these services, our advisor is entitled to receive certain fees from us. For supervision of the properties and mortgage loans, our advisor will receive the asset management fee, which generally is payable monthly in an amount equal to 0.08334% of real estate asset value and the outstanding principal amount of the mortgage loans and the amount invested in other permitted investments, as of the end of the preceding month. See “Management Compensation” for details of the fees to be received by our advisor.

BORROWING

We may borrow money to acquire the properties and make mortgage loans and other permitted investments and to pay certain related fees. We may encumber the properties in connection with the borrowing. We will seek one or multiple lines of credit aggregating up to $100 million. The lines of credit may be increased at the discretion of our board of directors and may be repaid with offering proceeds, proceeds from the sale of assets, working capital or permanent financing. In addition to lines of credit, we may also obtain permanent financing.

Management believes that any financing obtained during the offering period will allow us to make investments in properties, mortgage loans and permitted investments that we otherwise would be forced to delay until we raise a sufficient amount of proceeds from the sale of shares. By eliminating this delay, we will also eliminate the risk that these investments will no longer be available, or the terms of the investment will be less favorable, when we have raised sufficient offering proceeds. Alternatively, affiliates of our advisor could make such investments, pending our receipt of sufficient offering proceeds, in order to preserve the investment opportunities for us. However, assets acquired by us in this manner would be subject to closing costs both on the original purchase by the affiliate and on the subsequent purchase by us, which would increase the amount of expenses associated with the acquisition of assets and reduce the amount of offering proceeds available for investment in income-producing assets. Management believes that the use of borrowings will enable us to reduce or eliminate the instances in which we will be required to pay duplicate closing costs, which may be substantial in certain states.

Similarly, management believes that the borrowings will be of benefit by allowing us to take advantage of our ability to borrow at favorable interest rates. Specifically, we intend to structure the terms of any financing so that the lease rates for properties acquired and the interest rates for mortgage loans made with the loan proceeds will exceed the interest rate payable on the financing. To the extent that we are able to structure the financing on these terms, we will increase our net revenues. In addition, the use of financing will increase the diversification of our portfolio by allowing us to acquire more assets than would be possible using only the gross proceeds from the offering.

As a result of existing relationships between affiliates of our advisor and certain financing sources, we may have the opportunity to obtain financing at more favorable interest rates than we could otherwise obtain. In connection with any financing obtained by us as a result of any such relationship, we will pay a loan origination fee to the affiliate. In addition, certain lenders may require, as a condition of providing financing to us, that the affiliate with which the lender has an existing relationship act as a loan servicing agent. In connection with any such arrangement, we will pay a loan servicing fee to the affiliate. Any loan origination fee or loan servicing fee paid to the affiliate is subject to the approval by a majority of the board of directors (including a majority of the independent directors) not otherwise interested in the transaction as fair and reasonable and on terms not less favorable to us than those available from unaffiliated third parties and not less favorable than those available from our advisor or its affiliates in transactions with unaffiliated third parties.

We may borrow funds for the purpose of preserving our status as a REIT or for any other authorized corporate purpose. For example, we may borrow to the extent necessary to permit us to make distributions required in order to enable us to qualify as a REIT for federal income tax purposes; however, we will not borrow for the purpose of returning invested capital to the stockholders unless necessary to eliminate corporate level tax to us. Our aggregate borrowing, secured and unsecured, shall be reasonable in relation to net assets and shall be reviewed by the board of directors at least quarterly. The board of directors anticipates that the aggregate amounts of any lines of credit will be up to $100 million; however, the line of credit may be increased at the discretion of the board of directors. In addition, we plan to obtain additional permanent financing. The board of directors anticipates that the aggregate amount of the permanent financing will generally not exceed 50% of our total assets. However, in accordance with our articles of incorporation, the maximum amount of borrowing in relation to net assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, shall not exceed 300% of net assets. Any excess in borrowing over such 300% level shall occur only with approval by a majority of the independent directors and will be disclosed and explained to stockholders in our first quarterly report prepared after such approval occurs.

SALE OF PROPERTIES AND MORTGAGE LOANS

For up to four years after the commencement of this offering, we intend, to the extent consistent with our objective of qualifying as a REIT, to reinvest in additional properties, mortgage loans or other permitted investments any proceeds of the sale of a property, a mortgage loan or other permitted investment that are not required to be distributed to stockholders in order to preserve our REIT status for federal income tax purposes. We may also use such proceeds to reduce our outstanding indebtedness. At or prior to December 31, 2014, we intend to provide our stockholders with liquidity of their investment, either in whole or in part, through listing (although liquidity cannot be assured thereby) or by commencing the orderly sale of our assets. If listing occurs, we intend to use any net sales proceeds not required to be distributed to stockholders in order to preserve our status as a REIT, to reinvest in additional properties, mortgage loans and other permitted investments or to repay outstanding indebtedness. If listing does not occur by December 31, 2014, we thereafter will undertake the orderly liquidation and the sale of our assets and will distribute any net sales proceeds to our stockholders.

In deciding the precise timing and terms of property sales, our advisor will consider factors such as national and local market conditions, potential capital appreciation, cash flows, and federal income tax considerations. The terms of certain leases, however, may require us to sell a property at an earlier time if the tenant exercises its option to purchase a property after a specified portion of the lease term has elapsed. See “Business — Description of Property Leases — Right of Tenant to Purchase.” We will have no obligation to sell all or any portion of a property at any particular time, except as may be required under property or joint venture purchase options granted to certain tenants or joint venture partners. When we sell properties we may take money obligations as part payment of the sales price. The terms of payment will be affected by custom in the area in which the property is located and by prevailing economic conditions. When a purchase money obligation is accepted in lieu of cash upon the sale of a property, we will continue to have a mortgage on the property and the proceeds of the sale will be realized over a period of years rather than at closing of the sale.

We do not anticipate selling any mortgage loans prior to the expiration of the loan term, except in the event (i) we own the property (land only) underlying the building improvements which secure the mortgage loan and the sale of the property occurs or (ii) we undertake an orderly sale of our assets. In addition, we will not sell any assets if such sale would not be consistent with our objective of qualifying as a REIT.

FRANCHISE REGULATION

Many states regulate the franchise or license relationship between a tenant/franchisee or manager/franchisee and a franchiser. We will not likely be an affiliate of any franchiser, and are not currently aware of any states in which the relationship between us as landlord and the tenant or manager will be subjected to those regulations, but we will comply with such regulations in the future, if so required. Hotel brands which franchise their operations are subject to regulation by the Federal Trade Commission.

COMPETITION

The hotel industry is generally characterized by intense competition. It is anticipated that the operators of the hotels located on our future properties will compete with independently owned hotels, hotels which are part of local or regional chains, and hotels in other well-known national chains, including those offering different types of accommodations. The principal competitive factors which will affect our hotels include, but are not limited to, brand recognition, location, range of services and guest amenities offered, the quality of the hotel and services provided, and price.

We will be in competition with other persons and entities both to locate suitable properties to acquire and to locate purchasers for our properties. We also will compete with other financing sources such as banks, mortgage lenders, and sale/leaseback companies for suitable properties, tenants and mortgage financing borrowers.

REGULATION OF MORTGAGE LOANS

Our mortgage loan program may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our mortgage loan program. Commencement of operations in these or other jurisdictions may be dependent upon a finding that we are financially responsible, and of sound character and fitness. We may determine not to make mortgage loans in any jurisdiction in which we believe we have not complied in all material respects with applicable requirements.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

As of the date of this prospectus, we have not yet commenced operations. We plan to engage primarily in the acquisition and ownership of interests in limited service and extended stay hotel properties generally located across the United States. We have retained CNL Lodging Advisors II Corp. as our advisor to provide management, acquisition, advisory and certain administrative services. We anticipate that our properties will generally be leased to wholly owned taxable REIT subsidiary (“TRS”) entities that contract with third-party hotel management companies to operate these properties. Hotel operating revenues and expenses for these properties will be included in our consolidated results of operations. Other properties will be leased on a triple-net basis to unrelated, third-party tenants who operate the properties or contract with hotel managers to run their hotel operations. Rental income from operating leases will be included in the consolidated results of operations for these properties. We expect to receive various credit enhancement guarantees from third-party hotel managers who, subject to certain limitations, will guarantee a certain level of performance for properties they manage for us. See “Business — Credit Enhancements” for additional information on credit enhancements.

We may also provide mortgage loans to operators of hotel brands. In addition, we may invest up to a maximum of 10 percent of our total assets in equity interests in ancillary businesses.

We are not aware of any material trends or uncertainties, favorable or unfavorable, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from the acquisition and operation of properties, mortgage loans and other permitted investments, other than those referred to in this prospectus, including, without limitation, those set forth under “Risk Factors.”

We intend to make an election under Section 856(c) of the Internal Revenue Code to be taxed as a REIT under the Internal Revenue Code, beginning with our taxable year ending December 31, 2004. If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is lost. Such an event could materially and adversely affect our net income. However, we believe that we are organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes during the year ending December 31, 2004, and we intend to operate so as to remain qualified as a REIT for federal income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

We will use the net offering proceeds from this offering to acquire interests in or develop hotel properties and invest in joint ventures, which will acquire and own hotel properties. In addition, we intend to borrow money to acquire assets and to pay certain related fees. We intend to encumber assets in connection with such borrowing. We plan to obtain lines of credit, in an amount up to $100 million, in addition to permanent financing. The lines of credit may be increased at the discretion of the board of directors and may be repaid with offering proceeds, proceeds from the sale of assets, working capital or permanent financing. The aggregate amount of any permanent financing is not expected to exceed 50% of our total assets. The maximum amount we may borrow is 300% of our net assets in the absence a satisfactory showing that a higher level of borrowing is appropriate, as described in “Business — Borrowing.” In order to borrow an amount in excess of 300% of our net assets, a majority of our independent directors must approve the borrowing, and the borrowing must be disclosed and explained to stockholders in our first quarterly report after such approval occurs. We plan to engage in discussions with potential lenders but have not yet received a commitment for a line of credit or any permanent financing and there is no assurance that we will obtain any line of credit or permanent financing on satisfactory terms, or at all.

We have not entered into any arrangements to acquire any specific property or to make or invest in any specific mortgage loan or other permitted investment. The number of properties we may acquire and mortgage loans and other permitted investments we may acquire or make will depend upon the number of shares sold and the resulting amount of the net offering proceeds available for investment in properties, mortgage loans and other permitted investments.

We intend to pay distributions to our stockholders on a quarterly basis. The amount of distributions declared to our stockholders will be determined by our board of directors and is dependent on a number of factors, including net cash from operations, the financial condition and annual distribution requirements needed to maintain our status as a REIT under the Code. Operating cash flows are expected to be generated from properties, mortgage loans and other permitted investments acquired or made by us.

Critical Accounting Policies

Our consolidated financial statements will include our accounts and all consolidated subsidiaries. The discussion and analysis of the financial condition and results of operations will be based upon our consolidated financial statements, which will be prepared in accordance with generally accepted accounting principles (“GAAP”). The preparation of our financial statements will be in conformity with GAAP require management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, and related disclosures. The following represent certain critical accounting policies that require the use of business judgment or significant estimates to be made:

•	Allocation of Purchase Prices to Properties. We will generally obtain third-party property appraisals as a part of our normal pre-acquisition due diligence procedures. These appraisals will be used by us to evaluate the fairness of the purchase price and to assist in the allocation of the purchase price between land, building, equipment, intangible assets and goodwill. In circumstances where a specific property or acquired business is expected to have significant values assigned to intangible assets or goodwill, we will obtain third-party purchase price allocation studies to assist in the allocation of purchase prices to these assets. Management believes that these appraisals and purchase price allocation studies will be carried out by competent third-party experts and that they will result in fair allocations. However, a change in the allocations could result in an increase or decrease in depreciation expense and amortization expense and could result in different balance sheet classifications between assets.

•	Determination of Fair Value of Long-Lived Assets. Management will review our properties and investments in unconsolidated subsidiaries periodically (no less than once per year) for impairment or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. Management will determine whether impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. Such an impairment, if any, would result in a reduction in the carrying value of the impaired property and an expense to us for the amount of the impairment write-down.

•	Depreciation and Amortization Expense. Depreciation and amortization expense will be based on the estimated useful lives of our assets as we acquire them and on the method used to calculate depreciation. The life of the assets will be based on a number of assumptions, including cost and timing of capital expenditures to maintain and refurbish the assets and estimated holding periods. We believe our estimates are reasonable; however, a change in the estimated lives of the assets or the method of depreciation could affect depreciation and amortization expense and net income or the gain or loss on the sale of any of the assets.

•	Consolidation Policy. In accordance with FIN 46R (defined below under “Recent Accounting Pronouncements”), we plan to consolidate investments in variable interest entities in which we are the primary beneficiary. The primary beneficiary of a variable interest entity is the party that absorbs a majority of a joint venture’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity that change with changes in the fair value of the entity’s net assets excluding variable interests. To make this determination, we will make certain estimates and assumptions about the variable interest entities’ (“VIEs”) future operating performance. Variability in these estimates may result in a different conclusion regarding whether or not to consolidate certain VIEs.

•	Valuation of Deferred Tax Assets. We will account for federal and state income taxes with respect to our TRS subsidiaries using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and respective tax bases and operating losses and tax-credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In the event that these assumptions change the deferred taxes may change.

RESULTS OF OPERATIONS

As of the initial date of this prospectus, no operations had commenced because we are in our developmental stage. No operations will commence until we have sold at least the minimum offering. Our management is not aware of any material trends or uncertainties that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the purchase and operations of properties, mortgage loans and other permitted investments, other than those referred to in this prospectus, including, without limitation, those set forth under the section entitled “Risk Factors.”

It is expected that we will focus on operating properties through taxable REIT subsidiaries (“TRSs”) which will engage a third-party manager to manage the properties’ day-to-day operations. The leases we intend to enter into with our subsidiaries in the future generally are expected to have terms of 5 to 10 years, plus renewal options for an additional 5 to 25 years. Under the terms of these leases, the subsidiary generally will pay us a percentage of the property’s gross revenues, and will be obligated to pay us a specified minimum amount of rent, regardless of the revenues. Accordingly, our results of operations will be affected by the operating results of the underlying properties.

In addition, to a lesser extent, we will lease properties we acquire primarily on a long-term (generally 10 to 20 years, plus renewal options for an additional 10 to 20 years), triple-net basis to limited service and extended stay hotel chains. Under the triple-net leases in which we contemplate entering, tenants will generally be responsible for repairs, maintenance, property taxes, utilities and insurance for the properties they lease. We expect to structure our leases to provide for the payment of minimum annual base rent with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices. In addition, our leases are expected to provide for the payment of percentage rent generally based on a percentage of gross revenues at the property over certain thresholds.

Quantitative and Qualitative Disclosures about Market Risk. We may be exposed to interest rate changes primarily as a result of long-term debt used to acquire properties and make, mortgage loans and other permitted investments. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve our objectives, we expect to borrow primarily at fixed rates or variable rates with the lowest margins available and in some cases, with the ability to convert variable rates to fixed rates. With regard to variable rate financing, we will assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

As we have yet to commence operations, our board of directors has not yet established policies and procedures regarding our use of derivative financial instruments for hedging or other purposes.

MANAGEMENT

GENERAL

We will operate under the direction of our board of directors, the members of which are accountable to us as fiduciaries. As required by applicable regulations, a majority of the independent directors and a majority of the directors have reviewed and ratified the articles of incorporation and have adopted the bylaws.

We currently have one director. We may have no fewer than one director and no more than 15. The amended and restated articles on incorporation which we intend to file will provide for a minimum of three directors, a majority of whom will be independent. Directors will be elected annually, and each director will hold office until the next annual meeting of stockholders or until his successor has been duly elected and qualified. There is no limit on the number of times that a director may be elected to office. Although the number of directors may be increased or decreased as discussed above, a decrease shall not have the effect of shortening the term of any incumbent director.

Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of the holders of at least a majority of all the shares outstanding and entitled to vote at a meeting called for this purpose. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a director shall be removed.

FIDUCIARY RESPONSIBILITY OF THE BOARD OF DIRECTORS

The board of directors is responsible for the management and control of our affairs; however, the board of directors has retained our advisor to manage our day-to-day affairs and the acquisition and disposition of investments, subject to the supervision of the board of directors.

The directors are not required to devote all of their time to us and are only required to devote such of their time to our affairs as their duties require. The board of directors will meet quarterly in person or by telephone, or more frequently if necessary. It is not expected that the directors will be required to devote a substantial portion of their time to discharge their duties as directors. Consequently, in the exercise of their fiduciary responsibilities, the directors will rely heavily on our advisor. In this regard, our advisor, in addition to the directors, has a fiduciary duty to us.

The directors will establish written policies on investments and borrowings and monitor our administrative procedures, investment operations and performance and our advisor to assure that such policies are in the best interest of the stockholders and are fulfilled. Until modified by the directors, we will follow the policies on investments set forth in this prospectus.

The independent directors are responsible for reviewing our fees and expenses at least annually or with sufficient frequency to determine that our total fees and expenses are reasonable in light of our investment performance, net assets, net income, and the fees and expenses of other comparable unaffiliated real estate investment trusts. For purposes of this determination, net assets are our total assets (other than intangibles), calculated at cost before deducting depreciation or other non-cash reserves, less total liabilities, and computed at least quarterly on a basis consistently applied. Such determination will be reflected in the minutes of the meetings of the board of directors. In addition, a majority of the independent directors and a majority of directors not otherwise interested in the transaction must approve each transaction with our advisor or its affiliates. The board of directors also will be responsible for reviewing and evaluating the performance of our advisor before entering into or renewing its advisory agreement. The independent directors shall determine from time to time and at least annually that compensation to be paid to our advisor is reasonable in relation to the nature and quality of services to be performed and shall supervise the performance of our advisor and the compensation we pay to them to determine that the provisions of the advisory agreement is being carried out. Specifically, the independent directors will consider factors such as the amount of the fee paid to our advisor in relation to the size, composition and performance of our investments, the success of our advisor in generating appropriate investment opportunities, rates charged to other comparable REITs and other investors by advisor performing similar services, additional revenues realized by our advisor and its affiliates through their relationship with us, whether paid by us or by others with whom we do business, the quality and extent of service and advice furnished by our advisor, the performance of our investment portfolio and the quality of our portfolio relative to the investments generated by our advisor for their own account. Such review and evaluation will be reflected in the minutes of the meetings of the board of directors. Our board of directors shall determine that any successor advisor possesses sufficient qualifications to (i) perform the advisory function and (ii) justify the compensation provided for in its contract with us.

In accordance with the articles of incorporation and applicable law, the officers and directors are granted exculpation and indemnification in connection with certain actions taken while serving in such capacity. See “Summary of the Articles of Incorporation and Bylaws — Limitation of Liability and Indemnification.”

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are listed below:

Name	Age	Position with the Company
Robert A. Bourne	57	Chief Executive Officer, President and Director
Tracy G. Schmidt	46	Secretary, Treasurer and Chief Financial Officer
[independent directors to be named]

Robert A. Bourne. Chief Executive Officer, President and Director. Mr. Bourne has served as our Chief Executive Officer and President and as one of our directors since inception. Mr. Bourne also serves as Chief Executive Officer and President of CNL Lodging Advisors II Corp. and as Vice Chairman of the Board of Directors and Treasurer of CNL Hospitality Corp. Mr. Bourne has served as a director, Vice Chairman of the Board and Treasurer of CNL Hospitality Properties, Inc. since inception in 1996. Mr. Bourne served as President of CNL Hospitality Properties, Inc. and of CNL Hospitality Corp. from 1997 to June 2002. Mr. Bourne is also the President and Treasurer of CNL Financial Group, Inc. and a director, Vice Chairman of the Board and Treasurer of CNL Retirement Properties, Inc., as well as a director, Vice Chairman of the Board of Directors and Treasurer of CNL Retirement Corp. Mr. Bourne served as President of CNL Retirement Properties, Inc. and of CNL Retirement Corp. from 1998 and 1997, respectively, to June 2002. In addition, Mr. Bourne has served as a director, Vice Chairman of the Board and Treasurer of CNL Income Properties, Inc. and its advisor, CNL Income Corp., since their inception in 2003. Mr. Bourne also serves as a director of CNLBank, a Florida commercial bank. He serves as a director and Vice Chairman of the Board of Directors of Commercial Net Lease Realty, Inc. Mr. Bourne has served as a director and Vice Chairman of the Board of Directors since inception in 1994, President from 1994 through February 1999 and Treasurer from February 1999 through August 1999, of CNL Restaurant Properties, Inc. Mr. Bourne also serves as a director, President and Treasurer for various affiliates of CNL Financial Group, Inc., including CNL Investment Company, CNL Securities Corp., and CNL Institutional Advisors, Inc. As President of CNL Financial Group, Inc., Mr. Bourne has overseen its real estate and capital markets activities including the investment of over $12 billion in the financing, acquisition, construction and leasing of restaurants, office buildings, apartment complexes, hotels, retirement properties and other real estate. Mr. Bourne began his career as a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, where he attained the position of tax manager in 1975. Mr. Bourne graduated from Florida State University in 1970, where he received a B.A. in Accounting, with honors.

Tracy G. Schmidt. Secretary, Treasurer and Chief Financial Officer. Mr. Schmidt has served as our Secretary, Treasurer and Chief Financial Officer since inception. Since 2004, Mr. Schmidt has also served as Chief Financial Officer of CNL Holdings, Inc., the parent company of CNL Financial Group, Inc., a diversified real estate company. Prior to joining CNL Holdings, Inc., Mr. Schmidt was Senior Vice President and Chief Financial Officer for Federal Express Corporation (“FedEx Express”), a worldwide express transportation company, from 1998 to

2004. While at FedEx Express, he was responsible for worldwide financial planning, capital allocations, treasury, accounting, reporting, tax, audits, strategic sourcing, IT business systems and revenue operations with 2,000 people to support a complex global business environment of operations in 210 countries and territories and 140,000 employees. Prior to that, Mr. Schmidt was Senior Vice President, General Manager, Air Ground Terminals and Transportation Division for FedEx Express from 1994 to 1998, and from 1980 to 1994 held various financial management responsibilities at FedEx Express. Mr. Schmidt serves as a Director of CNL Bancshares, Inc., Love Worth Finding Ministries, Stephen Olford Ministries International and ServiceU Corporation. Mr. Schmidt is a graduate of Christian Brothers University in Memphis, Tennessee and holds a Bachelor of Arts degree in Business Administration and Accounting. He became a Certified Public Accountant in Tennessee in 1980.

INDEPENDENT DIRECTORS

Under the proposed articles of incorporation, a majority of our board of directors must consist of independent directors, except for a period of 90 days after the death, removal or resignation of an independent director. The independent directors shall appoint replacements for vacancies in the independent director positions. An independent director may not, directly or indirectly (including through a member of his immediate family), be associated with us, our advisor or any of its affiliates within the last two years of becoming a director and at such time an independent director may not own any interest in, be employed by, have any material business or professional relationship with, serve as an officer or director of our advisor or its affiliates, serve as a director of more than three REITs advised by our advisor or its affiliates or perform services (other than as an independent director) for us.

COMMITTEES OF THE BOARD OF DIRECTORS

We have a standing Audit Committee, the members of which are selected by the full board of directors each year. The Audit Committee makes recommendations to the board of directors in accordance with those of our independent accountants. The board of directors shall review with such accounting firm the scope of the audit and the results of the audit upon its completion.

At such time, as necessary, we will form a Compensation Committee, the members of which will be selected by the full board of directors each year.

At least a majority of the members of each committee of our board of directors must be independent directors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Each director is entitled to receive $12,000 annually for serving on the board of directors. In addition a director is entitled to $1,000 per meeting of the board of directors attended ($500 for each telephonic meeting of the board of directors in which the director participates). Each director is entitled to receive $1,000 (or $1,500, in the case of the chairman of the Audit Committee) per Audit Committee meeting whether attended telephonically or in person. Further, each director is entitled to receive $750 (or $1,000, in the case of the chairman of any committee) per meeting of any other committee of the board of directors whether attended telephonically or in person. Directors that are members of a special committee are entitled to receive fees of $1,000 per day for service as representatives of such special committee in lieu of the above compensation (to the extent that such directors devote in excess of three hours on such day to matters relating to such special committee). We will not pay any compensation to our officers and directors who also serve as officers and directors of our advisor.

MANAGEMENT COMPENSATION

For a description of the types, recipients, methods of computation, and estimated amounts of all compensation, fees, and reimbursements to be paid directly or indirectly to our advisor, managing dealer and their affiliates by us, see “Management Compensation” for a detailed discussion of these items.

THE ADVISOR, THE SUBADVISOR, THE ADVISORY AGREEMENT

AND THE SUBCONTRACT AGREEMENT

THE ADVISOR

CNL Lodging Advisors II Corp., which we refer to as our advisor, is a recently formed Florida corporation organized on May 19, 2004 to provide management, advisory, administrative and supervisory services. We entered into an advisory agreement with our advisor effective [                    , 2004.] CNL Lodging Advisors II Corp., as our advisor, has a fiduciary responsibility to us and our stockholders.

The executive officers and directors of our advisor are as follows:

Name	Age	Position with the Company
Robert A. Bourne	57	Chief Executive Officer, President and Director
Tracy Schmidt	46	Secretary, Treasurer and Chief Financial Officer

The advisor will have an Investment Committee which shall consist of members who are not officers or directors of CNL Hospitality Corp. or of CNL Hospitality Properties, Inc.

The biographies of Messrs. Bourne and Schmidt are included above under “Management – Directors and Executive Officers.”

THE SUBADVISOR

CNL Hospitality Corp. is a Florida corporation organized in January 1997 to provide management, advisory and administrative services. CNL Hospitality Corp. is expected to be merged with and into a subsidiary of CNL Hospitality Properties, Inc. following the completion of a pending proxy solicitation. Our advisor will enter into a subcontract agreement with us, CNL Hospitality Corp. and CNL Hospitality Properties, Inc. pursuant to which CNL Hospitality Corp., our subadvisor, will perform a substantial portion of the advisory services for which it will receive a substantial portion of the advisory fees.

The executive officers and directors of CNL Hospitality Corp. are as follows:

Name	Age	Position with CNL Hospitality Corp.
James M. Seneff, Jr.	58	Chairman of the Board, co-Chief Executive Officer and Director
Robert A. Bourne	57	Vice Chairman of the Board, Treasurer and Director
Thomas J. Hutchison III	63	co-Chief Executive Officer and Director
John A. Griswold	55	President, Chief Operating Officer and Director
C. Brian Strickland	41	Executive Vice President, Chief Financial Officer and Secretary
Barry A.N. Bloom	39	Senior Vice President of Portfolio Management and Administration
Mark E. Patten	40	Senior Vice President and Chief Accounting Officer
Paul H. Williams	39	Senior Vice President of Corporate Strategy and Capital Markets

James M. Seneff, Jr. is a principal stockholder of CNL Holdings, Inc., the parent company of CNL Financial Group, Inc., a diversified real estate company, and has served as a director, Chairman of the Board and Chief Executive Officer of CNL Financial Group, Inc. and its subsidiaries since CNL Financial Group, Inc.’s formation in 1973. CNL Financial Group, Inc. is the parent company, either directly or indirectly through subsidiaries, of (1) CNL Real Estate Group, Inc., which is the parent company of various CNL advisors to unlisted

REITs, including CNL Lodging Advisors II Corp., CNL Retirement Corp. and CNL Income Corp.; and (2) CNL Capital Markets, Inc., which is the parent company of CNL Investment Company and its subsidiary, CNL Securities Corp., a registered broker-dealer that has served as managing dealer for various CNL-affiliated public and private offerings, and CNL Fund Advisors, Inc. and CNL Institutional Advisors, Inc., registered investment advisors. As of December 31, 2003, CNL Financial Group, Inc. and the entities it has established have more than $10.9 billion in assets, representing approximately 4,500 properties across North America. Mr. Seneff has served as a director and Chairman of the Board of CNL Hospitality Properties, Inc. since its inception in June 1996. Mr. Seneff served as Chief Executive Officer of CNL Hospitality Properties, Inc. from its inception through February 13, 2003, and he served as co-Chief Executive Officer from February 14, 2003 through May 1, 2003. Mr. Seneff also serves as a director and Chairman of the Board of Directors of CNL Retirement Properties, Inc., a public, unlisted REIT, as well as CNL Retirement Corp., its advisor. Since 1992, Mr. Seneff has served as a director, Chairman of the Board of Directors and Chief Executive Officer of Commercial Net Lease Realty, Inc., a public REIT that is listed on the NYSE. In addition, he has served as a director and Chairman of the Board of Directors since inception in 1994, served as Chief Executive Officer from 1994 through August 1999 and co-Chief Executive Officer from December 2000 through September 2003 of CNL Restaurant Properties, Inc., a public, unlisted REIT. Mr. Seneff has also served as a director and Chairman of the Board of CNL Income Properties, Inc. and its advisor, CNL Income Corp., since their inception in 2003 and as Chief Executive Officer of each from inception to February 2004. Mr. Seneff has also served as a director, Chairman of the Board of Directors and Chief Executive Officer of CNL Securities Corp. since 1979; CNL Investment Company since 1990; and CNL Institutional Advisors, Inc. since 1990. Mr. Seneff formerly served as a director of First Union National Bank of Florida, N.A., and currently serves as the Chairman of the Board of Directors of CNLBank, a Florida commercial bank. Mr. Seneff served on the Florida State Commission on Ethics and is a former member and past chairman of the State of Florida Investment Advisory Council, which recommends to the Florida Board of Administration investments for various Florida employee retirement funds. The Florida Board of Administration is Florida’s principal investment advisory and money management agency and oversees the investment of more than $60 billion of retirement funds. Mr. Seneff received his degree in Business Administration from Florida State University in 1968.

Robert A. Bourne. Mr. Bourne’s biography is listed above under “Management – Directors and Executive Officers”.

Thomas J. Hutchison III has served as Chief Executive Officer of CNL Hospitality Properties, Inc. since May 2003. From June 2002 through March 2003, Mr. Hutchison served as President of CNL Hospitality Properties, Inc. and CNL Hospitality Corp. From May 2000 to June 2002, Mr. Hutchison served as Executive Vice President of CNL Hospitality Properties, Inc. and CNL Hospitality Corp., and from May 2000 to July 2002, he served as Executive Vice President of CNL Hotel Investors, Inc. In addition, since January 2000 Mr. Hutchison has served as President and Chief Operating Officer of CNL Real Estate Group, Inc., which is the parent company of CNL Retirement Corp. and CNL Income Corp. During such period, he also served as the President and Chief Operating Officer of CNL Realty & Development Corp. and as President and Chief Executive Officer of CNL Retirement Properties, Inc. and President, Chief Executive Officer and director of CNL Retirement Corp., its advisor. Mr. Hutchison has also served as Chief Executive Officer of CNL Income Properties, Inc. and its advisor, CNL Income Corp., since February 2004 and as a director of CNL Income Corp. since its inception. He also served as President of CNL Income Properties, Inc. and CNL Income Corp. from their inceptions in 2003 to April 2004. Mr. Hutchison also serves as a director, Chairman and Chief Executive Officer of EMTG, LLC. From 2000 to June 2002, Mr. Hutchison served as Executive Vice President of CNL Retirement Properties, Inc. and CNL Retirement Corp. Mr. Hutchison joined CNL Financial Group, Inc. in January 2000 with more than 30 years of senior management and consulting experience in the real estate development and services industries. Prior to joining CNL, Mr. Hutchison was president and owner of numerous real estate services and development companies. From 1990 to 2000, he was chairman and chief executive officer of Atlantic Realty Services, Inc. and TJH Development Corporation. Since 1990, he has fulfilled a number of long-term consulting assignments for large corporations, including managing a number of large international joint ventures. From 1990 to 1991, Mr. Hutchison was the court-appointed president and chief executive officer of General Development Corporation, a real estate community development company. From 1986 to 1990, he was the chairman and chief executive officer of a number of real estate-related companies engaged in the master planning and land acquisition of forty residential, industrial and office development projects. From 1978 to 1986, Mr. Hutchison was the president and chief executive officer of Murdock Development Corporation and Murdock Investment Corporation, as well as Murdock’s nine service divisions. In this capacity, he managed an average of $350 million of new development per year for over nine years. Additionally, he expanded the commercial real estate activities to a national basis, and established both a new extended care division and a hotel division that grew to 14 properties. Mr. Hutchison attended Purdue University and the University of Maryland Business School.

John A. Griswold has served as President of CNL Hospitality Properties, Inc. since March of 2003 and as its Chief Operating Officer since October of 2003. The functions of CNL Hospitality Properties, Inc.’s Acquisitions and Business Development, Portfolio and Asset Management, Planning, Design, Construction, and the Office of General Counsel report to Mr. Griswold. Mr. Griswold has over 30 years of experience in the hospitality industry. From January 1999 to February 2003, Mr. Griswold served as one of CNL Hospitality Properties, Inc.’s independent directors. From 1985 to March 2003, Mr. Griswold served as a senior executive, including as president from 1999 to March 2003, of Tishman Hotel Corporation, an operating unit of Tishman Realty & Construction Co., Inc., founded in 1898. Tishman Hotel Corporation is one of the nation’s largest developers, owners and operators of upscale full service hotels and resorts. The Tishman company provided such services for more than 85 hotels totaling more than 30,000 rooms. Tishman’s major developments included the Walt Disney World Swan and Dolphin resorts in Orlando, the Sheraton Chicago Hotel and Towers, the Westin Rio Mar Beach Resort in Puerto Rico and the Westin New York at Times Square. From 1981 to 1985, Mr. Griswold served as general manager of the Buena Vista Palace Hotel in The Walt Disney World Resort. From 1978 to 1981, he served as vice president and general manager of the Homestead Resort, a luxury condominium resort in Glen Arbor, Michigan. In addition, Mr. Griswold served as an operations manager for The Walt Disney Company from 1971 to 1978. He was responsible for operational, financial and future planning for multi-unit dining facilities in Walt Disney World and Lake Buena Vista Country Club. He is a member of the board of directors of the Florida Hotel & Lodging Association, chairman of Orlando/ Orange County Convention & Visitors Bureau, Inc. and chairman of the First Orlando Foundation. Mr. Griswold received a B.S. from the School of Hotel Administration at Cornell University.

C. Brian Strickland has served as Executive Vice President of CNL Hospitality Properties, Inc. since 1998 and as its Chief Financial Officer and Corporate Secretary since April 16, 2004. Mr. Strickland also serves as Executive Vice President for CNL Hotel Development Company and CNL Hotel Investors, Inc. He is responsible for all aspects of corporate finance and capital market initiatives, as well as accounting, financial reporting and forecasting for CNL Hospitality Properties, Inc. Since joining CNL Hospitality Corp. in 1998, Mr. Strickland has overseen the acquisition financing of over $6.0 billion in hotels and resorts and has directed the implementation of our accounting, financial reporting and cash management processes and procedures. From 1989 to 1997 Mr. Strickland served as director of tax for Wyndham Hotels and Resorts, where he was integrally involved in structuring acquisitive transactions including the consolidation and initial public offering of Wyndham Hotels Corp. in 1996 and its subsequent merger with Patriot American Hospitality, Inc. Prior to 1989, Mr. Strickland was senior tax accountant for Trammell Crow Company, where he provided consulting services to regional development offices. From 1986 to 1988, Mr. Strickland was a tax consultant with Ernst & Whinney, where he was a member of the real estate practice group. Mr. Strickland is a certified public accountant and received a B.A. in Accounting from Texas Tech University in 1985.

Barry A.N. Bloomhas served as Senior Vice President of Portfolio Management and Administration of CNL Hospitality Properties, Inc. and CNL Hospitality Corp. since May 2003. Mr. Bloom is responsible for the oversight of select hotel assets, as well as directing efforts in management and franchise agreement administration, market planning and feasibility, real estate ownership issues, hotel technology and integrating acquisitions into CNL Hospitality Properties, Inc.’s existing portfolio management systems. Immediately prior to joining CNL Hospitality Corp., Mr. Bloom served as Vice President—Investment Management for Hyatt Development Corporation for three years. At Hyatt, he was responsible for providing ownership discipline and oversight for over 50 hotels and provided direction and decision making for capital expenditures and real estate issues. Prior to serving as Vice President of Hyatt, Mr. Bloom was a First Vice President at Tishman Hotel Corporation, where he spent over 10 years in a variety of capacities including investment banking, asset management and property management. Prior to joining Tishman, he worked for VMS Realty Partners and Pannell Kerr Forster. Mr. Bloom received an MBA from the Johnson School at Cornell University in 2001 and a B.S. from the School of Hotel Administration at Cornell University in 1986.

Mark E. Patten has served as Senior Vice President and Chief Accounting Officer of CNL Hospitality Properties, Inc. since April 16, 2004 and CNL Hospitality Corp. since February 2004. Mr. Patten is primarily responsible for CNL Hospitality Properties, Inc.’s financial accounting and reporting areas, SEC compliance, and our internal audit function. In this capacity, Mr. Patten works closely with CNL Hospitality Properties, Inc.’s Audit

Committee and its chief financial officer in, among other things, establishing and maintaining efficient and effective disclosure controls and compliance with SEC rules and regulations. Mr. Patten brings 19 years of experience in the areas of accounting, SEC reporting and corporate finance. Prior to his employment with CNL Hospitality Properties, Inc., Mr. Patten served two years with Danka Office Imaging Systems, a publicly traded provider of office imaging equipment and services, as Vice President of Finance, two years as Chief Financial Officer of World Commerce Online, a publicly traded software development firm, and nearly two years as Chief Accounting Officer and Assistant Corporate Secretary for Vistana Inc., a publicly traded developer and operator of timeshare resorts. During Mr. Patten’s tenure as Chief Financial Officer of World Commerce Online, World Commerce Online filed a petition pursuant to Chapter 11 of the federal bankruptcy laws. In addition, Mr. Patten spent 13 years with KPMG, including two years in KPMG’s Department of Professional Practice in New York and was elected into the partnership of KPMG in 1997. Mr. Patten received a B.A. in accounting from the University of Florida in 1986 and received his certification as a public accountant in 1988.

Paul H. Williams has served as Senior Vice President of Corporate Strategy and Capital Markets of CNL Hospitality Properties, Inc. and CNL Hospitality Corp. since May 2003. Mr. Williams is responsible for developing corporate and financial strategy, implementing financial plans and executing acquisitions. Mr. Williams brings 17 years of experience in the areas of investment banking, finance and accounting, including mergers and acquisitions and capital markets. Prior to joining CNL Hospitality Corp., Mr. Williams served six years as a Principal in Mergers and Acquisitions and Real Estate Investment Banking with Banc of America Securities LLC. In doing so, he executed a variety of corporate and asset transactions specializing in the identification and execution of mergers, acquisitions, sales and financings for real estate investment trusts and real estate opportunity funds. In addition, Mr. Williams spent ten years with public accounting firms Price Waterhouse and Deloitte & Touche. Mr. Williams received a B.A. in accounting from the University of Florida in 1986.

THE ADVISORY AGREEMENT

We have entered into an advisory agreement with CNL Lodging Advisors II Corp. pursuant to which CNL Lodging Advisors II Corp. has agreed to serve as our advisor and has undertaken to use its best efforts to present to us an adequate supply of suitable potential investment opportunities consistent with our investment objectives and policies. The advisor is subject to the supervision of our board of directors and has only such functions as are delegated to it. Under the terms of our advisory agreement, the advisor has agreed to: (i) be responsible for our day-to-day operations; (ii) administer our bookkeeping and accounting functions, (iii) serve as our investment and financial advisor; (iv) provide the daily management of our company and perform and supervise the various administrative functions reasonably necessary for the management of our company; (v) investigate, select, and, on our behalf, engage and conduct business with such persons as our advisor deems necessary to the proper performance of its obligations under the advisory agreement; (vi) consult with our officers and directors and assist our directors in the formulation and implementation of our financial policies; (vii) make recommendations through its investment committee to us in connection with the acquisitions or financing of any property, mortgage loan or other permitted investment; (viii) locate, analyze and select our potential investments, structure and negotiate the terms and conditions of transactions in connection with such investments and arrange for the acquisition and disposition of such investments; (ix) arrange for the acquisition and disposition of properties, mortgage loans and other permitted investments in compliance with our investment objectives and policies; (x) arrange for financing and refinancing and negotiate the terms of any of our borrowings, including lines of credit and any long-term, permanent financing; (xi) make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, properties, mortgage loans and other permitted investments; (xii) enter into leases and service contracts for our property and, to the extent necessary, perform all other operational functions for the maintenance and administration of such property; (xiii) provide our directors with periodic reports regarding prospective investments in properties, mortgage loans and other permitted investments; (xiv) obtain the prior approval of our directors (including a majority of the independent directors, where applicable) for any and all investments in properties, mortgage loans and other permitted investments; (xv) negotiate on our behalf with banks or lenders for loans to be made to us and negotiate on our behalf with investment banking firms and broker-dealers or negotiate private sales of shares and securities or obtain loans for us; (xvi) obtain reports (which may be prepared by our advisor or its affiliates), where appropriate, concerning the value of our investments or contemplated investments; (xvii) from time to time, or at any time reasonably requested by our directors, make reports to our directors of its performance of services to us under the advisory agreement; (xviii) provide us with all necessary cash management services; (xix) do all things necessary to assure its ability to render the services described in the advisory agreement; (xx) deliver to or maintain on our behalf copies of all appraisals obtained in connection with our investments in properties, mortgage loans and other permitted investments; (xxi) notify our board of all proposed material transactions before they are completed; (xxii) identify potential operators and tenants of our properties and potential borrowers for our mortgage loans, and formulate, evaluate and negotiate the terms of each of our lease, loan and operating arrangements; (xxiii) supervise the activities of any advisor to which it subcontracts some or all of its obligations under the advisory agreement; and (xxiv) render or cause others to render such other administrative services as our board of directors deems appropriate.

As compensation for the advisory services rendered to us under the advisory agreement, our advisor is entitled to receive the fees and reimbursements listed in the “Management Compensation” section of this prospectus. The total of all acquisition fees and any acquisition expenses payable to the advisor or its affiliates shall be reasonable and shall not exceed an amount equal to 6% of the real estate asset value of a property, or in the case of a mortgage loan or other permitted investment, 6% of the funds advanced, unless a majority of our board of directors, including a majority of our independent directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. If our advisor or a director, officer or employee of our advisor performs services that are outside of the scope of the advisory agreement, compensation will be at such rates and in such amounts as are agreed to by our advisor and our independent directors.

In addition to the compensation paid to our advisor or its affiliates listed in the “Management Compensation” section of this prospectus, we will pay directly or reimburse the advisor or its affiliates for all of the costs and expenses paid or incurred by the advisor or its affiliates in connection with the services they provide to us, including, but not limited to:

•	organizational and offering expenses;

•	acquisition expenses incurred in connection with the selection and acquisition of properties or the making of mortgage loans or other permitted investments;

•	the actual cost of goods and materials used by us and obtained from entities not affiliated with the advisor, other than acquisition expenses;

•	interest and other costs for borrowed money, including discounts, points and other similar fees;

•	taxes and assessments on income or property and taxes as an expense of doing business;

•	costs associated with insurance required in connection with our business or by the directors;

•	expenses of managing and operating properties owned by us, whether payable to one of our affiliates or a non-affiliated person;

•	all expenses in connection with payments to the directors and meetings of the directors and stockholders;

•	expenses associated with listing or with the issuance and distribution of shares and securities, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, and listing and registration fees;

•	expenses connected with payments of distributions in cash or otherwise made or caused to be made by the directors to the stockholders;

•	expenses of organizing, revising, amending, converting, modifying, or terminating our company or the articles of incorporation;

•	expenses of maintaining communications with stockholders, including the cost of preparation, printing, and mailing annual reports and other stockholder reports, proxy statements and other reports required by governmental entities;

•	expenses related to arranging financing and negotiating and servicing the mortgage loans and other permitted investments;

•	administrative service expenses (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which our advisor receives a separate fee) at the lesser of actual cost or 90% of the competitive rate charged by unaffiliated persons providing similar goods and services in the same geographic location; and

•	advertising and marketing expenses, expense reimbursements, audit, accounting and legal fees.

We will not reimburse the advisor or its affiliates at the end of any fiscal quarter for operating expenses that, in any expense year, exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year; unless our independent directors shall have made a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of Operating Expenses is justified for such year. Within 60 days after the end of any fiscal quarter for which total operating expenses for the expense year exceed the 2%/25% Guidelines, the advisor shall send to our stockholders a written disclosure of such fact, together with an explanation of the factors our independent directors considered in arriving at the conclusion that such higher operating expenses were justified. In the event that our independent directors do not determine that such excess expenses are justified, our advisor shall reimburse us the amount by which the total operating expenses paid or incurred by it exceed the 2%/25% Guidelines. We will not reimburse the advisor or its affiliates for services for which our advisor or its affiliates are entitled to compensation in the form of a separate fee.

If listing occurs, we will automatically become a perpetual life entity. At such time, we will negotiate in good faith a fee structure with our advisor appropriate for an entity with a perpetual life, subject to approval by a majority of our independent directors. In negotiating a new fee structure, the independent directors shall consider all of the factors they deem relevant. These are expected to include, but will not necessarily be limited to: (i) the amount of the advisory compensation in relation to the asset value, composition, and profitability of our portfolio; (ii) the success of the advisor, or any entity to which it assigns or subcontracts its responsibilities under the advisory agreement, in generating opportunities that meet our investment objectives; (iii) the rates charged to other REITs and to investors other than REITs by advisors that perform the same or similar services; (iv) additional revenues realized by the advisor and its affiliates through their relationship with us, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by us or by others with whom we do business; (v) the quality and extent of service and advice furnished by the advisor; (vi) the performance of our investment portfolio, including income, conservation or appreciation of capital, and number and frequency of problem investments; and (vii) the quality of our property, mortgage loan and other permitted investments portfolio in relationship to the investments generated by the advisor for its own account. Our board of directors, including a majority of the independent directors, may not approve a new fee structure that, in its judgment, is more favorable to the advisor than the current fee structure.

The advisory agreement, which we expect to enter into with the unanimous approval of our board of directors, including the independent directors, expires one year after the date of execution, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. The advisory agreement may be terminated without cause or penalty by either party, or by the mutual consent of the parties (by a majority of our independent directors or a majority of the directors of the advisor, as the case may be), upon 60 days’ prior written notice. The current advisory agreement expires on [                , 2005]. In the event that a new advisor is retained, the previous advisor will cooperate with us and our directors in effecting an orderly transition of the advisory functions.

Our advisor has the right to assign the advisory agreement to an affiliate subject to approval by a majority of our directors, including a majority of our independent directors. Our advisor may assign any rights to receive fees or other payments under the advisory agreement without obtaining the approval of our directors. We may not assign the advisory agreement without the consent of our advisor, except in the case of an assignment by us to any successor to all of our assets, rights, and obligations. The advisor also has the right to subcontract with an affiliate for all or a portion of the services and duties to be performed under the advisory agreement. Our advisor may further subcontract any rights to receive fees or other payments for such services or duties under the advisory agreement. For purposes of the advisory agreement, CNL Hospitality Corp. is deemed to be an affiliate of our advisor and our advisor may subcontract all or any portion of the services and duties to be performed under the advisory agreement to CNL Hospitality Corp. and, upon execution and delivery of such a subcontract, CNL Hospitality Corp. will be delegated the authority under the advisory agreement to perform such services and will be entitled to receive payments for services under such subcontract directly from us. In such instance, CNL Hospitality Corp. shall be deemed a third party beneficiary of the advisory agreement.

The advisor will not be liable to us or our stockholders or others, except by reason of acts constituting bad faith, fraud, misconduct, or negligence, and will not be responsible for any action of our board of directors in following or declining to follow any advice or recommendation given by it. We have agreed to indemnify and hold harmless the advisor and its affiliates, from all liabilities, claims, damages or losses arising in the performance of their duties under the advisory agreement and related expenses, to the extent such liabilities, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or our articles of incorporation. Notwithstanding the foregoing, the advisor is not entitled to indemnification for any activity for which the advisor shall be required to indemnify us or hold us harmless under the advisory agreement. Any indemnification made to the advisor may be made only out of our net assets and not from stockholders.

Our advisor currently owns 20,000 shares of our common stock. It may not sell this initial investment while its advisory agreement is in effect, although our advisor may transfer the initial investment to affiliates. With respect to shares owned by the advisor, a director of our company, or any of their affiliates, neither our advisor, nor the directors, nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding removal of our advisor, directors or any of their affiliates or any transaction between us and any of them. In determining the requisite percentage in interest of shares of common stock necessary to approve a matter on which our advisor, a director of our company, or any of their affiliates may not vote or consent, any shares owned by any of them will not be included.

THE SUBCONTRACT AGREEMENT

We have entered into a subcontract agreement with our advisor, CNL Hospitality Corp. and CNL Hospitality Properties, Inc., pursuant to which CNL Hospitality Corp. has agreed to act as our subadvisor and perform all of the advisory services set forth in the advisory agreement, with the exception that our advisor will make recommendations to us through its investment committee in connection with our acquisitions of investments. The subadvisor will present its recommendations regarding investments to the advisor. The investment committee of the advisor will determine whether to recommend such investments to our board of directors and following such recommendation and the approval of an investment by our board, the subadvisor will have the authority to make such investment on our behalf. Our advisor is responsible for (i) supervising our subadvisor with respect to the provision of such services, and (ii) making payments to our subadvisor for the services performed under the subcontract, unless we have made such payments directly to the subadvisor.

The subcontract provides that all fees payable to our advisor under the advisory agreement will be reallowed to the subadvisor, except that the advisor will retain 1.5% of the gross proceeds with respect to the selection and acquisition of the properties, mortgage loans or other permitted investments. All other acquisition fees and other fees payable to the advisor under the advisory agreement will be payable to the subadvisor under the subcontract agreement. See “Management Compensation” for a detailed description of the fees which will be reallowed to the subadvisor.

In addition to the compensation paid to the subadvisor pursuant to the subcontract agreement, we will pay directly or reimburse the subadvisor for all of the costs and expenses paid or incurred by the subadvisor in connection with the services they provide to us and the advisor pursuant to the advisory agreement, including, but not limited to:

•	our organizational and offering expenses;

•	acquisition expenses incurred in connection with the selection and acquisition of properties or the making of mortgage loans or other permitted investments;

•	the actual cost of goods and materials used by us and obtained from entities not affiliated with the advisor, other than acquisition expenses;

•	interest and other costs for borrowed money, including discounts, points and other similar fees;

•	taxes and assessments on income or property and taxes as an expense of doing business;

•	costs associated with insurance required in connection with our business or by the directors;

•	expenses of managing and operating properties owned by us, whether payable to one of our affiliates or a non-affiliated person;

•	all expenses in connection with payments to the directors and meetings of the directors and stockholders;

•	expenses associated with listing or with the issuance and distribution of shares and securities, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, and listing and registration fees;

•	expenses connected with payments of distributions in cash or otherwise made or caused to be made by the directors to the stockholders;

•	expenses of organizing, revising, amending, converting, modifying, or terminating our company or the articles of incorporation;

•	expenses of maintaining communications with stockholders, including the cost of preparation, printing, and mailing annual reports and other stockholder reports, proxy statements and other reports required by governmental entities;

•	expenses related to arranging financing and negotiating and servicing the mortgage loans and other permitted investments;

•	administrative service expenses (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which our advisor receives a separate fee) at the lesser of actual cost or 90% of the competitive rate charged by unaffiliated persons providing similar goods and services in the same geographic location; and

•	advertising and marketing expenses, expense reimbursements, audit, accounting and legal fees.

We will not reimburse the subadvisor at the end of any fiscal quarter for operating expenses that, in any expense year, exceed the greater of 2% of average invested assets or 25% of net income (the “2%/25% guidelines”) for such year; unless our independent directors shall have made a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of operating expenses is justified for such year. Within 60 days after the end of any fiscal quarter for which total operating expenses for the expense year exceed the 2%/25% guidelines, the subadvisor, upon request of the advisor, shall send to our stockholders a written disclosure of such fact, together with an explanation of the factors our independent directors considered in arriving at the conclusion that such higher operating expenses were justified. In the event that our independent directors do not determine that such excess expenses are justified, the advisor and the subadvisor shall reimburse us the amount by which the total operating expenses paid or incurred by them exceed the 2%/25% Guidelines, each paying its pro rata share based on the amount of operating expenses paid to each during such quarter when compared to the total operating expenses paid to both during such quarter. We will not reimburse the subadvisor for services for which our subadvisor is entitled to compensation in the form of a separate fee.

Upon termination of the subcontract agreement, the subadvisor shall be entitled to receive the performance fee if performance standards satisfactory to a majority of our board of directors, including a majority of our independent directors have been met, when considering the performance of the subadvisor in comparison with (a) its performance for other entities, and (b) the performance of other advisors for similar entities. If listing has not occurred, the performance fee, if any, shall equal 10% of the amount, if any, by which (i) the appraised value of our assets on the termination date, less the amount of all indebtedness secured by our assets, plus the total distributions made to our stockholders from inception through the termination date, exceeds (ii) invested capital plus an amount equal to the stockholders’ 8% return from inception through the termination date. The advisor and subadvisor shall be entitled to receive all accrued but unpaid compensation and expense reimbursements in cash within 30 days of the termination date. All other amounts payable to the advisor or subadvisor in the event of a termination shall be evidenced by a promissory note and shall be payable from time to time. The performance fee will be paid in 12 equal quarterly installments without interest on the unpaid balance, provided, however, that no payment will be made in any quarter in which such payment would jeopardize our REIT status, in which case any such payment or payments will be delayed until the next quarter in which payment would not jeopardize such REIT status. Notwithstanding the preceding sentence, any amounts which may be deemed payable at the date the obligation to pay the performance fee is incurred, which relate to the appreciation of our assets shall be an amount which provides compensation to the terminated subadvisor only for that portion of the holding period for the respective assets during which such terminated subadvisor provided services to us. If listing occurs, the performance fee, if any, payable thereafter will be as negotiated between us and our subadvisor. The subadvisor shall not be entitled to payment of the performance fee in the event the subcontract is terminated because of our and the subadvisor’s failure to establish a fee structure appropriate for a perpetual-life entity at such time, if any, as the shares become listed. The subordinated incentive fee payable under certain circumstances if listing occurs may be paid to the subadvisor, at our option, in cash, in shares, by delivery of a promissory note payable to the subadvisor, or by any combination thereof. In the event the subordinated incentive fee is paid following listing, no performance fee will be paid to the subadvisor nor will any additional share of net sales proceeds be paid.

In the event of listing and in connection with the advisor’s obligation under the advisory agreement to negotiate in good faith a fee structure with us appropriate for an entity with a perpetual life, the advisor will consult with the subadvisor in negotiating this new fee structure.

The subcontract agreement contains the rights of first offer agreements entered into with CNL Hospitality Properties, Inc. See “Conflict Resolution Procedures – CNL Hospitality Properties, Inc.” and “Conflict Resolution Procedures – CNL Income Properties, Inc.”

The subcontract agreement, which will be approved by our board of directors, including our independent directors, expires concurrently with the expiration of the advisory agreement. The subcontract agreement will be renewed automatically upon renewal of the advisory agreement for the same renewal period of the advisory agreement. In the event that the advisory agreement is terminated for any reason, the subcontract agreement will automatically terminate concurrently therewith. The subcontract agreement may be terminated without cause or penalty by any of the parties to such agreement or by the mutual consent of all the parties (by a majority of our independent directors, or by a majority of the directors of the advisor, subadvisor or CNL Hospitality Properties, Inc., as the case may be), upon 60 days’ prior written notice.

The subcontract agreement may not be assigned by the advisor or the subadvisor without our consent. The subadvisor may assign any rights to receive fees or other payments under the subcontract agreement without obtaining the approval of the other parties. The subadvisor may not subcontract with an affiliate or nonaffiliate for all or a portion of the services and duties to be performed under the subcontract agreement without our consent or the consent of our advisor.

The subadvisor will not be liable to us or our stockholders or others, except by reason of acts constituting bad faith, fraud, misconduct, or negligence, and will not be responsible for any action of the advisor and our board of directors in following or declining to follow any advice or recommendation given by it. We have agreed, jointly and severally with the advisor, to indemnify and hold harmless the subadvisor and its affiliates, from all liabilities, claims, damages or losses arising in the performance of their duties under the subcontract agreement and related expenses, to the extent such liabilities, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or our articles of incorporation. Notwithstanding the foregoing, the subadvisor is not be entitled to indemnification for any activity for which the subadvisor shall be required to indemnify us and the advisor or hold us and the advisor harmless under the subcontract agreement. Any indemnification made to the subadvisor may be made only out of our net assets and not from stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

While we will operate under the direction of our board of directors, we will rely upon a number of affiliates to provide many of the day-to-day services necessary for our successful operation. Many of those services will be provided by or will be arranged by our advisor. Other affiliates that will provide services to us include CNL Hospitality Corp.; CNL Securities Corp., the managing dealer; CNL Investment Company; and CNL Financial Group, Inc. For more information regarding these relationships and the compensation to be paid to such affiliates for services to the Company, please see “Risk Factors — Company-Related Risks,” “Management Compensation,” “Conflicts of Interest,” “Management,” and “The Advisor, the Subadvisor, the Advisory Agreement and Subcontract.”

Our advisor and its affiliates, including CNL Hospitalities Corp., CNL Investment Company and CNL Financial Group Inc., will provide various administrative services to us, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offering of shares) on a day-to-day basis.

We believe that all amounts paid or payable by us to affiliates are fair and comparable to amounts that would be paid for similar services provided by unaffiliated third parties.

The following arrangements for compensation and fees to our advisor and its affiliates were not determined by arm’s-length negotiations. See the section of this prospectus entitled “Conflicts of Interest.” There is no item of compensation and no fee that can be paid to our advisor or its affiliates under more than one category.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
Organizational and Offering Stage
Selling commissions to our managing dealer and to participating broker-dealers	Selling commissions of up to 6.5% per share on all shares sold, subject to reduction in connection with purchases: by registered representatives or principals of the managing dealer or participating broker-dealers; our directors, officers and employees and of our affiliates and those persons’ affiliates; and through registered investment advisers. A portion of these commissions will be reduced with respect to volume purchases, which will be reflected by a corresponding reduction in the per share purchase price. No selling commissions will be paid in connection with shares purchased pursuant to our reinvestment plan. See the section of this prospectus entitled “The Offering — Plan of Distribution.” participating broker-dealers may be reallowed selling commissions of up to 6.0% with respect to shares they sell.	Estimated to be up to $162,500 if 250,000 shares are sold and up to $114.075 million if 200 million shares are sold.
Due diligence expense reimbursements to our managing dealer and to participating broker-dealers	Actual expenses incurred in connection with our due diligence and the due diligence of this offering.	Actual amount is not determinable at this time but is estimated to be $250 if 250,000 shares are sold and $0.2 million if 200 million shares are sold.
Marketing support fee to our managing dealer and to participating broker-dealers	Marketing support fee of 2.5% of gross proceeds payable to our managing dealer. The 2.5% marketing support fee is subject to reduction in connection with purchases: by registered representatives or principals of the managing dealer or participating broker-dealers; our directors, officers and employees of our company and of our affiliates and those persons’ affiliates; and through registered investment advisers. The marketing support fee will not be paid in connection with shares purchased pursuant to our reinvestment plan. See the section of this prospectus entitled “The Offering — Plan of Distribution.” The managing dealer may reallow all or a portion of this fee to certain participating broker-dealers who enter into an addendum to the Participating Broker Agreement with the managing dealer relating to this fee. Generally, the managing dealer will not reallow the marketing support fee to participating broker-dealers unless they have a prescribed minimum annual sales volume of shares of our common stock.	Estimated to be up to $62,500 if 250,000 shares are sold and up to $43.875 million if 200 million shares are sold.
Reimbursement to our advisor and its affiliates for organizational and offering expenses	Actual expenses incurred. Pursuant to state securities laws, the organizational and offering expenses paid by us, together with the 6.5% selling commissions, the marketing support fee and due diligence expense reimbursements incurred by us may not exceed 15% of the proceeds raised in connection with this offering.	Actual amount is not determinable at this time, but is estimated to be $16,000 if 250,000 shares are sold and $12.784 million if 200 million shares are sold.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
Acquisition Stage
Acquisition fees to our advisor or its affiliates on offering proceeds and advisory fee payable to our advisor and its affiliates[1]	Up to 3.0% of gross proceeds, for services in the selection, purchase, development or construction of real property, subject to reduction under certain circumstances described below. Acquisition fees payable from gross proceeds will be paid to our advisor as we receive offering proceeds from the sale of shares. Acquisition fees payable to the advisor on sales of 500,000 shares or more to a “purchaser” (as such term is defined in the section of this prospectus titled “The Offering —Plan of Distribution”) may be reduced to 1.0% of gross proceeds, provided all such shares are purchased through the same registered investment adviser, participating broker-dealers, or the managing dealer. To the extent the acquisition fee payable to the advisor is reduced in this manner for a particular stockholder, such stockholder and any person it transfers shares to will be required to pay an annual 0.40% advisory fee on its shares to the advisor or its affiliates. Payment of this fee will be withheld from distributions otherwise payable to such stockholder. Upon listing, the advisory fee will no longer be payable to the advisor or its affiliates.	The acquisition fee is estimated to be $75,000 if 250,000 shares are sold and approximately $57.975 million if 200 million shares are sold. The amount of the advisory fee is not determinable at this time.
Acquisition fee to our advisor or its affiliates on loan proceeds[2]	3.0% of loan proceeds for services in connection with the incurrence of debt from lines of credit and permanent financing that are used to acquire properties or used to make or acquire mortgage loans and other permitted investments. Acquisition fees payable from loan proceeds from permanent financing will be paid to our advisor as we acquire such permanent financing. However, no acquisition fees will be paid on loan proceeds from any line of credit until such time as all net offering proceeds have been invested by us.	$66,000 if permanent financing equals $2.2 million and $52.2 million if permanent financing equals $1.74 billion.
Other acquisition fees to affiliates of our advisor[2]	Any fees paid to affiliates of our advisor in connection with the financing, development, construction or renovation of a property. Such fees are in addition to the acquisition fees (described above), and payment of such fees will be subject to approval by the board of directors, including a majority of the directors who are independent of the advisor (the “independent directors”), not otherwise interested in the transaction.	Amount is not determinable at this time.

[1]	Our advisor, CNL Lodging Advisors II Corp., has entered into a subcontract with CNL Hospitality Corp., pursuant to which 1.5% of gross proceeds, prior to reduction under certain circumstances, will be reallowed to CNL Hospitality Corp. for services performed by us.

[2]	Our advisor, CNL Lodging Advisors II Corp., has entered into a subcontract with CNL Hospitality Corp., pursuant to which all of such fees will be reallowed to CNL Hospitality Corp. for services performed for us.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
Reimbursement of acquisition expenses to our advisor and its affiliates	Reimbursement to the advisor and its affiliates for expenses actually incurred. Acquisition expenses may include, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, taxes, and title insurance. Pursuant to state securities laws, the total of all acquisition fees and any acquisition expenses shall be reasonable and shall not exceed an amount equal to 6% of the Real estate asset value of a property, or in the case of a loan, 6% of the funds advanced, unless a majority of the board of directors, including a majority of the independent directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. Acquisition fees shall be reduced to the extent that, and if necessary to limit, the total compensation paid to all persons involved in the acquisition of any property or the making or acquisition of any loan or other permitted investments to the amount customarily charged in arm’s-length transactions by other persons or entities rendering similar services as an ongoing public activity in the same geographical location and for comparable types of assets, and to the extent that other acquisition fees, finder’s fees, real estate commissions, or other similar fees or commissions are paid by any person in connection with the transaction.	Acquisition expenses, which are based on a number of factors, including the purchase price of the properties, mortgage loans and other permitted investments, are not determinable at this time.
Operational Stage
Asset management fee to our advisor or its affiliates [2]	A monthly asset management fee in an amount equal to 0.08334% of our real estate asset value, the outstanding principal amount of any mortgage loans and the amount invested in other permitted investments, as of the end of the preceding month. For this purpose, real estate asset value equals the amount invested in the properties wholly owned by us, determined on the basis of cost, plus, in the case of properties owned by any joint venture or partnership in which we are a coventurer or partner, the portion of the cost of such properties paid by us, exclusive of acquisition fees and acquisition expenses. The asset management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the advisor. All or any portion of the asset management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the advisor shall determine.	Amount is not determinable at this time. The amount of the asset management fee will depend upon, among other things, the cost of the properties and the amount invested in mortgage loans and other permitted investments.

[2]	Our advisor, CNL Lodging Advisors II Corp., has entered into a subcontract with CNL Hospitality Corp. pursuant to which all of such fees will be reallowed to CNL Hospitality Corp. for services performed for us.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
Operational or Liquidation Stage
Deferred, subordinated disposition) fee payable to our advisor or its affiliates from the sale of properties, mortgage loans or other permitted investments in the event of our liquidation or otherwise[2]	A deferred, subordinated disposition fee, payable upon the sale of one or more properties, mortgage loans or other permitted investments in an amount equal to the lesser of (i) one-half of a Competitive Real Estate Commission (generally, a fee which is reasonable, customary and competitive in light of the size, type and location of the property, as determined by our board of directors) or, (ii) 3% of the sales price of such property or properties (or comparable competitive fee in the case of a loan sale or other permitted investment). Payment of such fee shall be made only if the advisor provides a substantial amount of services in connection with the sale of a property, loan or other permitted investment and shall be subordinated to receipt by the stockholders of distributions equal to or greater than the sum of (i) their aggregate stockholders’ 8% return and (ii) 100% of their invested capital. If, at the time of a sale, payment of the disposition fee is deferred because the subordination conditions have not been satisfied, then the disposition fee shall be paid at such later time as the subordination conditions are satisfied. Upon listing, if the advisor has accrued but not been paid such disposition fee, then for purposes of determining whether the subordination conditions have been satisfied, stockholders will be deemed to have received a distribution in the amount equal to the product of the total number of shares of common stock outstanding and the average closing price of the shares over a period, beginning 180 days after listing, of 30 days during which the shares are traded.	Amount is not determinable at this time. The amount of this fee, if it becomes payable, will depend upon the price at which properties, loan(s) or other permitted investment(s) are sold.
Deferred, subordinated share of net sales proceeds from sales of properties, mortgage loans or other permitted investments payable to our advisor or its affiliates in the event of our liquidation or otherwise[2]	A deferred, subordinated share equal to 10% of net sales proceeds from the sale of one or more properties, mortgage loans or our other permitted investments payable after receipt by the stockholders of distributions equal to or greater than the sum of (i) the stockholders’ 8% return and (ii) 100% of invested capital. Following listing, no such share of net sales proceeds will be paid to our advisor.	Amount is not determinable at this time.

[2]	Our advisor, CNL Lodging Advisors II Corp., has entered into a subcontract with CNL Hospitality Corp. pursuant to which all of such fees will be reallowed to CNL Hospitality Corp. for services performed for us.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
Subordinated incentive fee payable to our advisor or its affiliates at such time, if any, as listing occurs[2]	At such time, if any, as listing occurs, our advisor shall be paid the subordinated incentive fee in an amount equal to 10% of the amount by which (i) our market value (as defined below) plus the total distributions made to our stockholders from inception until the date of listing exceeds (ii) the sum of (a) their invested capital and (b) the total distributions required to be made to the stockholders in order to pay the stockholders’ 8% return from inception through the date the market value is determined. For purposes of calculating the subordinated incentive fee, our market value shall be the average closing price or average of bid and asked price, as the case may be, over a period of 30 days during which the shares are traded with such period beginning 180 days after listing. The subordinated incentive fee will be reduced by the amount of any prior payment to the advisor of a deferred, subordinated share of net sales proceeds from sales of our assets.	Amount is not determinable at this time.
Performance fee payable to our subadvisor[2]	Upon termination of the advisory agreement, if listing has not occurred and our advisor and our subadvisor has met applicable performance standards, the subadvisor shall be paid the performance fee in the amount equal to 10% of the amount by which (i) the appraised value of our assets on the termination date, less any indebtedness secured by such assets, plus total distributions paid to stockholders from our inception through the termination date, exceeds (ii) the sum of 100% of invested capital plus an amount equal to the stockholders’ 8% return from inception through the termination date. The performance fee, to the extent payable at the time of listing, will not be payable in the event the subordinated incentive fee is paid to the advisor or its affiliates.	Amount is not determinable at this time.

[2]	Our advisor, CNL Lodging Advisors II Corp., has entered into a subcontract with CNL Hospitality Corp. pursuant to which all of such fees will be reallowed to CNL Hospitality Corp. for services performed for us.

PRIOR PERFORMANCE INFORMATION

The information presented in this section represents the historical experience of certain real estate programs organized by certain officers and directors of the advisor. CNL Restaurant Properties, Inc. (formerly CNL American Properties Fund, Inc.), CNL Retirement Properties, Inc. and CNL Hospitality Properties, Inc., three unlisted, public REITs, have invested in: (i) fast-food, family-style or casual dining restaurants; (ii) congregate or assisted living or skilled nursing facilities, continuing care retirement communities, and medical office buildings and similar health care related facilities; and (iii) freestanding hotel properties, respectively. Our investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior public real estate programs. Investors who purchase shares will not thereby acquire any ownership interest in any partnerships or corporations to which the following information relates.

One of our directors and executive officers, James M. Seneff, Jr. and Robert A. Bourne, individually or with others have served as general partners of 90 and 89 real estate limited partnerships, respectively, including 18 publicly offered CNL Income Fund partnerships, and as directors and/or officers of CNL Restaurant Properties, Inc., CNL Retirement Properties, Inc. and CNL Hospitality Properties, Inc. Based on an analysis of the operating results of the prior public programs, Messrs. Seneff and Bourne believe that each of such programs has met or is meeting its principal investment objectives in a timely manner.

CNL Realty Corporation, which was organized as a Florida corporation in November 1985 and whose sole stockholders are Messrs. Seneff and Bourne, currently serves as the corporate general partner with Messrs. Seneff and Bourne as individual general partners of 18 CNL Income Fund limited partnerships, all of which were organized to invest in fast-food, family-style and in the case of two of the partnerships, casual-dining restaurant properties. In addition, Mr. Seneff currently serves as a director and an officer and Mr. Bourne currently serves as a director of CNL Restaurant Properties, Inc., an unlisted public REIT organized to invest in fast-food, family-style and casual-dining restaurant properties, mortgage loans and secured equipment leases. Mr. Seneff also currently serves as a director and Mr. Bourne currently serves as a director and officer of CNL Hospitality Properties, Inc., an unlisted public REIT organized to invest in hotel properties and mortgage loans, and CNL Retirement Properties, Inc., an unlisted public REIT organized to invest in retirement and seniors’ housing facilities, medical office buildings, mortgage loans and secured equipment leases. All of the unlisted public REITs have investment objectives similar to those of ours. As of December 31, 2003, the 18 partnerships and the three unlisted REITs had raised a total of approximately $5.4 billion from a total of approximately 226,000 investors, and owned, directly or indirectly, approximately 2,100 fast-food, family-style and casual-dining restaurant properties, 128 hotel properties and 119 retirement properties. CNL Hospitality Properties, Inc. has invested a material amount of its assets in the types of properties in which we seek to acquire. Certain information relating to the offerings and investment history of the 18 public partnerships and CNL Restaurant Properties, Inc., CNL Retirement Properties, Inc. and CNL Hospitality Properties, Inc. is set forth below.

Name of Entity	Maximum Offering Amount		Date Closed	Number of Limited Partnership Units or shares Sold	Date 90% of Net Proceeds Fully Invested or Committed to Investment
CNL Income Fund, Ltd.	$15,000,000 (30,000 units	)	December 31, 1986	30,000	December 1986

CNL Income Fund II, Ltd.	$25,000,000 (50,000 units	)	August 21, 1987	50,000	November 1987

CNL Income Fund III, Ltd.	$25,000,000 (50,000 units	)	April 29, 1988	50,000	June 1988

Name of Entity	Maximum Offering Amount	Date Closed	Number of Limited Partnership Units or shares Sold	Date 90% of Net Proceeds Fully Invested or Committed to Investment
CNL IncomeFund IV, Ltd.	$30,000,000 (60,000 units)	December 6, 1988	60,000	February 1989

CNL IncomeFund V, Ltd.	$25,000,000 (50,000 units)	June 7, 1989	50,000	December 1989

CNL IncomeFund VI, Ltd.	$35,000,000 (70,000 units)	January 19, 1990	70,000	May 1990

CNL IncomeFund VII, Ltd.	$30,000,000 (30,000,000 units)	August 1, 1990	30,000,000	January 1991

CNL IncomeFund VIII, Ltd.	$35,000,000 (35,000,000 units)	March 7, 1991	35,000,000	September 1991

CNL IncomeFund IX, Ltd.	$35,000,000 (3,500,000 units)	September 6, 1991	3,500,000	November 1991

CNL IncomeFund X, Ltd.	$40,000,000 (4,000,000 units)	April 22, 1992	4,000,000	June 1992

CNL IncomeFund XI, Ltd.	$40,000,000 (4,000,000 units)	October 8, 1992	4,000,000	September 1992

CNL IncomeFund XII, Ltd.	$45,000,000 (4,500,000 units)	April 15, 1993	4,500,000	July 1993

CNL IncomeFund XIII, Ltd.	$40,000,000 (4,000,000 units)	September 13, 1993	4,000,000	August 1993

CNL IncomeFund XIV, Ltd.	$45,000,000 (4,500,000 units)	March 23, 1994	4,500,000	May 1994

CNL IncomeFund XV, Ltd.	$40,000,000 (4,000,000 units)	September 22, 1994	4,000,000	December 1994

CNL IncomeFund XVI, Ltd.	$45,000,000 (4,500,000 units)	July 18, 1995	4,500,000	August 1995

CNL IncomeFund XVII, Ltd.	$30,000,000 (3,000,000 units)	October 10, 1996	3,000,000	December 1996

CNL IncomeFund XVIII, Ltd.	$35,000,000 (3,500,000 units)	February 6, 1998	3,500,000	December 1997

Name of Entity	Maximum Offering Amount	Date Closed	Number of Limited Partnership Units or shares Sold	Date 90% of Net Proceeds Fully Invested or Committed to Investment
CNL Restaurant Properties, Inc. 1995 Initial Offering	$165,000,000 (16,500,000 shares)	February 6, 1997	15,059,177	March 1997

CNL Restaurant Properties, Inc. 1997 Offering	$275,000,000 (27,500,000 shares)	March 2, 1998	25,187,265	May 1998

CNL Restaurant Properties, Inc. 1998 Offering	$345,000,000 (34,500,000 shares)	January 20, 1999	34,500,000	February 1999

CNL Hospitality Properties, Inc. 1997 Initial Offering	$165,000,000 (16,000,000 shares)	June 17, 1999	15,007,264	December 1999

CNL Hospitality Properties, Inc. 1999 Offering	$275,000,000 (27,500,000 shares)	September 14, 2000	27,500,000	October 2000

CNL Hospitality Properties, Inc. 2000 Offering	$450,000,000 (45,000,000 shares)	April 22, 2002	45,000,000	June 2002

CNL Hospitality Properties, Inc. 2002 Offering	$450,000,000 (45,000,000 shares)	February 4, 2003	45,000,000	April 2003

CNL Hospitality Properties, Inc. 2003 Offering	$1,750,000,000 (175,000,000 shares)	March 12, 2004	172,788,899	March 2004

CNL Retirement Properties, Inc. 1998 Initial Offering	$155,000,000 (15,500,000 shares)	September 18, 2000	971,898	April 2000

CNL Retirement Properties, Inc. 2000 Offering	$155,000,000 (15,500,000 shares)	May 24, 2002	15,500,000	September 2002

CNL Retirement Properties, Inc. 2002 Offering	$450,000,000 (45,000,000 shares)	April 3, 2003	45,000,000	August 2003

CNL Retirement Properties, Inc. 2003 Offering	$1,750,000,000 (175,000,000 shares)	May 13, 2004	156,796,076

The following table sets forth summary information, as of December 31, 2003, regarding property acquisitions by the 18 limited partnerships and CNL Restaurant Properties, Inc., CNL Retirement Properties, Inc. and CNL Hospitality Properties, Inc.

Name of Entity	Type of Property	Location	Method of Financing	Type of Program
CNL Income Fund, Ltd.	22 fast-food or family-style restaurants	AL, AZ, CA, FL, GA, LA, MD, OK, PA, TX, VA, WA	All cash	Public

CNL Income Fund II, Ltd.	50 fast-food or family-style restaurants	AL, AZ, CO, FL, GA, IL, IN, KS, LA, MI, MN, MO, NC, NM, OH, TN, TX, WA, WY	All cash	Public

CNL Income Fund III, Ltd.	40 fast-food or family-style restaurants	AL, AZ, CA, CO, FL, GA, IA, IL, IN, KS, KY, MD, MI, MN, MO, NC, NE, OK, TX	All cash	Public

CNL Income Fund IV, Ltd.	47 fast-food or family-style restaurants	AL, DC, FL, GA, IL, IN, KS, MA, MD, MI, MS, NC, OH, PA, TN, TX, VA	All cash	Public

CNL Income Fund V, Ltd.	36 fast-food or family-style restaurants	AZ, FL, GA, IL, IN, MI, NH, NY, OH, SC, TN, TX, UT, WA	All cash	Public

CNL Income Fund VI, Ltd.	67 fast-food or family-style restaurants	AR, AZ, CA, FL, GA, ID, IL, IN, KS, MA, MD, MI, MN, NC, NE, NM, NY, OH, OK, PA, TN, TX, VA, WA, WY	All cash	Public

CNL Income Fund VII, Ltd.	59 fast-food or family-style restaurants	AL, AZ, CO, FL, GA, IN, LA, MI, MN, NC, NE, OH, PA, SC, TN, TX, UT, WA	All cash	Public

CNL Income Fund VIII, Ltd.	55 fast-food or family-style restaurants	AZ, CO, FL, IL, IN, LA, MI, MN, NC, NY, OH, OR, TN, TX, VA, WI	All cash	Public

CNL Income Fund IX, Ltd.	55 fast-food or family-style restaurants	AL, CA, CO, FL, GA, IL, IN, LA, MD, MI, MN, MS, NC, NH, NY, OH, SC, TN, TX	All cash	Public

Name of Entity	Type of Property	Location	Method of Financing	Type of Program
CNL Income Fund X, Ltd.	60 fast-food or family-style restaurants	AL, AZ, CA, CO, FL, GA, ID, IL, IN, LA, MI, MO, MT, NC, NE, NH, NM, NY, OH, PA, SC, TN, TX, WA	All cash	Public

CNL Income Fund XI, Ltd.	50 fast-food or family-style restaurants	AL, AZ, CA, CO, CT, FL, GA, KS, LA, MA, MI, MS, NC, NH, NM, OH, OK, PA, SC, TX, VA, WA	All cash	Public

CNL Income Fund XII, Ltd.	58 fast-food or family-style restaurants	AL, AZ, CA, CO, FL, GA, IA, IN, LA, MO, MS, NC, NM, OH, SC, TN, TX, WA	All cash	Public

CNL Income Fund XIII, Ltd.	54 fast-food or family-style restaurants	AL, AR, AZ, CA, CO, FL, GA, IN, KS, LA, MD, MO, NC, OH, PA, SC, TN, TX, VA	All cash	Public

CNL Income Fund XIV, Ltd.	72 fast-food or family-style restaurants	AL, AZ, CO, FL, GA, IL, KS, LA, MN, MO, MS, NC, NJ, NV, OH, SC, TN, TX, VA	All cash	Public

CNL Income Fund XV, Ltd.	63 fast-food or family-style restaurants	AL, CA, FL, GA, KS, KY, MN, MO, MS, NC, NJ, NM, OH, OK, PA, SC, TN, TX, VA	All cash	Public

CNL Income Fund XVI, Ltd.	56 fast-food or family-style restaurants	AL, AZ, CA, CO, DC, FL, GA, ID, IN, KS, LA, MN, MO, NC, NM, NV, OH, PA, TN, TX, UT, WI	All cash	Public

CNL Income Fund XVII, Ltd.	39 fast-food, family-style or casual-dining restaurants	CA, FL, GA, IL, IN, MD, MI, NC, NE, NV, OH, SC, TN, TX, WA, WI	All cash	Public

CNL Income Fund XVIII, Ltd.	30 fast-food, family-style or casual-dining restaurants	AZ, CA, CO, FL, GA, IL, KY, MD, MN, NC, NV, NY, OH, PA, TN, TX, VA	All cash	Public

CNL Restaurant Properties, Inc.	1,211 fast-food, family-style or casual-dining restaurants	AL, AR, AZ, CA, CO, CT, DE, FL, GA, IA, ID, IL, IN, KS, KY, LA, MD, MI, MN, MO, MS, NC, NE,	(1)	Public REIT

Name of Entity	Type of Property	Location	Method of Financing	Type of Program
		NH, NJ, NM, NV, NY, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VA, WA, WI, WV
CNL Hospitality Properties, Inc.	128 limited service, extended stay or full service hotels	AL, AZ, CA, CO, CT, DE, FL, GA, HI, IL, IN, KS, KY, LA, MA, MD, ME, MI, MN, MO, MS, NC, NE, NJ, NV, NY, OK, OR, PA, RI, SC, TN, TX, UT, VA, WA, WI, D.C., CANADA	(2)	Public REIT
CNL Retirement Properties, Inc.	119 retirement properties	AL, AR, CA, CO, CT, FL, GA, IL, IN, KS, KY, MA, MD, MI, NC, NE, NJ, NY, OH, OK, PA, SC, TN, TX, UT, VA, WA	(3)	Public REIT

(1)	As of March 31, 1999, all of the CNL Restaurant Properties, Inc. net offering proceeds had been invested or committed for investment in properties and mortgage loans. Since April 1, 1999, the Restaurant Properties REIT and its consolidated subsidiaries have used proceeds from its lines of credit, warehouse facilities and other borrowings to acquire and develop properties and to fund mortgage loans.

(2)	As of December 31, 2003, approximately 46% of the assets acquired by CNL Hospitality Properties, Inc. had been funded using debt. The balance was acquired using proceeds from the Hospitality Properties REIT’s equity offerings.

(3)	As of December 31, 2003, approximately 20.5% of the assets acquired by CNL Retirement Properties, Inc. had been funded using debt. The balance was acquired using proceeds from the Retirement Properties REIT’s equity offerings.

A more detailed description of the acquisitions by real estate limited partnerships and CNL Restaurant Properties, Inc., CNL Retirement Properties, Inc. and CNL Hospitality Properties, Inc. sponsored by Messrs. Seneff and Bourne is set forth in prior performance Table VI, included in Part II of the registration statement filed with the Securities and Exchange Commission for this offering. A copy of Table VI is available to stockholders from us upon request, free of charge. In addition, upon request, we will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd., CNL Income Fund V, Ltd., CNL Income Fund VI, Ltd., CNL Income Fund VII, Ltd., CNL Income Fund VIII, Ltd., CNL Income Fund IX, Ltd., CNL Income Fund X, Ltd., CNL Income Fund XI, Ltd., CNL Income Fund XII, Ltd., CNL Income Fund XIII, Ltd., CNL Income Fund XIV, Ltd., CNL Income Fund XV, Ltd., CNL Income Fund XVI, Ltd., CNL Income Fund XVII, Ltd., CNL Income Fund XVIII, Ltd., CNL Restaurant Properties, Inc., CNL Hospitality Properties, Inc. and CNL Retirement Properties, Inc., as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

Mr. Seneff and Mr. Bourne are also the sole stockholders of DRR Partners, Inc., the corporate general partner of a nonpublic real estate limited partnership organized to invest in a hotel resort in Arizona. The partnership raised $27.5 million from 267 investors and invested approximately $25.1 million in the resort, which opened on November 30, 2002.

As of December 31, 2003, Mr. Seneff and Mr. Bourne, directly or through affiliated entities, also have served as joint general partners of 70 nonpublic real estate limited partnerships. The offerings of all of these 70 nonpublic limited partnerships had terminated as of December 31, 2003. These 70 partnerships raised a total of approximately $187 million from approximately 4,600 investors, and purchased, directly or through participation in a joint venture or limited partnership, interests in a total of 314 projects as of December 31, 2003. These 314 projects consist of 18 apartment projects (comprising 8.3% of the total amount raised by all 70 partnerships), 12 office buildings (comprising 4% of the total amount raised by all 70 partnerships), 238 fast-food, family-style, or casual-dining restaurant properties and business investments (comprising 69.1% of the total amount raised by all 70 partnerships), one condominium development (comprising 0.3% of the total amount raised by all 70 partnerships), four hotels/motels (comprising 4.3% of the total amount raised by all 70 partnerships), 39 commercial/retail properties (comprising 13% of the total amount raised by all 70 partnerships), and two tracts of undeveloped land (comprising 0.1% of the total amount raised by all 70 partnerships).

Mr. Seneff also has served, without Mr. Bourne, as a general partner of two additional nonpublic real estate limited partnerships which raised a total of $240,000 from 12 investors and purchased two office buildings with an aggregate purchase price of $928,390. Both of the office buildings are located in Florida.

Mr. Bourne also has served, without Mr. Seneff, as a general partner of one additional nonpublic real estate limited partnership program which raised a total of $600,000 from 37 investors and purchased, through participation in a limited partnership, one apartment building located in Georgia with a purchase price of $1,712,000.

Of the 90 real estate limited partnerships whose offerings had closed as of December 31, 2003, (including 18 CNL Income Fund limited partnerships) in which Mr. Seneff and/or Mr. Bourne serves or have served as general partners in the past, 39 invested in restaurant properties leased on a triple-net lease basis, including eight which also invested in franchised restaurant businesses (accounting for approximately 93% of the total amount raised by all 90 real estate limited partnerships).

In addition to the real estate limited partnerships described above, in 2002, CNL Mortgage Fund, Ltd., a limited partnership in which Mr. Seneff and Mr. Bourne serve as officers and stockholders of the corporate general partner, raised $2,500,000 from 68 investors and entered into a mortgage loan, as the lender, with an affiliated limited partnership. CNL Mortgage Fund, Ltd. was organized for the purpose of investing in the mortgage loan on the property owned by 100 Legacy Park, Ltd.

In order to provide potential purchasers of our shares with information to enable them to evaluate the prior experience of Messrs. Seneff and Bourne as general partners of real estate limited partnerships and as directors and officers of the three unlisted REITs, including those set forth in the foregoing table, certain financial and other information concerning those limited partnerships and the three unlisted REITs with investment objectives similar to one or more of our investment objectives, is provided in the Prior Performance Tables included as Appendix B. Information about the previous public programs, the offerings of which became fully subscribed is included therein. Potential stockholders are encouraged to examine the Prior Performance Tables attached as Appendix B (in Table III), which include information as to the operating results of these prior programs, for more detailed information concerning the experience of Messrs. Seneff and Bourne.

INVESTMENT OBJECTIVES AND POLICIES

GENERAL

Our articles of incorporation provide that our primary investment objectives are to preserve, protect, and enhance our assets while:

•	paying distributions;

•	obtaining increasing income through hotel operations and fixed income through the receipt of payments on any mortgage loans;

•	owning a diversified portfolio of hotels that will increase in value;

•	qualifying and remaining qualified as a REIT for federal income tax purposes; and

•	providing our stockholders with liquidity for their investment on or before December 31, 2014.

In making a determination of whether listing is in the best interest of our stockholders, our board of directors may consider a variety of criteria, including but not limited to, market capitalization, the number of properties owned, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company and the potential for stockholder liquidity.

The sheltering from tax of income from other sources is not our objective. If we are successful in achieving our investment and operating objectives, our stockholders (other than tax-exempt entities) are likely to recognize taxable income in each year. While there is no order of priority intended in the listing of our objectives, stockholders should realize that our ability to meet these objectives may be severely handicapped by any lack of diversification of our investments and the terms of the leases.

We intend to meet our objectives primarily through its investment policies by purchasing interests in carefully selected, well-located properties either directly, or indirectly through the acquisition of interests in entities which own such properties or interests therein, and leasing them to our indirect subsidiaries, with management performed by third-party managers, or to a lesser extent, to unrelated third-party operators or franchisees of hotel brands on a “triple-net” basis (which means that the tenant will be responsible for paying the cost of all repairs, maintenance, property taxes, and insurance). The leases with unrelated third parties are generally expected to require the tenant to pay a minimal or base annual rent and percentage rent based on gross revenues and/or automatic increases in base rent. We may invest directly in such properties or indirectly through the acquisition of interests in entities which own hotel properties or interests therein. In addition, we may offer mortgage loans in connection with the operations of hotel brands. We may also invest up to a maximum of 10% of our total assets in equity interests in businesses that provide services to or are otherwise ancillary to the lodging industry.

We will choose our unrelated tenants and third-party operators based upon recommendations by our advisor. There is no limit on the number of properties of a particular hotel brand which we may acquire. However, under investment guidelines established by the board of directors, no single hotel brand may represent more than 50% of the total portfolio unless approved by the board of directors, including a majority of the independent directors. In addition, we currently do not expect to acquire a property if our board of directors, including a majority of the independent directors, determines that the acquisition would adversely affect us in terms of geographic, property type or chain diversification. Potential mortgage loan borrowers will similarly be operators of hotel brands selected by us, following our advisor’s recommendations. It is intended that investments will be made in properties and mortgage loans in various locations in an attempt to achieve diversification and thereby minimize the effect of changes in local economic conditions and certain other risks. The extent of such diversification, however, depends in part upon the amount raised in the offering and the purchase price of each property. See “Estimated Use of Proceeds” and “Risk Factors — Real Estate and Other Investment Risks — Possible lack of diversification increases the risk of investment.” For a more complete description of the manner in which the structure of our business, including our investment policies, will facilitate our ability to meet our investment objectives, see “Business.”

Our investment objectives may not be changed without the approval of stockholders owning a majority of our shares of outstanding common stock. Our bylaws require our independent directors to review our investment policies at least annually to determine that the policies are in the best interests of the stockholders. The determination shall be set forth in the minutes of our board of directors along with the basis for such determination. The directors (including a majority of the independent directors) have the right, without a stockholder vote, to alter our investment policies but only to the extent consistent with our investment objectives and investment limitations. See “Investment Objectives and Policies — Certain Investment Limitations” below.

CERTAIN INVESTMENT LIMITATIONS

In addition to other investment restrictions imposed by the board of directors from time to time, consistent with our objective of qualifying as a REIT, the articles of incorporation or the bylaws will provide for the following limitations on our investments.

1. Not more than 10% of our total assets shall be invested in Unimproved Real Property or mortgage loans on Unimproved Real Property. For purposes of this paragraph, “Unimproved Real Property” does not include any property under construction, under contract for development or planned for development within one year.

2. We will not invest in commodities or commodity future contracts. This limitation is not intended to apply to interest rate futures, when used solely for hedging purposes.

3. We will not invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property. Mortgage indebtedness on any property shall not exceed such property’s appraised value. In cases in which a majority of independent directors so determine, and in all cases in which the mortgage loan involves the advisor, directors, or affiliates, such appraisal must be obtained from an independent expert concerning the underlying property. Such appraisal shall be maintained in our records for at least five years, and shall be available for inspection and duplication by any stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained.

4. We may not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our other loans, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the property, including other loans by us” shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

5. We may not invest in indebtedness (“Junior Debt”) secured by a mortgage on real property which is subordinate to the lien or other indebtedness (“Senior Debt”), except where the amount of such Junior Debt, plus the outstanding amount of the Senior Debt, does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all our similar investments (as shown on our books in accordance with generally accepted accounting principles after all reasonable reserves but before provision for depreciation) would not then exceed 25% of our tangible assets. The value of all investments in our Junior Debt which does not meet the aforementioned requirements will be limited to 10% of our tangible assets (which is included within the 25% limitation).

6. We may not engage in any short sale, or borrow, on an unsecured basis, if such borrowing will result in “asset coverage” of less than 300%, except that such borrowing limitation shall not apply to a first mortgage trust. For the purpose of this section, “asset coverage” means the ratio which the value of the total assets of an issuer, less all liabilities and indebtedness except indebtedness for unsecured borrowings, bears to the aggregate amount of all unsecured borrowings of such issuer.

7. The maximum amount of our borrowings in relation to our net assets may not exceed an amount equal to 300% of our net assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate. In order to borrow an amount in excess of 300% of our net assets, a majority of our independent directors must approve the borrowing, and the borrowing must be disclosed and explained to stockholders in our first quarterly report after such approval occurs.

8. We may not make or invest in any mortgage loans that are subordinate to any mortgage, other indebtedness or equity interest of our advisor, our directors or affiliates.

9. We will not invest in equity securities unless a majority of the directors (including a majority of independent directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and determine that the transaction will not jeopardize our ability to qualify and remain qualified as a REIT. Investments in entities affiliated with our advisor, a director, us or affiliates of those persons or entities are subject to the restrictions on joint venture investments. In addition, we shall not invest in any security of any entity holding investments or engaging in activities prohibited by our articles of incorporation.

10. We will not issue (i) equity securities redeemable solely at the option of the holder (except that stockholders may offer their shares to us as described under “Redemption of Shares,”); (ii) debt securities unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known charges, is sufficient to service that higher level of debt properly; (iii) shares on a deferred payment basis or under similar arrangements; (iv) non-voting or assessable securities; or (v) options, warrants, or similar evidences of a right to buy its securities (collectively, “Options”); provided however that Options may be issued (1) to all of its stockholders ratably, (2) as part of a financing arrangement or, (3) as part of a stock option plan available to directors, executive officers, or our employees or our advisor or its affiliates. Options issuable to the advisor, directors or any affiliate thereof shall not exceed 10% of the outstanding shares on the date of grant. Options may not be issued at exercise prices less than the fair market value of the underlying securities on the date of grant and unless a majority of the independent directors approve such issuance as being in our best interests, and not for consideration (which may include services) that has a market value less than the value of such Option on the date of grant.

11. A majority of the directors shall authorize the consideration to be paid for each property, based on the fair market value of the property. If a majority of the independent directors determine, or if the property is acquired from the advisor, a director, or an affiliate thereof, such fair market value shall be determined by a qualified independent real estate appraiser selected by the independent directors.

12. We will not engage in underwriting or the agency distribution of securities issued by others or in trading, as compared to investment activities.

13. We will not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

14. We will not invest in any foreign currency or bullion or engage in short sales.

15. We will not make mortgage loans to the sponsor, advisor, directors or any affiliates thereof, except (A) mortgage loans subject to the restrictions governing mortgage loans in the articles of incorporation or (B) to our subsidiaries or to ventures or to partnerships in which we hold an interest.

16. We will not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.

17. We will not make any investment that we believe will be inconsistent with our objective of qualifying as a REIT.

The foregoing limitations may not be modified or eliminated without the approval of a majority of the shares of outstanding common stock.

DISTRIBUTION POLICY

GENERAL

In order to qualify as a REIT for federal income tax purposes, among other things, we must make distributions each taxable year (not including any return of capital for federal income tax purposes) equal to at least

90% of our real estate investment trust taxable income, although the board of directors, in its discretion, may increase that percentage as it deems appropriate. See “Federal Income Tax Considerations — Taxation of the CNL Hospitality Properties II — Distribution Requirements.” The declaration of distributions is within the discretion of the board of directors and depends upon our distributable funds, current and projected cash requirements, tax considerations and other factors.

DISTRIBUTIONS

We intend to make regular distributions to our stockholders. Distributions will be made to those stockholders who are stockholders as of the record date selected by the directors. Our board of directors currently intends to declare distributions on a monthly basis using the first day of the month as the record date. In order for an investor to receive a distribution, they must be a stockholder of record as of the record date. Therefore, newly admitted investors, or investors redeeming or transferring shares, will not receive a distribution for a record date that they are not considered a stockholder of record. It is the intent of the board of directors to declare distributions monthly and pay distributions quarterly during the offering period and thereafter. However, the board of directors, in its sole discretion, may determine to declare and pay distributions on another basis. We will not pay distributions until such time as the close of the first full calendar quarter after the first release of escrow funds to us. The interest, if any, earned on subscription proceeds prior to their release from escrow, will be distributed to each subscriber within 30 days after the date a subscriber is admitted as our stockholder. After the initial admission of stockholders in connection with the sale of at least the minimum offering, interest will be payable only to those subscribers whose funds have been held in escrow by the bank for at least 20 days.

Distributions may be payable monthly by the election of the stockholder. A stockholder may elect to receive monthly distributions by written notice to us upon subscription, or, thereafter, upon at least 10 days’ prior written notice to us, with any such election made following subscription to be effective as of the beginning of the following calendar quarter. Absent such an election, stockholders will receive distributions quarterly. In any quarter, stockholders may terminate their election to receive distributions monthly rather than quarterly by written notice to us, which termination will be effective as of the beginning of the following calendar quarter. The board of directors, in its sole discretion, in the future may elect to pay distributions solely on a quarterly basis.

We may, in the future, charge stockholders who elect the monthly distribution option an annual administrative fee, designed to cover the additional postage and handling associated with the more frequent distributions. We may elect to charge such fee upon written notice to each stockholder who properly has elected to receive monthly distributions, with such notice to be given at least 30 days prior to the beginning of the calendar quarter that includes the first month to which the new fee will apply.

Stockholders who elect the monthly Distribution option will not be eligible to participate in the reinvestment plan, unless the board of directors elects to make distributions to all stockholders on a monthly basis. See “Summary of Reinvestment Plan” for a detailed discussion of stockholders options.

We are required to distribute annually at least 90% of our real estate investment trust taxable income to maintain our objective of qualifying as a REIT. Generally, income distributed will not be taxable to us under federal income tax laws if we comply with the provisions relating to qualification as a REIT. If our available cash is insufficient to make such distributions, we may obtain the necessary funds by borrowing, issuing new securities or selling assets. These methods of obtaining funds could affect future distributions by increasing operating costs. To the extent that distributions to stockholders exceed our current and accumulated earnings and profits, such amounts constitute a return of capital for federal income tax purposes, although such distributions might not reduce stockholders’ aggregate invested capital. Distributions in kind shall not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for the dissolution of our Company and the liquidation of its assets in accordance with the terms of the articles of incorporation; or distributions of in-kind property, as long as, with respect to in-kind property, the board of directors (i) advises each stockholder of the risks associated with direct ownership of the property; (ii) offers each stockholder the election of receiving in-kind property distributions; and (iii) distributes in-kind property only to those stockholders who accept the directors’ offer.

Distributions will be made at the discretion of the directors, depending primarily on net cash from operations (which includes cash received from tenants except to the extent that such cash represents a return of principal in regard to the lease of a property consisting of building only, distributions from joint ventures, and interest income from borrowers under mortgage loans, less expenses paid) and our general financial condition, subject to the obligation of the directors to cause us to qualify and remain qualified as a REIT for federal income tax purposes. We intend to increase distributions in accordance with increases in net cash from operations.

To the extent a stockholder purchased its shares subject to a reduced acquisition fee, we shall reduce distributions otherwise payable to such stockholder by the amount of the advisory fee payable to the advisor. Because the advisory fee is paid annually, the cost associated with paying this fee, in the aggregate, may exceed the benefit associated with the acquisition fee discount. Accordingly, an investor’s overall return may be lower by virtue of the acquisition fee discount. See “Management Compensation” for a detailed discussion of the acquisition fee.

SUMMARY OF THE ARTICLES OF INCORPORATION AND BYLAWS

GENERAL

We are organized as a corporation under the laws of the State of Maryland. As a Maryland corporation, we are governed by the Maryland General Corporation Law. Maryland corporate law deals with a variety of matters regarding Maryland corporations, including our liabilities, stockholders, directors, and officers, the amendment of the articles of incorporation, and mergers of a Maryland corporation with other entities. Since many matters are not addressed by Maryland corporate law, it is customary for a Maryland corporation to address these matters through provisions in its articles of incorporation.

Our articles of incorporation and our bylaws will contain certain provisions that could make it more difficult to acquire control of us by means of a tender offer, a proxy contest, or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations which may result in improvement of the terms of an initial offer.

Our articles of incorporation also will permit listing by the board of directors after completion or termination of this offering.

The discussion below sets forth material provisions of governing laws, instruments and guidelines applicable to CNL Hospitality Properties II. For more complete provisions, reference is made to the Maryland General Corporation Law and our articles of incorporation and bylaws.

DESCRIPTION OF CAPITAL STOCK

We have authorized a total of 1.32 billion shares of capital stock, consisting of 1 billion shares of common stock, $0.01 par value per share, 200 million shares of preferred stock, and 120 million shares of excess stock, $0.01 par value per share. Of the 120 million excess shares, 100 million are issuable in exchange for common stock and 20 million are issuable in exchange for preferred stock as described below at “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership.” As of June 30, 2004, we had 20,000 shares of common stock outstanding (representing shares issued to CNL Lodging Advisors II Corp. prior to the commencement of this Offering) and no preferred stock or excess shares outstanding.

Our board of directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available following the termination of this offering, and may, in the future, determine to increase the number of authorized shares, if it determines that such action is in our best interest.

We will not issue share certificates except to stockholders who make a written request to us. Each stockholder’s investment will be recorded on our books, and information concerning the restrictions and rights attributable to shares (whether in connection with an initial issuance or a transfer) will be sent to the stockholder receiving shares in connection with an issuance or transfer. A stockholder wishing to transfer his or her shares will be required to send us only an executed form, and we will provide the required form upon a stockholder’s request. We must receive the executed form and any other required documentation on or before the 15th of the month for the transfer to be effective the following month. Subject to restrictions in the articles of incorporation, transfers of shares shall be effective, and the transferee of the shares will be recognized as the holder of such shares as of the first day of the following month on which we receive properly executed documentation.

Stockholders have no preemptive rights to purchase or subscribe for securities that we may issue subsequently. Each share of common stock is entitled to one vote per share, and shares do not have cumulative voting rights. The Stockholders are not entitled to exercise the rights of an objecting Stockholder under the Maryland General Corporation Law. The stockholders are entitled to distributions in such amounts as may be declared by the board of directors from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any or our assets remaining after payment in full of all creditors.

All of the shares offered hereby will be fully paid and nonassessable when issued.

The articles of incorporation authorize the board of directors to designate and issue from time to time one or more classes or series of common or preferred stock without stockholder approval. The board of directors may determine the relative rights, preferences, and privileges of each class or series of common or preferred stock so issued. To the extent common or preferred stock is issued in connection with an affiliated transaction, the issuance of such stock shall be approved by a majority of the independent directors who do not have any interest in the transactions and who have access, at our expense, to our counsel or independent legal counsel. Because the board of directors has the power to establish the preferences and rights of each class or series of common or preferred stock, it may afford the holders of any series or class of stock preferences, powers, and rights senior to the rights of holders of common stock offered in this offering; however, the voting rights for each share of preferred stock shall not exceed voting rights which bear the same relationship to the voting rights of the shares of common stock as the consideration paid to us for each share of preferred stock bears to the book value of the shares of common stock on the date that such preferred stock is issued. The issuance of common or preferred stock could have the effect of delaying or preventing a change in our control.

Similarly, the voting rights per share of our equity securities (other than our publicly held equity securities) sold in a private offering shall not exceed the voting rights which bear the same relationship to the voting rights of the publicly held equity securities as the consideration paid for each privately offered share bears to the book value of each outstanding publicly held equity security. The board of directors currently has no plans to offer our equity securities in a private offering.

For a description of the characteristics of the Excess shares, which differ from common stock and preferred stock in a number of respects, including voting and economic rights, see “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership,” below.

BOARD OF DIRECTORS

Our articles of incorporation provide that the number of our directors cannot be less than three or more than 15. A majority of the board of directors will be independent directors. Each director, other than a director elected to fill a vacancy, will be elected at each annual meeting or at any special meeting of the stockholders called for that purpose, by a majority of the shares of common stock present in person or by proxy and entitled to vote. Independent directors will appoint replacements for vacancies among the independent directors. Under the articles of incorporation, the term of office for each director will be one year, expiring each annual meeting of stockholders; however, nothing in the articles of incorporation prohibits a director from being reelected by the stockholders. The directors may establish such committees as they deem appropriate (provided that the majority of the members of each committee are independent directors).

STOCKHOLDER MEETINGS

An annual meeting will be held for the purpose of electing directors and for the transaction of such other business as may come before the meeting, and will be held not less than 30 days after delivery of the annual report. Under our bylaws, a special meeting of stockholders may be called by the chairman of the board, a majority of the directors, or a majority of the independent directors. Special meetings of the stockholders also shall be called by our secretary upon the written request of stockholders holding in the aggregate not less than 10% of the outstanding common stock entitled to vote at such meeting. Upon receipt of such a written request, either in person or by mail, stating the purpose or purposes of the meeting, we shall provide all stockholders, within ten days of receipt of the written request, written notice, either in person or by mail, of the time and place of a meeting and its purpose. Such meeting will be held not less than 15 nor more than 60 days after the written request is received, at a time and place specified in the request, or if none is specified, at a time and place convenient to stockholders.

At any meeting of stockholders, each stockholder is entitled to one vote per share of common stock owned of record on the applicable record date. In general, the presence in person or by proxy of 50% of the shares of common stock then outstanding shall constitute a quorum, and the majority vote of the shares of common stock present in person or by proxy will be binding on all our stockholders.

ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS FOR DIRECTORS AND PROPOSALS OF NEW BUSINESS

Our bylaws require notice at least 60 days and not more than 90 days before the anniversary of the prior annual meeting of stockholders in order for a stockholder to (a) nominate a director or, (b) propose new business other than pursuant to the notice of the meeting or by, or on behalf of, the directors. The bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Accordingly, failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

Generally, our articles of incorporation may be amended by the affirmative vote of our stockholders. In certain instances, the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote is required and in other instances the affirmative vote of the holders of two-thirds of such shares is required. To the extent permitted by Maryland law, the stockholders may vote to amend the articles of incorporation, terminate or dissolve our company or remove one or more directors without necessity for concurrence by the board of directors.

To the extent permitted by Maryland law, the directors may vote to amend the articles of incorporation by a two-thirds vote, the directors may amend the charter as necessary to enable the Company to continue to qualify as a REIT.

Upon the affirmative vote of a majority of the members of the board of directors, the directors may amend the articles of incorporation to increase our number of authorized equity shares. However, without stockholder approval, the board of directors may not amend the articles of incorporation to reduce the voting rights of the Stockholders under Article 8. Article 8 allows the Stockholders to among other things, (i) amend the articles of incorporation; (ii) terminate the Company; (iii) reorganize the Company; (iv) sell all or substantially all of our assets other than in the ordinary course of business or in connection with liquidation and dissolution; or (v) cause a merger in which we do not survive.

MERGERS, COMBINATIONS AND SALE OF ASSETS

A sale or other disposition of all or substantially all of our assets other than in the ordinary course of business, a merger in which we do not survive or a reorganization must be approved by the directors and a majority of the shares of common stock outstanding and entitled to vote. In addition, any such transaction involving an affiliate of ours or an affiliate of our advisor also must be approved by a majority of the directors (including a majority of the independent directors) not otherwise interested in such transaction as fair and reasonable and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

The Maryland Business Combinations Statute provides that certain business combinations (including mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of such corporation’s shares or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of such corporation (an “Interested Stockholder”) or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as determined by statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

The Board of Directors has adopted a resolution that provides that the prohibitions and restrictions set forth in the Maryland Business Combinations Statute are inapplicable to any business combination between us and any person. Consequently, the five year prohibition and supermajority vote requirements will not apply to business combinations between us and any stockholder.

CONTROL SHARE ACQUISITIONS

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror and/or officers or directors who are employees of the corporation. Control shares are shares which, if aggregated with all other shares of the corporation previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors of such corporation within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

The Board of Directors has adopted a resolution that provides that the Maryland Control Share Acquisition Act is inapplicable to any acquisition of our securities by any person. Consequently, in instances where the board of directors otherwise waives or modifies restrictions relating to the ownership and transfer of our securities or such restrictions are otherwise removed, our control shares will have voting rights, without having to obtain the approval of a supermajority of the outstanding shares eligible to vote thereon.

TERMINATION OF CNL HOSPITALITY PROPERTIES II AND REIT STATUS

Our articles of incorporation provide for our voluntary termination and dissolution by the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote at a meeting called for that purpose. In addition, the articles of incorporation provide for the Board of Directors, by a vote of two-thirds of the Directors.

Under the articles of incorporation, we will commence an orderly liquidation of our assets or merge, as described below, on December 31, 2014, unless listing occurs, in which event we will automatically become a perpetual life entity. If our shares are not listed on or before December 31, 2014 or we have not merged, with another entity in a transaction which provides our stockholders with cash or securities of a publicly traded company, we will sell our assets and distribute the net sales proceeds to our stockholders, unless our stockholders owning a majority of our shares elect to extend the duration of CNL Hospitality Properties II by amendment of our articles of incorporation. In making a determination of whether listing is in the best interest of our stockholders, the board of directors may consider a variety of criteria, including, but not limited to, market capitalization, the number of properties owned, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company, and the potential for stockholder liquidity.

RESTRICTION OF OWNERSHIP

To qualify as a REIT under the Code, among other things, (i) not more than 50% of the value of the REIT’s outstanding stock may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (ii) the REIT’s stock must be beneficially owned (without reference to any attribution rules) by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain other requirements must be satisfied. See “Federal Income Tax Considerations — Taxation of the Company.”

To help ensure that we satisfy these requirements, the articles of incorporation restrict the direct or indirect ownership (applying certain attribution rules) of shares of common stock and preferred stock by any person (as defined in the articles of incorporation) to no more than 9.8% of the outstanding shares of such common stock or 9.8% of any series of preferred stock. It is the responsibility of each person (as defined in the articles of incorporation) owning (or deemed to own) more than 5% of the outstanding shares of common stock or any series of outstanding preferred stock to give us written notice of such ownership. In addition, to the extent deemed necessary by the directors, we can demand that each stockholder disclose to us in writing all information regarding the Beneficial and Constructive Ownership (as such terms are defined in the articles of incorporation) of the common stock and preferred stock. However, the articles of incorporation generally provide that the board of directors, upon a receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence, representations or undertakings acceptable to the board of directors, may, in its sole discretion, waive the application of certain transfer restrictions or the 9.8% ownership limit to a person if the board of directors determines that such person’s ownership of common stock and/or preferred stock will not jeopardize our status as a REIT under the Code. In addition, the restrictions on transfer, ownership limitations and information requirements described in this section will not apply if the board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT under the Code.

Subject to the board’s ability to waive certain of the following restrictions in certain circumstances (as described below), transfers of shares of our common stock or preferred stock or other events that would create a direct or indirect ownership of such stock that would (i) violate the 9.8% ownership limit; (ii) result in (a) our common stock and/or preferred stock being owned by fewer than 100 persons, or (b) our being “closely held” within the meaning of Section 856(h) of the Code, or (c) result in us owning more than 10% of any tenant from whom we directly or indirectly receive rent (other than certain TRSs); or (iii) otherwise potentially jeopardize our status as a REIT under the Code, shall be null and void and of no effect with respect to the shares in excess of the applicable limit and, accordingly, the intended transferee (or “prohibited owner”) shall acquire no right or interest in such shares. Any shares in excess of an applicable limitation will be converted automatically into an equal number of shares of our excess stock that will be transferred by operation of law to an unaffiliated trust for the exclusive benefit of one or more qualified charitable organizations selected by us. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the shares of excess stock to a person or entity who could own the shares without violating the applicable limit and distribute to the prohibited owner an amount equal to the lesser of: (i) the proceeds of the sale; (ii) the price paid for the stock in excess of the applicable limit by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event; or (iii) the pro rata amount of the prohibited owner’s initial capital investment in us properly allocated to such shares of excess stock.

All dividends and other distributions received with respect to the shares of excess stock prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the prohibited owner will be distributed to the beneficiary of the trust. In connection with any liquidation, however, the trust must distribute to the prohibited owner the amounts received upon such liquidation, but the prohibited owner is not entitled to receive amounts in excess of the price paid for such shares by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event. In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any shares of excess stock are held by the trust, to purchase all or any portion of such shares of excess stock for the lesser of the price paid for such shares by the prohibited owner (or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event) or the market price of our stock on the date we exercise our option to purchase, which amount will be paid to the prohibited owner. In all instances, the market price will be determined in the manner set forth in the articles of incorporation.

For purposes of the articles of incorporation, the term “person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include (i) our advisor during the period ending on December 31, 2004 or, (ii) an underwriter which participated in a public offering of shares for a period of sixty (60) days following the initial purchase by such underwriter of shares therein, provided that the foregoing exclusions shall apply only if the ownership of such shares by our advisor or an underwriter would not cause us to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause us to fail to qualify as a REIT.

RESPONSIBILITY OF DIRECTORS

Directors serve in a fiduciary capacity and shall have a fiduciary duty to our stockholders, which duty shall include a duty to supervise our relationship with our advisor. See “Management — Fiduciary Responsibilities of the Board of Directors.”

LIMITATION OF LIABILITY AND INDEMNIFICATION

Pursuant to Maryland corporate law and our articles of incorporation, we are required to indemnify and hold harmless a present or former director, officer, advisor, or affiliate and may indemnify and hold harmless a present or former employee or agent (the “indemnitee”) against any or all losses or liabilities reasonably incurred by the indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on our behalf while a director, officer, advisor, affiliate, employee, or agent and in such capacity, provided, that the indemnitee has determined, in good faith, that the act or omission which caused the loss or liability was in our best interests. We will not indemnify or hold harmless the indemnitee if: (i) the loss or liability was the result of negligence or misconduct, or if the indemnitee is an independent director, the loss or liability was the result of gross negligence or willful misconduct, (ii) the act or omission was material to the loss or liability and was committed in bad faith or was the result of active or deliberate dishonesty, (iii) the indemnitee actually received an improper personal benefit in money, property, or services, (iv) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful or, (v) in a proceeding by us or in the right of our company, the indemnitee shall have been adjudged to be liable to us. In addition, we will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws. Pursuant to our articles of incorporation, we are required to pay or reimburse reasonable expenses incurred by a present or former director, officer, advisor or affiliate and may pay or reimburse reasonable expenses incurred by any other indemnitee in advance of final disposition of a proceeding if the following are satisfied: (i) the indemnitee was made a party to the proceeding by reasons of his or her service as our director, officer, advisor, affiliate, employee or agent; (ii) the indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for us to indemnify him or her as authorized by the articles of incorporation; (iii) the indemnitee provides us with a written agreement to repay us the amount paid or reimbursed, together with the applicable legal rate of interest thereon, if it is ultimately determined that the indemnitee did not comply with the requisite standard of conduct; and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder or ours acting in his or her capacity as such, a court of competent jurisdiction approves such advancement. Our articles of incorporation further provide that any indemnification, payment, or reimbursement of the expenses permitted by the articles of incorporation will be furnished in accordance with the procedures in Section 2-418 of the Maryland General Corporation Law.

Any indemnification may be paid only out of our net assets, and no portion may be recoverable from the stockholders.

There are certain defenses under Maryland law available to the directors in the event of a stockholder action against them. One such defense is the “business judgment rule.” A director can argue that he or she performed the action giving rise to the stockholder’s action in good faith and in a manner he or she reasonably believed to be in the best interests of our company, and with such care as an ordinarily prudent person in a like position would have used under similar circumstances. The directors are also entitled to rely on information, opinions, reports or records prepared by experts (including accountants, consultants, counsel, etc.) who were selected with reasonable care. However, the directors may not invoke the business judgment rule to further limit the rights of the stockholders to access records as provided in the articles of incorporation.

We will enter into indemnification agreements with each of our officers and directors. The indemnification agreements will require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. We also must cover officers and directors under our directors’ and officers’ liability insurance. Although these indemnification agreements offer substantially the same scope of coverage afforded by the indemnification provisions in the articles of incorporation, they provide greater assurance to directors and officers that indemnification will be available because these contracts cannot be modified unilaterally by the board of directors or by the stockholders.

REMOVAL OF DIRECTORS

Under the articles of incorporation, a director may resign or be removed with or without cause by the affirmative vote of a majority of our capital stock outstanding and entitled to vote.

INSPECTION OF BOOKS AND RECORDS

Our advisor will keep, or cause to be kept, on our behalf, full and true books of account on an accrual basis of accounting, in accordance with generally accepted accounting principles. All of such books of account, together with all of our other records, including a copy of the articles of incorporation and any amendments thereto, will at all times be maintained at our principal office, and will be open to inspection, examination, and, for a reasonable charge, duplication upon reasonable notice and during normal business hours by a stockholder or his agent.

As a part of our books and records, we will maintain at our principal office an alphabetical list of names of stockholders, along with their addresses and telephone numbers and the number of shares held by each stockholder. Such list shall be updated at least quarterly and shall be available for inspection at our home office by a stockholder or his or her designated agent upon such stockholder’s request. Such list also shall be mailed to any stockholder requesting the list within 10 days of a request. The copy of the stockholder list shall be printed in alphabetical order, on white paper, and in readily readable type size that is not smaller than 10-point type. We may impose a reasonable charge for expenses incurred in reproducing such list. The list may not be sold or used for commercial purposes. The purposes for which a stockholder may request a list include matters relating to their voting rights.

If the advisor or directors neglect or refuse to exhibit, produce or mail a copy of the stockholder list as requested, the advisor and the directors shall be liable to any stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is to secure such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to our affairs. We may require the stockholder requesting the stockholder list to represent that the list is not requested for a commercial purpose unrelated to its interest as our stockholder. The remedies provided by the articles of incorporation to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.

RESTRICTIONS ON “ROLL-UP” TRANSACTIONS

An appraisal of all properties shall be obtained from an independent expert in connection with a proposed Roll-Up Transaction, which, in general terms, is any transaction in which we acquire, merge, convert, or consolidate, directly or indirectly, and issue securities of a Roll-Up Entity that would be created or would survive after the successful completion of the Roll-Up Transaction. In order to qualify as an independent expert for this purpose(s), the person or entity shall have no material current or prior business or personal relationship with the advisor or directors and shall be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by us. The properties shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the properties as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of such independent expert shall clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction shall offer to stockholders who vote against the proposal the choice of:

(i)	accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(ii)	one of the following:

(A) remaining our stockholders and preserving their company interests on the same terms and conditions as existed previously; or

(B) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-Up Transaction:

(i)	which would result in the stockholders having democracy rights in the Roll-Up Entity that are less than those provided in our articles of incorporation, Sections 8.1, 8.2, 8.4, 8.5, 8.6, 8.7 and 9.1 and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the articles of incorporation, and our dissolution. (See “Summary of the Articles of Incorporation and Bylaws — Description of Capital Stock” and “Summary of the Articles of Incorporation and Bylaws — Stockholder Meetings,” above);

(ii)	which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor;

(iii)	in which investor’s rights to access of records of the Roll-Up Entity will be less than those provided in Sections 8.5 and 8.6 our articles of incorporation and described in “Summary of the Articles of Incorporation and Bylaws — Inspection of Books and Records,” above; or

(iv)	in which we would bear any of the costs of the Roll-Up Transaction if the Roll-Up Transaction is not approved by the stockholders.

FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

The following is a summary of the material federal income tax consequences of the ownership of our shares, prepared by Greenberg Traurig, LLP, as our counsel. This discussion is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income or other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (including, for example, except to the extent provided herein, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). No ruling on the federal, state or local tax considerations relevant to our operation, or to the purchase, ownership or disposition of our shares, has been requested from the Internal Revenue Service or other tax authority. Counsel has rendered certain opinions discussed herein and believes that if the Internal Revenue Service were to challenge the conclusions of counsel, such conclusions should prevail in court. However, opinions of counsel are not binding on the Internal Revenue Service or on the courts, and no assurance can be given that the conclusions reached by counsel would be sustained in court. Prospective investors should consult their own tax advisors in determining the federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares, the tax treatment of a REIT and the effect of potential changes in applicable tax laws.

TAXATION OF CNL HOSPITALITY PROPERTIES II

General. We expect to elect to be taxed as a REIT for federal income tax purposes, as defined in Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2004. We believe that we are organized and will operate in such a manner as to qualify as a REIT, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. The provisions of the Code pertaining to REITs are highly technical and complex. Accordingly, this summary is qualified in its entirety by the applicable Code sections, rules and regulations issued thereunder, and administrative and judicial interpretations thereof.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to holders of our shares. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from an investment in a corporation. However, we will be subject to federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the alternative minimum tax on our items of tax preference. Third, if we have net income from foreclosure property, we will be subject to tax on such income at the highest corporate rate. Foreclosure property generally means real property (and any personal property incident to such real property) which is acquired as a result of a default either on a lease of such property or on indebtedness which such property secured and with respect to which an appropriate election is made. Fourth, if we have net income derived from prohibited transactions, such income will be subject to a 100% tax. A prohibited transaction generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of business. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which 90% or 75% of our gross income exceeds our gross income qualifying under the

95% or 75% gross income tests, respectively. Sixth, if, during any calendar year, we fail to distribute at least the sum of (i) 85% of our real estate investment trust ordinary income for such year; (ii) 95% of our real estate investment trust capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e. a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired such asset, then, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time we acquire it over the adjusted basis in the property at such time), such gain will be subject to tax at the highest regular corporate rate applicable. The rule described above with respect to the recognition of “built-in gain” will apply assuming that we do not make an election pursuant to Section 1.337(d)-7 of the Treasury Regulations upon our acquisition of an asset from a C corporation. Eighth, if we receive non-arm’s length income from one of our taxable REIT subsidiaries (as described below), we will be subject to a 100% tax on such income.

If we fail to qualify as a REIT for any taxable year and certain relief provisions do not apply, we will be subject to federal income tax (including alternative minimum tax) as an ordinary corporation on our taxable income at regular corporate rates without any deduction or adjustment for distributions to holders of our shares. To the extent that we would, as a consequence, be subject to tax liability for any such taxable year, the amount of cash available for satisfaction of our liabilities and for distribution to holders of our shares would be reduced. Distributions made to holders of our shares generally would be taxable as ordinary income to the extent of our current and accumulated earnings and profits and, subject to certain limitations, would be eligible for the corporate dividends received deduction, but there can be no assurance that any such distributions would be made. We would not be eligible to elect REIT status for the four taxable years after the taxable year during which we failed to qualify as a REIT, unless our failure to qualify was due to reasonable cause and not willful neglect and certain other requirements were satisfied.

Opinion of Counsel. Based upon representations made by our officers with respect to relevant factual matters, upon the existing Code provisions, rules and regulations promulgated thereunder (including proposed regulations) and reported administrative and judicial interpretations thereof, upon counsel’s independent review of such documents as counsel deemed relevant in the circumstances and upon the assumption that we will operate in the manner described in this prospectus, counsel has advised us that, in its opinion, commencing with our taxable year ending December 31, 2004, we will be organized in conformity with the requirements for qualification as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification as a REIT. It must be emphasized, however, that opinions of counsel are not binding on the Internal Revenue Service or the Courts, and that our ability to qualify and remain qualified as a REIT is dependent upon our actual operating results and our future actions as well as certain events involving our company and others, and no assurance can be given that the actual results of our operations and future actions and events will enable us to satisfy in any given year the requirements for qualification and taxation as a REIT.

Requirements for Qualification as a REIT. As discussed more fully below, the Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which, but for Sections 856 through 860 of the Code, would be taxable as a domestic corporation; (iv) which is neither a financial institution nor an insurance company; (v) the beneficial ownership of which is held (without reference to any rules of attribution) by 100 or more persons; (vi) which is not closely held as defined in section 856(h) of the Code; (vii) which elects to be treated as a REIT; (viii) which uses a calendar year for federal income tax purposes and complies with certain recordkeeping requirements; and (ix) which meets certain other tests regarding the nature of its assets and income and the amount of its distributions, as described below.

In the case of a REIT which is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income (as defined in the Code) of the partnership attributed to the REIT shall retain the same character as in the hands of the partnership for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, our proportionate share of the assets, liabilities and items of income of the operating partnership and of any joint venture treated as a partnership for federal income tax purposes, as described in “Business — Joint Venture Arrangements,” will be treated as our assets, liabilities and items of income for purposes of applying the asset and gross income tests described herein.

Ownership Tests. The ownership requirements for qualification as a REIT are that (i) during the last half of each taxable year not more than 50% in value of the REIT’s outstanding shares may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (or certain entities as defined in the Code) and (ii) there must be at least 100 stockholders (without reference to any attribution rules) on at least 335 days of such 12-month taxable year (or a proportionate number of days of a short taxable year). These two requirements do not apply to the first taxable year for which an election is made to be treated as a REIT. In order to meet these requirements for subsequent taxable years, or to otherwise obtain, maintain, or reestablish REIT status, our articles of incorporation generally prohibit any person or entity from actually, constructively or beneficially acquiring or owning (applying certain attribution rules) more than 9.8% of the outstanding common stock or 9.8% of any series of outstanding preferred stock. Among other provisions, our articles of incorporation empower the board of directors to redeem, at its option, a sufficient number of shares to bring our ownership of shares in conformity with these requirements or to assure continued conformity with such requirements.

Under our articles of incorporation, each holder of our shares is required, upon demand, to disclose to the board of directors in writing such information with respect to actual, constructive or beneficial ownership of our shares as the board of directors deems necessary to comply with applicable provisions of the Code or our articles of incorporation, or the requirements of any other appropriate taxing authority. Certain Treasury Regulations govern the method by which we are required to demonstrate compliance with these stock ownership requirements and the failure to satisfy such regulations could cause us to fail to qualify as a REIT. We have represented that we expect to meet these stock ownership requirements for each taxable year and that we will be able to demonstrate our compliance with these requirements.

Asset Tests. At the end of each quarter of a REIT’s taxable year, at least 75% of the value of its total assets (the “75% Asset Test”) must consist of “real estate assets,” cash and cash items (including receivables) and certain government securities. The balance of a REIT’s assets generally may be invested without restriction, except that holdings of securities not within the 75% class of assets generally must not, with respect to any issuer other than a “taxable REIT subsidiary” or a “qualified REIT subsidiary”, exceed 5% of the value of the REIT’s assets or 10% of the value or voting power of the issuer’s outstanding securities. A REIT can own up to 100% of the securities of one or more “taxable REIT subsidiaries”, which we refer to as TRSs, provided that not more than 20% of the value of a REIT’s assets may consist of securities of one or more TRSs (including mortgage loans to TRSs which are not secured by real estate or mortgages on real property). A TRS may be any corporation in which the REIT owns up to 100% of the interests, and which jointly elects with the REIT to be treated as a TRS of the REIT. Unlike a REIT, a TRS is subject to corporate level income tax on all of its net taxable income. There are rules which limit the deductibility of interest paid by a TRS to the REIT, and a 100% excise tax is imposed on certain transactions between a REIT and a TRS to the extent the transactions are not on an arm’s-length basis. We intend to own one or more TRSs to which we expect to lease our hotels, and through which we may hold assets which are not within the 75% class of assets and through which we will conduct our development and sales activities to the extent those activities may not generate income which would satisfy the gross income tests described below. A “qualified REIT subsidiary” is a corporation 100% of the stock of which is owned by the REIT, and whose separate corporate existence is ignored for federal income tax purposes, with the result that its income and assets are treated as income and assets of the REIT for such purposes. The term “real estate assets” includes real property, interests in real property, interests in other REITs, leaseholds of land or improvements thereon, and mortgages on the foregoing and any property attributable to the temporary investment of new capital (but only if such property is stock or a debt instrument and only for the one-year period beginning on the date the REIT receives such capital). When a mortgage is secured by both real property and other property, it is considered to constitute a mortgage on real property to the extent of the fair market value of the real property as of the date the REIT is committed to make the loan (or, in the case of a construction loan, the reasonably estimated cost of construction).

It is anticipated that the bulk of our assets will be “real estate assets” including direct and indirect interests in real property, direct and indirect interests in leaseholds of land and any improvements thereon, and interests in mortgages secured by any of the foregoing. We have represented that at the end of each quarter the sum of the value of any personal property owned by us plus the value of all other company assets not qualifying for the 75% asset

Test, will in the aggregate represent less than 25% of our total assets. No independent appraisals will be acquired to support this representation, and counsel, in rendering its opinion as to our qualification as a REIT, is relying on the conclusions we and our senior management have reached or will reach as to the relative values of our assets. There can be no assurance however, that the Internal Revenue Service may not contend that the value of any personal property or other property that we own that may not qualify for the 75% Asset Test, exceeds 25% of our total assets.

As indicated in “Business — Joint Venture Arrangements,” we may participate in joint ventures. If a joint venture were classified, for federal income tax purposes, as an association taxable as a corporation rather than as a partnership, our ownership of a 10% or greater interest in the joint venture would cause us to fail to meet the requirement that we not own 10% or more of the value or voting power of an issuer’s securities. However, counsel is of the opinion, based on certain assumptions, that any joint ventures will constitute partnerships for federal income tax purposes. See “Federal Income Tax Considerations — Investment in Joint Ventures.”

Income Tests. A REIT also must meet two separate tests with respect to its sources of gross income for each taxable year.

The 75 Percent and 95 Percent Tests. In general, at least 75% of a REIT’s gross income for each taxable year must be from “rents from real property,” interest on obligations secured by mortgages on real property, gains from the sale or other disposition of real property and certain other sources, including “qualified temporary investment income.” For these purposes, “qualified temporary investment income” means any income (i) attributable to a stock or debt instrument purchased with the proceeds received by the REIT in exchange for stock (or certificates of beneficial interest) in such REIT (other than amounts received pursuant to a distribution reinvestment plan) or in a public offering of debt obligations with a maturity of at least five years and (ii) received or accrued during the one-year period beginning on the date the REIT receives such capital. In addition, a REIT must derive at least 95% of its gross income for each taxable year from any combination of the items of income which qualify under the 75% gross income test, from dividends and interest, and from gains from the sale, exchange or other disposition of certain stock and securities.

Initially, we expect that the bulk of our income will be derived from rents with respect to the hotel properties we intend to acquire. In order for rents that we receive from properties to qualify as “rents from real property” for purposes of these two gross tests, several conditions must be met. First, the rent must not be based in whole or in part, directly or indirectly, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” if the REIT, or a direct or indirect owner of 10% or more of the REIT owns, directly or constructively, 10% or more of such tenant (a “Related Party Tenant”), excluding a tenant which is a TRS whose leased property is occupied by unrelated third-parties on a transient basis and managed and operated by an “eligible” independent contractor actively engaged in the business of operating similar vacation or lodging properties for third parties unrelated to us or our TRS. Third, if the rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, for rents to qualify as “rents from real property,” a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue or through a TRS, except that a REIT may directly perform services which are “usually or customarily rendered” in connection with the rental of space for occupancy, other than services which are considered to be rendered to the occupant of the property. However, a REIT is currently permitted to earn up to one percent of its gross income from tenants, determined on a property-by-property basis, by furnishing services that are noncustomary or provided directly to the tenants, without causing the remainder of the rental income to fail to qualify as “rents from real property”.

We have represented with respect to our leasing of the properties that we will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage or percentages of receipts or sales, as described above); (ii) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease; (iii) directly perform services considered to be rendered to the occupant of a property or which are not usually or customarily furnished or rendered in connection with the rental of real property; or (iv) enter into any lease with a Related Party

Tenant. Specifically, we expect that virtually all of our income will be derived from leases of the type described in “Business — Description of Property Leases,” and we do not expect such leases to generate income that would not qualify as rents from real property for purposes of the 75% and 95% income tests.

In addition, if we make mortgage loans we will be paid interest on such loans. All interest income qualifies under the 95% gross income test and interest on mortgage loans secured by real property also qualifies under the 15% gross income test, in each case provided that the amount of such interest does not depend on the net income or profits of any person (other than amounts based on a fixed percentage or percentage of receipts or sales). If a mortgage loan is secured by both real property and other property, all the interest on it will nevertheless qualify under the 75% gross income test if the amount of the loan did not exceed the fair market value of the real property at the time of the loan commitment. We have represented that this will always be the case. Therefore, in the opinion of counsel, income generated through our investments in mortgage loans secured by properties will be treated as qualifying income under the 75% gross income test.

Rents from personal property will satisfy the 75% or 95% gross income tests if they are received in connection with a lease of real property and the rent attributable to the personal property does not exceed 15% of the total rent received from the tenant in connection with the lease. However, if rents attributable to personal property exceed 15% of the total rent received from a particular tenant, then the portion of the total rent attributable to personal property will not satisfy either the 75% or 95% gross income tests.

If, notwithstanding the above, we fail to satisfy one or both of the 75% or 95% tests for any taxable year, we may still qualify as a REIT if (i) such failure is due to reasonable cause and not willful neglect; (ii) we report the nature and amount of each item of our income on a schedule attached to our tax return for such year; and (iii) the reporting of any incorrect information is not due to fraud with intent to evade tax. However, even if these three requirements are met and we are not disqualified as a REIT, a penalty tax would be imposed by reference to the amount by which we failed the 75% test or by which 90% of our gross income exceeded our gross income qualifying under the 95% test (whichever amount is greater).

Distribution Requirements. A REIT must distribute to its stockholders for each taxable year ordinary income dividends in an amount equal to at least (a) 90% of the sum of (i) its “real estate investment trust taxable income” (before deduction of dividends paid and excluding any net capital gains) and (ii) the excess of net income from foreclosure property over the tax on such income, minus (b) certain excess non-cash income. Real estate investment trust taxable income generally is the taxable income of a REIT computed as if it were an ordinary corporation, with certain adjustments. Distributions must be made in the taxable year to which they relate by January 31 of the following taxable year if declared during the last three months of such taxable year, payable to stockholders of record as of such date or, if declared before the timely filing of the REIT’s tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year.

We intend to make distributions to stockholders that will be sufficient to meet the 90% distribution requirement. Under some circumstances, however, it is possible that we may not have sufficient funds from operations to make cash distributions to satisfy the 90% distribution requirement. For example, in the event of the default or financial failure of one or more tenants, we might be required to continue to accrue rent for some period of time under federal income tax principles even though we would not currently be receiving the corresponding amounts of cash. Similarly, under federal income tax principles, we might not be entitled to deduct certain expenses at the time those expenses are incurred. In either case, our available cash for making distributions might not be sufficient to satisfy the 90% distribution requirement. If our available cash is insufficient, we might raise cash in order to make the distributions by borrowing funds, issuing new securities or selling assets. If we were ultimately unable to satisfy the 90% distribution requirement, we would fail to qualify as a REIT and, as a result, would be subject to federal income tax as an ordinary corporation without any deduction or adjustment for dividends paid to holders of the shares. If we fail to satisfy the 90% distribution requirement, as a result of an adjustment to our tax returns by the Internal Revenue Service, under certain circumstances, we may be able to rectify our failure by paying a “deficiency dividend” (plus a penalty and interest) within 90 days after such adjustment. This deficiency dividend will be included in our deductions for distributions paid for the taxable year affected by such adjustment. However, the deduction for a deficiency dividend will be denied if any part of the adjustment resulting in the deficiency is attributable to fraud with intent to evade tax or to willful failure to timely file an income tax return.

TAXATION OF STOCKHOLDERS

Taxable Domestic Stockholders. For any taxable year in which we qualify as a REIT for federal income tax purposes, distributions made to our stockholders that are United States persons (generally, any person other than a nonresident alien individual, a foreign trust or estate or a foreign partnership or corporation) generally will be taxed as ordinary income. Amounts received by such United States persons that we properly designate as capital gain dividends generally will be taxed as long-term capital gain, without regard to the period for which such person has held its shares, to the extent that they do not exceed our actual net capital gain for the taxable year. Corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income. Such ordinary income and capital gain are not eligible for the dividends received deduction allowed to corporations. In addition, we may elect to retain and pay income tax on its long-term capital gains. In the event of such election, each stockholder will take into income the stockholder’s share of the retained capital gain as long-term capital gain and will receive a credit or refund for that stockholder’s share of the taxes we paid. The stockholder will increase the basis of such stockholder’s share by an amount equal to the excess of the retained capital gain included in the stockholder’s income over the tax deemed paid by such stockholder. Distributions to such United States persons in excess of our current or accumulated earnings and profits will be considered first a tax-free return of capital for federal income tax purposes, reducing the tax basis of each stockholder’s shares, and then, to the extent the distribution exceeds each stockholder’s basis, as gain realized from the sale of shares. We will notify each stockholder as to the portions of each distribution which, in our judgment, constitute ordinary income, capital gain or return of capital for federal income tax purposes. Any distribution that is (i) declared in October, November or December of any calendar year and payable to stockholders of record on a specified date in such months and (ii) actually paid by us in January of the following year, shall be deemed to have been received by each stockholder on December 31 of such calendar year and, as a result, will be includable in gross income of the stockholder for the taxable year which includes such December 31. Stockholders who elect to participate in the reinvestment plan will be treated as if they received a cash distribution from us and then applied such distribution to purchase shares in the reinvestment plan. Stockholders may not deduct on their income tax returns any of our net operating or net capital losses.

Upon the sale or other disposition of our shares, a stockholder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the adjusted basis of the shares involved in the transaction. Such gain or loss will be a long-term capital gain or loss if, at the time of sale or other disposition, the shares involved have been held for more than one year. In addition, if a stockholder receives a capital gain dividend with respect to shares which he has held for six months or less at the time of sale or other disposition, any loss recognized by the stockholder will be treated as long-term capital loss to the extent of the amount of the capital gain dividend that was treated as long-term capital gain.

Generally, the redemption of shares will result in recognition of ordinary income by the stockholder unless the stockholder completely terminates or substantially reduces his or her interest in CNL Hospitality Properties II. A redemption of shares for cash will be treated as a distribution that is taxable as a dividend to the extent of our current or accumulated earnings and profits at the time of the redemption under Section 302 of the Code unless the redemption (a) results in a “complete termination” of the stockholder’s interest under Section 302(b)(3) of the Code, (b) is “substantially disproportionate” with respect to the stockholder under Section 302(b)(2) of the Code or, (c) is “not essentially equivalent to a dividend” with respect to the stockholder under Section 302(b)(1) of the Code. Under Code Section 302(b)(2) a redemption is considered “substantially disproportionate” if the percentage of the voting stock of the corporation owned by a stockholder immediately after the redemption is less than eighty percent of the percentage of the voting stock of the corporation owned by such stockholder immediately before the redemption. In determining whether the redemption is not treated as a dividend, shares considered to be owned by a stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned, must generally be taken into account. A distribution to a stockholder will be “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the stockholder’s interest. The Internal Revenue Service has published a ruling indicating that a redemption which results in a reduction in the proportionate interest in a corporation (taking into account Section 318 constructive ownership rules) of a stockholder whose relative stock interest is minimal (an interest of less than 1% should generally satisfy this requirement) and who exercises no control over the corporation’s affairs should be treated as being “not essentially equivalent to a dividend.”

If the redemption is not treated as a dividend, the redemption of the shares for cash will result in taxable gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis in the shares redeemed. Such gain or loss would be capital gain or loss if the shares were held as a capital asset and would be long-term capital gain or loss if the holding period for the shares exceeds one year.

We will report to its U.S. stockholders and the Internal Revenue Service the amount of dividends paid or treated as paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 28% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or, (b) provides a taxpayer identification number, certifies that it is a U.S. person and as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid to the Internal Revenue Service as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain dividends to any stockholders who fail to certify their non-foreign status to us. See “Federal Income Tax Considerations — Taxation of Stockholders — Foreign Stockholders” below.

Recently enacted tax legislation lowers the maximum individual tax rate on capital gains and “qualified dividend income” to 15%. Capital gains on sales of our shares by individuals and “capital gain” dividends received by individuals will be eligible for the reduced 15% rate (except to the extent of the portion of capital gain dividend attributable to depreciation recapture on sales of real property which will continue to be taxed at a rate of 25%). Ordinary dividend distributions that we made will be treated as “qualified dividend income” and eligible for the 15% maximum rate only to the extent attributable to our taxable income on which a corporate level tax has been imposed, e.g. dividend income received by us from a non-REIT U.S. C corporation including a “taxable REIT subsidiary”, income subject to a “built-in-gains” tax in the prior taxable year (net of the taxes paid on such income), and taxable income retained in the prior taxable year (net of the taxes paid on such income). Generally, we do not expect to elect to retain taxable income in excess of the amount required to be distributed for REIT qualification purposes. The state and local income tax treatment of us and our stockholders may not conform to the federal income tax treatment described above. As a result, stockholders should consult their own tax advisors for an explanation of how other state and local tax laws would affect their investment in our shares.

Tax-Exempt Stockholders. Dividends that we pay to a stockholder that is a tax-exempt entity generally will not constitute “unrelated business taxable income” (“UBTI”) as defined in Section 512(a) of the Code, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of Section 514(c) of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

Notwithstanding the foregoing, qualified trusts that hold more than 10% (by value) of the shares of certain REITs may be required to treat a certain percentage of such REIT’s distributions as UBTI. This requirement will apply only if (i) treating qualified trusts holding REIT shares as individuals would result in a determination that the REIT is “closely held” within the meaning of Section 856(h)(1) of the Code and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held if either (i) a single qualified trust holds more than 25% by value of the REIT interests or, (ii) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. The restrictions on ownership of shares in the articles of incorporation will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing our shares, absent a waiver of the restrictions by our board of directors. See “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership.”

Assuming that there is no waiver of the restrictions on ownership of shares in the articles of incorporation and that a tax-exempt stockholder does not finance the acquisition of its shares with “acquisition indebtedness”

within the meaning of Section 514(c) of the Code or otherwise use its shares in an unrelated trade or business, in the opinion of counsel, our distributions with respect to such tax-exempt stockholders will not constitute UBTI.

The tax discussion of distributions by qualified retirement plans, IRAs, Keogh plans and other tax-exempt entities is beyond the scope of this discussion, and such entities should consult their own tax advisors regarding such questions.

Foreign Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign participants and other foreign stockholders (collectively, “Non-U.S. Stockholders”) are complex, and no attempt will be made herein to provide more than a summary of such rules. The following discussion assumes that the income from investment in our shares will not be effectively connected with the Non-U.S. Stockholders’ conduct of a United States trade or business. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local laws with regard to an investment in shares, including any reporting requirements. Non-U.S. Stockholders will be admitted as stockholders with the approval of the advisor.

Distributions that are not attributable to gain from our sales or exchanges of United States real property interests and which are not designated as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current and accumulated earnings and profits. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces or eliminates that tax. A number of U.S. tax treaties that reduce the rate of withholding tax on corporate dividends do not reduce, or reduce to a lesser extent, the rate of withholding applied to distributions from a REIT. We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies (and the Non-U.S. Stockholder files Internal Revenue Service Form W-8BEN with us and, if the shares are not traded on an established securities market, includes on such form a taxpayer identification number acquired from the Internal Revenue Service) or, (ii) the Non-U.S. Stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected income. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions paid do not exceed the adjusted basis of the stockholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder’s shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of our shares, as described below. If it cannot be determined at the time a distribution is paid whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the rate of 30% (unless the stockholder provides us with the appropriate forms claiming a reduced rate, as described above. However, a Non-U.S. Stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. We are permitted, but not required, to make reasonable estimates of the extent to which distributions exceed our current or accumulated earnings and profits. Such distributions will generally be subject to a 10% withholding tax, which may be refunded to the extent they exceed the stockholder’s actual U.S. tax liability, provided the required information is furnished to the Internal Revenue Service.

For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real property Tax Act of 1980, as amended (“FIRPTA”). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder’s FIRPTA tax liability.

Gain recognized by a Non-U.S. Stockholder upon a sale of our shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined, generally, as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that we will be a “domestically controlled REIT,” and in such case the sale of our shares would not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA nonetheless will be taxable to a Non-U.S. Stockholder if (i) investment in the shares is treated as “effectively connected” with the Non-U.S. Stockholder’s U.S. trade or business or, (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met. Effectively connected gain realized by a foreign corporate shareholder may be subject to an additional 30% branch profits tax, subject to possible exemption or rate reduction under an applicable tax treaty. If the gain on the sale of shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the shares would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

STATE AND LOCAL TAXES

We and our stockholders may be subject to state and local taxes in various states and localities in which we or they transact business, own property, or reside. The tax treatment of each of us in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

CHARACTERIZATION OF PROPERTY LEASES

We will purchase both new and existing properties and lease them to franchisees or corporate franchisers or TRSs pursuant to leases of the type described in “Business — Description of Property Leases.” Our ability to claim certain tax benefits associated with ownership of the properties, such as depreciation, depends on a determination that our lease transactions are true leases, under which we are the owner of the leased property for federal income tax purposes, rather than a conditional sale of the property or a financing transaction. A determination by the Internal Revenue Service that we are not the owner of the properties for federal income tax purposes may have adverse consequences for us, such as the denying of our depreciation deductions. A denial of our depreciation deductions could result in a determination that our distributions to stockholders were insufficient to satisfy the 90% distribution requirement for qualification as a REIT. However, as discussed above, if we have sufficient cash, we may be able to remedy any past failure to satisfy the distribution requirements by paying a “deficiency dividend” (plus a penalty and interest). See “Federal Income Tax Considerations — Taxation of the Company — Distribution Requirements,” above. Furthermore, in the event that it was determined that we were not the owner of a particular property, in the opinion of counsel, the income that we would receive pursuant to the recharacterized lease would constitute interest qualifying under the 95% and 75% gross income tests by reason of being interest on an obligation secured by a mortgage on an interest in real property, because the legal ownership structure of such property will have the effect of making the building serve as collateral for the debt obligation.

The characterization of transactions as leases, conditional sales, or financings has been addressed in numerous cases. The courts have not identified any one factor as being determinative of whether the lessor or the lessee of the property is to be treated as the owner. Judicial decisions and pronouncements of the Internal Revenue Service with respect to the characterization of transactions as either leases, conditional sales, or financing transactions have made it clear that the characterization of leases for tax purposes is a question which must be decided on the basis of a weighing of many factors, and courts have reached different conclusions even where characteristics of two lease transactions were substantially similar.

While certain characteristics of our anticipated leases suggest that we might not be the owner of the properties, such as the fact that such leases are triple-net lease, a substantial number of other characteristics indicate the bona fide nature of such leases and that we will be the owner of the properties. For example, under the types of leases described in “Business — Description of Property Leases,” we will bear the risk of substantial loss in the value of the properties, since we will acquire interests in the properties with an equity investment, rather than with nonrecourse indebtedness. Further, we will benefit, rather than the tenant, from any appreciation in the properties, since we will have the right at any time to sell or transfer our properties, subject to the tenant’s right to purchase the property at a price not less than the property’s fair market value (determined by appraisal or otherwise).

Other factors that are consistent with our ownership of the properties are (i) the tenants are liable for repairs and to return the properties in reasonably good condition; (ii) insurance proceeds generally are to be used to restore the properties and, to the extent not so used, belong to us; (iii) the tenants agree to subordinate their interests in the properties to the lien of any first mortgage upon delivery of a nondisturbance agreement and agree to attorn to the purchaser upon any foreclosure sale; and (iv) based on our representation that the properties can reasonably be expected to have at the end of their lease terms (generally a maximum of 30 to 40 years) a fair market value of at least 20% of our cost and a remaining useful life of at least 20% of their useful lives at the beginning of the leases, we have not relinquished the properties to the tenants for their entire useful lives, but has retained a significant residual interest in them. Moreover, we will not be primarily dependent upon tax benefits in order to realize a reasonable return on our investments.

We may own certain properties in which we also own the buildings and the underlying land and (i) we lease those properties on substantially the same terms and conditions described in “Business — Description of Property Leases,” and (ii) the residual value of the properties remaining after the end of their lease terms (including all renewal periods) may reasonably be expected to be at least 20% of our cost of such properties, and (iii) the remaining useful lives of the properties after the end of their lease terms (including all renewal periods) may reasonably be expected to be at least 20% of the properties’ useful lives at the beginning of their lease terms. It is the opinion of our counsel that we will be treated as the owner of such properties for federal income tax purposes and will be entitled to claim depreciation and other tax benefits associated with such ownership. In the case of properties for which we do not own the underlying land, counsel may not be able to opine that such transactions will be characterized as leases.

INVESTMENT IN JOINT VENTURES

As indicated in “Business — Joint Venture Arrangements,” we may participate in joint ventures which own and lease properties. Assuming that the joint ventures have the characteristics described in “Business — Joint Venture Arrangements,” and are operated in the same manner that we do with respect to properties that it owns directly, it is the opinion of counsel that (i) the joint ventures will be treated as partnerships, as defined in Sections 7701(a)(2) and 761(a) of the Code and not as associations taxable as corporations, and that we will be subject to tax as a partner pursuant to Sections 701-761 of the Code, and (ii) all material allocations of income, gain, loss and deduction to us as provided in the joint venture agreements and as discussed in the prospectus will be respected under Section 704(b) of the Code. We have represented that we will not become a participant in any joint venture unless we have first obtained advice of counsel that the joint venture will constitute a partnership for federal income tax purposes and that the allocations contained in the joint venture agreement will be respected.

If, contrary to the opinion of counsel, a joint venture were to be treated as an association taxable as a corporation, we would be treated as a stockholder for tax purposes and would not be treated as owning a pro rata share of the joint venture’s assets. In addition, the items of income and deduction of the joint venture would not pass through to us. Instead, the joint venture would be required to pay income tax at regular corporate tax rates on its net income, and distributions to partners would constitute dividends that would not be deductible in computing the joint venture’s taxable income. Moreover, a determination that a joint venture is taxable as a corporation could cause us to fail to satisfy the asset tests for qualification as a REIT. See “Federal Income Tax Considerations — Taxation of the Company — asset Tests” and “Federal Income Tax Considerations — Taxation of the Company — Income Tests,” above.

REPORTS TO STOCKHOLDERS

We will furnish each stockholder with our audited annual report within 120 days following the close of each fiscal year. These annual reports will contain the following: (i) financial statements, including a balance sheet, statement of operations, statement of stockholders’ equity, and statement of cash flows, prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (ii) the ratio of the costs of raising capital during the period to the capital raised; (iii) the aggregate amount of advisory fees and the aggregate amount of other fees that we have paid to our advisor and any of its affiliates and including fees or charges paid to our advisor and any of its affiliates by third parties doing business with us; (iv) our operating expenses, stated as a percentage of the average invested assets (the average of the aggregate book value of our assets, for a specified period, invested, directly or indirectly, in equity interests in and mortgage loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period) and as a percentage of our net income; (v) a report from the independent directors that the policies that we are following are in the best interest of our stockholders and the basis for such determination; (vi) separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions which involve us, our directors, and any affiliate thereof occurring in the year for which the annual report is made, and the independent directors shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions; and (vii) distributions to the stockholders for the period, identifying the source of such distributions and if such information is not available at the time of the distribution, a written explanation of the relevant circumstances will accompany the distributions (with the statement as to the source of distributions to be sent to stockholders not later than 60 days after the end of the fiscal year in which the distribution was made).

Within 90 days following the close of each fiscal year, each stockholder that is a qualified plan will be furnished with an annual statement of share valuation to enable it to file annual reports required by ERISA as they relate to its investment in us. For any period during which we are making a public offering of shares, the statement will report an estimated value of each share at the public offering price per share, which during the term of this offering is $10 per share. If no public offering is ongoing, and until listing, the statement will report an estimated value of each share, based on (i) appraisal updates performed by us based on a review of the existing appraisal and lease of each property, focusing on a re-examination of the capitalization rate applied to the rental stream to be derived from that property and (ii) a review of the outstanding mortgage loans, and other permitted investments focusing on a determination of present value by a re-examination of the capitalization rate applied to the stream of payments due under the terms of each loan and other permitted investment. We may elect to deliver such reports to all stockholders. Stockholders will not be forwarded copies of appraisals or updates. In providing such reports to stockholders, neither we nor our affiliates thereby make any warranty, guarantee, or representation that (i) our stockholders or our company upon liquidation, will actually realize the estimated value per share or, (ii) our stockholders will realize the estimated net asset value if they attempt to sell their shares.

We are required by the Securities Exchange Act of 1934, as amended, to file quarterly reports with the Securities and Exchange Commission on Form 10-Q and stockholders will be furnished with a summary of the information contained in each such report within 90 days after the end of each fiscal quarter. Such summary information generally will include a balance sheet, a quarterly statement of income, and a statement of cash flows, and any other pertinent information about us and our activities during the quarter. We will furnish stockholders with a copy of any Form 10-Q upon request. If we are not subject to this filing requirement, stockholders will be furnished with a semi-annual report within 90 days after each six-month period containing information similar to that contained in the quarterly report but applicable to such six-month period.

Stockholders and their duly authorized representatives are entitled to inspect and copy, at their expense, our books and records at all times during regular business hours at the location where we keep such reports, upon giving us reasonable prior notice. Stockholders, upon request and at their expense, may obtain full information regarding our financial condition and, subject to certain confidentiality and other requirements, may obtain a list containing the name, address, and shares held by each stockholder. See “Summary of the Articles of Incorporation and Bylaws – Inspection of Books and Records.”

Our fiscal year will be the calendar year.

Our federal tax return (and any applicable state income tax returns) will be prepared by our regularly retained accountants. Appropriate tax information will be submitted to the stockholders within 30 days following the end of each fiscal year. A specific reconciliation between GAAP and income tax information will not be provided to the stockholders; however, such reconciling information will be available in our office for inspection and review by any interested stockholder.

THE OFFERING

GENERAL

A minimum of 250,000 shares and a maximum of 200 million shares are being offered. We have initially designated five million shares to be offered to stockholders purchasing shares in this offering who elect to participate in the reinvestment plan and who receive a copy of this prospectus or a separate prospectus for the reinvestment plan. Prior to the conclusion of this offering, if any of the five million shares initially designated for the reinvestment plan remain after meeting anticipated obligations under the reinvestment plan, we may decide to sell a portion of these shares in this offering. Similarly, prior to the conclusion of this offering, if the five million shares initially designated for the reinvestment plan have been purchased by the reinvestment agent and we anticipate additional demand for our reinvestment plan shares, we may decide to reallocate a portion of the shares designated for this offering to the reinvestment plan. Any shares purchased pursuant to the reinvestment plan will be purchased at $9.50 per share. Any participation in such plan by a person who becomes a stockholder otherwise than by participating in this offering will require solicitation under this prospectus or a separate prospectus. See “Summary of Reinvestment Plan.” Our board of directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available following termination of this offering.

A minimum investment of 500 shares ($5,000) is required. Any investor who makes the required minimum investment may purchase additional shares in increments of one Share. See “The Offering — General,” “The Offering — Subscription Procedures” and “Summary of Reinvestment Plan.”

No shares will be sold and the offering will terminate unless subscriptions for at least the minimum offering have been obtained within one year after the date of this prospectus. If the minimum offering is sold, we may, in our sole discretion, and without prior notice to the subscribers, elect to extend the offering for up to one additional year thereafter (in states that permit such an extension). Until subscription funds for our shares total $2.5 million, the funds will be held in escrow by                     , and interest earned on such funds will accrue to the benefit of subscribers. Subscription amounts with all interest due will be returned in the event that subscriptions aggregating $2.5 million are not received within one year after the commencement of the offering. For purposes of determining whether the minimum offering has been satisfied, sales of shares to affiliates will not be included in the determination.

PLAN OF DISTRIBUTION

The shares are being offered to the public on a “best efforts” basis (which means that no one is guaranteeing that any minimum amount will be sold) through the participating broker-dealers, who will be members of the NASD or other persons or entities exempt from broker-dealer registration, and the managing dealer. The participating broker-dealers will use their best efforts during the offering period to find eligible persons who desire to subscribe for the purchase of our shares. Robert A. Bourne is an affiliate and licensed principal of the managing dealer, and our advisor is an affiliate of the managing dealer. The managing dealer does not intend to purchase any shares in this offering.

Prior to a subscriber’s admission as our stockholder, funds paid by such subscriber will be deposited in an interest-bearing escrow account with                     . Within 30 days after the date a subscriber is admitted as a stockholder, we will pay to such subscriber the interest (generally calculated on a daily basis) actually earned on such subscriber’s funds. After the initial admission of stockholders in connection with the sale of at least 250,000 shares, interest will be payable only to those subscribers whose funds have been held in escrow by the bank for at least 20 days. Stockholders otherwise are not entitled to interest earned on our funds or to receive interest on their Invested Capital. See “The Offering — Escrow Arrangements” below.

Subject to the provisions for a reduction of the selling commissions, the marketing support fee and the acquisition fee described below, we will pay the managing dealer an aggregate of 6.5% of the gross proceeds as selling commissions. The managing dealer will reallow fees of up to 6.0% to the participating broker-dealers with respect to shares sold by them. In addition, we will pay the managing dealer for actual expenses incurred in connection with the due diligence of us and this offering and such reimbursement will be paid following submission of invoices supporting such expenses. We will also pay to the managing dealer an amount equal to 2.5% of gross proceeds as a marketing support fee. All or a portion of this fee will be reallowed to any participating broker-dealers which enters into an addendum to the Participating Broker Agreement with the managing dealer. Generally, the managing dealer will not reallow any portion of the marketing support fee to participating broker-dealers unless they have a prescribed minimum annual sales volume of shares of our common stock and they agree to provide one or more of the following services: (i) provide internal marketing support personnel and marketing communications vehicles to assist the managing dealer in the promotion of us; (ii) respond to investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, our financial status and the real estate markets in which we have invested; (iii) assist investors with reinvestments and redemptions; and/or (iv) provide other services requested by investors from time to time and maintain the technology necessary to adequately service investors. To the extent a participating broker-dealers is entitled to all or a portion of the 2.5% marketing support fee, the participating broker-dealers may elect to defer over time its receipt of the marketing support fee to which it is entitled. In such event, the marketing support fee to be reallowed will be paid to the participating broker-dealers over a period of up to ten years (which period will be agreed upon by the Managing Dealer and participating broker-dealers) until the marketing support fee payable to the participating broker-dealers has been paid in full. Further, upon listing, any remaining deferred portion of the marketing support fee payable to the participating broker-dealers will become immediately due and payable. Selling commissions and the marketing support fee will not be paid in connection with shares purchased pursuant to the reinvestment plan. See “Summary of Reinvestment Plan.”

The following table shows the compensation payable to the managing dealer.

Type of Compensation	Estimated Amount*
Selling commissions	6.5% of gross proceeds
Due diligence expense reimbursements	0.01% of gross proceeds
Marketing support fee	2.5% of gross proceeds

*	Purchases may be made by certain categories of investors net of selling commissions and the marketing support fee and, in certain circumstances, subject to a reduced 1.0% acquisition fee, as explained below. In addition, selling commissions and the marketing support fee will not be paid in connection with shares purchased pursuant to the reinvestment plan.

Purchases net of selling commissions and the marketing support fee and, in certain circumstances, subject to a reduced 1.0% acquisition fee. The following persons and entities may purchase shares net of 6.5% selling commissions and the 2.5% marketing support fee, at a per share purchase price of $9.10 (assuming no other discounts apply): (i) a registered principal or representative of the managing dealer or a participating broker-dealers; (ii) our advisor or our advisor’s affiliates, our employees, officers and directors (and the immediate family members of any of the foregoing persons, provided that “immediate family members” means such person’s spouse, parents, children, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in law” relations as well as such persons so related by adoption), and any Plan established exclusively for the benefit of such persons or entities; (iii) a client of an investment adviser registered under the Investment Advisers Act of 1940, as amended, or under applicable state securities laws; and (iv) a person investing in a bank trust account with respect to which the decision-making authority for investments made has been delegated to the bank trust department. As all sales must be made through a registered broker-dealer, the investment adviser must arrange the placement of the transaction through a broker-dealer that will waive compensation. The amount of proceeds we receive will not be affected by eliminating selling commissions and the marketing support fee payable in connection with sales to investors purchasing through such registered investment advisers or bank trust department. In addition, participating broker-dealers that have a contractual arrangement with their clients for the payment of fees on terms that are inconsistent with the acceptance of all or a portion of the selling commissions and the marketing support fee may elect not to accept all or a portion of their compensation in the form of selling commissions and the marketing support fee offered by us for shares that they sell. In that event, such shares shall be sold to the investor net of 6.5% selling commissions and the marketing support fee, at a per share purchase price of $9.10.

In order to encourage purchases in excess of 500,000 shares, by the categories of investors described above, in addition to a discount equal to the 6.5% selling commissions and the 2.5% marketing support fee discount described above, if the investor is a “purchaser” (as defined below) and buys in excess of 500,000 shares, and all such shares were purchased through the same registered investment adviser, participating broker-dealers or the managing dealer, such purchase and any subsequent purchase will be subject to a reduced acquisition fee of 1.0% (as opposed to 3.0%). In such instance, the initial purchase price per share will be $8.90. However, such purchaser and any person to whom the shares are transferred, will be required to pay, through withholdings by us of distributions otherwise payable to us, an annual 0.40% advisory fee on such person’s shares. Although the initial purchase price per share will be $8.90, because the advisory fee is paid annually, the cost associated with paying this fee, in the aggregate, may exceed the benefit associated with the acquisition fee discount. Accordingly, an investor’s overall return may be lower by virtue of the acquisition fee discount. See “Management Compensation.”

Volume Discounts. In connection with the purchases of certain minimum numbers of shares by an investor who does not qualify for the discount described above, the amount of selling commissions otherwise payable to a participating broker-dealers may be reduced in accordance with the following schedule:

Number of shares Purchased	Purchase Price per Incremental Share in Volume Discount Range	Commissions on sales per Incremental Share Payable to the Managing Dealer		Reallowed Commissions on sales per Incremental Share in Volume Discount Range
		Percent	Dollar Amount	Percent	Dollar Amount
1—50,000	$10.00	0.5%	$0.05	6.0%	$0.60
50,001—75,000	$9.90	0.5%	$0.05	5.0%	$0.50
75,001—100,000	$9.80	0.5%	$0.05	4.0%	$0.40
100,001—250,000	$9.70	0.5%	$0.05	3.0%	$0.30
250,001—500,000	$9.60	0.5%	$0.05	2.0%	$0.20
Over 500,001*	$9.50	0.5%	$0.05	1.0%	$0.10

For example, if an investor purchases 100,000 shares, the investor could pay as little as $992,500 rather than $1 million for the shares, in which event the selling commissions on the sale of such shares would be $57,500 ($0.575 per share). Our net proceeds will not be affected by such discounts.

The volume discount is, to the extent requested in writing by an investor as described below, cumulative. To the extent an investor qualifies for a volume discount on a particular purchase, its subsequent purchase, regardless of shares subscribed for in that purchase, will also qualify for (x) that volume discount or, (y) to the extent the subsequent purchase when aggregated with the prior purchase(s) qualifies for a greater volume discount, such greater discount. For example, if an initial purchase is for 74,000 shares, and a second purchase is for 3,000 shares, 1,000 shares of the second purchase will be priced at $9.90 per share and 2,000 shares of the second purchase will be priced at $9.80 per share. Any request to treat a subsequent purchase cumulatively for purposes of the volume discount must be made in writing in a form satisfactory to us and must set forth the basis for such request.

For purposes of volume discounts, all such shares must be purchased through the same participating broker-dealers, or through the managing dealer or through the same registered investment adviser, as applicable.

*Further, in order to encourage purchases in excess of 500,000 shares, in addition to the volume discounts described above, if the investor is a “purchaser” and buys in excess of 500,000 shares, and all such shares were purchased through the same registered investment adviser, participating broker-dealers or the managing dealer, such sale and any subsequent sale will be subject to a reduced acquisition fee of 1.0% (as opposed to 3.0%). In such instance, such purchaser and any person to whom such shares are transferred, will be required to pay, through withholdings by us of distributions otherwise payable to us, an annual 0.40% advisory fee on such person’s shares. Because the advisory fee is paid annually, the cost associated with paying this fee, in the aggregate, may exceed the benefit associated with the acquisition fee discount. Accordingly, although an investors’ initial purchase price of shares may be lower because of the acquisition fee discount, such investor’s overall return may be lower by virtue of the 0.40% annual advisory fee payable in connection with the acquisition fee discount. See “Management Compensation” for additional discussion of the acquisition fee.

Application of Various Discounts. The volume discount and acquisition fee discount will be prorated among the separate subscribers considered to be a single “purchaser.” shares purchased pursuant to the reinvestment plan on behalf of a participant in the reinvestment plan will not be combined with other subscriptions for shares by the investor in determining the volume discount or acquisition fee discount to which such investor may be entitled. Further, shares purchased pursuant to the reinvestment plan will not be eligible for a volume discount, acquisition fee discount or any other discount referred to in this Plan of Distribution. See “Summary of Reinvestment Plan.”

For purposes of determining the applicability of volume discounts and acquisition fee discounts, a “purchaser” may be aggregated in one of the following ways: (i) an individual, his or her spouse, and their children under the age of 21, who purchase the shares for his or her or their own accounts, and all pension or trust funds established by each such individual; (ii) a corporation, partnership, association, joint-stock company, trust fund, or any organized group of persons, whether incorporated or not; (iii) an employee’s trust, pension, profit-sharing, or other employee benefit plan qualified under Section 401 of the Code; or (iv) all pension, trust, or other funds maintained by a given bank. Any request to be deemed a “purchaser” must be made in writing in a form satisfactory to us and must set forth the basis for such request. Any such request will be subject to verification by the managing dealer that all of such subscriptions were made by a single “purchaser.” Except as described in the section of the prospectus titled, “Summary of the Articles of Incorporation and Bylaws – Restriction of Ownership,” there is no limit on the number of shares a purchaser may acquire.

Any reduction in selling commissions, the marketing support fee, and/or acquisition fees will reduce the effective purchase price per share to the investor involved but will not alter the proceeds available as a result of such sale with which we may acquire properties, make mortgage loans or invest in other permitted investments. All investors will be deemed to have contributed the same amount per share whether or not the investor receives a discount. Accordingly, for purposes of distributions, our investors who pay reduced commissions will receive higher returns on their investments as compared to investors who do not pay reduced commissions; provided, however, that distributions payable to stockholders who receive acquisition fee discounts, are subject to reduction with respect to the payment of the advisory fee.

Sales Incentives. We or our affiliates also may provide incentive items for registered representatives of the managing dealer and the participating broker-dealers, which in no event shall exceed an aggregate of $100 per annum per participating registered representative. In the event other incentives are provided to registered representatives of the managing dealer or the participating broker-dealers, they will be paid only in cash, and such payments will be made only to the managing dealer or the participating broker-dealers rather than to their registered representatives. Any such sales incentive program must first have been submitted for review by the NASD, and must comply with Rule 2710(d). Costs incurred in connection with such sales incentive programs, if any, will be considered underwriting compensation.

Other Compensation. In connection with the sale of shares, certain associated persons of the managing dealer may perform wholesaling functions for which they will receive compensation in an aggregate amount not in excess of 0.9% of gross proceeds, of which up to 0.5% is payable by the managing dealer (out of the 0.5% it retains from the selling commissions) and the balance will be paid by either the manager dealer out of its funds or by an affiliate but, not by us.

In addition, we and, to a lesser extent, our affiliates will pay their affiliates, including CNL Investment Company and the managing dealer and its associated persons, for other expenses incurred, including expenses related to sales seminars, wholesaling activities and legal expenses. We may also reimburse the participating broker-dealers for certain expenses incurred in connection with the offering.

The total amount of underwriting compensation, including commissions and reimbursement of expenses, paid in connection with the offering will not exceed 10% of gross proceeds, plus an additional 0.5% of gross proceeds for reimbursement of bona fide due diligence expenses. Underwriting compensation includes selling commissions, the marketing support fee, wholesaling compensation and expense reimbursements, expenses relating to sales seminars, and sales incentives.

The managing dealer and the participating broker-dealers severally will indemnify us and our officers and directors, our advisor and their officers and directors and their affiliates, against certain liabilities, including liabilities under the Securities Act of 1933.

SUBSCRIPTION PROCEDURES

Procedures Applicable to All Subscriptions. In order to purchase shares, the subscriber must complete and execute the subscription agreement. Any subscription for shares must be accompanied by cash or check payable to “                            , Escrow Agent” (or to CNL Hospitality Properties II after subscription funds are released from escrow), in the amount of $10 per share, subject to certain discounts discussed above. Subscriptions will be effective only when we accept them and we reserve the right to reject any subscription in whole or in part. Subscription proceeds will be held in escrow for the benefit of investors until such time as investors are admitted as stockholders. See “The Offering — Escrow Arrangements” below. Certain participating broker-dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks for shares for which they have subscribed payable directly to the participating broker-dealers. In such case, the participating broker-dealers will issue a check made payable to the order of the escrow agent for the aggregate amount of the subscription proceeds.

We will accept or reject each subscription within 30 days after we receive it and no sale of shares shall be completed until at least five business days after the date on which the subscriber receives a copy of this prospectus. If we reject a subscription, the funds will be returned to the subscriber within 10 business days after the date of such rejection, without interest and without deduction. A form of the subscription agreement is set forth as Appendix C to this prospectus. The subscription price of each share is payable in full upon execution of the subscription agreement. A subscriber whose subscription is accepted shall be sent a confirmation of his or her purchase.

We will place the subscription proceeds in an interest-bearing escrow account with                             . Once we receive and accept subscriptions for the minimum offering, subscription funds will be released to us from escrow within approximately 30 days and investors with subscription funds in the escrow will be admitted as stockholders within 15 days after such release. If you purchase shares after the minimum offering has been sold, your subscription funds will also be placed into escrow with                                 , which will hold the funds, along with those of other subscribers, in an interest-bearing account until such time as you are admitted as a stockholder. After the minimum offering has been sold, we will generally admit stockholders daily but in no event later than the last day of the calendar month following acceptance of your subscription.

If the minimum offering has not been received and accepted by                             , 2005, the escrow agent will promptly notify us and this offering will be terminated. In such event, the escrow agent is obligated to use its best efforts to obtain an executed Internal Revenue Service Form W-9 or other tax form applicable in respect of the subscriber from each subscriber. Promptly after termination of the offering, the escrow agent will refund and return all monies to subscribers and any interest earned thereon. In the event that a subscriber fails to remit an executed Internal Revenue Service Form W-9 or other tax form applicable in respect of the subscriber to the escrow agent prior to the date the escrow agent returns the subscriber’s funds, the escrow agent may be required to deduct a back-up withholding tax from the earnings attributable to such subscriber in accordance with the applicable federal tax rules.

After the minimum offering has been sold, we may, in our sole discretion and without notice to the subscribers, elect to extend the offering until not later than                             , 2006 (in states that permit such an extension). All rejected subscriptions funds shall be returned to subscribers within 10 business days after the date of such rejection. Investors whose subscriptions are accepted will be admitted as stockholders of the Company no later than the last day of the calendar month following acceptance of their subscriptions. The interest, if any, earned on subscription proceeds prior to their release from escrow will be payable only to those subscribers whose funds have been held in escrow for at least 20 days.

Our advisor and each participating broker-dealers who sells shares on our behalf have the responsibility to make every reasonable effort to determine that the purchase of shares is appropriate for an investor and that the requisite suitability standards are met. See “Suitability Standards and How To Subscribe — Suitability Standards.” In making this determination, the participating broker-dealers will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Each investor should be aware that determining suitability is the responsibility of the participating broker-dealers.

Each participating broker-dealers is required to maintain, for at least six years, records of the information used to determine that an investment in the shares is suitable and appropriate for an investor.

Procedures Applicable to Non-Telephonic Orders. Each participating broker-dealers receiving a subscriber’s check made payable solely to the bank escrow agent (where, pursuant to such participating broker-dealer’s internal supervisory procedures, internal supervisory review must be conducted at the same location at which subscription documents and checks are received from subscribers), will deliver such checks to the managing dealer no later than the close of business of the first business day after receipt of the subscription documents by the participating broker-dealers except that, in any case in which the participating broker-dealers maintains a branch office, and, pursuant to a participating broker-dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office shall transmit the subscription documents and check to the participating broker-dealers conducting such internal supervisory review by the close of business on the first business day following their receipt by the branch office and the participating broker-dealers shall review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to the managing dealer by the close of business on the first business day after the check is received by the participating broker-dealers. The managing dealer will transmit the check to the escrow agent by no later than the close of business on the first business day after the check is received from the participating broker-dealers.

Procedures Applicable to Telephonic Orders. Certain participating broker-dealers may permit investors to subscribe for shares by telephonic order to the participating broker-dealers. There are no additional fees associated with telephonic orders. Subscribers who wish to subscribe for shares by telephonic order to the participating broker-dealers may complete the telephonic order either by delivering a check in the amount necessary to purchase the shares to be covered by the subscription agreement to the participating broker-dealers or by authorizing the participating broker-dealers to pay the purchase price for the shares to be covered by the subscription agreement from funds available in an account maintained by the participating broker-dealers on behalf of the subscriber. A subscriber must specifically authorize the registered representative and branch manager to execute the subscription agreement on behalf of the subscriber and must already have made or have agreed to make payment for the shares covered by the subscription agreement.

To the extent that customers of any participating broker-dealers wish to subscribe and pay for shares with funds held by or to be deposited with those firms, then such firms shall, subject to Rule 15c2-4(a) promulgated under the Securities Exchange Act of 1934, either:

•	upon receipt of an executed subscription agreement or direction to execute a subscription agreement on behalf of a customer, forward the offering price for the shares covered by the subscription agreement on or before the close of business of the first business day following receipt or execution of a subscription agreement by such firms to the managing dealer (except that, in any case in which the participating broker-dealers maintains a branch office, and, pursuant to a participating broker-dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office shall transmit the subscription documents and subscriber’s check to the participating broker-dealers conducting such internal supervisory review by the close of business on the first business day following their receipt by the branch office and the participating broker-dealers shall review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to the managing dealer by the close of business on the first business day after the check is received by the participating broker-dealers) or,

•	solicit indications of interest in which event:

•	such participating broker-dealers must subsequently contact the customer indicating interest to confirm the interest and give instructions to execute and return a subscription agreement or to receive authorization to execute the subscription agreement on the customer’s behalf,

•	such participating broker-dealers must mail acknowledgments of receipt of orders to each customer confirming interest on the business day following such confirmation,

•	such participating broker-dealers must debit accounts of such customers on the fifth business day (the “debit date”) following receipt of the confirmation referred to in (a), and (d) such participating broker-dealers must forward funds to the managing dealer in accordance with the procedures and on the schedule set forth in clause (i) of this sentence.

If the procedure in (ii) is adopted, subscribers’ funds are not required to be in their accounts until the debit date. The managing dealer will transmit the check to the escrow agent by no later than the close of business on the first business day after the check is received from the participating broker-dealers.

Investors who are residents of Minnesota and North Carolina must complete and sign the Subscription Agreement in order to subscribe for shares and, therefore, may not subscribe for shares by telephone. Representatives of participating broker-dealers who accept telephonic orders will execute the subscription agreement on behalf of investors who place such orders. All investors who telephonically subscribe for shares will receive, with confirmation of their subscription, a second copy of the prospectus.

Additional Subscription Procedures. Investors who have questions or who wish to place orders for shares by telephone or to participate in the reinvestment plan should contact their participating broker-dealers. Certain participating broker-dealers do not permit telephonic subscriptions. The form of subscription agreement for certain participating broker-dealers who do not permit telephonic subscriptions differs slightly from the form attached hereto as Appendix C, primarily in that it will eliminate this option.

ESCROW ARRANGEMENTS

Subscription proceeds will be received in trust and deposited in a separate account with                 . We will sell no shares, pay no commissions or fees, and admit no investors as stockholders unless subscriptions have been accepted for at least the minimum offering. Subscription funds from investors who place telephonic orders must be on deposit with                  for at least 15 days from the date written confirmation is mailed to the investor by the managing dealer to count toward the minimum offering. Once subscriptions for at least the minimum offering have been received and accepted, subscription funds will be released to us from escrow within approximately 30 days and investors with subscription funds in the escrow will be admitted as stockholders within 15 days after such release. If you purchase shares after the minimum offering has been sold, your subscription funds will also be placed into escrow with                 , which will hold the funds, along with those of other subscribers, in an interest-bearing account until such time as you are admitted as our stockholder.

If subscriptions for at least the minimum offering have not been received, accepted, and paid for within one year from the initial date of this prospectus, all funds received will be promptly repaid in full, with any interest earned thereon. In addition, California investors only will have the right to withdraw their subscription funds if subscribers for at least the minimum offering have not been accepted by the Company within six months after the initial date of this prospectus and we elect at that time not to terminate the offering. Sales of shares to affiliates will not be included in the determination of whether the minimum offering has been satisfied.

The Escrow Agreement between us and                  provides that escrowed funds will be invested by                  in bank accounts, including interest-bearing savings accounts and bank money market accounts, in short-term certificates of deposit issued by a bank, short-term securities directly or indirectly issued or guaranteed by the United States Government, other investments permitted under Rule 15c2-4 of the Securities Exchange Act of 1934, or, upon receipt of subscription proceeds for at least the minimum offering (provided that subscription funds from investors who place telephone orders have been on deposit with                          for at least 15 days), in other short-term, highly liquid investments with appropriate safety of principal. Such subscription funds will be released to us upon request following the admission of a stockholder.

If any interest is earned on subscription proceeds prior to their release from escrow it will be distributed to stockholders within 30 days after the date a subscriber is admitted to our company. After the initial admission of stockholders in connection with the sale of at least the minimum offering, interest will be payable only to those subscribers whose funds have been held in escrow by the bank for at least 20 days. Stockholders will not otherwise be entitled to interest earned on our funds or to receive interest on their Invested Capital.

ERISA CONSIDERATIONS

The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Code that may be relevant to particular investors in light of their particular circumstances.

A prospective investor that is an employee benefit plan subject to ERISA, a tax-qualified retirement plan, an IRA, or a governmental, church, or other Plan that is exempt from ERISA is advised to consult its own legal advisors regarding the specific considerations arising under applicable provisions of ERISA, the Code, and state law with respect to the purchase, ownership, or sale of the shares by such Plan or IRA.

Fiduciary Duties and Prohibited Transactions. A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan subject to ERISA (an “ERISA Plan”) should consider the fiduciary standards under ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment of any portion of the ERISA Plan’s assets in the common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (ii) whether the investment is in accordance with the documents and instruments governing the ERISA Plan as required by Section 404(a)(1)(D) of ERISA; (iii) whether the investment is prudent under Section 404(a)(1)(B) of ERISA; and (iv) whether the investment is solely in the interests of the ERISA Plan participants and beneficiaries and for the exclusive purpose of providing benefits to the ERISA Plan participants and beneficiaries and defraying reasonable administrative expenses of the ERISA Plan as required by Section 404(a)(1)(A) of ERISA.

In addition to the imposition of fiduciary standards, ERISA and Section 4975 of the Code prohibit a wide range of transactions between an ERISA Plan, an IRA, or certain other plans (collectively, a “Plan”) and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA and “disqualified persons” within the meaning of the Code). Thus, a Plan fiduciary or person making an investment decision for a Plan also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction.

Plan Assets. The prohibited transaction rules of ERISA and the Code apply to transactions with a Plan and also to transactions with the “plan assets” of the Plan. The “plan assets” of a Plan include the Plan’s interest in an entity in which the Plan invests and, in certain circumstances, the assets of the entity in which the Plan holds such interest. The term “plan assets” is not specifically defined in ERISA or the Code, nor, as of the date hereof, has it been interpreted definitively by the courts in litigation. On November 13, 1986, the United States Department of Labor, the governmental agency primarily responsible for administering ERISA, adopted a final regulation (the “DOL Regulation”) setting out the standards it will apply in determining whether an equity investment in an entity will cause the assets of such entity to constitute “plan assets.” The DOL Regulation applies for purposes of both ERISA and Section 4975 of the Code.

Under the DOL Regulation, if a Plan acquires an equity interest in an entity, which equity interest is not a “publicly-offered security,” the Plan’s assets generally would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulation defines a publicly-offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The shares are being sold in an offering registered under the Securities Act of 1933, as amended, and will be registered within the relevant time period under Section 12(g) of the Exchange Act.

The DOL Regulation provides that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be “widely held” solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect the shares to be “widely held” upon completion of this offering.

The DOL Regulation provides that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. We believe that the restrictions imposed under the articles of incorporation on the transfer of the common stock are limited to restrictions on transfer generally permitted under the DOL Regulation and are not likely to result in the failure of the common stock to be “freely transferable.” See “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership.” The DOL Regulation only establishes a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the Department of Labor and the U.S. Treasury Department would not reach a contrary conclusion with respect to the common stock.

Assuming that the shares will be “widely held” and “freely transferable,” we believe that the shares will be publicly-offered securities for purposes of the DOL Regulation and that our assets will not be deemed to be “plan assets” of any Plan that invests in the shares.

DETERMINATION OF OFFERING PRICE

The offering price per share was determined by us in our sole discretion based upon the price which we believe investors would pay for the shares (less a discount with respect to shares offered pursuant to the reinvestment plan), the fees to be paid to our advisor and its affiliates, as well as estimated fees to third parties, the expenses of this offering and the funds we believe should be available to invest in properties, mortgage loans and other permitted investments. There is no public market for the shares on which to base market value.

SUPPLEMENTAL SALES MATERIAL

Shares are being offered only through this prospectus. In addition to this prospectus, we may use certain sales materials in connection with this offering, although only when accompanied or preceded by the delivery of this prospectus. No sales material may be used unless we first approve it in writing. As of the date of this prospectus, we anticipate that the following sales material will be authorized for use by us in connection with this offering: (i) our brochure entitled CNL Hospitality Properties II, Inc.; (ii) a fact sheet describing our general features; (iii) a cover letter transmitting the prospectus; (iv) a summary description of the offering; (v) a slide presentation; (vi) broker updates; (vii) an audio cassette presentation; (viii) a video presentation; (ix) an electronic media presentation; (x) a CD-Rom presentation; (xi) a script for telephonic marketing; (xii) seminar advertisements and invitations; and (xiii) certain third-party articles. All such materials will be used only by registered broker-dealers that are members of the NASD and advisers registered under the Investment Advisers Act of 1940. We also may respond to specific questions from participating broker-dealers and prospective investors. Additional materials relating to the offering may be made available to participating broker-dealers for their internal use.

LEGAL OPINIONS

The legality of the shares being offered by us in this prospectus has been passed upon by Greenberg Traurig, LLP. Statements made under “Risk Factors — Tax Risks” and “Federal Income Tax Considerations” have

EXPERTS

Our balance sheet as of June 30, 2004 and our statement of stockholder’s equity for the period from May 7, 2004 (date of inception) through June 30, 2004, included in this prospectus and registration statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent certified registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

been reviewed by Greenberg Traurig, LLP, who has given its opinion that such statements as to matters of law are correct in all material respects. Greenberg Traurig, LLP serves as our securities and tax counsel and to our advisor and certain affiliates of ours and the advisor’s. Members of the firm of Greenberg Traurig, LLP may invest in our common stock but are not expected to hold any substantial interest in our company.

ADDITIONAL INFORMATION

A Registration Statement has been filed with the Securities and Exchange Commission with respect to the securities offered in this prospectus. This prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any document are necessarily summaries of such documents, and in each instance reference is made to the copy of such documents filed with the Commission, each such statement being qualified in all respects by such reference. For further information regarding us and the shares, please refer to the Registration Statement and to the exhibits and schedules filed or incorporated as a part thereof which may be obtained from the principal office of the Commission in Washington, D.C., upon payment of the fee prescribed by the Commission, or examined at the principal office of the Commission without charge. The Commission maintains a web site located at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

DEFINITIONS

“Acquisition Expenses” means any and all expenses incurred by us, our advisor, or any affiliate of any of us in connection with the selection, acquisition or making of any investment, including any property, mortgage loan or other permitted investments, whether or not acquired or made, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, taxes, and title insurance.

“Acquisition Fees” means any and all fees and commissions, exclusive of acquisition expenses, paid by any person or entity to any other person or entity (including any fees or commissions paid by or to any affiliate of ours or our advisor) in connection with making an investment, including making or investing in mortgage loans or other permitted investments or the purchase, development or construction of a property, including, without limitation, real estate commissions, acquisition fees, finder’s fees, selection fees, development fees, construction fees, nonrecurring management fees, consulting fees, loan fees, points, or any other fees or commissions of a similar nature. Excluded shall be development fees and construction fees paid to any person or entity not affiliated with the advisor in connection with the actual development and construction of any property. Further, acquisition fees will not be paid in connection with temporary short-term investments acquired for purposes of cash management.

“ADR” means the average daily room rate. We define ADR by dividing gross room revenue by the total number of rooms occupied by hotel and resort guests on a paid basis during the applicable period.

“Affiliate” or “Affiliated” or any derivation thereof means an affiliate of another person, which is defined as: (i) any person directly or indirectly owning, controlling, or holding, with power to vote 10% or more of the outstanding voting securities of such other person; (ii) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other person; (iii) any person directly or indirectly controlling, controlled by, or under common control with such other person; (iv) any executive officer, director, trustee or general partner of such other person; and (v) any legal entity for which such person acts as an executive officer, director, trustee or general partner.

“Asset Management Fee” means the fee payable to our advisor for day-to-day professional management services in connection with us and our investments in properties, mortgage loans and other permitted investments pursuant to the advisory agreement.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in, and loans secured by, real estate, or in other permitted investments, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

“Bank” means                  or any other bank selected to be escrow agent for the offering.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Real Estate Commission” means a real estate or brokerage commission for the purchase or sale of property which is reasonable, customary, and competitive in light of the size, type, and location of the property. The total of all real estate commissions paid by us to all persons (including the subordinated disposition fee payable to the advisor) in connection with any sale of one or more of our properties shall not exceed the lesser of (i) a Competitive Real Estate Commission or, (ii) 6% of the gross sales price of the property or properties.

“Equity Shares” means shares of our capital stock of any class or series (other than Excess shares). The use of the term “equity shares” or any term defined by reference to the term “equity shares” shall refer to our particular class or series of capital stock which is appropriate under the context.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan” means a pension, profit-sharing, retirement, or other employee benefit plan subject to ERISA.

“Excess Shares” means the excess shares exchanged for shares of common stock or preferred stock, as the case may be, transferred or proposed to be transferred in excess of the Ownership Limit or which would otherwise jeopardize our status as a REIT under the Code.

“Gross Proceeds” means the aggregate purchase price of all shares sold on our account, without deduction for selling commissions, volume discounts, the marketing support fee, due diligence expense reimbursements or organizational and offering expenses. For the purpose of computing gross proceeds, the purchase price of any share for which reduced or no selling commissions or marketing support fees are paid to the managing dealer or a participating broker-dealers (where our net proceeds are not reduced) shall be deemed to be the full offering price of the shares, with the exception of shares purchased pursuant to the reinvestment plan, which will be factored into the calculation using their actual purchase price.

“Independent Director” means a director who is not, and within the last two years has not been, directly or indirectly associated with our advisor by virtue of (i) ownership of an interest in our advisor or its affiliates; (ii) employment by our advisor or its affiliates; (iii) service as an officer or director of our advisor or its affiliates; (iv) performance of services, other than as a director, for us; (v) service as a director or trustee of more than three real estate investment trusts advised by our advisor; or (vi) maintenance of a material business or professional relationship with our advisor or any of its affiliates. An indirect relationship shall include circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with our advisor, any of its affiliates or us. A business or professional relationship is considered material if the gross revenue derived by the director from our advisor and affiliates exceeds five percent of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis.

“Independent Expert” means a person or entity with no material current or prior business or personal relationship with our advisor or directors and who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type we hold or will hold.

“Invested Capital” means the amount calculated by multiplying the total number of shares issued and outstanding by the offering price per share, without deduction for selling commissions, volume discounts, the marketing support fee, due diligence expense reimbursements or organizational and offering expenses (which price per share, in the case of shares purchased pursuant to the reinvestment plan, shall be deemed to be the actual purchase price), reduced by the portion of any distribution that is attributable to net sales proceeds.

“Investment Committee” means a committee of our advisor which shall recommend investments to our board of directors and whose members shall not be employed by or hold any positions with CNL Hospitality Corp. or CNL Hospitality Properties, Inc.

“Line of Credit” means one or more lines of credit initially in an aggregate amount up to $100 million (or such greater amount as shall be approved by the board of directors), the proceeds of which will be used to acquire properties and make mortgage loans and other permitted investments and for any other authorized purpose. The line of credit may be in addition to any permanent financing.

“Listing” means the listing of our shares on a national securities exchange or their inclusion for quotation on the National Market System of the Nasdaq Stock Market.

“Net Assets” means our total assets (other than intangibles), at cost, before deducting depreciation or other non-cash reserves, less total liabilities, calculated quarterly on a basis consistently applied.

“Net Income” means for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses shall exclude the gain from the sale of our assets.

“Net Offering Proceeds” means gross proceeds less (i) selling commissions; (ii) organizational and offering expenses; (iii) the marketing support fee; and (iv) due diligence expense reimbursements.

“Net Sales Proceeds” means in the case of a transaction described in clause (i)(A) of the definition of sale, the proceeds of any such transaction less the amount of all real estate commissions and closing costs that we pay. In the case of a transaction described in clause (i)(B) of such definition, net sales proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of such definition, net sales proceeds means the proceeds of any such transaction actually distributed to us from the joint venture. In the case of a transaction or series of transactions described in clause (i)(D) of the definition of sale, net sales proceeds means the proceeds of any such transaction less the amount of all commissions and closing costs paid by us. In the case of a transaction described in clause (ii) of the definition of sale, net sales proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more properties within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to us in connection with such transaction or series of transactions. Net sales proceeds shall also include, in the case of any lease of a property consisting of a building only or any loan or other permitted investments, any amounts from tenants, borrowers or lessees that we determine, in our discretion, to be economically equivalent to the proceeds of a sale. Net sales proceeds shall not include, as we determine in our sole discretion, any amounts reinvested in one or more properties, mortgage loans or other permitted investments, to repay outstanding indebtedness, or to establish reserves.

“Operating Expenses” means all costs and expenses that we incur, as determined under generally accepted accounting principles, which in any way are related to our operation or to our business, including (a) advisory fees, (b) the asset management fee, (c) the performance fee, and (d) the subordinated incentive fee, but excluding: (i) the expenses of raising capital such as organizational and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and listing of the shares; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) the advisor’s subordinated ten percent share of net sales proceeds; and (vi) acquisition fees and acquisition expenses, real estate or other commissions on the sale of properties, and other expenses connected with the acquisition and ownership of real estate interests, mortgage loans, or other permitted investments (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property).

“Organizational and Offering Expenses” means any and all costs and expenses, other than selling commissions, the marketing support fee and due diligence expense reimbursements which we have incurred, or which our advisor or any affiliate of either in connection with our formation, qualification and registration of the

Company and the marketing and distribution of shares, including, without limitation, the following: legal, accounting and escrow fees; printing, amending, supplementing, mailing and distributing costs; filing, registration and qualification fees and taxes; telegraph and telephone costs; and all advertising and marketing expenses, including the costs related to investor and broker-dealer sales meetings. The organizational and offering expenses paid by us in connection with our formation and the offering, together with all selling commissions, the marketing support fee and due diligence reimbursements incurred by us, will not exceed 13% of the proceeds raised in connection with this offering.

“Ownership Limit” means, with respect to shares of common stock and preferred stock, the percent limitation placed on the ownership of common stock and preferred stock by any one person (as defined in the articles of incorporation). As of the initial date of this prospectus, the Ownership Limit is 9.8% of the outstanding common stock and 9.8% of the outstanding preferred stock.

“Participants” means those stockholders who elect to participate in the reinvestment plan.

“Participating Broker-Dealers” means those broker-dealers that are members of the NASD, or that are exempt from broker-dealer registration, and that, in either case, enter into participating broker or other agreements with the managing dealer to sell shares.

“Performance Fee” means the fee payable to CNL Hospitality Corp. under certain circumstances if certain performance standards have been met and the subordinated incentive fee has not been paid.

“Permanent Financing” means financing to: (i) acquire properties and to make mortgage loans or other permitted investments; (ii) pay any acquisition fees arising from any permanent financing; and (iii) refinance outstanding amounts on the line of credit. Permanent financing may be in addition to any borrowing under the line of credit.

“Permitted Investments” means all investments that we may acquire pursuant to its articles of incorporation and bylaws. For purposes of the calculation of fees payable, permitted investments shall not include short-term investments acquired for purposes of cash management.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include (i) an underwriter that participates in a public offering of equity shares for a period of sixty days following the initial purchase by such underwriter of such equity shares in such public offering or, (ii) our advisor, during the period ending December 31, 2004, provided that the foregoing exclusions shall apply only if the ownership of such equity shares by an underwriter or our advisor would not cause us to fail to qualify as a REIT by reason of being “closely-held” within the meaning of Section 856(a) of the Code or otherwise cause us to fail to qualify as a REIT.

“Property” or “Properties” means interests in: (i) the real properties, including the buildings and equipment located thereon; (ii) the real properties only; or (iii) the buildings only, any of which we acquire, either directly or indirectly through joint ventures, partnerships, or other legal entities.

“Prospectus” means the final prospectus included in our Registration Statement on Form S-11 filed with the Securities and Exchange Commission, pursuant to which we will offer shares to the public, as the same may be amended or supplemented from time to time after the effective date of such Registration Statement.

“Qualified Plans” means qualified pension, profit-sharing and stock bonus plans, including Keogh plans and IRAs.

“Real Estate Asset Value” means the amount actually paid or allocated to the purchase, development, construction or improvement of a property, exclusive of acquisition fees and acquisition expenses.

“Reinvestment Agent” means the independent agent, which currently is bank of New York, for participants in the reinvestment plan.

“REIT” means real estate investment trust as defined pursuant to Sections 856 through 860 of the Code.

“Related Party Tenant” means a related party tenant, as defined pursuant to Section 856(d)(2)(B) of the Code.

“RevPAR” is a commonly used measure within the lodging industry to evaluate hotel and resort operations. We define RevPAR as the product of (1) ADR, multiplied by (2) the average daily occupancy achieved.

“Roll-Up Entity” means a partnership, real estate investment trust, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

“Roll-Up Transaction” means a transaction involving our acquisition, merger, conversion, or consolidation, directly or indirectly, and the issuance of securities of a Roll-Up Entity. Such term does not include: (i) a transaction involving our securities that have been listed on a national securities exchange or included for quotation on the National Market System of the Nasdaq Stock Market for at least 12 months or, (ii) a transaction involving the conversion to corporate, trust, or association form of only our company if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, our term of existence, compensation to our advisor or our investment objectives.

“Sale” (i) means any transaction or series of transactions whereby: (A) we sell, grant, transfer, convey or relinquish our ownership of any property, mortgage loan or other permitted investments or portion thereof, including the lease of any property consisting of the building only, and including any event with respect to any property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) we sell, grant, transfer, convey or relinquish our ownership of all or substantially all of our interest in any joint venture in which we are a co-venturer or partner; (C) any joint venture in which we as a co-venturer or partner sell, grant, transfer, convey or relinquish our ownership of any property, loan or other permitted investment or portion thereof, including any event with respect to any property, loan or other permitted investment which gives rise to insurance claims or condemnation awards; or (D) we sell, grant, transfer, convey or relinquish our interest in any loan or other permitted investment, or portion thereof, including any event with respect to any loan or other permitted investment, which gives rise to a significant amount of insurance proceeds or similar awards, but (ii) shall not include any transaction or series of transactions specified in clause (i)(A), (i)(B), or (i)(C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more properties, mortgage loans or other permitted investments within 180 days thereafter.

“Sponsor” means any person directly or indirectly instrumental in organizing, wholly or in part, our company or any person who will control, manage or participate in our management, and any affiliate of such person. Not included is any person whose only relationship with us is that of an independent property manager of our properties, mortgage loans or other permitted investments, and whose only compensation is as such. Sponsor does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services. A person may also be deemed our sponsor by:

•	taking the initiative, directly or indirectly, in our founding or organizing our business or enterprise, either alone or in conjunction with one or more other persons;

•	receiving a material participation in us in connection with the founding or organizing of the business of CNL Hospitality Properties II, in consideration of services or property, or both services and property;

•	having a substantial number of relationships and contacts with us;

•	possessing significant rights to control our properties;

•	receiving fees for providing services to us which are paid on a basis that is not customary in the industry; or

•	providing goods or services to us on a basis which was not negotiated at arm’s length.

“Stockholders’ 8% Return” means as of each date, an aggregate amount equal to an 8% cumulative, noncompounded, annual return on Invested Capital.

“Subordinated Incentive Fee” means the fee payable to CNL Hospitality Corp. under certain circumstances if our shares are listed on a national securities exchange or the National Market System of the Nasdaq Stock Market. The subordinated incentive fee will not be paid if Listing occurs of the Pink Sheets or the OTC Bulletin Board.

“Unimproved Real Property” means property in which we have a direct or indirect equity interest that is not acquired for the purpose of producing rental or other operating income that has no development or construction in process and for which no development or construction is planned, in good faith, to commence within one year.

The following will appear on the outside back cover page of the prospectus:

Until                 , 90 days after the initial date of the prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

INDEX TO FINANCIAL STATEMENTS

CNL HOSPITALITY PROPERTIES II, INC.

(A Development Stage Maryland Corporation)

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Stockholder

CNL HOSPITALITY PROPERTIES II, Inc.

In our opinion, the accompanying balance sheet and related statement of stockholder’s equity present fairly, in all material respects, the financial position of CNL Hospitality Properties II, Inc. (a development stage Maryland corporation) at June 30, 2004, and the changes in stockholder’s equity for the period May 7, 2004 (date of inception) to June 30, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

Orlando, Florida

July 6, 2004

CNL HOSPITALITY PROPERTIES II, INC.

(A Development Stage Maryland Corporation)

BALANCE SHEET

June 30, 2004

ASSETS
Cash	$200,000
Deferred offering costs	417,464

$617,464

LIABILITIES AND STOCKHOLDER’S EQUITY
Accrued offering costs:
Due to CNL Lodging Advisors II Corp.	$329,464
Accrued legal fees	88,000

417,464

Stockholder’s equity:
Common stock, $.01 par value per share; 100,000 shares authorized, 20,000 shares issued and outstanding	200 199,800

Capital in excess of par value	200,000

$617,464

See accompanying notes to financial statements.

CNL HOSPITALITY PROPERTIES II, INC.

(A Development Stage Maryland Corporation)

STATEMENT OF STOCKHOLDER’S EQUITY

May 7, 2004 (Date of Inception) to June 30, 2004

	Common Stock
	Number of Shares	Par Value	Capital in excess of par value	Total
Balance, May 7, 2004 (date of inception)	—	$—	$—	$—
Cash received from sale of common stock to CNL Lodging Advisors II Corp.	20,000	200	199,800	200,000

Balance at June 30, 2004	20,000	$200	$199,800	$200,000

See accompanying notes to financial statements.

CNL HOSPITALITY PROPERTIES II, INC.

(A Development Stage Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

May 7, 2004 (Date of Inception) through June 30, 2004

1.	Organization:

CNL Hospitality Properties II, Inc. (the “Company”) is a Maryland corporation that was organized on May 7, 2004. The Company has filed a registration statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the “Offering”) of 200 million shares of common stock.

The Company was formed to acquire primarily upscale, midscale and economy hotel properties in the United States. The Company may invest directly in properties or indirectly by purchasing interests in entities which own the properties or interests therein. The Company anticipates that the properties will generally be leased to its taxable REIT subsidiaries, pursuant to leases which generally have a lease term of 5 to 10 years, plus renewal options for an additional 5 to 25 years. Properties leased to subsidiaries are expected to be managed, subject to long-term management contracts, by third-party managers under affiliations with national hotel brands. For properties leased to subsidiaries, the consolidated financial statements will report the properties’ operating revenues and expenses rather than the rent contractually due under the leases with the Company’s subsidiaries.

The Company also may invest in properties to be leased on a “triple-net” basis to unaffiliated third parties, generally on a longer term basis of 10 to 20 years, plus renewal options for an additional 10 to 20 years. “Triple-net” means that the tenant generally will be responsible for repairs, maintenance, property taxes, utilities, and insurance. With respect to third-party tenant leases, the Company intends to include percentage rent requirements which are based on gross sales of the hotel located on the property over specified levels.

The Company expects to acquire properties in part with a view to diversification among the geographic location of the properties; although, there are no geographic restrictions on the properties the Company may acquire under its articles of incorporation.

The Company may provide mortgage loans in connection with the operations of its properties or hotels. However, because the Company prefers to focus on investing in properties, which have the potential to appreciate, the Company currently expects to provide mortgage loans in the aggregate principal amount of no more than approximately 10% of its total assets. Mortgage loans will be collateralized by real property. The Company expects that the interest rate and terms (generally, 10 to 20 years) of the mortgage loans will be similar to those of the Company’s leases.

In addition, the Company may invest up to a maximum of 10% of its total assets in businesses that provide services to, or are otherwise ancillary to, the types of properties in which the Company is permitted to invest.

As of June 30, 2004, the Company was in the development stage and had not begun operations.

CNL HOSPITALITY PROPERTIES II, INC.

(A Development Stage Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS—CONTINUED

May 7, 2004 (Date of Inception) through June 30, 2004

2.	Income Taxes:

The Company intends to make an election to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code commencing with its taxable year ending December 31, 2004. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes at least 90 percent of its REIT taxable income to its stockholders.

REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

3.	Reinvestment Plan:

The Company intends to establish a reinvestment plan (the “Reinvestment Plan”) pursuant to which stockholders may elect to have the full amount of their cash distributions from the Company reinvested in additional shares of common stock. The Offering includes five million shares of common stock initially for purchase through the Reinvestment Plan.

4.	Deferred Offering Costs:

The Company has and will continue to incur costs in connection with the Offering, including filing fees, legal, accounting, marketing and printing costs and escrow fees, some of which have been and will be advanced or funded by an affiliate of the Company. These costs will be deducted from the gross proceeds of the Offering once the minimum offering proceeds have been received.

5.	Capitalization:

At June 30, 2004, the Company was authorized to issue a total of 100,000 shares of common stock. The Company intends to amend its current Articles of Incorporation prior to the commencement of the Offering to authorize the issuance of 1.32 billion shares of capital stock, consisting of one billion shares of common stock, $0.01par value per share, 200 million shares of preferred stock, and 120 million shares of excess stock (the “Excess Shares”), $0.01 par value per share. Of the 120 million Excess Shares, 100 million are expected to be issuable in exchange for common stock and twenty million are expected to be issuable in exchange for preferred stock.

6.	Related Party Arrangements:

Affiliates of the Company will receive fees and compensation in connection with the Offering, and the acquisition, management, and sale of the assets of the Company.

Amounts due to CNL Lodging Advisors II Corp., the stockholder of the Company, totaling $329,464 at June 30, 2004, consisted of offering related expenditures incurred on behalf of the Company.

APPENDIX A

FORM OF

REINVESTMENT PLAN

FORM OF

REINVESTMENT PLAN

CNL HOSPITALITY PROPERTIES II, INC., a Maryland corporation (the “Company”), pursuant to its Articles of Incorporation, adopted a Reinvestment Plan (the “Reinvestment Plan”) on the terms and conditions set forth below.

1. Reinvestment of Distributions. Bank of New York, the agent (the “Reinvestment Agent”) for participants (the “Participants”) in the Reinvestment Plan, will receive all cash distributions made by the Company with respect to shares of common stock of the Company (the “Shares”) owned by each Participant (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions as follows:

(a) At any period during which the Company is making a “best-efforts” public offering of Shares, the Reinvestment Agent will invest Distributions in Shares acquired from the Company at the then current per share offering price for Reinvestment Plan Shares.

(b) During any period when the Company is not making a “best-efforts” offering of Shares as described in 1(a) above, unless the Shares are listed on a national stock exchange or over-the-counter market or quoted on a national market system (collectively, “Listed” or “Listing”), the Reinvestment Agent will purchase shares directly from the Company at $9.50 per Share, unless adjusted by the Board of Directors, which price shall in no event be less than 95% of the fair market value as determined by the Board of Directors.

(c) Notwithstanding sections 1(a) and (b) above, upon Listing of the Shares, the Reinvestment Agent may purchase Shares either through the exchange or market system on which the Shares are Listed or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan, in either case, at a per Share price equal to the then-prevailing market price for the Shares at the date of purchase by the Reinvestment Agent. In the event that, after Listing occurs, the Reinvestment Agent purchases Shares on a national securities exchange, over-the-counter market or national market system through a registered broker-dealer, the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer. In the event that such registered broker-dealer charges reduced brokerage commissions, additional funds in the amount of any such reduction shall be left available for the purchase of Shares.

(d) In the event of a subsequent determination that the purchase price for Shares under the Reinvestment Plan represented a discount in excess of 5% of the fair market value at the time of the sale, the distribution of the portion of the Shares issued under the Reinvestment Plan representing the excess amount would be subject to being voided, ab initio, to the extent it would result in the Company’s failure to qualify as a real estate investment trust.

(e) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each fiscal quarter the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each fiscal quarter to purchase Shares for the Participants. If the aggregate amount of Distributions to Participants exceeds the amount required to purchase all Shares then available for purchase, the Reinvestment Agent will purchase all available Shares and will return all remaining Distributions to the Participants within 30 days after the date such Distributions are made. The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

(f) Distributions shall be invested by the Reinvestment Agent in Shares promptly following the payment date with respect to such Distributions to the extent Shares are available. If sufficient Shares are not available, Distributions shall be invested on behalf of the Participants in one or more interest-bearing accounts in a commercial bank approved by the Company which is located in the continental United States and has assets of at least $100,000,000, until Shares are available for purchase, provided that any

Distributions that have not been invested in Shares within 30 days after such Distributions are made by the Company shall be returned to Participants.

(g) The allocation of Shares among Participants may result in the ownership of fractional Shares, computed to five decimal places.

(h) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

(i) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan except to Participants who make a written request to the Reinvestment Agent. Participants in the Reinvestment Plan will receive statements of account in accordance with Paragraph 6 below.

2. Election to Participate. Any stockholder who has received a final prospectus either solely for the Reinvestment Plan, if any, or for the then current offering may elect to participate in and purchase Shares through the Reinvestment Plan at any time by written notice to the Company. Participation in the Reinvestment Plan will commence with the next Distribution made after receipt of the Participant’s notice, and to all fiscal quarters or months thereafter, provided such notice is received more than ten days prior to the last day of the fiscal month or quarter, as the case may be. A Participant who has terminated his participation in the Reinvestment Plan pursuant to Paragraph 11 will be allowed to participate in the Reinvestment Plan again upon receipt of a current version of a final prospectus relating to participation in the Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant, by notifying the Reinvestment Agent and completing any required forms. Stockholders who elect the monthly distribution option are not eligible to participate in the Reinvestment Plan, unless the Board of Directors elects to make Distributions to all stockholders on a monthly basis.

3. Distribution of Funds. In making purchases for Participants’ accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

4. Proxy Solicitation. The Reinvestment Agent will distribute to Participants proxy solicitation material received by it from the Company which is attributable to Shares held in the Reinvestment Plan. The Reinvestment Agent will vote any Shares that it holds for the account of a Participant in accordance with the Participant’s written instructions. If a Participant gives a proxy to person(s) representing the Company covering Shares registered in the Participant’s name, such proxy will be deemed to be an instruction to the Reinvestment Agent to vote the full Shares in the Participant’s account in like manner. If a Participant does not direct the Reinvestment Agent as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the Reinvestment Agent will not vote said Shares.

5. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company’s Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts, in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

6. Suitability.

(a) Within 60 days prior to the end of each fiscal year, CNL Securities Corp. (“CSC”), will mail to each Participant a participation agreement (the “Participation Agreement”), in which the Participant will be required to represent that there has been no material change in the Participant’s financial condition and confirm that the representations made by the Participant in the Subscription Agreement (a form of which shall be attached to the Participation Agreement) are true and correct as of the date of the Participation Agreement, except as noted in the Participation Agreement or the attached form of Subscription Agreement.

(b) Each Participant will be required to return the executed Participation Agreement to CSC within 30 days after receipt. In the event that a Participant fails to respond to CSC or return the completed Participation Agreement on or before the fifteenth (15th) day after the beginning of the fiscal year following receipt of the Participation Agreement, the Participant’s Distribution for the first fiscal quarter of that year will be sent directly to the Participant and no Shares will be purchased on behalf of the Participant for that fiscal quarter and, subject to (c) below, any fiscal quarters thereafter, until CSC receives an executed Participation Agreement from the Participant.

(c) If a Participant fails to return the executed Participation Agreement to CSC prior to the end of the second fiscal quarter for any year of the Participant’s participation in the Reinvestment Plan, the Participant’s participation in the Reinvestment Plan shall be terminated in accordance with Paragraph 11 below.

(d) Each Participant shall notify CSC in the event that, at any time during his participation in the Reinvestment Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement.

(e) For purposes of this Paragraph 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s Prospectus.

7. Reports to Participants. During each quarter, but in no event later than 30 days after the end of each fiscal quarter, the Reinvestment Agent will mail to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, the total administrative charge to such Participant, and the total Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Each statement shall also advise the Participant that, in accordance with Paragraph 6(d) hereof, he is required to notify CSC in the event that there is any material change in his financial condition or if any representation under the Subscription Agreement becomes inaccurate. Tax information for income earned on Shares under the Reinvestment Plan will be sent to each participant by the Company or the Reinvestment Agent at least annually.

8. Administrative Charges, Commissions, and Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. The administrative charge for each Participant for each fiscal quarter shall be the lesser of 5% of the amount reinvested for the Participant or $2.50, with a minimum charge of $0.50. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. In the event the proceeds from the sale of Shares are used to acquire properties or to invest in loans or other permitted investments, the Company will pay acquisition fees of 3.0% of the purchase price of the Shares sold pursuant to the Reinvestment Plan. The Company may also pay approximately 0.64%, 0.01% and 0.25% to affiliates as reimbursement for organizational and offering expenses, due diligence expenses and acquisition expenses, respectively. As a result, aggregate fees and expenses payable to affiliates of the Company will total approximately 3.90% of the proceeds of reinvested Distributions.

9. No Drawing. No Participant shall have any right to draw checks or drafts against his account or give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

10. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan.

11. Termination.

(a) A Participant may terminate his participation in the Reinvestment Plan at any time by written notice to the Company. To be effective for any Distribution, such notice must be received by the Company at least ten business days prior to the last day of the fiscal month or quarter to which such Distribution relates.

(b) The Company or the Reinvestment Agent may terminate a Participant’s individual participation in the Reinvestment Plan, and the Company may terminate the Reinvestment Plan itself at any time by ten days’ prior written notice mailed to a Participant, or to all Participants, as the case may be, at the address or addresses shown on their account or such more recent address as a Participant may furnish to the Company in writing.

(c) After termination of the Reinvestment Plan or termination of a Participant’s participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Paragraph 7 hereof, and (ii) a check for the amount of any Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s full Shares and the value of any fractional Shares standing to the credit of a Participant’s account based on the market price of the Shares. Any future Distributions made after the effective date of the termination will be sent directly to the former Participant.

12. Notice. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed to CNL Investment Company, Attn: CNL Investor Administration, Post Office Box 4920, Orlando, Florida 32802-4920, if to the Company, or to Bank of New York, 1845 Maxwell, Suite 101, Troy, Michigan 48084-4510, if to the Reinvestment Agent, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

13. Amendment. The terms and conditions of this Reinvestment Plan may be amended, renewed, extended or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including but not limited to an amendment to the Reinvestment Plan to add a voluntary cash contribution feature or to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 15 days prior to the effective date thereof to each Participant at his or her last address of record; provided, that any such amendment must be approved by a majority of the Independent Directors of the Company and by any necessary regulatory authority. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Company receives written notice of termination prior to the effective date thereof.

14. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 14.

APPENDIX B

PRIOR PERFORMANCE TABLES

APPENDIX B

PRIOR PERFORMANCE TABLES

The information in this Appendix B contains certain relevant summary information concerning certain prior public programs (the “Prior Public Programs”) sponsored by Mr. Bourne, one of the Company’s principals, James M. Seneff, Jr., an indirect owner of the Company’s advisor, and their affiliates (collectively, the “Sponsor”) which were formed to invest in restaurant properties leased on a triple-net basis to operators of national and regional fast-food and family-style restaurant chains, or in the case of CNL Hospitality Properties, Inc. and CNL Retirement Properties, Inc., to invest in hotel properties and retirement properties, respectively. Although CNL Hospitality Properties II, Inc. and CNL Hospitality Properties, Inc. both intend to invest in hotel properties, CNL Hospitality Properties II, Inc. intends to focus on “upscale,” “midscale” and “economy” hotel properties while CNL Hospitality Properties, Inc. intends to focus on “luxury” and “upper upscale” hotel properties.

A more detailed description of the acquisitions by the Prior Public Programs is set forth in Part II of the registration statement filed with the Securities and Exchange Commission for this Offering and is available from the Company upon request, without charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd., CNL Income Fund V, Ltd., CNL Income Fund VI, Ltd., CNL Income Fund VII, Ltd., CNL Income Fund VIII, Ltd., CNL Income Fund IX, Ltd., CNL Income Fund X, Ltd., CNL Income Fund XI, Ltd., CNL Income Fund XII, Ltd., CNL Income Fund XIII, Ltd., CNL Income Fund XIV, Ltd., CNL Income Fund XV, Ltd., CNL Income Fund XVI, Ltd., CNL Income Fund XVII, Ltd., CNL Income Fund XVIII, Ltd., CNL Restaurant Properties, Inc., CNL Hospitality Properties, Inc., and CNL Retirement Properties, Inc., as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

The investment objectives of the Prior Public Programs generally include preservation and protection of capital, the potential for increased income and protection against inflation, and potential for capital appreciation, all through investment in properties.

Stockholders should not construe inclusion of the following tables as implying that the Company will have results comparable to those reflected in such tables. Distributable cash flow, federal income tax deductions, or other factors could be substantially different. Stockholders should note that, by acquiring shares in the Company, they will not be acquiring any interest in any Prior Public Programs.

Description of Tables

The following Tables are included herein:

Table I - Experience in Raising and Investing Funds

Table II - Compensation to Sponsor

Table III - Operating Results of Prior Programs

Table V - Sales or Disposal of Properties

Unless otherwise indicated in the Tables, all information contained in the Tables is as of December 31, 2003. The following is a brief description of the Tables:

Table I - Experience in Raising and Investing Funds

Table I presents information on a percentage basis showing the experience of the Sponsor in raising and investing funds for the Prior Public Programs, which had offerings that became fully subscribed between January 2001 and December 2003.

The Table sets forth information on the offering expenses incurred and amounts available for investment expressed as a percentage of total dollars raised. The Table also shows the percentage of property acquisition cost leveraged, the date the offering commenced, and the time required to raise funds for investment.

Table II - Compensation to Sponsor

Table II provides information, on a total dollar basis, regarding amounts and types of compensation paid to the Sponsor of the Prior Public Programs.

The Table indicates the total offering proceeds and the portion of such offering proceeds paid or to be paid to the Sponsor through December 31, 2003, in connection with each Prior Public Program which had offerings that became fully subscribed between January 2001 and December 2003. The Table also shows the amounts paid to the Sponsor from cash generated from operations and from cash generated from sales or refinancing by each of these Prior Public Programs on a cumulative basis commencing with inception and ending December 31, 2003. In addition, the Table presents in a separate column aggregate payments to the Sponsor in the most recent three years from all other Prior Public Programs.

Table III - Operating Results of Prior Programs

Table III presents a summary of operating results for the period from inception through December 31, 2003, of the Prior Public Programs, the offerings of which became fully subscribed between January 1999 and December 2003.

The Table includes a summary of income or loss of the Prior Public Programs, which are presented on the basis of generally accepted accounting principles (“GAAP”). The Table also shows cash generated from operations, which represents the cash generated from operations of the properties of the Prior Public Programs, as distinguished from cash generated from other sources (special items). The section of the Table entitled “Special Items” provides information relating to cash generated from or used by items which are not directly related to the operations of the properties of the Prior Public Programs, but rather are related to items of an investing or financing nature. These items include proceeds from capital contributions of investors and disbursements made from these sources of funds, such as stock issuance and organizational costs, acquisition of the properties and other costs which are related more to the organization of the entity and the acquisition of properties than to the actual operations of the entities.

The Table also presents information pertaining to investment income, returns of capital on a GAAP basis, cash distributions from operations, sales and refinancing proceeds expressed in total dollar amounts as well as distributions and tax results on a per $1,000 investment basis.

Table IV - Results of Completed Programs

Table IV is omitted from this Appendix B because none of the Prior Public Programs have completed operations (meaning they no longer hold properties).

Table V - Sales or Disposal of Properties

Table V provides information regarding the sale or disposal of properties owned by the Prior Public Programs between January 2001 and December 2003.

The Table includes the selling price of the property, the cost of the property, the date acquired and the date of sale.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

	CNL Hospitality Properties, Inc.	CNL Retirement Properties, Inc.
	(Notes 1 and 2)	(Notes 3 and 5)

Dollar amount offered	$1,340,000,000	$760,000,000

Dollar amount raised	100.0%	(Note 4)

Less offering expenses:

Selling commissions and discounts	(7.5)	(7.5)
Organizational expenses	(3.0)	(3.0)
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	(0.5)	(0.5)

	(11.0)	(11.0)

Reserve for operations	—	—

Percent available for investment	89.0%	89.0%

Acquisition costs:

Cash down payment	84.5%	84.0%
Acquisition fees paid to affiliates	4.5	4.5
Acquisition expenses	—	0.5

Total acquisition costs	89.0%	89.0%

Percent leveraged (mortgage financing divided by total acquisition costs)	48.4%	20.5%

Date offering began	7/09/97, 6/17/99, 9/15/00 and 4/23/02	9/18/98, 9/19/00 and 5/24/02

Length of offering (in months)	23, 15, 20 and 9, respectively	24, 20 and 11, respectively

Months to invest 90% of amount available for investment measured from date of offering	29, 16, 22 and 12, respectively	19, 24 and 15, respectively

Note 1:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective July 9, 1997, CNL Hospitality Properties, Inc. (the “Hospitality Properties REIT”) registered for sale $165,000,000 of shares of common stock (the “CHP Initial Offering”), including $15,000,000 available only to stockholders participating in the company’s reinvestment plan. The CHP Initial Offering commenced September 11, 1997, and upon completion of the CHP Initial Offering on June 17, 1999 had received $150,072,637 (15,007,264 shares), including $72,637 (7,264 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective June 4, 1999, the Hospitality Properties REIT registered for sale up to $275,000,000 of shares of common stock (the “1999 Offering”). The 1999 Offering of the Hospitality Properties REIT commenced following the completion of the CHP Initial Offering on June 17, 1999, and upon completion of the 1999 Offering on September 14, 2000, the company had received approximately $275,000,000, including $965,194 (96,520 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective May 23, 2000, the Hospitality Properties REIT registered for sale up to $450,000,000 of shares of common stock (the “2000 Offering”). The 2000 Offering of the Hospitality Properties REIT commenced following the completion of the 1999 Offering on September 14, 2000, and upon completion of the 2000 Offering on September 14, 2000, the company received approximately $450,000,000, including $3,375,474 (337,547 shares) issues pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective April 1, 2002, the Hospitality Properties REIT registered for the sale up to $450,000,000 of shares of common stock (the “2002 Offering”). The 2002 Offering commenced immediately following the completion of the 2000 Offering on April 23, 2002 and upon completion of the 2002 Offering on February 5, 2003, the company had received approximately $450,000,000 including $3,225,431 (322,543 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended effective April 30, 2003, the Hospitality Properties REIT registered for the sale of up to $1.75 billion of shares of common sock (the “2003 Offering”). As of December 31, 2003, the Hospitality Properties REIT had received subscription proceeds of $1,112,277,877 (111,227,788 shares) from its 2003 Offering, including $16,674,866 (1,667,487 shares) issued pursuant to the reinvestment plan.

Past performance is not necessarily indicative of future performance.

Note 2:	The amounts shown represent the combined results of the CHP Initial Offering, 1999, 2000 and the 2002 Offering only, due to the fact that the 2003 Offering was not yet fully subscribed at December 31, 2003.

Note 3:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective September 18, 1998, CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) registered for sale up to $155,000,000 of shares of common stock (the “Initial Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. The Initial Offering of the Retirement Properties REIT commenced September 18, 1998, and upon the termination of the Initial Offering on September 18, 2000, the Retirement Properties REIT had received subscription proceeds of $9,718,974 (971,898 shares), including $50,463 (5,046 shares) through the reinvestment plan. Upon termination of the Initial Offering, the Retirement Properties REIT commenced an offering of up to $155,000,000 (the “2000 Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. On May 24, 2002, the Retirement Properties REIT completed its 2000 Offering from which it received subscription proceeds of $155,000,000 (15,500,000 shares), including $418,670 (41,867 shares) through the reinvestment plan. Immediately following the completion of the 2000 Offering, the Retirement Properties REIT commenced an offering of up to $450,000,000 (45,000,000 shares) (the “2002 Offering”) and upon completion of the 2002 Offering on April 3, 2003, the company had received approximately $450,000,000. Immediately following the completion of the 2002 Offering, the Retirement Properties REIT commenced an offering of up to $1,750,000,000 (175,000,000 shares) (the “2003 Offering”). As of December 31, 2003, the Retirement Properties REIT had received subscription proceeds of $887,608,388 (88,760,839 shares) from its 2003 Offering.

Note 4:	During its Initial Offering, the 2000 Offering and the 2002 Offering, the Retirement Properties REIT raised $9,718,974 or 6.3%, $155,000,000 or 100% and $450,000,000 or 100%, respectively, of the dollar amount offered.

Note 5:	The amounts shown represent the combined results of the Retirement Properties REIT’s Initial Offering, 2000 Offering and 2002 Offering only, due to the fact that the 2003 Offering was not yet fully subscribed at December 31, 2003.

Past performance is not necessarily indicative of future performance.

TABLE II

COMPENSATION TO SPONSOR

	CNL Hospitality Properties, Inc.	CNL Retirement Properties, Inc.	Other Programs
	(Notes 2 and 3)	(Note 8)	(Note 1)
Date offering commenced	7/9/97, 6/17/99, 9/15/00, 4/23/02 and 02/5/03	9/18/98, 9/19/00, 5/24/02 and 4/3/03
Dollar amount raised	$2,437,349,502	$1,502,327,362	(Note 1)

Amount paid to sponsor from proceeds of offering:
Selling commissions and discounts	182,801,213	112,674,552
Real estate commissions	—	—
Acquisition fees	109,680,728	67,531,944
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	12,186,748	7,511,637

Total amount paid to sponsor	304,668,689	187,718,133	(Note 1)

Dollar amount of cash generated from (used in) operations before deducting payments to sponsor:
2003 (Note 6)	127,948,000	66,752,844	160,501,239
2002 (Note 6)	84,484,672	18,339,364	167,271,966
2001 (Note 6)	62,826,759	2,466,324	101,478,002
2000	45,528,919	1,349,284	NA
1999	13,348,795	51,647	NA
1998	2,985,455	—	NA
1997	29,358	—	NA
Amount paid to sponsor from operations (administrative, accounting and management fees) (Notes 5, 7 and 10):
2003	15,061,000	6,094,844	5,507,367
2002	7,824,672	1,554,601	7,333,973
2001	4,418,759	292,945	8,241,644
2000	1,878,358	253,265	NA
1999	458,634	38,796	NA
1998	208,490	—	NA
1997	6,889	—	NA
Dollar amount of property sales and refinancing before deducting payments to sponsor:
Cash	—	—	771,555,925
Notes	—	—	890,581
Amount paid to sponsors from property sales and refinancing:
Real estate commissions	—	—	—
Incentive fees	—	—	—
Other (Notes 3, 4, 9 and 11)	74,900,983	14,258,725	4,480,309

Note 1:	Other Programs in the table above includes Prior Public Programs sponsored by CNL whose offerings were fully subscribed prior to January 1, 2001. This column present payments to the sponsor during the three years ended December 31, 2003 by the CNL Income Funds (18 limited partnerships) and CNL Restaurant Properties, Inc. (the “Restaurant Properties REIT”), a REIT, all of which invested in triple-net leased restaurant properties. A total of approximately $1.36 billion was raised from 1986 through 2000 for these programs.

Note 2:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective July 9, 1997, CNL Hospitality Properties, Inc. (the “Hospitality Properties REIT”) registered for sale $165,000,000 of shares of common stock (the “CHP Initial Offering”), including $15,000,000 available only to stockholders participating in the company’s reinvestment plan. The CHP Initial Offering commenced September 11, 1997, and upon completion of the CHP Initial Offering on June 17, 1999 had received $150,072,637 (15,007,264 shares), including $72,637 (7,264 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective June 4, 1999, the Hospitality Properties REIT registered for sale up to $275,000,000 of shares of common stock (the “1999 Offering”). The 1999 Offering of the Hospitality Properties REIT commenced following the completion of the CHP Initial Offering on June 17, 1999, and upon completion of the 1999 Offering on September 14, 2000, the company had received $274,998,988, including $965,194 (96,520 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration

Past performance is not necessarily indicative of future performance.

TABLE II - COMPENSATION TO SPONSOR - CONTINUED

Note 2

(Continued:)	Statement on Form S-11 under the Securities Act of 1933, as amended, effective May 23, 2000, the Hospitality Properties REIT registered for sale up to $450,000,000 of shares of common stock (the “2000 Offering”). The 2000 Offering of the Hospitality Properties REIT commenced following the completion of the 1999 Offering on September 14, 2000 and upon completion of the 2000 Offering on September 14, 2000, the company had received $450,000,000, including $3,375,474 (337,547 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective April 1, 2002, the Hospitality Properties REIT registered for sale up to $450,000,000 of shares of common stock (the “2002 Offering”). The 2002 Offering commenced immediately following the completion of the 2000 Offering on April 23, 2002, and upon completion of the 2002 Offering on February 5, 2003, the company had received approximately $450,000,000 including $3,225,431 (322,543 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended effective April 30, 2003, the Hospitality Properties REIT registered for the sale of up to $1.75 billion of shares of common stock (the “2003 Offering”). As of December 31, 2003, the Hospitality Properties REIT had received subscription proceeds of $1,112,277,877 (111,227,788 shares) from its 2003 Offering, including $16,674,866 (1,667,487 shares) issued pursuant to the reinvestment plan. The amounts shown represent the combined results of the CHP Initial Offering, the 1999 Offering, the 2000 Offering, the 2002 Offering and the 2003 Offering, including subscription proceeds issued pursuant to the reinvestment plan as of December 31, 2003.

Note 3:	CNL Hospitality Corp., the advisor of the Hospitality Properties REIT, is entitled to receive acquisition fees for services relating to identifying the properties, structuring the terms of the acquisition and leases of the properties and structuring the terms of the mortgage loans equal to 4.5% of the gross proceeds of the offerings, loan proceeds from permanent financing and the line of credit that are used to acquire properties, but excluding amounts used to finance secured equipment leases. During the years ended December 31, 2003, 2002, 2001 and 2000, the Hospitality Properties REIT paid the advisor approximately $42.2 million, $7.5 million, $8.8 million and $8.0 million, respectively, related to the permanent financing for properties directly or indirectly owned by the Hospitality Properties REIT. These acquisition fees were not paid using proceeds from the offerings. The advisor of the Hospitality Properties REIT is also entitled to receive fees in connection with the development, construction or renovation of a property, generally equal to 4% of project costs. During the years ended December 31, 2003, 2002 and 2001, the Hospitality Properties REIT paid the advisor $2,611,989, $1,895,579 and $2,107,404, respectively, relating to these fees.

Note 4:	During each of the years ended December 31, 2001, 2002 and 2003, the Restaurant Properties REIT (included in “Other Programs”) incurred $1,493,436 of soliciting dealer servicing fees payable to the sponsor, and during the years ended December 31, 2003, 2002 and 2001, the Hospitality Properties REIT incurred approximately $1.2 million, $293,000 and $293,002, respectively, in soliciting dealer servicing fees payable to the sponsor. In addition, during the year ended December 31, 2003, the Retirement Properties REIT incurred approximately $310,000 in soliciting dealer servicing fees payable to the sponsor.

Note 5:	In connection with its 1999 Offering, the Hospitality Properties REIT had agreed to issue and sell soliciting dealer warrants (“Soliciting Dealer Warrants”) to CNL Securities Corp. The price for each warrant was $0.0008 and one warrant was issued for every 25 shares sold by the managing dealer. The holder of a Soliciting Dealer Warrant is entitled to purchase one share of common stock from the Hospitality Properties REIT at a price of $12.00 during the five year period commencing the date the 1999 Offering began. During the year ended December 31, 2000, the Hospitality Properties REIT issued 960,900 Soliciting Dealer Warrants to CNL Securities Corp.

Note 6:	In September 1999, the Restaurant Properties REIT (included in “Other Programs”) acquired two companies which make and service mortgage loans and securitize portions of loans. Effective with these acquisitions, the Restaurant Properties REIT classifies a portion of its investments in and collections of mortgage loans, proceeds from sale of mortgage loans, proceeds from securitization transactions and purchases of other investments as operating activities in its financial statements. Prior to these acquisitions, these types of transactions were classified as investing activities in its financial statements.

Note 7:	On September 1, 1999, the Restaurant Properties REIT issued 6,150,000 shares of common stock (with an exchange value of $20 per share) to affiliates of the Restaurant Properties REIT to acquire its external advisor and two companies which make and service mortgage loans and securitize portions of such loans. As a result of the acquisition, the Restaurant Properties REIT ceased payment of acquisition fees, administrative, accounting, management and secured equipment lease servicing fees. The Restaurant Properties REIT continues to outsource several functions to affiliates such as investor services, public relations, corporate communications, knowledge and technology management, and tax and legal compliance.

Past performance is not necessarily indicative of future performance.

Note 8:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective September 18, 1998, CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) registered for sale up to $155,000,000 of shares of common stock (the “Initial Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. The offering of shares of the Retirement Properties REIT commenced September 18, 1998, and upon the termination of the Initial Offering on September 18, 2000, the Retirement Properties REIT had received subscription proceeds of $9,718,974 (971,898 shares), including $50,463 (5,046 shares) through the reinvestment plan. Upon termination of the Initial Offering, the Retirement Properties REIT commenced an offering of up to $155,000,000 (the “2000 Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. On May 24, 2002, the Retirement Properties REIT completed its 2000 Offering from which it received subscription proceeds of $155,000,000 (15,500,000 shares), including $418,670 (41,867 shares) through the reinvestment plan. Immediately following the completion of the 2000 Offering, the Retirement Properties REIT commenced an offering of up to $450,000,000 (45,000,000 shares) (the “2002 Offering”), including up to $50,000,000 (5,000,000 shares) available to stockholders participating in the company’s reinvestment plan. Upon completion of the 2002 Offering on April 3, 2003, the company had received $450,000,000. Immediately following the completion of the 2002 Offering, the Retirement Properties REIT commenced an offering of up to $1,750,000,000 (175,000,000 shares) (the “2003 Offering”). As of December 31, 2003, the Retirement Properties REIT had received subscription proceeds of $887,608,388 (88,760,839 shares) from its 2003 Offering, including $9,655,000 (965,500 shares) issued pursuant to the reinvestment plan. The amounts shown represent the combined results of the Initial Offering, the 2000 Offering, the 2002 Offering and the 2003 Offering, including subscription proceeds issued pursuant to the reinvestment plan as of December 31, 2003.

Note 9:	In addition to acquisition fees paid on gross proceeds from the offerings, the advisor of the Retirement Properties REIT is entitled to receive acquisition fees for services related to obtaining permanent financing that is used to acquire properties. The acquisition fees are equal to 4.5% of the loan proceeds from the permanent financing. During the years ended December 31, 2003 and 2002, the Retirement Properties REIT paid the advisor $11,276,577 and $2,051,748, respectively, in acquisition fees relating to permanent financing for properties owned by the Retirement Properties REIT. These acquisition fees were not paid using proceeds from the offerings.

Note 10:	In connection with its Initial Offering, the Retirement Properties REIT had agreed to issue and sell soliciting dealer warrants to CNL Securities Corp. The price for each warrant was $0.0008 and one warrant was issued for every 25 shares sold by the managing dealer. The holder of a soliciting dealer warrant is entitled to purchase one share of common stock from the Retirement Properties REIT at a price of $12.00 during the five year period commencing the date the Initial Offering began. During the year ended December 31, 2000, the Retirement Properties REIT issued 35,776 soliciting dealer warrants to CNL Securities Corp. For the years ended December 31, 2003, 2002 and 2001, no soliciting dealer warrants were issued.

Note 11:	CNL Capital Corp., an affiliate of the Sponsor, is a non-voting Class C member of Century Capital Markets, LLC (“CCM”). CCM made the arrangements for a $23.5 million loan for the Retirement Properties REIT, for which it was paid a $470,400 structuring fee in 2002. During 2003, the Retirement Properties REIT also paid CCM a $150,000 finder’s fee related to the acquisition of two properties.

Past performance is not necessarily indicative of future performance.

TABLE III

Operating Results of Prior Programs

CNL RESTAURANT PROPERTIES, INC.

	1994 (Notes 1, 23 and 26)	1995 (Notes 23 and 26)	1996 (Notes 23 and 26)	1997 (Notes 2, 23 and 26)
Continuing Operations:
Gross revenue (Note 24)	$—	$539,776	$4,363,456	$15,516,102
Equity in earnings of unconsolidated joint venture	—	—	—	—
Gain (loss) on sale of assets (Notes 7, 15, 18, 21 and 23)	—	—	—	—
Provision for losses on assets (Notes 12, 14, 17, 23 and 26)	—	—	—	—
Sale of real estate (Notes 23 and 24)	—	—	—	—
Interest income	—	119,355	1,843,228	3,941,831
Less: Operating expenses (Notes 5, 23 and 26)	—	(186,145)	(908,924)	(2,066,962)
Transaction costs	—	—	—	—
Net decrease in value of mortgage loans held for sale, net of related hedge	—	—	—	—
Interest expense (Notes 23 and 26)	—	—	—	—
Cost of real estate sold (Notes 23 and 24)	—	—	—	—
Depreciation and amortization (Notes 23 and 26)	—	(104,131)	(521,871)	(1,795,062)
Loss on termination of cash flow hedge accounting	—	—	—	—
Advisor acquisition expense (Note 16)	—	—	—	—
Minority interest in (income)/loss of consolidated joint ventures	—	(76)	(29,927)	(31,453)
Discontinued Operations:
Earnings/(loss) from discontinued operations, net (Notes 23 and 26)	—	—	—	—
Gain on disposal of discontinued operations, net (Notes 23 and 26)	—	—	—	—
Income tax benefit	—	—	—	—
Cumulative effect of accounting change	—	—	—	—

Net income (loss)–GAAP basis	—	368,779	4,745,962	15,564,456

Taxable income
- from operations (Note 8)	—	379,935	4,894,262	15,727,311

- from gain (loss) on sale (Notes 7, 15, 18 and 21)	—	—	—	(41,115)

Cash generated from (used in) operations (Notes 4 and 5)	—	498,459	5,482,540	17,076,214
Cash generated from sales (Notes 7, 15, 18 and 21)	—	—	—	6,289,236
Cash generated from refinancing	—	—	—	—

Cash generated from (used in) operations, sales and refinancing	—	498,459	5,482,540	23,365,450
Less: Cash distributions to investors (Note 9)
- from operating cash flow (Note 4)	—	(498,459)	(5,439,404)	(16,854,297)
- from sale of properties	—	—	—	—
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 10)	—	(136,827)	—	—

Cash generated (deficiency) after cash distributions	—	(136,827)	43,136	6,511,153
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	—	38,454,158	100,792,991	222,482,560
Sale of common stock to CNL Fund Advisors, Inc.	200,000	—	—	—
Retirement of shares of common stock (Note 13)	—	—	—	—
Contributions from minority interest of consolidated joint venture	—	200,000	97,419	—
Distributions to minority interest	—	—	(39,121)	(34,020)
Payment of stock issuance costs (Note 20)	(19)	(3,680,704)	(8,486,188)	(19,542,862)
Acquisition of land and buildings on operating leases (Note 4)	—	(18,835,969)	(36,104,148)	(143,542,667)
Investment in direct financing leases (Note 4)	—	(1,364,960)	(13,372,621)	(39,155,974)
Proceeds from sales of equipment direct financing leases	—	—	—	962,274

Past performance is not necessarily indicative of future performance.

1998 (Notes 3, 23 and 26)	1999 (Notes 3, 23 and 26)	2000 (Notes 23 and 26)	2001 (Notes 23 and 26)	2002 (Notes 23 and 26)	2003 (Note 26)

$29,560,219	$57,979,792	$83,618,889	$104,327,440	$92,134,457	$81,797,052
16,018	97,307	97,559	98,561	100,493	107,702
—	(1,851,838)	(721,230)	(1,136,997)	(347,179)	(157,488)
(269,149)	(6,989,195)	(9,365,818)	(41,487,374)	(9,625,354)	(14,250,404)
—	—	—	128,479,972	209,497,908	—
8,984,546	13,335,146	29,794,446	46,676,272	39,899,581	34,393,394
(3,493,160)	(12,830,157)	(28,508,769)	(32,477,683)	(31,763,002)	(26,349,946)
—	(6,798,803)	(10,315,116)	—	—	—
—	(551,011)	(6,854,932)	(5,070,213)	(5,368,261)	(1,852,941)
—	(10,205,197)	(47,612,460)	(69,750,191)	(58,400,715)	(50,575,760)
—	—	—	(118,537,146)	(193,178,891)	—
(3,658,617)	(8,382,082)	(17,565,604)	(17,715,411)	(13,132,656)	(12,521,181)
—	—	—	(8,060,600)	—	(501,500)
—	(76,333,516)	—	—	—	—
(30,156)	(41,678)	1,023,730	(1,250,245)	(2,408,702)	(1,913,277)

1,042,707	2,733,898	9,336,468	(4,871,981)	(3,396,637)	(410,711)
—	—	—	—	11,578,657	28,329,974
—	—	—	—	—	6,345,551
—	—	—	(3,840,902)	—	—

32,152,408	(49,837,334)	2,927,163	(24,451,498)	35,589,693	42,440,465

33,553,390	58,152,473	28,881,542	22,681,442	3,205,385	33,044,614

(149,948)	(789,861)	(2,696,079)	(9,518,197)	(10,831,314)	(6,089,087)

39,116,275	307,261,214	(155,961,649)	48,733,308	111,588,697	108,372,363
2,385,941	5,302,433	12,833,063	12,658,578	67,084,608	25,312,090
—	—	—	—	—	—

41,502,216	312,563,647	(143,128,586)	61,391,886	178,673,305	133,684,453

(39,116,275)	(60,078,825)	—	(48,733,308)	(67,990,684)	(68,244,434)
—	—	—	—	—	—
(265,053)	—	(66,329,582)	(17,733,389)	—	—
(67,821)	—	—	—	—	—

2,053,067	252,484,822	(209,458,168)	(5,074,811)	110,636,412	65,440,019
385,523,966	210,736	—	3,691,600	9,750,000	—
—	—	—	—	—	—
(639,528)	(50,891)	—	—	(4,709)	—
—	740,621	39,922	—	—	—
(34,073)	(66,763)	(146,601)	(234,002)	(1,484,386)	(1,867,258)
(34,579,650)	(737,190)	(1,493,436)	(1,493,436)	(1,493,437)	(1,493,437)
(200,101,667)	(286,411,210)	(160,901,355)	(26,051,869)	(7,211,699)	—
(47,115,435)	(63,663,720)	(15,368,629)	—	—	—
—	2,252,766	1,848,664	—	—	—

Past performance is not necessarily indicative of future performance.

TABLE III - CNL RESTAURANT PROPERTIES, INC. (continued)

	1994 (Notes 1, 23 and 26)	1995 (Notes 23 and 26)	1996 (Notes 23 and 26)	1997 (Notes 2, 23 and 26)
Proceeds from sale of consolidated partnership interest (Note 19)	—	—	—	—
Proceeds from sale of securities	—	—	—	—
Proceeds from borrowing from affiliate (Note 22)	—	—	—	—
Investment in joint venture	—	—	—	—
Increase in restricted cash	—	—	—	—
Purchase of other investments (Note 4)	—	—	—	—
Investment in mortgage, equipment and other notes receivable (Note 4)	—	—	(13,547,264)	(16,923,383)
Collections on mortgage, equipment and other notes receivable (Note 4)	—	—	133,850	250,732
Redemption of (investment in) certificates of deposit	—	—	—	(2,000,000)
Proceeds from the issuance of bonds	—	—	—	—
Payment on bonds	—	—	—	—
Proceeds from borrowing on credit facility, note payable and subordinated note payable	—	—	3,666,896	19,721,804
Payment on credit facility and note payable	—	—	(145,080)	(20,784,577)
Reimbursement of organization, acquisition, and deferred offering and stock issuance costs paid on behalf of CNL Restaurant Properties, Inc. by related parties	(199,036)	(2,500,056)	(939,798)	(2,857,352)
Decrease (increase) in intangibles and other assets	—	(628,142)	(1,103,896)	—
Proceeds from borrowings on mortgage warehouse facilities	—	—	—	—
Payments on mortgage warehouse facilities	—	—	—	—
Payments of loan and bond issuance costs	—	—	—	—
Other	—	—	(54,533)	49,001

Cash generated (deficiency) after cash distributions and special items	945	11,507,500	30,941,643	5,136,689

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 6)
Federal income tax results:
Ordinary income (loss) (Notes 9 and 11)
- from operations (Notes 8 and 25)	—	20	61	67

- from recapture	—	—	—	—

Capital gain (loss) (Notes 7, 15, 18 and 21)	—	—	—	—

Cash distributions to investors:
Source (on GAAP basis):
- from investment income	—	19	59	66
- from capital gain	—	—	—	—
- from investment income from prior period	—	—	—	—
- from return of capital (Note 10)	—	14	8	6

Total distributions on GAAP basis (Note 11):	—	33	67	72

Source (on cash basis):
- from sales	—	—	—	—
- from refinancing	—	—	—	—
- from operations (Note 4)	—	26	67	72
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 10)	—	7	—	—

Total distributions on cash basis (Note 11)	—	33	67	72

Total cash distributions as a percentage of original $1,000 investment (Note 6)	0.00%	5.34%	7.06%	7.45%
Total cumulative cash distributions per $1,000 investment from inception	—	33	100	172
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program) (Notes 7, 15, 18 and 21)	N/A	100%	100%	100%

Past performance is not necessarily indicative of future performance.

1998 (Notes 3, 23 and 26)	1999 (Notes 3, 23 and 26)	2000 (Notes 23 and 26)	2001 (Notes 23 and 26)	2002 (Notes 23 and 26)	2003 (Note 26)
—	—	1,187,238	—	—	—
—	—	7,720,997	982,050	—	—
—	—	—	8,708,400	11,750,000	18,709,603
(974,696)	(187,452)	—	(10,000)	(150,000)	—
—	—	(1,875,838)	(9,055,564)	6,357,321	(7,887,421)
(16,083,055)	—	(2,831,779)	—	—	—
(10,724,398)	(31,004,345)	(11,130,607)	(11,457,682)	(6,606,837)	—
1,555,623	3,894,067	8,334,231	9,325,173	15,481,478	29,075,354
—	2,000,000	—	—	—	—
—	—	280,906,000	177,222,667	—	24,905,561
—	—	(2,422,469)	(10,065,808)	(16,435,554)	(19,402,557)
7,692,040	439,941,245	397,538,000	63,948,887	249,333,516	34,104,800
(8,039)	(61,580,289)	(586,425,008)	(159,064,801)	(90,875,084)	(66,750,919)
(4,574,925)	(1,492,310)	—	—	—	—
(6,281,069)	(1,862,036)	(377,755)	—	—	—
—	27,101,067	301,227,438	325,264,212	189,901,470	124,126,661
—	(352,808,966)	(7,718,739)	(358,859,850)	(474,312,483)	(176,371,771)
—	(5,947,397)	(20,891,532)	(9,633,523)	(22,557)	(2,231,032)
(95,101)	—	—	—	—	19,064

75,613,060	(77,188,245)	(22,239,426)	(2,458,357)	(5,345,049)	20,376,667

63	73	30	15	—	30

—	—	—	—	—	—

—	—	—	—	—	––

60	—	3	—	40	47
—	—	—	—	—	—
—	—	—	—	—	—
14	76	73	76	36	28

74	76	76	76	76	75

—	—	—	—	—	—
—	—	—	—	—	—
73	76	—	55	76	75
1	—	76	21	—	—
—	—	—	—	—	—

74	76	76	76	76	75

7.625%	7.625%	7.625%	7.625%	7.625%	7.625%
246	322	398	474	550	625
100%	100%	100%	100%	100%	100%

Past performance is not necessarily indicative of future performance.

TABLE III - CNL RESTAURANT PROPERTIES, INC. (continued)

Note 1:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective March 29, 1995, CNL Restaurant Properties, Inc. (formerly CNL American Properties Fund, Inc. (the “Restaurant Properties REIT”) registered for sale $165,000,000 of shares of common stock (the “Initial Offering”), including $15,000,000 available only to stockholders participating in the company’s reinvestment plan. The Initial Offering of the Restaurant Properties REIT commenced April 19, 1995, and upon completion of the Initial Offering on February 6, 1997, had received subscription proceeds of $150,591,765 (7,529,588 shares), including $591,765 (29,588 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective January 31, 1997, the Restaurant Properties REIT registered for sale $275,000,000 of shares of common stock (the “1997 Offering”), including $25,000,000 available only to stockholders participating in the company’s reinvestment plan. The 1997 Offering of the Restaurant Properties REIT commenced following the completion of the Initial Offering on February 6, 1997, and upon completion of the 1997 Offering on March 2, 1998, had received subscription proceeds of $251,872,648 (12,593,633 shares), including $1,872,648 (93,632 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective May 12, 1998, the Restaurant Properties REIT registered for sale $345,000,000 of shares of common stock (the “1998 Offering”). The 1998 Offering of the Restaurant Properties REIT commenced following the completion of the 1997 Offering on March 2, 1998. As of January 31, 1999, the Restaurant Properties REIT had received subscriptions totalling approximately $345,000,000 (17,250,000 shares), from the 1998 Offering, including $3,107,848 (155,393 shares) issued pursuant to the company’s reinvestment plan. The 1998 Offering became fully subscribed in December 1998 and proceeds from the last subscriptions were received in January 1999. Activities through June 1, 1995, were devoted to organization of the Restaurant Properties REIT and operations had not begun.

Note 2:	The amounts shown represent the combined results of the Initial Offering and the 1997 Offering.

Note 3:	The amounts shown represent the combined results of the Initial Offering, 1997 Offering and 1998 Offering.

Note 4:	Cash generated from operations from inception through September 1999 included cash received from tenants, less cash paid for expenses, plus interest received. In September 1999, the Restaurant Properties REIT acquired two companies which make and service mortgage loans and securitize portions of loans. Effective with these acquisitions, the Restaurant Properties REIT classifies its investments in and collections of mortgage loans held for sale, proceeds from sale of mortgage loans held for sale, proceeds from securitization transactions, acquisition in and proceeds from real estate held for sale and purchases of other investments held for sale as operating activities in its financial statements. The Restaurant Properties REIT continues to classify investments in mortgage loans, investments in land and buildings, investments in direct financing leases and other investments intended to be held as investments as investing activities in its financial statements.

Note 5:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the financial statements of the Restaurant Properties REIT.

Note 6:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 7:	In May 1997 and July 1997, the Restaurant Properties REIT sold four properties and one property, respectively, to a tenant for $5,254,083 and $1,035,153, respectively, which was equal to the carrying value of the properties at the time of sale. In May and July 1998, the Restaurant Properties REIT sold two and one properties, respectively, to third parties for $1,605,154 and $1,152,262, respectively (and received net sales proceeds of approximately $1,233,700 and $629,435, respectively, after deduction of construction costs incurred but not paid by the Restaurant Properties REIT as of the date of the sale), which approximated the carrying value of the properties at the time of sale. As a result, no gain or loss was recognized for financial reporting purposes.

Note 8:	Taxable income presented is before the dividends paid deduction.

Note 9:	For the years ended December 31, 2003, 2002, 2001, 2000, 1999, 1998, 1997, 1996 and 1995, 39%, 0%, 21%, 40%, 97%, 84.87%, 93.33%, 90.25% and 59.82%, respectively, of the distributions received by stockholders were considered to be ordinary income and 61%, 100%, 79%, 60%, 15%, 15.13%, 6.67%, 9.75% and 40.18%, respectively, were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2003, 2002, 2001, 2000, 1999, 1998, 1997, 1996 and 1995 are required to be or have been treated by the company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

Past performance is not necessarily indicative of future performance.

TABLE III - CNL RESTAURANT PROPERTIES, INC. (continued)

Note 10:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income (loss) includes deductions for depreciation and amortization expense and income from certain non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Restaurant Properties REIT has not treated this amount as a return of capital for any other purpose. During the year ended December 31, 1999, accumulated net loss included a non-cash deduction for the advisor acquisition expense of $76.3 million (see Note 16). During the year ended December 31, 2001, the Restaurant Properties REIT recorded non-cash provisions for loan losses of $28.2 million due to financial difficulties of a borrower.

Note 11:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average dollars outstanding during each period presented.

Note 12:	During the year ended December 31, 1998, the Restaurant Properties REIT recorded provisions for losses on land and buildings in the amount of $269,149 for financial reporting purposes relating to two Shoney’s properties and two Boston Market properties. The tenants of these properties experienced financial difficulties and ceased payment of rents under the terms of their lease agreements. The allowances represent the difference between the carrying value of the properties at December 31, 1998 and the estimated net realizable value for these properties.

Note 13:	In October 1998, the Board of Directors of the Restaurant Properties REIT elected to implement the Restaurant Properties REIT’s redemption plan. Under the redemption plan, the Restaurant Properties REIT elected to redeem shares, subject to certain conditions and limitations. During the year ended December 31, 1998, 69,514 shares were redeemed at $9.20 per share ($639,528) and retired from shares outstanding of common stock. During 1999, as a result of the stockholders approving a one-for-two reverse stock split of common stock, the Restaurant Properties REIT agreed to redeem fractional shares (2,545 shares). During 2002, the Restaurant Properties REIT retired 325 shares of common stock.

Note 14:	During the year ended December 31, 1999, the Restaurant Properties REIT recorded provisions for losses on buildings in the amount of $6,989,195 for financial reporting purposes relating to several properties. The tenants of these properties experienced financial difficulties and ceased payment of rents under the terms of their lease agreements. The allowances represent the difference between the carrying value of the properties at December 31, 1999 and the estimated net realizable value for these properties.

Note 15:	During the year ended December 31, 1999, the Restaurant Properties REIT sold six properties and received aggregate net sales proceeds of $5,302,433, which resulted in a total aggregate loss of $781,192 for financial reporting purposes. The Restaurant Properties REIT reinvested the proceeds from the sale of properties in additional properties. In addition, the Restaurant Properties REIT recorded a loss on securitization of $1,070,646 for financial reporting purposes.

Note 16:	On September 1, 1999, the Restaurant Properties REIT issued 6,150,000 shares of common stock to affiliates of the Restaurant Properties REIT to acquire its external advisor and two companies which make and service mortgage loans and securitize portions of loans. The Restaurant Properties REIT recorded an advisor acquisition expense of $76,333,516 relating to the acquisition of the external advisor, which represented the excess purchase price over the net assets acquired.

Note 17:	During the year ended December 31, 2000, 2001, 2002 and 2003 the Restaurant Properties REIT recorded provision for losses on assets in the amount of $9,365,818, $41,487,374, $9,625,354 and $14,250,400, respectively, for financial reporting purposes relating to several properties and mortgage loans. The tenants of these properties or borrowers under the mortgage loans experienced financial difficulties and/or ceased payment of rents or debt service under the terms of their lease agreements or loan agreements. For the properties, the allowances represent the difference between the carrying value of the properties at December 31, 2000, 2001, 2002 and 2003, respectively, and the estimated net realizable value for these properties. For the mortgage loans, the provision for loss represents the differences between the carrying value of the loan and its net realizable value.

Note 18:	During the year ended December 31, 2000, the Restaurant Properties REIT sold fifteen properties for aggregate net sales proceeds of $12,833,063, which resulted in total aggregate losses of $721,230 for financial reporting purposes (after deduction of construction costs incurred but not paid by the Restaurant Properties REIT as of the date of the sale).

Note 19:	During the year ended December 31, 2000, the Restaurant Properties REIT received $1,187,238 for the sale of consolidated partnership interests.

Past performance is not necessarily indicative of future performance.

TABLE III - CNL RESTAURANT PROPERTIES, INC. (continued)

Note 20:	An affiliate of the Restaurant Properties REIT is entitled to receive, in connection with each common stock offering, a soliciting dealer servicing fee payable annually by the Restaurant Properties REIT beginning on December 31 of the year following the year in which each offering terminated in the amount of 0.20% of the stockholders’ investment in the Restaurant Properties REIT in connection with such offering. An affiliate of the Restaurant Properties REIT in turn, may reallow all or a portion of such fee to broker-dealers whose clients purchased shares in such offering and held shares on such date. During the years ended December 31, 1998, 1999, 2000, 2001, 2002 and 2003 the Restaurant Properties REIT incurred $300,206, $1,493,437, $1,493,436, $1,493,436, $1,493,437 and $1,493,437 of such fees, respectively, which were paid in January 1999, 2000, 2001, 2002, 2003 and 2004, respectively.

Note 21:	During the year ended December 31, 2001, 2002 and 2003, the Restaurant Properties REIT sold several properties held for investment which resulted in total aggregate losses of $1,136,997, $347,179 and $157,488, respectively, for financial reporting purposes. In addition, during the year ended December 31, 2001, the Restaurant Properties REIT began acquiring certain properties with the intent of selling them to third parties.

Note 22:	During the year ended December 31, 2001, an affiliate of the Restaurant Properties REIT advanced $6.0 million to the Restaurant Properties REIT in the form of a demand balloon promissory note. The note is uncollateralized, bears interest at LIBOR plus 2.5 percent with interest payments and outstanding principal due upon demand. During the year ended December 31, 2001, the Restaurant Properties REIT converted the outstanding principal balance plus accrued interest under the advances into shares of Restaurant Properties REIT stock. As of December 31, 2001, the affiliate had advanced an additional $2.7 million to the Restaurant Properties REIT under the same terms of the previous advances. During 2002, the affiliate advanced $7.5 million to the Restaurant Properties REIT and subsequently converted the outstanding balances plus accrued interest under the advances, into shares of Restaurant Properties REIT stock. As of December 31, 2002, the affiliate had advanced an additional $4.25 million to the Restaurant Properties REIT under the same terms as the previous advances. During 2003, the affiliate advanced $18.7 million to the Restaurant Properties REIT under the same terms as previous advances.

Note 23:	Effective January 1, 2002, the Restaurant Properties REIT adopted Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FASB #144”). This statement requires that a long lived asset be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. In addition, the statement also requires that the results of operations of a component of an entity that either has been disposed of or is classified as held for sale be reported as a discontinued operation, for components designated on or after the effective date. As a result of the adoption of FASB #144, the operating results and the related gains/(losses) from the sale of all properties designated for sale effective January 1, 2002 have been classified as discontinued operations. The results of operations for these properties have been restated and reclassified to discontinued operations for each of the years ended December 31, 1998, 1999, 2000 and 2001 to conform to the 2002 presentation. The results of operations for these properties for the years ended December 31, 1994, 1995, 1996 and 1997 have not been restated or reclassified to conform to the 2002 presentation.

Note 24:	Starting in 2001, the Restaurant Properties REIT began designating certain properties as held for sale and began selling these properties to private investors as an alternative to retaining the properties as a long term investment. The accounting for these properties differs from that of similar properties without this designation as the Restaurant Properties REIT does not record depreciation on these properties for financial reporting purposes. All properties designated through December 31, 2001 as held for sale reflect the gross sales proceeds received from the sale as a revenue line item. The related cost of the properties are reflected in a cost of real estate sold expense line item. All properties designated as held for sale subsequent to December 31, 2001 are presented as discontinued operations (see Note 23).

Note 25:	For the year ended December 31, 2002, 100% of the distributions to stockholders were deemed return of capital for federal income tax purposes.

Note 26:	As discussed in Note 23, and in accordance with FASB #144, any properties identified as held for sale or sold through December 31, 2003, have been classified as discontinued operations. The results of operations for these properties have been restated and reclassified to discontinued operations for each of the years ended December 31, 1999, 2000, 2001 and 2002 to conform to the 2003 presentation. The results of operations for these properties for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 have not been restated or reclassified to conform to the 2003 presentation. During the year ended December 31, 2003, the Restaurant Properties REIT adopted the provisions of FIN46 and restated certain amounts in the operating results for the years ended December 31, 2001, 2002 and 2003.

Past performance is not necessarily indicative of future performance.

TABLE III

Operating Results of Prior Programs

CNL HOSPITALITY PROPERTIES, INC.

	1996 (Note 1)	1997 (Note 1)	1998	1999 (Note 2)
Gross revenue	$—	$—	$1,316,599	$4,230,995
Dividend income (Note 10)	—	—	—	2,753,506
Interest and other income	—	46,071	638,862	3,693,004

Less: Operating expenses	—	(22,386)	(257,646)	(802,755)
Interest expense	—	—	(350,322)	(248,094)
Depreciation and amortization	—	(833)	(388,554)	(1,267,868)
Equity in loss of unconsolidated subsidiary after deduction of preferred stock dividends (Note 10)	—	—	—	(778,466)
Minority interest	—	—	—	(64,334)
Benefit from Income Taxes	—	—	—	—
Income from Continuing Operations	—	—	—	—

Net income - GAAP basis	—	22,852	958,939	7,515,988

Taxable income
- from operations (Note 6)	—	46,071	609,304	7,613,284

- from gain (loss) on sale	—	—	—	—

Cash generated from operations (Notes 3 and 4)	—	22,469	2,776,965	12,890,161
Less: Cash distributions to investors (Note 7)
- from operating cash flow	—	(22,469)	(1,168,145)	(10,765,881)
- from sale of properties	—	—	—	—
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 8)	—	(7,307)	—	—

Cash generated (deficiency) after cash distributions	—	(7,307)	1,608,820	2,124,280
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	—	11,325,402	31,693,678	245,938,907
Sale of common stock to CNL Hospitality Corp. (formerly CNL Hospitality Advisors, Inc.)	200,000	—	—	—
Proceeds from mortgage loans and other notes payable	—	—	—	—
Contribution from minority interest	—	—	—	7,150,000
Distributions to holders of minority interest	—	—	—	—
Stock issuance costs	(197,916)	(1,979,371)	(3,948,669)	(26,472,318)
Acquisition of land, buildings and equipment	—	—	(28,752,549)	(85,089,887)
Acquisition of RFS	—	—	—	—
Investment in unconsolidated subsidiary	—	—	—	(39,879,638)
Deposit on property and other investments	—	—	—	—
Acquisition of additional interest CNL Hotel Investors, Inc.	—	—	—	—
Redemption of (investment in) certificate of deposit	—	—	(5,000,000)	—
Increase in restricted cash	—	—	(82,407)	(193,223)
Proceeds of borrowing on line of credit	—	—	9,600,000	—
Payment on mortgage loans and line of credit	—	—	—	(9,600,000)
Payment of other notes	—	—	—	—
Payment of loan costs	—	—	(91,262)	(47,334)
Decrease (increase) in intangibles and other assets	—	(463,470)	(676,026)	(5,068,727)
Retirement of shares of common stock	—	—	—	(118,542)
Due from related parties - offering expenses	—	—	—	—
Other	—	(7,500)	7,500	—

Cash generated (deficiency) after cash distributions and special items	2,084	8,867,754	4,359,085	88,743,518

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (loss) (Note 9)
- from operations (Note 6)	—	7	25	48

- from recapture	—	—	—	—

Capital gain (loss) (Note 7)	—	—	—	—

Past performance is not necessarily indicative of future performance.

2000 (Note 2)	2001 (Note 2)	2002 (Note 2)	2003 (Note 2)
$26,681,838	$79,728,000	217,742,000	$550,174,000
2,780,063	—	—	—
6,637,318	9,289,000	7,784,000	6,966,000

(3,311,988)	(22,514,000)	(130,886,000)	(392,582,000)
(2,383,449)	(15,635,000)	(23,125,000)	(58,040,000)
(7,830,456)	(22,281,000)	(37,810,000)	(79,876,000)
(386,627)	(7,968,000)	(17,256,000)	(23,970,000)
(1,516,237)	(1,291,000)	(639,000)	778,000
—	—	—	1,321,000
—	—	—	1,222,000

20,670,462	19,328,000	15,810,000	5,993,000

14,507,032	16,938,386	24,804,256	24,674,829

—	—	—	—

43,650,561	58,408,000	76,660,000	112,887,000
(28,082,275)	(48,410,000)	(74,217,000)	(112,887,000)
—	—	—	—
—	—	—	—
—	—	—	(17,074,000)

15,568,286	9,998,000	2,443,000	(17,074,000)

203,684,044	286,069,000	489,111,000	1,169,496,000
—	—	—	—
102,081,950	137,990,000	118,720,000	866,912,000
—	—	—	—
(10,217,828)	(2,896,000)	(530,000)	(380,000)
(24,808,156)	(34,723,000)	(51,640,000)	(113,211,000)
(310,711,912)	(351,621,000)	(446,520,000)	(1,224,313,000)
—	—	—	(450,350,000)
(10,174,209)	(30,804,000)	(53,099,000)	(727,000)
—	—	(10,300,000)	(24,985,000)
(17,872,573)	—	—	—
5,000,000	—	—	—
(2,988,082)	(6,106,000)	(12,425,000)	(29,241,000)
—	7,500,000	16,579,000	(6,000)
—	(1,184,000)	(1,931,000)	(4,730,000)
—	—	(26,607,000)	(2,533,000)
(1,342,713)	(4,932,000)	(2,395,000)	(9,751,000)
2,510,090	(11,611,000)	(29,643,000)	(81,996,000)
(2,503,484)	(2,313,000)	(2,391,000)	(6,591,000)
—	(1,411,000)	—	—
—	—	—	—

(51,774,587)	(6,044,000)	(10,628,000)	70,520,000

38	26	25	14

—	—	—	—

—	—	—	—

Past performance is not necessarily indicative of future performance.

TABLE III - CNL HOSPITALITY PROPERTIES, INC. (continued)

	1996 (Note 1)	1997 (Note 1)	1998	1999 (Note 2)
Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	3	40	47
- from capital gain	—	—	—	—
- from investment income from prior period	—	—	—	—
- from return of capital (Note 8)	—	1	9	21

Total distributions on GAAP basis (Note 9)	—	4	49	68

Source (on cash basis)
- from sales	—	—	—	—
- from refinancing	—	—	—	—
- from operations	—	3	49	68
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 8)	—	1	—	—

Total distributions on cash basis (Note 9)	—	4	49	68

Total cash distributions as a percentage of original $1,000 investment (Notes 5 and 11)	N/A	3.00%	4.67%	7.19%
Total cumulative cash distributions per $1,000 investment from inception	N/A	4	53	121
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	N/A	N/A	100%	100%

Note 1:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective July 9, 1997, CNL Hospitality Properties, Inc. (the “Hospitality Properties REIT”) registered for sale $165,000,000 of shares of common stock (the “CHP Initial Offering”), including $15,000,000 available only to stockholders participating in the company’s reinvestment plan. The CHP Initial Offering commenced September 11, 1997, and upon completion of the CHP Initial Offering on June 17, 1999 had received $150,072,637 (15,007,264 shares), including $72,637 (7,264 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective June 4, 1999, the Hospitality Properties REIT registered for sale up to $275,000,000 of shares of common stock (the “1999 Offering”). The 1999 Offering of the Hospitality Properties REIT commenced following the completion of the CHP Initial Offering on June 17, 1999, and upon completion of the 1999 Offering on September 14, 2000, the company had received $274,998,988, including $965,194 (96,520 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective May 23, 2000, the Hospitality Properties REIT registered for sale up to $450,000,000 of shares of common stock (the “2000 Offering”). The 2000 Offering of the Hospitality Properties REIT commenced following the completion of the 1999 Offering on September 14, 2000 and upon completion of the 2000 Offering on September 14, 2000, the company had received $450,000,000, including $3,375,474 (337,547 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective April 1, 2002, the Hospitality Properties REIT registered for sale up to $450,000,000 of shares of common stock (the “2002 Offering”). As of December 31, 2002, the Hospitality Properties REIT had received subscription proceeds of $392,749,677 (39,274,968 shares) from its 2002 Offering, including $3,225,431 (322,543 shares) issued pursuant to the reinvestment plan. The amounts shown represent the combined results of the CHP Initial Offering, the 1999 Offering, the 2000 Offering, the 2002 Offering and the 2003 Offering, including subscription proceeds issued pursuant to the reinvestment plan as of December 31, 2003.

Note 2:	The amounts shown represent the combined results of the Initial Offering, the 1999 Offering, the 2000 Offering, 2002 Offering and the 2003 Offering, as applicable. For the years ended December 31, 2001, 2002 and 2003 the amounts were restated in connection with the adoption of FIN 46R and have been rounded to thousands.

Note 3:	Cash generated from operations includes cash received from tenants and dividend, interest and other income, less cash paid for operating expenses.

Note 4:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Hospitality Properties REIT.

Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Past performance is not necessarily indicative of future performance.

2000 (Note 2)	2001 (Note 2)	2002 (Note 2)	2003 (Note 2)

53	30	16	3
—	—	—	—
—	—	—	—
20	45	60	72

73	75	76	75

—	—	—	—
—	—	—	—
73	75	76	65
—	—	—	—
—	—	—	10

73	75	76	75

7.38%	7.688%	7.75%	7.75%
194	269	345	420
100%	100%	100%	100%

Note 6:	Taxable income presented is before the dividends paid deduction.

Note 7:	For the years ended December 31, 2003, 2002, 2001, 2000, 1999, 1998 and 1997, approximately 39%, 51%, 52%, 63%, 75%, 76% and 100%, respectively, of the distributions received by stockholders were considered to be ordinary income and approximately 61%, 49%, 48%, 37%, 25%, 24% and 0%, respectively, were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2003, 2002, 2001, 2000, 1999, 1998 and 1997 are required to be or have been treated by the company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

Note 8:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

Note 9:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented.

Note 10:	In February 1999, the company executed a series of agreements with Five Arrows Realty Securities II, L.L.C. to jointly own a real estate investment trust, CNL Hotel Investors, Inc., for the purpose of acquiring seven hotels. During the years ended December 31, 2000 and 1999, the company recorded $2,780,063 and $2,753,506, respectively, in dividend income and $386,627 and $778,466, respectively, in an equity in loss after deduction of preferred stock dividends, resulting in net earnings of $2,393,436 and $1,975,040, respectively, attributable to this investment. In October 2000, the company purchased an additional interest in CNL Hotel Investors, Inc., which resulted in a majority ownership interest and the consolidation of CNL Hotel Investors, Inc. As such, no dividend income was recognized for the years ended after December 31, 2001.

Note 11:	Certain data for columns representing less than 12 months have been annualized.

Past performance is not necessarily indicative of future performance.

TABLE III

Operating Results of Prior Programs

CNL RETIREMENT PROPERTIES, INC.

	1997 (Note 1)	1998 (Note 1)	1999 (Note 1)	2000 (Note 2)
Gross revenue	$—	$—	$—	$981,672
Interest and other income	—	—	86,231	103,058
Equity in earnings of unconsolidated subsidiary	—	—	—	—
Less: Operating expenses	—	—	(79,621)	(181,596)
Interest expense	—	—	—	(367,374)
Depreciation and amortization	—	—	—	(310,982)
Organizational costs	—	—	(35,000)	—
Minority interest in earnings of consolidated joint ventures	—	—	—	—

Net income (loss) - GAAP basis	—	—	(28,390)	224,778

Taxable income
- from operations (Note 7)	—	—	86,231	93,269

- from gain (loss) on sale	—	—	—	—

Cash generated from operations (Notes 4 and 5)	—		12,851	1,096,019
Less: Cash distributions to investors (Note 8)
- from operating cash flow	—	—	(12,851)	(502,078)
- from sale of properties	—	—	—	—
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 9)	—	—	(37,553)	—

Cash generated (deficiency) after cash distributions	—	—	(37,553)	593,941
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	—	—	5,200,283	6,491,310
Sale of common stock to CNL Retirement Corp.	200,000	—	—	—
Stock issuance costs	—	(199,908)	(418,600)	(931,461)
Acquisition of land, building and equipment on operating leases	—	—	—	(13,848,900)
Investment in direct financing leases	—	—	—	—
Investment in lease intangibles	—	—	—	—
Investment in notes receivable	—	—	—	—
Collection of notes receivable	—	—	—	—
Investment in unconsolidated subsidiary	—	—	—	—
Distributions received from unconsolidated subsidiary	—	—	—	—
Distributions to minority interest	—	—	—	—
Payment of acquisition costs	—	—	—	(562,491)
Increase in restricted cash	—	—	—	(17,312)
Proceeds from borrowings on line of credit	—	—	—	8,100,000
Payment on line of credit	—	—	—	(4,305,000)
Proceeds from borrowings on mortgages payable	—	—	—	—
Principal payments on mortgages payable	—	—	—	—
Proceeds from construction financing	—	—	—	—
Proceeds from issuance of life care bonds	—	—	—	—
Retirement of life care bonds	—	—	—	—
Payment of loan costs	—	—	—	(55,917)
Retirement of shares of common stock	—	—	—	(30,508)

Cash generated (deficiency) after cash distributions and special items	200,000	(199,908)	4,744,130	(4,566,338)

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 6)
Federal income tax results:
Ordinary income (Note 10)
- from operations (Note 7)	—	—	12	32

- from recapture	—	—	—	—

Capital gain (Note 8)	—	—	—	—

Past performance is not necessarily indicative of future performance.

2001 (Note 2)	2002 (Note 3)	2003
$1,764,217	$16,938,823	$93,968,000
135,402	1,913,205	1,626,000
—	5,404	11,000
(343,472)	(2,182,674)	(9,990,000)
(105,056)	(1,408,611)	(9,588,000)
(535,126)	(3,461,279)	(17,567,000)
—	—	—
—	(433,012)	—

915,965	11,371,856	58,460,000

600,447	7,792,023	(Note 12)

—	—	—

2,173,379	16,784,763	60,658,000

(1,507,322)	(14,379,477)	(59,784,000)
—	—	—
—	—	—
—	—	—

666,057	2,405,286	874,000

59,519,751	371,134,716	1,059,981,000
—	—	—
(6,903,096)	(40,231,933)	(99,309,000)
(20,269,138)	(193,176,327)	(661,946,000)
—	(128,065,000)	(263,330,000)
—	(8,408,000)	(23,220,000)
—	(2,000,000)	—
—	—	2,000,000
—	(350,364)	—
—	190,922	149,000
—	(508,885)	—
(2,644,534)	(16,131,759)	(53,126,000)
(17,797)	(1,649,575)	(13,127,000)
—	—	71,370,000
(3,795,000)	—	(51,370,000)
—	32,620,000	170,800,000
—	(267,720)	(13,832,000)
—	—	7,402,000
—	—	8,203,000
—	—	(6,589,000)
—	(1,308,758)	(7,523,000)
(13,020)	(173,839)	(1,117,000)

26,543,223	14,078,764	126,290,000

41	42	(Note 12)

—	?	?

—	?	?

Past performance is not necessarily indicative of future performance.

TABLE III - CNL RETIREMENT PROPERTIES, INC. (continued)

	1997 (Note 1)	1998 (Note 1)	1999 (Note 1)	2000 (Note 2)
Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—	27
- from capital gain	—	—	—	—
- from investment income from prior period	—	—	—	—
- from return of capital (Note 9)	—	—	12	32

Total distributions on GAAP basis (Note 10)	—	—	12	59

Source (on cash basis)
- from sales	—	—	—	—
- from refinancing	—	—	—	—
- from operations (Note 4)	—	—	3	59
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 9)	—	—	9	—

Total distributions on cash basis (Note10)	—	—	12	59

Total cash distributions as a percentage of original $1,000 investment (Note 6)	N/A	N/A	3.0%	5.79%
Total cumulative cash distributions per $1,000 investment from inception	N/A	N/A	12	71
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	N/A	N/A	N/A	100%

Note 1:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective September 18, 1998, CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) registered for sale up to $155,000,000 of shares of common stock (the “Initial Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. The offering of shares of the Retirement Properties REIT commenced September 18, 1998, and upon the termination of the Initial Offering on September 18, 2000, the Retirement Properties REIT had received subscription proceeds of $9,718,974 (971,898 shares) from the Initial Offering, including $50,463 (5,046 shares) through the reinvestment plan. Upon termination of the Initial Offering, the Retirement Properties REIT commenced an offering of up to $155,000,000 (the “2000 Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. On May 24, 2002, the Retirement Properties REIT completed its 2000 Offering from which it received subscription proceeds of $155,000,000 (15,500,000 shares), including $418,670 (41,867 shares) through the reinvestment plan. Immediately following the completion of the 2000 Offering, the Retirement Properties REIT commenced an offering of up to $450,000,000 (45,000,000 shares) (the “2002 Offering”), including up to $50,000,000 (5,000,000 shares) available to stockholders participating in the company’s reinvestment plan. On April 3, 2003, the Retirement Properties REIT completed its 2002 Offering from which it received subscription proceeds of $450,000,000 (45,000,000 shares), including $1,288,817 (128,882 shares) through the reinvestment plan. Immediately following the completion of the 2002 Offering, the Retirement Properties REIT commenced an offering of up to $1,750,000 (175,000,000 shares) (the “2003 Offering”), including $250,000,000 (25,000,000 shares) available to stockholders participating in the company’s reinvestment plan. Activities through July 13, 1999, were devoted to organization of the Retirement Properties REIT and operations had not begun. Amounts shown represent the results of the Initial Offering, including subscription proceeds issued pursuant to the reinvestment plan, from July 14, 1999 through December 31, 1999.

Note 2:	The amounts shown represent the combined results of the Initial Offering and the 2000 Offering.

Note 3:	The amounts shown represent the combined results of the Initial Offering, the 2000 Offering and the 2002 Offering.

Note 4:	Cash generated from operations includes cash received from tenants, interest and other income, less cash paid for operating expenses.

Note 5:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Retirement Properties REIT.

Note 6:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 7:	Taxable income presented is before the dividends paid deduction.

Past performance is not necessarily indicative of future performance.

2001 (Note 2)	2002 (Note 3)	2003

38	52	66
—	—	—
—	—	—
25	13	1

63	65	67

—	—	—
—	—	—
63	65	67
—	—	—
—	—	—

63	65	67

7.0%	7.0%	7.1%
134	199	266
100%	100%	100%

Note 8:	For the years ended December 31, 2003, 2002, 2001, 2000 and 1999, approximately 71%, 65%, 65%, 54% and 100%, respectively, of the distributions received by stockholders were considered to be ordinary income for federal income tax purposes. For the years ended December 31, 2003, 2002, 2001, 2000 and 1999, approximately 29%, 35%, 35%, 46% and 0%, respectively, of distributions received by stockholders were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, are required to be or have been treated by the company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

Note 9:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

Note 10:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented. The taxability of distributions of a REIT is based on the annual earnings and profits split of the REIT. Therefore, federal income tax results per $1,000 invested presented above has been calculated using the annual earnings and profits split as described in Note 8.

Note 11:	Certain data for columns representing less than 12 months have been annualized.

Note 12:	This information is not yet available.

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Income Fund, Ltd.:
Wendy’s - Mesquite, TX (2)	09/29/86	02/20/02	1,064,259	—	—	—	1,064,259	—	848,000	848,000	1,351,586
Burger King - Orlando, FL (30)	11/12/86	06/18/02	613,553	—	—	—	613,553	—	487,500	487,500	911,938
Jade Hunan -Angleton, TX (2)	09/11/86	01/17/03	297,888	—	—	—	297,888	—	575,000	575,000	568,404
CNL Income Fund II, Ltd.:
KFC - Bay City, TX (2)	12/18/87	09/10/01	548,874	—	—	—	548,874	—	446,827	446,827	767,761
Burger King - San Antonio, TX (2)	05/15/87	06/26/02	747,510	—	—	—	747,510	—	703,500	703,500	1,251,201
Denny’s - Casper, WY (2) (38)	09/15/87	08/09/02	346,252	—	—	—	346,252	—	566,700	566,700	872,849
Denny’s - Rock Springs, WY (2)	09/18/87	08/09/02	204,659	—	—	—	204,659	—	667,900	667,900	928,587
Golden Corral - Tomball, TX	05/13/87	10/10/02	458,175	—	—	—	458,175	—	807,583	807,583	1,434,457
Golden Corral - Pineville, LA	06/18/97	12/18/02	262,425	—	—	—	262,425	—	645,400	645,400	1,115,813
Darryl’s - Greensboro, NC (11)	06/11/97	09/26/03	300,118	—	—	—	300,118	—	501,778	501,778	233,002
IHOP - Peoria, AZ (20)	11/18/99	08/27/01	836,160	—	—	—	836,160	—	764,975	764,975	125,468
CNL Income Fund III, Ltd.:
Golden Corral - Washington, IL (2) (3)	11/20/87	11/29/01	586,132	—	—	—	586,132	—	690,500	690,500	1,083,951
Golden Corral - Schereville, IN (2) (23)	11/19/87	09/11/01	810,550	—	—	—	810,550	—	694,100	694,100	1,053,524
Po’ Folks - Titusville, FL (28)	10/30/87	01/09/02	121,558	—	—	—	121,558	—	714,117	714,117	166,684
Burger King - Montgomery, AL (2) (36)	01/28/99	05/17/02	78,294	—	320,000	—	398,294	—	941,358	941,358	261,836
Golden Corral - Altus, OK (2)	10/14/87	09/27/02	307,785	—	—	—	307,785	—	557,900	557,900	920,131
Red Oak Steakhouse - Canton Township, MI (2) (37)	08/18/88	09/30/02	106,315	—	640,000	—	746,315	—	924,921	924,921	1,309,270
Darryl’s - Fayetteville, NC (2)	06/11/97	02/10/03	383,338	—	—	—	383,338	—	1,276,324	1,276,324	602,726

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Income Fund IV, Ltd.:
Taqueria Jalisco - Corpus Christi, TX (2)	04/01/91	06/19/01	390,000	—	—	—	390,000	—	622,310	622,310	331,788
Bellissimos Family Restaurant - Palm Bay, FL	01/10/89	08/17/01	289,894	—	—	—	289,894	—	1,070,822	1,070,822	1,250,729
Po’ Folks - Titusville, FL (28)	10/30/87	01/09/02	44,052	—	—	—	44,052	—	258,795	258,795	60,406
Arby’s - Portland, IN (2)	11/15/88	02/28/03	776,081	—	—	—	776,081	—	806,121	806,121	912,778
The Vitamin Shoppe - Richmond, VA (2)	12/31/96	03/27/03	922,652	—	—	—	922,652	—	1,035,417	1,035,417	541,155
Dunkin Donuts/Holsum Bread - Maywood, IL (2)	09/28/88	07/30/03	345,977	—	—	—	345,977	—	681,525	681,525	520,525
CNL Income Fund V, Ltd.:
Denny’s - Daleville, IN (2)	02/06/89	03/02/01	300,386	—	—	—	300,386	—	547,600	547,600	589,375
Denny’s - Huron, OH (2) (6)	05/19/89	01/15/02	260,956	—	—	—	260,956	—	448,100	448,100	764,529
Market Street Buffet and Bakery West Lebanon, NH (2)	07/10/89	01/17/02	654,530	—	—	—	654,530	—	1,159,990	1,159,990	(29,353)
Taco Bell - Bountiful, UT (2)	08/17/89	01/28/02	1,039,998	—	—	—	1,039,998	—	614,249	614,249	1,053,833
Burger King - Lawrenceville, GA (2)	06/27/89	06/20/02	847,000	—	—	—	847,000	—	797,778	797,778	1,290,366
CNL Income Fund VI, Ltd.:
Captain D’s - Chester, PA (4)	02/09/90	05/22/01	83,000	—	—	—	83,000	—	550,000	550,000	786,617
IHOP - Dublin, CA (14)	11/12/99	06/28/01	1,274,672	—	—	—	1,274,672	—	1,166,160	1,166,160	175,195
IHOP - Round Rock, TX (21)	10/27/99	10/05/01	1,163,216	—	—	—	1,163,216	—	1,076,103	1,076,103	192,394
Denny’s - Cheyenne, WY	12/19/89	12/21/01	290,800	—	—	—	290,800	—	765,500	765,500	1,058,493
KFC - Caro, MI (35)	04/02/90	11/15/02	396,840	—	—	—	396,840	—	348,855	348,855	651,265
Denny’s - Broken Arrow, OK	08/31/98	06/24/03	472,425	—	—	—	472,425	—	729,440	729,440	472,549
Darryl’s - Greensboro, NC (11)	06/11/97	09/26/03	168,817	—	—	—	168,817	—	282,250	282,250	131,063

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Income Fund VII, Ltd.:
Church’s - Daytona Beach, FL (22)	01/16/91	11/27/01	213,482	—	103,581	—	317,063	—	318,188	318,188	396,488
Church’s Gainesville, FL	01/16/91	11/29/01	182,750	—	—	—	182,750	—	183,872	183,872	239,254
Johnnies - Saddlebrook, FL	04/04/90	12/21/01	698,050	—	—	—	698,050	—	1,100,000	1,100,000	1,324,170
Burger King - Columbus, OH (31)	09/27/91	06/03/02	218,833	—	—	—	218,833	—	167,259	167,259	190,438
Burger King - Pontiac, MI (31)	09/27/91	06/27/02	130,073	—	—	—	130,073	—	211,050	211,050	238,235
Jack in the Box - Mansfield, TX (34)	03/20/97	08/23/02	799,084	—	—	—	799,084	—	617,155	617,155	351,952
CNL Income Fund VIII, Ltd.:
Golden Corral - Middleburg Heights, OH (12)	05/31/96	03/21/01	236,740	—	—	—	236,740	—	236,740	236,740	127,155
Quincy’s - Statesville, NC	10/10/91	05/25/01	877,000	—	—	—	877,000	—	893,422	893,422	997,232
Burger King - Baseball City, FL	06/18/91	05/02/02	1,184,559	—	—	—	1,184,559	—	873,857	873,857	1,096,005
Burger King - Columbus, OH (31)	09/27/91	06/03/02	447,392	—	—	—	447,392	—	341,952	341,952	389,340
Burger King - Pontiac, MI (31)	09/27/91	06/27/02	265,926	—	—	—	265,926	—	431,480	431,480	487,058
Bakers Square - Libertyville, IL (33)	08/31/00	09/05/02	1,076,041	—	—	—	1,076,041	—	960,000	960,000	187,961
CNL Income Fund IX, Ltd.:
IHOP - Dublin, CA (14)	11/12/99	06/28/01	424,891	—	—	—	424,891	—	388,720	388,720	58,398
Shoney’s - Bedford, IN	07/09/91	07/31/01	900,110	—	—	—	900,110	—	754,028	754,028	991,085
Shell’s Seafood Restaurant - Copley Township, OH	12/17/91	11/28/01	1,086,143	—	—	—	1,086,143	—	870,713	870,713	692,662
Hardee’s - Greenville, SC	10/21/91	05/03/02	976,798	—	—	—	976,798	—	760,405	760,405	957,261
Burger King - Greensboro, NC (29)	03/30/92	05/16/02	571,744	—	—	—	571,744	—	460,989	460,989	479,360
Burger King - Columbus, OH (31)	09/27/91	06/03/02	549,515	—	—	—	549,515	—	420,008	420,008	478,210

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Income Fund IX, Ltd. (Continued):
Burger King - Ashland, NH (32)	06/29/92	06/03/02	402,545	—	—	—	402,545	—	325,018	325,018	322,154
Burger King - Pontiac, MI (31)	09/27/91	06/27/02	326,626	—	—	—	326,626	—	529,969	529,969	598,234
Shoney’s - Huntsville, AL	10/04/91	08/20/02	951,528	—	—	—	951,528	—	763,901	763,901	1,050,434
Bakers Square - Libertyville, IL (33)	08/31/00	09/05/02	554,324	—	—	—	554,324	—	494,545	494,545	96,829
Hardee’s -Farragut, TN	10/09/91	12/18/02	886,300	—	—	—	886,300	—	707,025	707,025	940,825
Denny’s - Grand Prairie, TX	08/20/91	02/28/03	286,543	—	—	—	286,543	—	495,874	495,874	423,298
CNL Income Fund X, Ltd.:
IHOP - Peoria, AZ (20)	11/18/99	08/27/01	905,840	—	—	—	905,840	—	828,723	828,723	135,923
Jack in the Box - San Marcos, TX	03/03/99	04/23/02	1,161,055	—	—	—	1,161,055	—	1,020,829	1,020,829	288,292
Burger King - Greensboro, NC (29)	03/30/92	05/16/02	571,744	—	—	—	571,744	—	460,989	460,989	479,360
Burger King - Ashland, NH (32)	06/29/92	06/03/02	154,802	—	—	—	154,802	—	124,989	124,989	123,887
Perkins - Ft. Pierce, FL	02/04/92	12/20/02	329,175	—	—	—	329,175	—	1,002,337	1,002,337	623,996
Burger King - Ocean Shores, WA (16)	01/28/99	09/18/03	543,986	—	—	—	543,986	—	803,568	803,568	149,991
CNL Income Fund XI, Ltd.:
IHOP - Round Rock, TX (21)	10/27/99	10/05/01	347,454	—	—	—	347,454	—	321,434	321,434	57,468
Quincy’s - Sebring, FL	09/29/92	11/21/01	1,029,000	—	—	—	1,029,000	—	1,054,550	1,054,550	1,111,338
Burger King - Columbus, OH	09/01/92	06/03/02	901,125	—	—	—	901,125	—	714,413	714,413	798,711
Burger King - Ashland, NH (32)	06/29/92	06/03/02	915,559	—	—	—	915,559	—	739,228	739,228	732,715
Burger King - East Detroit, MI	06/29/92	06/20/02	833,247	—	—	—	833,247	—	761,501	761,501	779,593
Denny’s - Abilene, TX	11/17/92	03/04/03	931,858	—	—	—	931,858	—	763,284	763,284	1,004,895

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Income Fund XII, Ltd.:
Golden Corral - Middleburg Heights, OH (12)	05/31/96	03/21/01	1,663,260	—	—	—	1,663,260	—	1,663,260	1,663,260	893,350
Jack in the Box - Rialto, CA	01/15/93	09/28/01	1,382,365	—	—	—	1,382,365	—	1,033,072	1,033,072	936,833
Johnnies - Winter Haven, FL	08/09/93	10/02/01	1,090,297	—	—	—	1,090,297	—	1,172,608	1,172,608	1,117,762
Jack in the Box - Arlington, TX	01/15/93	04/23/02	1,248,205	—	—	—	1,248,205	—	966,466	966,466	937,794
Burger King - Valdosta, GA	08/24/93	08/30/02	623,661	—	—	—	623,661	—	510,432	510,432	648,558
The Knight Club - Tempe, AZ	04/05/93	12/19/03	673,300	—	—	—	673,300	—	710,000	710,000	603,945
CNL Income Fund XIII, Ltd.:
Quincy’s - Mount Airy, NC	07/30/93	04/09/01	947,000	—	—	—	947,000	—	968,134	968,134	755,601
Burger King - Dayton, OH	07/30/93	06/03/02	1,049,863	—	—	—	1,049,863	—	905,717	905,717	1,032,534
Lion’s Choice - Overland Park, KS (5)	12/16/93	08/12/02	1,242,050	—	—	—	1,242,050	—	1,029,449	1,029,449	964,561
CNL Income Fund XIV, Ltd.:
Golden Corral - Paris, TX (13)	07/26/96	05/25/01	400,000	—	—	—	400,000	—	501,276	501,276	255,146
Razzleberries - Las Vegas, NV	07/08/94	02/01/02	1,143,753	—	—	—	1,143,753	—	1,006,514	1,006,514	631,310
Long John Silver’s - Laurens, SC	03/25/94	08/05/02	155,249	—	—	—	155,249	—	448,796	448,796	257,444
Golden Corral - Greeley, CO	12/13/94	09/25/02	1,306,595	—	—	—	1,306,595	—	1,184,810	1,184,810	1,015,365
Checker’s - Merriam, KS	03/31/94	11/07/02	323,175	—	—	—	323,175	—	284,609	284,609	269,328
CNL Income Fund XV, Ltd.:
Quincy’s - Greer, SC (15)	06/13/94	04/06/01	233,000	—	467,000	—	700,000	—	946,933	946,933	649,756
Jack in the Box - Woodland Hills, CA	07/29/94	04/19/01	1,253,728	—	—	—	1,253,728	—	939,806	939,806	648,254
Golden Corral - Paris, TX (13)	07/26/96	05/25/01	400,000	—	—	—	400,000	—	501,276	501,276	255,146

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Income Fund XV, Ltd. (Continued):
Jack in the Box - Altadena, CA	07/29/94	10/04/01	937,250	—	—	—	937,250	—	709,812	709,812	528,007
Jack in the Box - Redlands, CA	07/29/94	02/15/02	1,300,882	—	—	—	1,300,882	—	973,020	973,020	758,150
Long John Silver’s - Medina, OH	10/05/94	09/30/02	395,205	—	—	—	395,205	—	812,056	812,056	285,620
Checker’s - Stratford, NJ	05/27/94	12/27/02	350,802	—	—	—	350,802	—	287,391	287,391	271,787
Denny’s - Bartlesville, OK	08/31/95	06/24/03	558,990	—	—	—	558,990	—	935,365	935,365	610,214

CNL Income Fund XVI, Ltd.:
Denny’s - Marana, AZ	02/13/95	03/30/01	1,145,045	—	—	—	1,145,045	—	719,234	719,234	587,377
Boston Market - St. Cloud, MN	09/15/95	11/28/01	647,365	—	—	—	647,365	—	1,075,093	1,075,093	502,978
Big Boy - Las Vegas, NV	05/31/95	12/11/01	1,059,264	—	—	—	1,059,264	—	1,160,553	1,160,553	476,249
Denny’s - Mesquite, TX	08/31/95	03/28/02	448,675	—	—	—	448,675	—	987,353	987,353	480,530
Jack in the Box - Rancho Cordova, CA	10/31/94	06/04/02	1,325,054	—	—	—	1,325,054	—	900,290	900,290	705,521
Denny’s - Bucyrus, OH (26)	06/08/95	08/07/02	144,915	—	—	—	144,915	—	540,000	540,000	385,051
Denny’s - Salina, KS	12/12/95	02/04/03	154,492	—	—	—	154,492	—	897,358	897,358	329,827
Golden Corral - Independence, MO	12/31/94	11/21/03	1,947,899	—	—	—	1,947,899	—	1,793,974	1,793,974	1,712,444

CNL Income Fund XVII, Ltd.:
Boston Market - Houston, TX	06/19/96	01/19/01	782,648	—	—	—	782,648	—	812,696	812,696	323,963
Mr. Fable’s - Kentwood, MI	09/05/95	06/21/01	681,300	—	—	—	681,300	—	855,609	855,609	272,268
Boston Market - Inglewood, CA	07/24/96	09/06/01	298,300	—	—	—	298,300	—	857,488	857,488	196,478
Jack in the Box - El Dorado, CA	09/26/96	09/25/01	1,510,463	—	—	—	1,510,463	—	1,097,220	1,097,220	581,924
Denny’s - Mesquite, NV	04/25/96	03/29/02	771,800	—	—	—	771,800	—	1,186,460	1,186,460	494,461

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Income Fund XVII, Ltd. (Continued):
Wendy’s - Knoxville, TN	07/30/96	05/31/02	1,045,425	—	—	—	1,045,425	—	783,748	783,748	484,686
Bakers Square - Wilmette, IL	01/31/00	06/27/02	1,682,371	—	—	—	1,682,371	—	1,627,273	1,627,273	380,572
Jack in the Box - Mansfield, TX (34)	03/20/97	08/23/02	212,415	—	—	—	212,415	—	164,054	164,054	93,557
Burger King - Ocean Shores, WA (16)	01/28/99	09/18/03	243,714	—	—	—	243,714	—	360,012	360,012	67,199

CNL Income Fund XVIII, Ltd.:
Boston Market - Timonium, MD	07/13/97	06/29/01	848,550	—	—	—	848,550	—	1,140,100	1,140,100	302,665
Jack in the Box - Henderson, NV	06/30/97	07/12/01	1,278,046	—	—	—	1,278,046	—	1,067,175	1,067,175	494,105
IHOP - Santa Rosa, CA	05/21/97	12/28/01	1,664,829	—	—	—	1,664,829	—	1,286,364	1,286,364	598,179
On the Border - San Antonio, TX	09/02/97	05/08/02	470,304	—	—	—	470,304	—	1,225,163	1,225,163	190,705
Boston Market - San Antonio, TX	08/18/97	05/29/02	481,325	—	—	—	481,325	—	857,595	857,595	9,631
Boston Market - Raleigh, NC (27)	01/23/97	08/07/02	714,050	—	—	—	714,050	—	1,225,686	1,225,686	511,581
Golden Corral - Destin, FL (2)	02/05/98	06/27/03	1,742,825	—	—	—	1,742,825	—	1,528,391	1,528,391	878,717

CNL APF Partners, LP:
Big Boy - Guadalupe, AZ	04/16/97	03/23/01	883,685	—	—	—	883,685	—	1,706,768	1,706,768	140,439
Tumbleweed’s - Nashville, TN	08/01/97	04/20/01	525,050	—	—	—	525,050	—	1,308,411	1,308,411	362,588
Boston Market - Vacaville, CA	05/06/97	05/08/01	1,064,430	—	—	—	1,064,430	—	1,437,474	1,437,474	358,396
Big Boy - Independence, MO	01/19/99	05/22/01	524,513	—	—	—	524,513	—	1,253,699	1,253,699	65,156
Big Boy - Belleville, IL (9)	02/26/99	06/13/01	375,000	—	—	—	375,000	—	761,074	761,074	(17,597)
Tumbleweeds - Clarksville, TN	02/10/98	06/15/01	803,050	—	—	—	803,050	—	1,440,247	1,440,247	229,692
Big Boy - Grandview, MO	02/26/99	06/29/01	516,235	—	—	—	516,235	—	962,290	962,290	36,150

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL APF Partners, LP (Cotinued):
Pizza Hut - Toledo, OH	12/05/96	06/29/01	148,528	—	—	—	148,528	—	328,381	328,381	(21,742)
Shoney’s - Indian Harbor Beach, FL	01/24/97	08/13/01	457,016	—	—	—	457,016	—	693,304	693,304	68,946
Black-eyed Pea - Wichita, KS	10/01/97	08/15/01	300,000	—	—	—	300,000	—	660,748	660,748	305,701
Tumbleweed Southwest Mesquite Grill & Bar - Hermitage, TN	02/10/98	09/24/01	871,496	—	—	—	871,496	—	1,410,719	1,410,719	191,005
Tumbleweed Southwest Mesquite Grill & Bar - Cookeville, TN	08/01/97	09/26/01	844,905	—	—	—	844,905	—	1,471,963	1,471,963	386,178
Big Boy - Granite City, IL	01/19/99	09/28/01	595,148	—	—	—	595,148	—	1,037,579	1,037,579	10,800
Big Boy - Taylor, MI	08/19/99	10/16/01	887,731	—	—	—	887,731	—	1,227,132	1,227,132	61,898
Boston Market - Cedar Park, TX	04/02/97	10/31/01	875,000	—	—	—	875,000	—	827,223	827,223	71,386
Shoney’s - Phoenix, AZ	03/24/98	11/26/01	399,285	—	—	—	399,285	—	482,368	482,368	(91,021)
Burger King - Atlanta, GA	06/09/98	12/21/01	418,050	—	—	—	418,050	—	926,261	926,261	227,653
Barbwires Steakhouse - Lawrence, KS	08/01/97	12/28/01	718,000	—	—	—	718,000	—	1,448,598	1,448,598	179,747
Boston Market - Jessup, MD	05/06/97	02/19/02	324,343	—	—	—	324,343	—	1,243,060	1,243,060	107,266
Black-eyed Pea - Herndon, VA	07/14/98	02/22/02	815,875	—	—	—	815,875	—	1,279,118	1,279,118	354,530
TGI Friday’s - El Paso, TX	08/14/98	03/19/02	1,594,729	—	—	—	1,549,729	—	1,602,944	1,602,944	577,055
Big Boy - Las Vegas, NV	08/20/97	04/19/02	981,540	—	—	—	981,540	—	1,658,000	1,658,000	114,934
Big Boy - Overland Park, KS	02/26/99	04/26/02	577,580	—	—	—	577,580	—	1,037,383	1,037,383	(7,476)
Burger King - Tappahannock, VA	03/16/99	05/16/02	1,089,779	—	—	—	1,089,779	—	857,826	857,826	285,470
Burger King - Prattville, AL	01/28/99	05/17/02	497,867	—	—	—	497,867	—	1,018,519	1,018,519	285,895
Burger King - Tuskegee, AL	01/28/99	05/17/02	397,867	—	—	—	397,867	—	972,222	972,222	267,501
Burger King - Montgomery, AL	01/28/99	05/17/02	797,867	—	—	—	797,867	—	1,296,296	1,296,296	362,395

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL APF Partners, LP (Continued):
Burger King - Montgomery, AL	01/28/99	05/17/02	397,867	—	—	—	397,867	—	1,018,519	1,018,519	289,495
Black-eyed Pea - McKinney, TX	12/30/98	05/31/02	1,149,064	—	—	—	1,149,064	—	1,644,856	1,644,856	304,736
Black-eyed Pea - Forestville, MD (10)	10/01/97	06/01/02	—	—	—	—	—	—	643,925	643,925	477,253
Burger King - Coon Rapids, MN	03/16/99	06/03/02	1,078,973	—	—	—	1,078,973	—	844,815	844,815	288,892
Burger King - Rochester, NH	03/16/99	06/03/02	1,193,284	—	—	—	1,193,284	—	963,499	963,499	318,314
Burger King - Columbus, OH	03/16/99	06/03/02	950,938	—	—	—	950,938	—	744,585	744,585	257,877
Burger King - Asheboro, NC	03/16/99	06/03/02	1,513,213	—	—	—	1,513,213	—	1,228,831	1,228,831	436,666
Hardee’s - Gulf Shores, AL	03/16/99	06/13/02	904,861	—	—	—	904,861	—	914,337	914,337	320,113
Burger King - Lancaster, OH	03/16/99	06/14/02	1,321,822	—	—	—	1,321,822	—	799,195	799,195	364,070
Burger King - John’s Island, SC	03/16/99	06/14/02	1,289,282	—	—	—	1,289,282	—	1,077,802	1,077,802	367,639
IHOP - Elk Grove, CA	08/20/97	06/17/02	2,085,346	—	—	—	2,085,346	—	1,540,356	1,540,356	751,308
Hardee’s - Tusculum, TN	03/16/99	06/17/02	653,460	—	—	—	653,460	—	666,045	666,045	233,604
Pollo Tropical - Miami, FL	09/22/98	06/20/02	1,302,936	—	—	—	1,302,936	—	1,318,182	1,318,182	392,816
Burger King - St. Paul, MN	03/16/99	06/26/02	849,273	—	—	—	849,273	—	747,713	747,713	271,528
Texas Roadhouse - Joilet, IL	02/25/00	06/27/02	1,940,745	—	—	—	1,940,745	—	1,745,014	1,745,014	384,473
Black-eyed Pea - Phoenix, AZ	09/30/97	06/28/02	281,000	—	—	—	281,000	—	641,371	641,371	265,557
Black-eyed Pea - Mesa, AZ	09/30/97	06/28/02	1,710,000	—	—	—	1,710,000	—	1,600,000	1,600,000	522,239
Black-eyed Pea Phoenix, AZ	09/30/97	06/28/02	425,000	—	—	—	425,000	—	641,254	641,254	282,585
Black-eyed Pea Tucson, AZ	09/30/97	06/28/02	234,000	—	—	—	234,000	—	641,871	641,871	251,809
Jack in the Box - Fresno, CA	05/22/98	07/18/02	1,244,289	—	—	—	1,244,289	—	972,841	972,841	394,246

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL APF Partners, LP (Continued):
Black-eyed Pea Phoenix, AZ	09/30/97	07/19/02	580,000	—	—	—	580,000	—	645,471	645,471	207,379
Jack in the Box - Austin, TX	10/05/99	07/22/02	1,384,759	—	—	—	1,384,759	—	1,289,945	1,289,945	299,499
Black-eyed Pea - Albuquerque, NM (10)	01/00/00	07/26/02	—	—	—	—	—	—	666,355	666,355	238,206
Big Boy - St. Clairsville, OH	12/18/98	07/29/02	339,300	—	—	—	339,300	—	1,144,209	1,144,209	169,976
Jack in the Box - Fort Worth, TX	01/11/00	08/05/02	1,141,653	—	—	—	1,141,653	—	1,062,145	1,062,145	223,450
Jack in the Box - Menlo Park, CA	12/30/99	08/22/02	1,772,360	—	—	—	1,772,360	—	1,546,740	1,546,740	368,611
Arby’s - Lawrenceville, GA	02/08/00	08/26/02	1,422,750	—	—	—	1,422,750	—	1,374,986	1,374,986	314,054
Darryl’s - Louisville, KY	06/11/97	08/28/02	1,840,800	—	—	—	1,840,800	—	1,481,448	1,481,448	514,069
Black-eyed Pea - Killeen, TX	12/18/98	09/05/02	1,133,800	—	—	—	1,133,800	—	1,386,948	1,386,948	257,250
IHOP - Fairfax, VA	06/18/97	09/06/02	2,268,911	—	—	—	2,268,911	—	1,709,091	1,709,091	906,669
Black eyed Pea - Oklahoma City, OK	03/26/97	09/10/02	475,000	—	—	—	475,000	—	617,022	617,022	268,734
Arby’s - Circleville, OH	09/09/99	09/10/02	993,900	—	—	—	993,900	—	925,329	925,329	237,321
Black eyed Pea - Waco, TX (10)	10/01/97	09/13/02	70,000	—	—	—	70,000	—	661,682	661,682	280,179
Hardee’s - Iuka, MS	03/16/99	09/18/02	594,413	—	—	—	594,413	—	616,476	616,476	233,121
Hardee’s - Warrior, AL	03/16/99	09/18/02	667,050	—	—	—	667,050	—	627,937	627,937	238,440
Hardee’s - Horn Lake, MS	03/16/99	09/20/02	818,263	—	—	—	818,263	—	833,058	833,058	319,101
Jack in the Box - Corning, CA	09/17/99	09/24/02	1,266,556	—	—	—	1,266,556	—	1,158,524	1,158,524	314,769
Bennigan’s - Batavia, IL	10/21/99	09/25/02	2,595,121	—	—	—	2,595,121	—	2,429,907	2,429,907	729,536
Shoney’s - Titusville, FL	03/31/02	09/26/02	686,200	—	—	—	686,200	—	—	—	(82,318)
Pollo Tropical - Sunrise, FL	09/30/98	09/26/02	1,457,533	—	—	—	1,457,533	—	1,454,545	1,454,545	527,258

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL APF Partners, LP (Continued):
Hardee’s - Biscoe, NC	03/16/99	09/27/02	564,984	—	—	—	564,984	—	522,853	522,853	199,708
Black-eyed Pea - Bedford, TX	03/26/97	09/30/02	921,175	—	—	—	921,175	—	620,336	620,336	224,003
Black-eyed Pea - Norman, OK	11/09/98	09/30/02	1,091,708	—	—	—	1,091,708	—	1,429,799	1,429,799	335,124
Black-eyed Pea - Mesa, AZ	11/30/98	09/30/02	1,325,500	—	—	—	1,325,000	—	1,677,152	1,677,152	228,704
Hardee’s - Aynor, SC	03/16/99	09/30/02	586,189	—	—	—	586,189	—	546,022	546,022	209,884
Denny’s McKinney, TX	06/05/96	10/02/02	600,000	—	—	—	600,000	—	1,014,221	1,014,221	484,416
Black-eyed Pea - Scottsdale, AZ (10)	04/17/97	10/02/02	—	—	—	—	—	—	769,863	769,863	(31,203)
Arby’s Renton, WA	09/14/99	10/18/02	1,406,197	—	—	—	1,406,197	—	1,286,545	1,286,545	261,304
Pizza-Hut - Belle, WV	05/17/96	10/21/02	47,500	—	—	—	47,500	—	47,485	47,485	13,301
Pizza Hut - Collinsville, IL	04/02/97	10/25/02	801,953	—	—	—	801,953	—	795,476	795,476	(55,653)
Burger King - Tampa, FL	08/19/99	10/28/02	770,306	—	—	—	770,306	—	1,057,404	1,057,404	5,224
Big Boy - O’Fallon, MO	01/19/99	10/31/02	679,925	—	—	—	679,925	—	1,017,250	1,017,250	(54,647)
Golden Corral - Hopkinsville, KY	02/19/97	11/07/02	924,057	—	—	—	924,057	—	1,260,576	1,260,576	255,379
Jack in the Box - Los Angeles, CA	01/04/99	12/10/02	1,793,802	—	—	—	1,793,802	—	1,575,414	1,575,414	591,448
Hardee’s Columbia, TN	03/16/99	12/12/02	859,259	—	—	—	859,259	—	787,764	787,764	319,094
Golden Corral - Olathe, KS	10/02/97	12/19/02	1,751,760	—	—	—	1,751,760	—	1,577,340	1,577,340	791,627
Darryl’s - Hampton, VA	06/11/97	12/19/02	871,290	—	—	—	871,290	—	1,203,391	1,203,391	595,216
Jack in the Box - Humble, TX	02/03/97	12/20/02	1,265,506	—	—	—	1,265,506	—	932,112	932,112	566,284
Hardee’s - Chalkville, AL	03/16/99	12/20/02	680,428	—	—	—	680,428	—	608,445	608,445	248,876
TGI Friday’s - Lakeland, FL	07/20/99	12/20/02	834,234	—	—	—	834,234	—	1,711,517	1,711,517	85,755

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL APF Partners, LP (Continued):
Pollo Tropical - Miami, FL	09/22/98	12/23/02	1,079,144	—	—	—	1,079,144	—	1,227,273	1,227,273	402,650
Golden Corral- Universal City, TX	08/04/95	12/30/02	959,975	—	—	—	959,975	—	994,152	994,152	747,387
Darryl’s - Nashville, TN	06/11/97	01/15/03	684,800	—	—	—	684,800	—	1,185,158	1,185,158	574,421
Darryl’s - Huntsville, AL	06/11/97	01/29/03	312,205	—	—	—	312,205	—	1,367,490	1,367,490	(676,144)
Jack in the Box - Humble, TX	11/04/99	01/31/03	1,228,066	—	—	—	1,228,066	—	1,119,706	1,119,706	350,984
Darryl’s - Knoxville, TN	06/11/97	02/18/03	381,800	—	—	—	381,800	—	1,231,653	1,231,653	568,874
Darryl’s - Evansville, IN	06/11/97	02/21/03	455,458	—	—	—	455,458	—	1,458,656	1,458,656	685,272
Sophia’s House of Pancakes - Benton Harbor, MI	02/06/99	02/24/03	447,550	—	—	—	447,550	—	1,144,209	1,144,209	149,874
Big Boy - Mansfield, OH	01/27/99	02/28/03	379,791	—	—	—	379,791	—	1,085,571	1,085,571	151,051
Hardee’s - Petal, MS	03/16/99	03/17/03	751,320	—	—	—	751,320	—	671,514	671,514	282,741
Kentucky Fried Chicken - Gretna, LA	05/11/99	04/21/03	497,300	—	—	—	497,300	—	749,106	749,106	155,564
Black Eyed Pea - Albuquerque, NM	10/01/97	04/25/03	380,752	—	—	—	380,752	—	667,290	667,290	216,972
Golden Corral - Liberty, MO	10/23/97	06/16/03	1,463,800	—	—	—	1,463,800	—	1,290,325	1,290,325	781,468
Denny’s - Shawnee, OK	09/06/95	06/24/03	691,325	—	—	—	691,325	—	1,095,244	1,095,244	876,351
Shoney’s - Cocoa Beach, FL	02/28/02	07/02/03	846,413	—	—	—	846,413	—	1,200,000	1,200,000	(71,331)
Hardee’s - Johnson City, TN	03/16/99	07/15/03	965,117	—	—	—	965,117	—	759,531	759,531	362,827
Roadhouse Grill - Roswell, GA	03/29/00	08/15/03	949,800	—	—	—	949,800	—	1,849,940	1,849,940	218,627
Darryl’s - Raleigh, NC	06/11/97	08/21/03	1,275,700	—	—	—	1,275,700	—	1,754,946	1,754,946	932,657
Darryl’s - Pensacola, FL	06/11/97	09/24/03	1,314,713	—	—	—	1,314,713	—	1,057,526	1,057,526	479,075
Golden Corral - Columbia, TN	12/03/96	09/29/03	802,600	—	—	—	802,600	—	1,308,074	1,308,074	527,864

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL APF Partners, LP (Continued):
Boston Market - Newport News, VA	07/16/97	09/30/03	751,018	—	—	—	751,018	—	1,011,492	1,011,492	358,243
Randy’s Steak and Seafood - Murfreesboro, TN	08/05/97	09/30/03	826,125	—	—	—	826,125	—	1,425,234	1,425,234	455,622
Golden Corral - Winchester, KY	06/05/97	10/01/03	1,784,192	—	—	—	1,784,192	—	1,216,826	1,216,826	903,531
Hardee’s - Rock Hill, SC	03/16/99	10/03/03	767,702	—	—	—	767,702	—	660,104	660,104	332,232
Golden Corral - Mobile, AL	12/30/97	10/16/03	1,808,386	—	—	—	1,808,386	—	1,379,370	1,379,370	1,037,100
Golden Corral - Enid, OK	11/24/97	11/04/03	1,387,130	—	—	—	1,387,130	—	1,172,141	1,172,141	762,928
Golden Corral - Muskogee, OK	04/27/98	11/04/03	1,567,218	—	—	—	1,567,218	—	1,219,036	1,219,036	(766,217)
Golden Corral - Edmond, OK	07/20/98	11/04/03	1,625,782	—	—	—	1,625,782	—	1,516,169	1,516,169	898,804
Roadhouse Grill - Columbus, OH	11/16/99	12/08/03	889,069	—	—	—	889,069	—	1,754,536	1,754,536	200,097
CNL Funding 2000-A, LP:
Steak & Ale - Palm Harbor, FL	06/16/98	06/14/02	1,241,943	—	—	—	1,241,943	—	1,232,558	1,232,558	504,926
Steak & Ale Restaurant - Austin, TX	06/16/98	07/02/02	1,437,468	—	—	—	1,437,468	—	1,372,093	1,372,093	568,339
Denny’s - Santee, SC	03/16/99	11/21/02	583,000	—	—	—	583,000	—	678,340	678,340	251,554
Maple & Main Orlando, LLC (18):
Exxon - Punta Gorda, FL	11/0203	11/05/03	807,432	—	—	—	807,432	—	754,450	754,450	—
Checker’s - Tampa, FL	09/16/03	12/31/03	1,193,775	—	—	—	1,193,775	—	756,039	756,039	—
RAI Restaurants, Inc. (18):
Denny’s - Orlando, FL	12/01/02	06/27/03	1,329,635	—	—	—	1,329,635	—	859,437	859,437	65,356
Denny’s - Brooksville, FL	12/01/02	08/29/03	1,041,192	—	—	—	1,041,192	—	910,000	910,000	66,305
Denny’s - Orange City, FL	12/01/02	09/30/03	1,281,012	—	—	—	1,281,012	—	1,175,000	1,175,000	89,408
Denny’s - Palm Coast, FL	12/01/02	12/23/03	999,951	—	—	—	999,951	—	889,549	889,549	91,267

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
South Street Investments, Inc. (18):
Denny’s - Apopka, FL	11/20/02	09/26/03	508,538	—	—	—	508,538	—	467,800	467,800	—

CNL Restaurant Property Services, Inc. (18):
Black Angus - Boise, ID	08/14/00	02/20/01	1,776,590	—	—	—	1,776,590	—	1,534,238	1,534,238	120,971
Jack in the Box - Murietta, CA	04/13/97	02/23/01	1,129,320	—	—	—	1,129,320	—	952,485	952,485	377,385
Arby’s - Kendallville, IN	07/10/96	04/06/01	792,940	—	—	—	792,940	—	739,628	739,628	421,717
Black Angus - Folsom, CA	12/04/00	04/24/01	2,581,569	—	—	—	2,581,569	—	2,166,867	2,166,867	146,487
Jack in the Box - Kingsburg, CA	04/10/97	06/11/01	1,169,090	—	—	—	1,168,840	—	1,001,073	1,001,073	428,186
Jack in the Box - Garland, TX	09/27/97	07/26/01	1,085,654	—	—	—	1,085,654	—	936,119	936,119	367,842

CNL Restaurant Investors Properties, LLC (18):
Arby’s - Atlanta, GA	12/07/00	03/30/01	214,900	1,212,813	—	—	1,427,713	1,212,813	—	1,212,813	60,359
Arby’s - Peoria, AZ	03/03/01	04/19/01	154,871	1,200,463	—	—	1,355,335	1,200,463	—	1,200,463	40,467
Arby’s - Baxter, MN	02/20/01	05/31/01	66,351	892,834	—	—	959,185	893,855	—	893,855	26,023
Arby’s - Eagan, MN	02/20/01	06/29/01	106,348	880,945	—	—	987,293	882,968	—	882,968	33,246
Arby’s - St. Louis Park, MN	02/20/01	06/29/01	119,843	941,178	—	—	1,061,022	943,340	—	943,340	35,241
Arby’s - Willmar, MN	02/20/01	07/18/01	44,507	704,324	—	—	748,831	707,592	—	707,592	41,253
Arby’s - Pooler, GA	09/01/00	07/31/01	109,662	1,212,893	—	—	1,322,555	1,223,108	—	1,223,108	117,724
Arby’s - White Bear Township, MN	02/20/01	08/07/01	84,441	955,346	—	—	1,039,787	960,915	—	960,915	148,790
Arby’s - Coon Rapids, MN	02/20/01	08/28/01	168,982	1,281,068	—	—	1,450,050	1,288,536	—	1,288,536	90,298
Arby’s - Eden Prairie, MN	02/20/01	09/07/01	107,288	936,215	—	—	1,043,503	942,798	—	942,798	51,912

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Restaurant Investors Properties, LLC (18) (Continued):
Arby’s -Carmel, IN	10/13/00	09/26/01	142,925	1,297,484	—	—	1,440,409	1,308,411	—	1,308,411	131,560
Arby’s - Winston Salem, NC	04/01/01	10/03/01	123,645	1,090,250	—	—	1,213,895	1,098,081	—	1,098,081	58,269
Arby’s - Carrboro, NC	11/16/00	10/11/01	155,473	1,111,725	—	—	1,267,198	1,123,886	—	1,123,886	106,362
Arby’s - Cottage Grove, MN	02/02/01	11/27/01	61,878	703,412	—	—	765,290	710,074	—	710,074	63,567
Arby’s - Minnetonka, MN	02/02/01	12/13/01	120,202	907,130	—	—	1,027,332	916,844	—	916,844	78,525
Arby’s - Maple Grove, MN	02/02/01	12/14/01	150,455	1,176,200	—	—	1,326,655	1,188,796	—	1,188,796	102,167
Arby’s - Plymouth, MN	02/02/01	12/21/01	100,063	846,616	—	—	946,679	855,682	—	855,682	75,302
Arby’s - Plymouth, MN	02/02/01	12/21/01	120,817	899,893	—	—	1,020,710	909,529	—	909,529	80,041
Arby’s - New Castle, PA	09/21/00	12/28/01	70,999	1,074,459	—	—	1,145,458	1,088,971	—	1,088,971	145,107
Arby’s - Oak Park Heights, MN	02/20/01	02/08/02	108,400	860,199	—	—	968,599	870,487	—	870,487	10,593
Arby’s - Greenwood, IN	09/07/01	02/21/02	106,134	1,051,402	—	—	1,157,535	1,051,402	—	1,051,402	330
Arby’s - Hudson, WI	02/20/01	03/06/02	141,804	949,356	—	—	1,091,160	963,121	—	963,121	15,707
Arby’s - Wauseon, OH	04/10/01	03/11/02	101,408	700,080	—	—	801,488	704,249	—	704,249	7,174
Arby’s - St. Paul, MN	02/20/01	03/21/02	87,658	713,993	—	—	801,651	724,346	—	724,346	9,604
Arby’s - Richfield, MN	02/20/01	04/03/02	120,587	1,035,063	—	—	1,155,650	1,051,406	—	1,051,406	16,798
Arby’s - Crystal, MN	02/20/01	04/17/02	113,810	945,740	—	—	1,059,550	960,672	—	960,672	15,913
Arby’s - Hopkins, MN	02/20/01	04/26/02	90,927	829,399	—	—	920,326	842,495	—	842,495	14,275
Arby’s - Rochester, MN	02/20/01	05/02/02	101,643	817,845	—	—	919,488	831,824	—	831,824	15,757
Arby’s - Apple Valley, MN	02/20/01	05/17/02	178,105	1,315,159	—	—	1,493,264	1,337,639	—	1,337,639	23,636
Arby’s - Pell City, AL	09/18/01	06/21/02	102,875	936,662	—	—	1,039,537	938,824	—	938,824	2,860

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Restaurant Investors Properties, LLC (18) (Continued):
Arby’s - East Huntington, PA	09/01/01	07/15/02	153,028	1,103,332	—	—	1,256,360	1,115,401	—	1,115,401	18,068
Arby’s - Florence, AL	10/01/01	08/22/02	176,044	1,182,056	—	—	1,358,100	1,196,262	—	1,196,262	17,628
Arby’s - Troy, AL	09/21/01	08/22/02	134,632	920,681	—	—	1,055,313	931,745	—	931,745	10,910
Arby’s - Muskegon, MI	11/15/01	08/29/02	183,565	1,255,825	—	—	1,439,390	1,261,682	—	1,261,682	6,545
Arby’s - Greenville, MI	07/25/02	10/31/02	196,093	1,074,766	—	—	1,270,860	1,074,766	—	1,074,766	(198)
Arby’s - Cullman, AL	09/05/01	11/13/02	175,467	993,620	—	—	1,169,087	1,001,853	—	1,001,853	8,373
Arby’s - Evansville, IN	04/01/02	11/15/02	166,901	1,080,328	—	—	1,247,229	1,089,280	—	1,089,280	26,999
Arby’s - Youngstown, OH	04/10/02	11/27/02	109,192	903,118	—	—	1,012,310	909,500	—	909,500	8,019
Arby’s - Union City, TN	09/04/02	12/30/02	207,127	1,158,879	—	—	1,366,005	1,158,879	—	1,158,879	(2,918)
Arby’s - Northwood, OH	08/30/02	01/06/03	176,585	1,028,037	—	—	1,204,623	1,028,037	—	1,028,037	(124)
Arby’s - Winston-Salem, NC	09/06/02	01/27/03	253,741	1,098,131	—	—	1,351,872	1,098,131	—	1,098,131	(132)
Arby’s - Sikeston, MO	10/15/02	02/05/03	244,103	1,168,224	—	—	1,412,328	1,168,224	—	1,168,224	24
Arby’s - Bowling Green, OH	09/23/02	02/12/03	288,402	1,261,682	—	—	1,550,084	1,261,682	—	1,261,682	177
Arby’s - Norcross, GA	09/10/02	02/13/03	229,246	1,028,037	—	—	1,257,283	1,028,037	—	1,028,037	372
Arby’s - Montgomery, AL	09/12/02	02/13/03	193,702	1,121,495	—	—	1,315,197	1,121,495	—	1,121,495	165
Arby’s - Buffalo, MN	12/13/02	04/11/03	180,594	943,925	—	—	1,124,519	943,925	—	943,925	2,623
Arby’s - Bellevue, PA	07/30/02	04/11/03	165,264	731,856	—	—	897,120	734,403	—	734,403	2,706
Arby’s - Toledo, OH	09/30/02	04/15/03	217,636	1,074,766	—	—	1,292,402	1,074,766	—	1,074,766	243
Arby’s - Frankfort, IN	08/08/02	05/19/03	266,795	986,104	—	—	1,252,899	989,536	—	989,536	3,532
Arby’s - Cullman, AL	10/01/02	06/12/03	243,834	1,095,601	—	—	1,339,435	1,098,131	—	1,098,131	2,505

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Restaurant Investors Properties, LLC (18) (Continued):
Arby’s - Albany, OR	06/30/03	10/23/03	263,501	697,045	—	—	960,546	699,498	—	699,498	2,963
Arby’s - Birmingham, AL	06/18/03	12/31/03	545,151	1,247,573	—	—	1,792,724	1,247,573	—	1,247,573	(164)
CNL Funding 2001 - A, LP (18):
Jack in the Box - Surprise, AZ	09/25/00	01/19/01	159,023	1,379,621	—	—	1,538,644	1,379,621	—	1,379,621	49,506
Jack in the Box - Baton Rouge, LA	07/06/00	01/31/01	9,972	1,473,571	—	—	1,483,542	1,483,542	—	1,483,542	80,121
Jack in the Box - Burley, ID	09/22/00	01/31/01	—	951,027	—	—	951,027	951,027	—	951,027	41,109
Jack in the Box - Las Vegas, NV	10/01/00	01/03/01	254,521	1,615,000	—	—	1,869,521	1,615,000	—	1,615,000	62,903
Jack in the Box - Peoria, AZ	09/15/00	03/08/01	112,352	1,247,170	—	—	1,359,522	1,254,037	—	1,254,037	53,180
Jack in the Box - Cleburne, TX	09/21/00	01/31/01	4,598	1,118,539	—	—	1,123,137	1,123,137	—	1,123,137	38,489
Jack in the Box - Fresno, CA	09/15/00	04/26/01	129,458	950,196	—	—	1,079,653	958,117	—	958,117	56,075
Jack in the Box - Bakersfield, CA	09/19/00	03/27/01	80,199	973,493	—	—	1,053,692	978,854	—	978,854	45,750
Pizza Hut - Miami, FL	10/06/00	06/29/01	69,130	588,593	—	—	657,723	589,199	—	589,199	44,786
IHOP - Hiram, GA	10/12/00	04/16/01	97,519	1,432,800	—	—	1,530,319	1,438,400	—	1,438,400	70,497
IHOP - Jacksonville, NC	10/12/00	06/25/01	47,442	1,367,919	—	—	1,415,361	1,371,599	—	1,371,599	92,458
IHOP - Pueblo, CO	10/12/00	06/19/01	91,901	1,296,394	—	—	1,388,295	1,303,550	—	1,303,550	85,560
Jack in the Box - Bermuda Dunes, CA	03/28/01	06/29/01	210,654	1,256,197	—	—	1,466,851	1,259,276	—	1,259,276	32,187
Jack in the Box - Manteca, CA	05/14/01	06/11/01	236,673	1,432,260	—	—	1,668,934	1,432,260	—	1,432,260	10,937
Jack in the Box - Austin, TX (9)	07/20/00	05/25/01	—	550,587	—	—	550,587	550,587	—	550,587	—
IHOP - Littleton, CO	12/28/00	07/20/01	141,982	1,860,395	—	—	2,002,377	1,869,159	—	1,869,159	90,731
IHOP - Oklahoma City, OK	10/12/00	07/26/01	165,306	1,831,346	—	—	1,996,652	1,842,950	—	1,842,950	126,315

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
Baker’s Square - Anaheim, CA	05/14/01	07/26/01	306,267	1,576,144	—	—	1,882,411	1,577,273	—	1,577,273	34,744
Arby’s - Southington, CT	07/21/00	07/27/01	125,178	908,371	—	—	1,033,549	909,091	—	909,091	95,881
Vicorp Village Inn - Scottsdale, AZ	05/14/01	07/30/01	151,366	999,284	—	—	1,150,650	1,000,000	—	1,000,000	26,369
IHOP - Shreveport, LA	10/12/00	08/03/01	87,476	1,450,490	—	—	1,537,966	1,460,875	—	1,460,875	112,077
Baker’s Square - Rohnert Park, CA	05/14/01	08/06/01	246,540	1,270,898	—	—	1,517,438	1,272,727	—	1,272,727	31,889
Village Inn - Aurora, CO	05/14/01	08/08/01	40,903	1,543,233	—	—	1,584,136	1,545,456	—	1,545,456	40,127
Village Inn - Denver, CO	05/14/01	08/08/01	142,900	880,551	—	—	1,023,451	881,818	—	881,818	28,503
IHOP - Huntsville, AL	10/12/00	08/14/01	97,307	1,593,307	—	—	1,690,614	1,604,715	—	1,604,715	128,194
Ruby Tuesday’s - Orlando, FL	05/30/00	08/17/01	156,571	1,598,221	—	—	1,754,792	1,611,142	—	1,611,142	193,571
Pizza Hut - Miami, FL	10/06/00	08/17/01	84,357	646,698	—	—	731,055	650,000	—	650,000	70,642
IHOP - Statesboro, GA	10/12/00	08/21/01	68,915	1,072,888	—	—	1,141,803	1,078,800	—	1,078,800	94,429
Village Inn - Tempe, AZ	05/14/01	08/24/01	149,028	1,043,952	—	—	1,192,980	1,045,455	—	1,045,455	32,022
IHOP - San Antonio, TX	12/28/00	08/27/01	76,227	1,594,606	—	—	1,670,833	1,603,687	—	1,603,687	89,761
Jack in the Box - Coppell, TX	03/28/01	08/29/01	170,623	1,608,077	—	—	1,778,700	1,616,034	—	1,616,034	67,526
Village Inn - Denver, CO	05/14/01	08/30/01	168,884	1,270,898	—	—	1,439,782	1,272,727	—	1,272,727	33,045
TGI Friday’s - Roseville, CA	03/12/01	08/31/01	109,946	2,931,613	—	—	3,041,559	2,949,827	—	2,949,827	141,497
Pizza Hut - Pembroke Pines, FL	10/06/00	08/31/01	52,912	397,968	—	—	450,880	400,000	—	400,000	37,304
Village Inn - Ogden, UT	05/14/01	09/18/01	146,763	907,784	—	—	1,054,547	909,091	—	909,091	34,339
Pizza Hut - Key Largo, FL	10/06/00	09/20/01	73,845	578,862	—	—	652,707	581,818	—	581,818	57,260
Baker’s Square - Hoffman Estates, IL	05/14/01	09/20/01	151,812	1,089,341	—	—	1,241,153	1,090,909	—	1,090,909	41,867

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
Village Inn - Broomfield, CO	05/14/01	09/20/01	184,629	1,134,730	—	—	1,319,359	1,136,364	—	1,136,364	43,611
IHOP - Harrisonburg, VA	12/28/01	09/21/01	129,619	1,426,704	—	—	1,556,323	1,434,579	—	1,434,579	99,922
Pizza Hut - Miami, FL	10/06/00	09/21/01	95,727	710,011	—	—	805,738	713,636	—	713,636	58,013
Jack in the Box - The Colony, TX	09/15/00	09/28/01	86,043	1,313,521	—	—	1,399,564	1,332,122	—	1,332,122	131,045
IHOP - Birmingham, AL	10/12/00	10/12/01	178,092	1,362,594	—	—	1,540,686	1,370,975	—	1,370,975	135,065
Village Inn - Naperville, IL	05/14/01	10/24/01	155,181	1,019,762	—	—	1,174,943	1,022,727	—	1,022,727	42,657
Village Inn - Tucson, AZ	05/14/01	10/25/01	178,784	1,133,069	—	—	1,311,853	1,136,364	—	1,136,364	47,518
RT - Las Vegas, NV	07/17/00	11/05/01	199,079	1,785,377	—	—	1,984,456	1,800,000	—	1,800,000	55,017
Jack in the Box - Charlotte, NC	08/28/00	11/08/01	62,882	1,282,493	—	—	1,345,375	1,308,411	—	1,308,411	146,378
Bakers Square - Rolling Meadows, FL	05/14/01	11/27/01	123,563	928,427	—	—	1,051,990	931,818	—	931,818	47,329
TGIF Friday’s - Albuquerque, NM	01/08/01	12/14/01	137,493	2,401,376	—	—	2,538,869	2,430,996	—	2,430,996	141,808
Bakers Square - Blaine, MN	05/14/01	12/20/01	5,880	1,335,029	—	—	1,340,909	1,340,909	—	1,340,909	80,287
Village Inn - Omaha, NE	05/14/01	12/21/01	147,260	1,185,687	—	—	1,332,947	1,190,909	—	1,190,909	71,306
Village Inn - Lincoln, NE	05/14/01	12/19/01	148,006	1,040,870	—	—	1,188,876	1,045,455	—	1,045,455	62,597
IHOP - Macon, GA	12/28/00	12/10/01	28,518	1,246,710	—	—	1,275,228	1,258,065	—	1,258,065	109,912
Bakers Square - Elk Grove, IL	05/14/01	12/21/01	134,250	995,615	—	—	1,129,865	1,000,000	—	1,000,000	59,875
Bakers Square - Gurnee, IL	05/14/01	12/03/01	268,799	1,855,464	—	—	2,124,263	1,863,636	—	1,863,636	111,586
Taco Cabana - Plugerville, TX	12/29/00	12/05/01	30,596	1,444,219	—	—	1,474,815	1,474,815	—	1,474,815	131,766
Taco Cabana - Pasadena, TX	12/29/00	12/05/01	20,240	955,406	—	—	975,646	975,646	—	975,646	87,168
Taco Cabana - Austin, TX	12/29/00	12/05/01	24,947	1,177,594	—	—	1,202,541	1,202,541	—	1,202,541	107,440

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
Taco Cabana - Houston, TX #177	02/29/00	12/05/01	19,769	933,188	—	—	952,957	952,957	—	952,957	85,140
Taco Cabana - Houston, TX #144	12/29/00	12/05/01	29,653	1,399,782	—	—	1,429,435	1,429,435	—	1,429,435	127,711
Taco Cabana - San Antonio, TX	12/29/00	12/14/01	23,534	1,110,938	—	—	1,134,472	1,134,472	—	1,134,472	101,358
Taco Cabana - Houston, TX	12/29/00	12/14/01	28,242	1,333,125	—	—	1,361,367	1,361,367	—	1,361,367	121,630
Taco Cabana - Houston, TX	12/29/00	01/04/02	26,785	1,153,066	—	—	1,179,851	1,179,852	—	1,179,852	26,766
Taco Cabana - Austin, TX	12/29/00	01/04/02	25,137	1,082,108	—	—	1,107,245	1,107,246	—	1,107,246	25,119
Bakers Square - Normal, IL	05/14/01	01/09/02	188,577	1,469,683	—	—	1,658,260	1,477,273	—	1,477,273	6,796
IHOP - Nacogdoches, TX	12/28/00	01/18/02	105,773	1,388,437	—	—	1,494,210	1,401,869	—	1,401,869	15,380
IHOP - McAllen, TX	12/28/00	02/15/02	120,708	1,427,813	—	—	1,548,521	1,443,318	—	1,443,318	18,025
Pizza Hut - Dania, FL	10/06/00	2/19/02	40,920	292,892	—	—	333,812	295,455	—	295,455	5,279
Jack in the Box - Plano, TX	09/25/01	02/26/02	147,787	1,719,706	—	—	1,867,493	1,728,972	—	1,728,972	14,854
IHOP - Kennewick, WA	12/20/01	02/27/02	152,934	1,626,400	—	—	1,779,334	1,627,500	—	1,627,500	2,842
Jack in the Box - Stephenville, TX	03/28/01	02/28/02	164,069	1,344,498	—	—	1,508,567	1,361,617	—	1,361,617	19,729
Village Inn - Coralville, IA	05/14/01	02/28/02	159,126	1,070,921	—	—	1,230,046	1,077,273	—	1,077,273	8,156
Taco Cabana - San Antonio, TX	12/29/00	03/05/02	33,261	1,214,659	—	—	1,247,920	1,247,920	—	1,247,920	34,289
Jack in the Box - San Antonio, TX	09/26/01	03/06/02	135,343	1,442,978	—	—	1,578,322	1,456,085	—	1,456,085	11,979
Krystal - Rincon, GA	09/15/00	03/11/02	57,088	1,015,712	—	—	1,072,800	1,028,215	—	1,028,215	21,369
Village Inn - Davenport, IA	05/14/01	03/15/02	182,384	1,219,097	—	—	1,401,481	1,227,273	—	1,227,273	8,905
Jack in the Box Katy, TX	09/25/01	03/18/02	123,072	1,376,098	—	—	1,499,170	1,385,410	—	1,385,410	12,373
IHOP - Albuquerque, NM	10/29/01	03/19/02	161,229	1,660,447	—	—	1,821,676	1,664,998	—	1,664,998	4,653

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

Property	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (19)
			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total
CNL Funding 2001-A, LP (18) (Continued):
IHOP - Lafayette, LA	12/28/00	03/19/02	87,911	1,548,629	—	—	1,636,540	1,566,820	—	1,566,820	20,424
Jack in the Box - Round Rock, TX	09/19/00	03/20/02	134,634	1,226,470	—	—	1,361,104	1,257,009	—	1,257,009	40,447
Jack in the Box - Concord, NC	07/07/00	03/22/02	126,308	1,296,102	—	—	1,422,410	1,331,738	—	1,331,738	46,935
Jack in the Box - Cedar Hill, TX	12/20/01	03/22/02	120,438	1,388,773	—	—	1,509,211	1,392,479	—	1,392,479	5,497
IHOP - Brownsville, TX	12/28/00	03/28/02	88,052	1,456,628	—	—	1,544,680	1,471,963	—	1,471,963	18,921
IHOP - San Marco, TX	12/20/01	03/28/02	156,600	1,509,200	—	—	1,665,800	1,511,250	—	1,511,250	2,990
Bakers Square - Maple Grove, MN	05/14/01	03/29/02	200,077	1,354,552	—	—	1,554,629	1,363,636	—	1,363,636	10,198
IHOP -Ammon, ID	12/28/00	04/05/02	83,477	1,433,491	—	—	1,516,968	1,451,613	—	1,451,613	19,833
Home Town Buffet - Visalia, CA	12/28/01	04/10/02	329,510	2,409,694	—	—	2,739,205	2,409,000	—	2,409,000	(773)
TB/KFC Gun Barrel City, TX	10/31/00	04/19/02	29,711	922,295	—	—	952,006	931,818	—	931,818	17,313
Tahoe Joes Roseville, CA	12/28/01	04/23/02	414,477	2,965,855	—	—	3,380,332	2,965,000	—	2,965,000	(1,077)
Old Country Buffet Glendale, AZ	12/28/01	04/25/02	246,584	1,818,524	—	—	2,065,108	1,818,000	—	1,818,000	(1,856)
Home Town Buffet Temecula, CA	12/28/01	04/26/02	298,731	2,000,577	—	—	2,299,308	2,000,000	—	2,000,000	(746)
Village Inn Johnston, IA	05/14/01	04/29/02	121,465	812,100	—	—	933,565	818,182	—	818,182	6,761
Old Country Buffet Woodbury, MN	12/28/01	04/29/02	191,917	1,600,461	—	—	1,792,378	1,600,000	—	1,600,000	(612)
Bakers Square - Orland Park, IL	05/14/01	04/30/02	292,465	1,940,017	—	—	2,232,482	1,954,545	—	1,954,545	16,742
Pizza-Hut Oakland Park, FL	10/06/00	05/03/02	83,765	652,145	—	—	735,910	659,091	—	659,091	6,512
Jack in the Box Magnolia, TX	08/30/01	05/03/02	101,729	1,245,406	—	—	1,347,135	1,260,198	—	1,260,198	13,660
IHOP - Westminister, CO	12/20/01	05/03/02	229,223	1,831,730	—	—	2,060,953	1,836,750	—	1,836,750	5,100
Jack in the Box - Baton Rouge, LA	12/20/01	05/03/02	185,925	1,405,359	—	—	1,591,284	1,412,154	—	1,412,154	7,539

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

Property	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (19)
			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total
CNL Funding 2001-A, LP (18) (Continued):
Village Inn Roy, UT	05/14/01	05/06/02	142,392	933,183	—	—	1,075,575	940,909	—	940,909	8,152
Home Town Buffet - Loma Linda, CA	12/28/01	05/07/02	447,446	3,046,175	—	—	3,493,621	3,045,000	—	3,045,000	(619)
Home Town Buffet - Champaign, IL	12/28/01	05/08/02	195,577	1,768,682	—	—	1,964,259	1,768,000	—	1,768,000	(848)
Jack in the Box - Baytown, TX	09/19/00	05/10/02	108,115	1,141,081	—	—	1,249,196	1,173,149	—	1,173,149	40,830
IHOP - Norman, OK	10/12/00	05/13/02	219,316	1,554,570	—	—	1,773,886	1,577,745	—	1,577,745	51,274
IHOP - Rockford, IL	12/20/01	05/15/02	148,323	1,646,238	—	—	1,794,561	1,650,750	—	1,650,750	5,243
Rio Bravo - Fayetteville, AR	06/29/00	05/17/02	147,141	1,171,240	—	—	1,318,381	1,200,000	—	1,200,000	39,827
Bakers Square - Onalaska, WI	05/14/01	05/17/02	119,693	924,167	—	—	1,043,860	931,818	—	931,818	8,241
Ruby Tuesday - University Place, WA	08/23/00	05/31/02	133,340	1,574,504	—	—	1,707,844	1,590,909	—	1,590,909	40,555
Pizza Hut - Pembroke Pines, FL	10/06/00	05/31/02	20,692	359,803	—	—	380,495	363,636	—	363,636	13,021
Pizza Hut - N. Miami, FL	10/06/00	05/31/02	15,365	267,154	—	—	282,519	270,000	—	270,000	5,191
Bakers Square - Rochester, MN	05/14/01	05/31/02	172,761	1,352,440	—	—	1,525,200	1,363,636	—	1,363,636	12,750
Bakers Square - Stillwater, MN	05/14/01	05/31/02	141,347	991,789	—	—	1,133,136	1,000,000	—	1,000,000	9,350
Home Town Buffet - Louisville, KY	12/28/01	05/31/02	199,891	1,500,579	—	—	1,700,470	1,500,000	—	1,500,000	(726)
Old Country Buffet - Mesa, AZ	12/28/01	06/03/02	306,624	2,115,024	—	—	2,421,648	2,114,000	—	2,1114,000	(1,045)
IHOP - Shreveport, LA	10/12/00	06/04/02	207,681	1,643,127	—	—	1,850,808	1,663,150	—	1,663,150	33,799
IHOP - Jonesboro, AR	10/12/00	06/05/02	152,295	1,328,505	—	—	1,480,800	1,348,500	—	1,348,500	56,238
Taco Cabana - Dallas, Texas	12/29/00	06/06/02	33,359	987,667	—	—	1,021,026	1,021,026	—	1,021,026	27,228
HomeTown Buffet - Oklahoma City, OK #737	12/28/01	06/13/02	204,563	1,455,705	—	—	1,592,205	1,455,000	—	1,455,000	(1,031)
HomeTown Buffet - Oklahoma City, OK	12/28/01	06/13/02	136,500	1,955,947	—	—	2,160,510	1,955,000	—	1,955,000	(767)

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (19)
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total
CNL Funding 2001-A, LP (18) (Continued):
Jack in the Box - Corsicana, TX	06/30/00	06/14/02	69,849	1,083,639	—	—	1,153,488	1,118,650	—	1,118,650	52,045
Ruby Tuesday Port Lucie, FL	06/06/00	06/14/02	119,187	1,583,384	—	—	1,702,571	1,607,399	—	1,607,399	12,328
Bakers Square - Bradley, IL	05/14/01	06/20/02	256,960	1,509,030	—	—	1,765,990	1,522,727	—	1,522,727	15,133
IHOP - Evansville, IN	03/29/02	06/20/02	166,194	1,469,696	—	—	1,635,890	1,471,963	—	1,471,963	2,753
IHOP - Buford, GA	03/29/02	06/20/02	212,950	1,679,961	—	—	1,892,911	1,682,243	—	1,682,243	2,729
Taco Cabana - San Antonio, TX #107	12/29/00	06/26/02	(34,711)	921,822	—	—	887,111	952,957	—	952,957	33,569
Taco Cabana - Universal City, TX	12/29/00	06/26/02	(40,496)	1,075,459	—	—	1,034,963	1,111,783	—	1,111,783	39,164
Taco Cabana - Austin, TX	12/29/00	06/26/02	(54,547)	1,448,578	—	—	1,394,031	1,497,504	—	1,497,504	52,752
Taco Cabana - San Antonio, TX #130	12/29/00	06/26/02	(52,067)	1,382,733	—	—	1,330,666	1,429,436	—	1,429,436	50,354
Taco Cabana - Dallas, TX #136	12/29/00	06/26/02	(44,463)	1,180,810	—	—	1,136,347	1,220,693	—	1,220,693	38,129
Taco Cabana - Houston, TX #143	12/29/00	06/26/02	(47,108)	1,251,044	—	—	1,203,936	1,293,299	—	1,293,299	45,558
Taco Cabana - San Antonio, TX #158	12/29/00	06/26/02	(49,918)	1,325,668	—	—	1,275,750	1,370,443	—	1,370,443	76,694
Taco Cabana - Schertz, TX	12/29/00	06/26/02	(40,331)	1,071,069	—	—	1,030,738	1,107,246	—	1,107,246	39,004
Taco Cabana - Houston, TX	12/29/00	06/26/02	(52,933)	1,404,681	—	—	1,351,748	1,452,125	—	1,452,125	51,153
Taco Cabana - Houston, TX #174	12/29/00	06/26/02	(35,537)	943,770	—	—	908,233	975,647	—	975,647	34,369
Taco Cabana - Katy, TX	12/29/00	06/26/02	(40,331)	1,071,069	—	—	1,030,738	1,107,246	—	1,107,246	21,178
Taco Cabana - Arlington, TX	12/29/00	06/26/02	(38,843)	1,031,563	—	—	992,719	1,066,404	—	1,066,404	28,981
Taco Cabana - Houston, TX #241	12/29/00	06/26/02	(49,670)	1,319,084	—	—	1,269,414	1,363,637	—	1,363,637	48,036
Taco Cabana - Denton, TX	12/29/00	06/26/02	(44,463)	1,180,810	—	—	1,136,347	1,220,693	—	1,220,693	43,001
Baker Square - Bolingbrook, IL	05/14/01	06/28/02	289,661	1,621,644	—	—	1,911,305	1,636,364	—	1,636,364	16,147

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (19)
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total
CNL Funding 2001-A, LP (18) (Continued):
IHOP - Harlingen, TX	09/28/01	06/28/02	169,260	1,611,009	—	—	1,780,269	1,619,998	—	1,619,998	(1,134)
Old Country Buffet - Madison, WI	12/28/01	06/28/02	233,107	2,092,013	—	—	2,325,120	2,091,000	—	2,091,000	(1,199)
HomeTown Buffet - Wichita, KS	12/28/01	06/28/02	224,736	2,000,969	—	—	2,225,704	2,000,000	—	2,000,000	(1,147)
Old Country Buffet - Mechanicsburg, PA	12/28/01	06/28/02	153,548	1,818,880	—	—	1,972,429	1,818,000	—	1,818,000	(1,523)
IHOP - Rocky Mount, NC	10/12/00	06/28/02	73,833	1,504,517	—	—	1,578,350	1,528,300	—	1,528,300	33,625
JIB - Hickory, NC	03/28/01	06/28/02	196,658	1,455,112	—	—	1,651,770	1,481,564	—	1,481,564	28,329
HomeTown Buffet - Louisville, KY	12/28/01	06/28/02	113,298	1,145,554	—	—	1,258,853	1,145,000	—	1,145,000	(660)
Old Country Buffet - Franklin, OH	12/28/01	06/28/02	129,930	1,318,638	—	—	1,448,568	1,318,000	—	1,318,000	(760)
Pizza Hut - El Reno, OK	01/18/02	06/28/02	51,697	367,573	—	—	419,270	368,764	—	368,764	1,591
Bakers Square - Mt. Prospect, IL	05/14/01	07/02/02	278,538	1,914,440	—	—	2,192,978	1,931,818	—	1,931,818	19,310
Old Country Buffet - Onalaska, WI	12/28/01	07/10/02	146,806	1,455,705	—	—	1,602,511	1,455,000	—	1,455,000	(1,020)
Pizza Hut - Taylor, TX	01/25/02	07/11/02	44,204	251,186	—	—	295,390	252,000	—	252,000	1,112
IHOP - Cathedral City, CA	03/29/02	07/18/02	255,633	1,506,263	—	—	1,759,896	1,509,346	—	1,509,346	3,182
Jack in the Box - Shelby, NC	09/19/00	07/19/02	130,680	1,282,602	—	—	1,413,282	1,322,836	—	1,322,836	50,638
Jack in the Box - Simpsonville, SC	09/26/01	07/19/02	102,456	1,485,174	—	—	1,587,630	1,503,608	—	1,503,608	21,487
Old Country Buffet - Cincinnati, OH	12/28/01	07/22/02	140,678	975,569	—	—	1,116,247	975,000	—	975,000	(821)
OCB - Bourbonnais, IL	12/28/01	07/23/02	128,046	1,273,743	—	—	1,401,789	1,273,000	—	1,273,000	(1,087)
HomeTown Buffet - Rockford, IL	12/28/01	07/23/02	260,488	2,274,326	—	—	2,534,814	2,273,000	—	2,273,000	(1,941)
Pizza-Hut - Belton, TX	01/25/02	07/24/02	109,036	615,776	—	—	724,812	618,282	—	618,282	2,875
IHOP - Covington, LA	03/29/02	07/26/02	222,517	1,716,670	—	—	1,939,187	1,720,183	—	1,720,183	2,971

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
IHOP - Flourissant, MO	03/29/02	07/30/02	151,617	1,548,233	—	—	1,699,850	1,551,402	—	1,551,402	3,922
Jack in the Box - Rock Hill, SC	09/15/00	08/05/02	106,828	1,143,510	—	—	1,250,338	1,181,275	—	1,181,275	46,288
Jack in the Box - Greer, SC	09/25/01	08/05/02	111,253	1,454,109	—	—	1,565,361	1,474,257	—	1,474,257	22,417
Jack in the Box - Conroe, TX	09/15/00	08/09/02	143,657	1,412,719	—	—	1,556,376	1,459,375	—	1,459,375	57,750
Pizza Hut - Waco, TX (Baylor)	01/18/02	08/13/02	98,648	550,444	—	—	649,092	553,145	—	553,145	3,009
Jack in the Box - Greenville, SC	09/25/01	08/16/02	117,001	1,530,054	—	—	1,647,054	1,551,255	—	1,551,255	24,584
Bakers Square - Eau Claire, WI	05/14/01	08/20/02	190,268	1,169,094	—	—	1,359,362	1,181,818	—	1,181,818	13,617
Bakers Square - Springfield, IL	05/14/01	08/20/02	151,166	1,079,164	—	—	1,230,330	1,090,909	—	1,090,909	12,569
Old Country Buffet - Mankato, MN	12/28/01	08/20/02	179,487	1,637,118	—	—	1,816,605	1,636,000	—	1,636,000	(1,503)
Jack in the Box - Baton Rouge, LA	08/23/00	08/22/02	79,926	1,127,994	—	—	1,207,920	1,167,135	—	1,167,135	48,323
TB/KFC - Center, TX	10/31/00	08/30/02	15,631	852,554	—	—	868,185	863,636	—	863,636	10,412
IHOP - Shawnee, OK	12/20/01	08/30/02	144,543	1,434,527	—	—	1,579,070	1,441,500	—	1,441,500	7,947
HomeTown Buffet - Medford, OR	02/15/02	09/05/02	390,166	2,410,406	—	—	2,800,571	2,409,000	—	2,409,000	(2,071)
HomeTown Buffet - Manchester, CT	12/28/01	09/13/02	171,290	1,774,390	—	—	1,945,681	1,773,000	—	1,773,000	(1,469)
Jack in the Box - Kilgore, TX	06/27/02	09/18/02	95,181	1,093,811	—	—	1,188,992	1,097,200	—	1,097,200	4,625
IHOP - Bristol, VA	12/28/00	09/20/02	82,611	1,350,001	—	—	1,432,612	1,373,272	—	1,373,272	25,525
Bakers Square - Akron, OH	05/14/01	09/27/02	243,619	1,257,883	—	—	1,501,502	1,272,727	—	1,272,727	16,331
Texas Roadhouse - Peoria, IL	06/25/02	09/30/02	422,739	2,127,261	—	—	2,550,000	2,134,177	—	2,134,177	10,527
Jack in the Box - Mesa, AZ	06/27/02	10/04/02	202,549	1,475,706	—	—	1,678,254	1,482,598	—	1,482,598	7,435
Pizza Hut - Rockmart, GA	01/18/02	11/06/02	66,876	366,030	—	—	432,906	368,764	—	368,764	2,914

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

Property	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (19)
			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total
CNL Funding 2001-A, LP (18) (Continued):
Ruby Tuesday - Angola, IN	07/01/01	11/08/02	83,924	1,415,770	—	—	1,499,694	1,426,713	—	1,426,713	29,521
Krystals - Pelham, AL	09/15/00	11/14/02	103,023	910,619	—	—	1,013,642	928,108	—	928,108	26,012
HomeTown Buffets - Hilliard, OH	12/28/01	11/22/02	200,829	1,615,595	—	—	1,816,424	1,614,000	—	1,614,000	(1,717)
IHOP - Enid, OK	09/28/01	12/05/02	213,823	1,323,224	—	—	1,537,046	1,336,499	—	1,336,499	4,742
IHOP - Kansas City, MO	03/29/02	12/05/02	218,978	1,500,970	—	—	1,719,949	1,509,346	—	1,509,346	8,575
Perkins - Millington, TN	05/24/02	12/06/02	163,718	1,111,111	—	—	1,274,829	1,111,111	—	1,111,111	756
Perkins - Mankato, MN	09/13/02	12/10/02	180,448	1,193,299	—	—	1,373,747	1,193,299	—	1,193,299	1,108
Ruby Tuesday - Island Park, NY	02/27/01	12/18/02	100,483	1,782,108	—	—	1,882,592	1,800,000	—	1,800,000	21,046
Pizza Hut - Woodville, TX	01/18/02	12/19/02	41,310	351,085	—	—	392,396	354,013	—	354,013	3,077
Krystals - Trenton, GA	09/15/00	12/20/02	130,970	896,970	—	—	1,027,940	915,294	—	915,294	26,769
Pizza Hut - Bethany, OK	01/18/02	01/10/03	87,368	475,014	—	—	562,382	479,393	—	479,393	4,624
Jack in the Box - Las Vegas, NV	09/26/02	02/13/03	415,356	1,650,496	—	—	2,065,852	1,660,823	—	1,660,823	12,266
TGIF - Springfield, OH	12/22/00	02/13/03	230,344	1,977,911	—	—	2,208,255	2,039,614	—	2,039,614	69,637
Pizza Hut – 19th Street - Waco, TX	01/18/02	03/11/03	68,010	401,190	—	—	469,200	405,640	—	405,640	4,680
Captain D’s - Gadsden, AL	12/26/02	03/13/03	78,361	709,219	—	—	787,580	709,905	—	709,905	801
Jack in the Box - San Antonio, TX	09/26/02	03/14/03	290,469	1,158,678	—	—	1,449,147	1,167,783	—	1,167,783	10,111
Jack in the Box - Round Rock, TX	08/28/02	03/20/03	343,381	1,213,042	—	—	1,556,423	1,244,536	—	1,244,536	12,825
Captain D’s - Dothan, AL	12/26/02	04/17/03	123,815	811,417	—	—	935,232	812,600	—	812,600	1,469
Captain D’s - Hopkinsville, KY	12/26/02	04/10/03	179,825	931,252	—	—	1,111,078	932,610	—	932,610	1,578
Captain D’s - Arab, AL	12/26/02	04/30/03	87,733	596,217	—	—	683,950	597,086	—	597,086	1,207

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

Property	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (19)
			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total
CNL Funding 2001-A, LP (18) (Continued):
Captain D’s - Crosslanes, WV	12/26/02	04/21/03	56,254	464,941	—	—	521,195	465,619	—	465,619	744
Taco Bell/KFC - Kaufman, TX	10/31/00	05/06/03	(5,471)	1,025,569	—	—	1,020,098	1,045,455	—	1,045,455	36,878
Jack in the Box - Yermo, CA	08/26/02	05/06/03	353,295	1,602,027	—	—	1,995,322	1,622,463	—	1,622,463	21,343
Captain D’s - Montgomery, AL	12/26/02	05/05/03	122,218	803,925	—	—	926,143	805,495	—	805,495	1,657
Captain D’s - Louisville, KY	12/26/02	05/16/03	156,801	874,967	—	—	1,031,768	876,676	—	876,676	1,873
Jack in the Box - Houston, TX	09/26/02	05/20/03	277,860	1,030,231	—	—	1,308,091	1,041,674	—	1,041,674	12,633
Jack in the Box - Paris, TX	12/30/02	05/16/03	256,226	1,100,586	—	—	1,356,812	1,107,472	—	1,107,472	7,774
Captain D’s - Nashville, TN	12/26/02	05/07/03	59,917	755,657	—	—	815,574	757,133	—	757,133	1,568
Jack in the Box - Killeen, TX	09/26/02	05/01/03	254,498	1,167,552	—	—	1,422,050	1,180,521	—	1,180,521	13,303
Ground Round - Maple Grove, MN	04/01/01	05/09/03	66,423	2,021,281	—	—	2,087,704	2,045,454	—	2,045,454	43,003
Captain D’s - Greenville, AL	12/26/02	06/11/03	120,046	707,627	—	—	827,673	709,362	—	709,362	1,917
Captain D’s - Russellville, AL	12/26/02	06/27/03	71,941	658,889	—	—	730,830	660,505	—	660,505	1,962
Captain D’s - Madison, AL	12/26/02	06/27/03	79,858	555,438	—	—	635,296	556,800	—	556,800	1,654
Captain D’s - Crossville, TN	12/26/02	06/27/03	59,996	539,752	—	—	599,748	541,076	—	541,076	1,607
Captain D’s - Clinton, MS	12/26/02	06/12/03	69,788	558,725	—	—	628,513	560,095	—	560,095	1,523
Captain D’s - Louisville, KY	12/26/02	06/17/03	93,048	583,512	—	—	676,560	584,943	—	584,943	1,640
Captain D’s - Eufaula, AL	12/26/02	06/25/03	75,941	540,684	—	—	616,625	542,010	—	542,010	1,592
Captain D’s - Alabaster, AL	12/26/02	06/13/03	160,117	897,029	—	—	1,057,147	899,229	—	899,229	2,460
Jack in the Box - Greenville, SC	01/16/03	06/13/03	274,469	1,317,214	—	—	1,591,684	1,326,457	—	1,326,457	11,407
Jack in the Box - Marble Falls, TX	01/16/03	06/19/03	192,889	1,042,342	—	—	1,235,231	1,049,655	—	1,049,655	9,398

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

Property	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (19)
			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total
CNL Funding 2001-A, LP (18) (Continued):
Jack in the Box - San Diego, CA	01/16/03	06/18/03	394,649	2,104,372	—	—	2,499,021	2,119,137	—	2,119,137	18,848
Arby’s - Fraser, MI	09/11/01	06/20/03	185,909	1,042,073	—	—	1,227,982	1,045,546	—	1,045,546	17,829
Arby’s - Waterbury, CT	07/21/00	06/18/03	137,156	788,538	—	—	925,694	795,455	—	795,455	43,701
Arby’s - Orange, CT	07/21/00	06/18/03	87,401	518,182	—	—	605,583	522,727	—	522,727	68,944
Captain D’s - Laurel, MS	12/26/02	07/28/03	84,051	539,415	—	—	623,466	541,010	—	541,010	1,747
Captain D’s - Columbia, SC	12/26/02	07/17/03	83,877	606,787	—	—	690,664	608,581	—	608,581	1,915
Texas Roadhouse - Roseville, MI	10/31/02	07/23/03	406,111	2,039,884	—	—	2,445,995	2,066,730	—	2,066,730	29,148
Texas Roadhouse - Christianburg, VA	09/30/02	07/31/03	322,112	1,385,329	—	—	1,707,441	1,405,951	—	1,405,951	22,386
Jack in the Box - Cookeville, TN	01/16/03	07/10/03	316,102	1,795,328	—	—	2,111,430	1,811,148	—	1,811,148	18,316
Captain D’s - Tupelo, MS	12/26/02	07/31/03	127,363	776,694	—	—	904,057	778,990	—	778,990	2,746
Captain D’s - Andalusia, AL	12/26/02	08/06/03	104,171	681,695	—	—	785,866	684,057	—	684,057	2,443
Captain D’s - Princeton, KY	12/26/02	08/07/03	74,770	555,446	—	—	630,216	557,371	—	557,371	1,842
Ruby Tuesday - Tampa, FL	03/12/03	08/11/03	269,583	2,090,743	—	—	2,360,326	2,096,898	—	2,096,898	6,904
Burger King - Wichita, KS	04/01/03	08/15/03	248,142	1,337,789	—	—	1,585,931	1,340,909	—	1,340,909	2,751
Jack in the Box - Conover, NC	01/16/03	08/21/03	201,282	1,267,189	—	—	1,468,471	1,280,651	—	1,280,651	15,714
Jack in the Box - Salinas, CA	12/30/02	08/29/03	490,183	1,493,196	—	—	1,983,379	1,509,782	—	1,509,782	18,707
Captain D’s - Franklin, KY	12/26/02	08/29/03	157,118	1,007,252	—	—	1,164,370	1,010,743	—	1,010,743	3,786
Jack in the Box - Simpsonville, SC	01/16/03	08/29/03	207,480	1,194,139	—	—	1,401,619	1,206,826	—	1,206,826	15,535
Jack in the Box - Anderson, SC	01/16/03	09/16/03	261,828	1,296,208	—	—	1,558,036	1,312,350	—	1,312,350	18,287
Casa Ole - Conroe, TX	04/16/03	09/15/03	119,734	771,309	—	—	891,043	775,000	—	775,000	4,395

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
Captain D’s - Warrensburg, CO	12/26/02	09/23/03	86,915	553,996	—	—	640,911	556,200	—	556,200	2,464
Black Angus - Lone Tree, CO	05/16/02	09/19/03	274,517	2,685,785	—	—	2,960,302	2,702,533	—	2,702,533	48,363
Captain D’s - Bluefield, WV	12/26/02	09/05/03	146,431	959,496	—	—	1,105,927	963,314	—	963,314	3,970
Captain D’s - Ozark, AL	12/26/02	09/15/03	86,262	551,785	—	—	638,047	553,981	—	553,981	2,378
Captain D’s - Pearl, MS	12/26/02	09/11/03	103,074	656,502	—	—	759,576	659,114	—	659,114	2,400
Jack in the Box - Austin, TX	09/26/02	09/15/03	355,976	1,338,759	—	—	1,694,735	1,362,587	—	1,362,587	25,277
Village Inn - Virginia Beach, VA	06/16/03	09/26/03	453,559	1,894,510	—	—	2,348,069	1,900,000	—	1,900,000	8,997
Captain D’s - Cahokia, IL	12/26/02	09/24/03	97,626	625,492	—	—	723,118	627,981	—	627,981	2,792
Captain D’s - Birmingham, AL	12/26/02	09/24/03	89,973	577,550	—	—	667,523	579,848	—	579,848	2,578
Jack in the Box - Simpsonville, SC	01/16/03	09/30/03	180,793	1,185,093	—	—	1,365,886	1,199,851	—	1,199,851	18,183
Jack in the Box - Charlotte, NC	01/16/03	09/30/03	323,819	1,571,639	—	—	1,895,458	1,591,210	—	1,591,210	24,113
Village Inn - Rio Rancho, NM	06/16/03	10/10/03	181,556	776,610	—	—	958,166	780,000	—	780,000	3,299
Wendy’s - Knoxville, TN	06/13/03	10/22/03	211,061	1,001,097	—	—	1,212,158	996,669	—	996,669	4,877
Wendy’s - Dayton, TN	06/13/03	10/28/03	115,511	814,846	—	—	930,357	811,242	—	811,242	4,143
Jack in the Box - Uvalde, TX	01/16/03	10/31/03	208,018	1,075,470	—	—	1,283,488	1,090,848	—	1,090,848	17,468
Baker’s Square - St. Paul, MN	06/16/03	10/31/03	218,930	1,369,024	—	—	1,587,954	1,375,000	—	1,375,000	8,657
Baker’s Square - Dearborn, MI	06/16/03	11/06/03	141,169	1,282,503	—	—	1,423,672	1,290,000	—	1,290,000	7,815
Baker’s Square - Taylor, MI	06/16/03	11/07/03	235,315	1,153,258	—	—	1,388,573	1,160,000	—	1,160,000	7,327
Baker’s Square - Fresno, CA	06/16/03	11/20/03	302,249	1,133,375	—	—	1,435,624	1,140,000	—	1,140,000	8,258
Village Inn - St. Petersburg, FL	06/16/03	12/16/03	269,803	1,141,622	—	—	1,411,425	1,150,000	—	1,150,000	9,548

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Funding 2001-A, LP (18) (Continued):
Johnny Carino’s - Houston, TX	01/21/03	12/22/03	359,788	1,962,475	—	—	2,322,263	2,000,000	—	2,000,000	40,760
Wendy’s - Clinton, TN	06/13/03	12/30/03	222,804	998,671	—	—	1,221,475	996,669	—	996,669	7,376
O’Charley’s - Plainville (Avon), IN	10/17/03	12/30/03	275,191	2,697,512	—	—	2,972,703	2,704,545	—	2,704,545	17,164
Johnny Carino’s - Austin, TX	12/30/02	12/31/03	446,723	1,958,587	—	—	2,405,310	2,000,000	—	2,000,000	44,704
Jack in the Box - Rock Hill, SC	01/16/03	12/31/03	231,483	1,046,466	—	—	1,277,949	1,065,349	—	1,065,349	21,553

CNL Funding 2002-A, LP (18):
Jack in the Box - Marana, AZ	05/15/01	08/17/01	163,730	1,076,685	—	—	1,240,414	1,078,143	—	1,078,143	27,638
Jack in the Box - St. George, UT	07/12/01	12/04/01	231,916	1,580,962	—	—	1,812,878	1,588,785	—	1,588,785	62,317
Jack in the Box - Pumpkin Center, CA	08/30/02	11/09/01	128,563	1,206,531	—	—	1,335,094	1,210,280	—	1,210,280	22,265
Black Angus - Las Vegas, NV	10/11/01	11/19/01	545,658	2,675,155	—	—	3,220,813	2,675,155	—	2,675,155	31,169
Jack in the Box - Harrington, TX	05/31/01	11/29/01	144,639	1,280,652	—	—	1,430,291	1,285,047	—	1,285,047	68,509
Black Angus - Phoenix, AZ	08/02/01	03/29/02	308,838	1,962,499	—	—	2,271,337	1,967,245	—	1,967,245	13,445
Black Angus - Goodyear, AZ	07/23/01	05/01/02	305,468	1,855,849	—	—	2,161,317	1,862,193	—	1,862,193	11,485
Jack in the Box - Charlotte, NC	08/30/01	06/14/02	152,691	1,450,809	—	—	1,603,500	1,467,708	—	1,467,708	17,149
Jack in the Box - Baton Rouge, LA	08/30/01	07/12/02	80,374	1,145,280	—	—	1,225,654	1,160,007	—	1,160,007	16,487
Jack in the Box - Lake Zurich, IL	09/26/01	12/20/02	440,278	2,215,642	—	—	2,655,920	2,246,512	—	2,246,512	39,380
Bennigans - Killeen, TX	08/07/01	12/30/02	285,025	1,897,117	—	—	2,182,142	1,925,583	—	1,925,583	31,785

CNL Net Lease Investors, LP (18):
JIB - Arlington, TX (8)	09/25/02	09/25/02	1,096,799	—	—	—	1,096,799	—	1,096,799	1,096,799	—
Burger King - Jackson, MI (8)	09/25/02	09/25/02	958,464	—	—	—	958,464	—	958,464	958,464	—

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Net Lease Investors, LP (18) (Continued):
IHOP - Buffalo Grove, IL (8)	09/25/02	09/25/02	1,591,656	—	—	—	1,591,656	—	1,591,656	1,591,656	—
Arby’s - Lee’s Summit, MO (8)	09/25/02	09/25/02	956,778	—	—	—	956,778	—	956,778	956,778	—
Krispy Kreme - Clive, IA (8)	09/25/02	09/25/02	719,193	—	—	—	719,193	—	719,193	719,193	—
Boston Market Eden Prairie, MN (8)	09/25/02	09/25/02	1,096,256	—	—	—	1,096,256	—	1,096,256	1,096,256	—
Denny’s - Glenwood Springs, CO	09/25/02	09/30/02	71,421	724,289	—	—	795,710	724,289	—	724,289	(2,560)
JIB - Apple Valley, CA	09/25/02	10/29/02	195,846	1,125,979	—	—	1,321,825	1,125,979	—	1,125,979	(390)
Jack in the Box - Calexico, CA	09/25/02	11/08/02	267,747	1,380,933	—	—	1,648,680	1,380,873	—	1,380,873	(431)
IHOP - Smyrna, GA	09/25/02	11/15/02	258,136	1,487,570	—	—	1,745,706	1,487,640	—	1,487,640	(255)
IHOP - Las Vegas, NV	09/25/02	11/19/02	224,805	1,532,903	—	—	1,757,708	1,533,114	—	1,533,114	4
Arby’s - Lafayette, IN	09/25/02	11/21/02	142,253	1,233,489	—	—	1,375,742	1,234,521	—	1,234,521	1,632
JIB - Pomona, CA	09/25/02	12/06/02	230,597	1,256,692	—	—	1,487,290	1,256,583	—	1,256,583	(501)
IHOP - Bend, OR	09/25/02	12/10/02	196,621	1,335,109	—	—	1,531,730	1,334,916	—	1,334,916	(674)
JIB - Woodinville, WA	09/25/02	12/12/02	238,915	1,416,445	—	—	1,655,360	1,416,512	—	1,416,512	(421)
IHOP - Chico, CA	09/25/02	12/16/02	237,578	1,704,094	—	—	1,941,672	1,706,088	—	1,706,088	2,084
IHOP - Phoenix, AZ	09/25/02	12/16/02	257,508	1,421,205	—	—	1,678,713	1,422,679	—	1,422,679	1,492
Denny’s - Grand Prairie, TX	09/25/02	12/18/02	166,695	641,605	—	—	808,300	643,812	—	643,812	(17,570)
JIB - Stockton, CA	09/25/02	12/19/02	123,370	1,194,990	—	—	1,318,360	1,195,358	—	1,195,358	44
JIB - Altadena, CA	09/25/02	12/19/02	238,359	1,568,973	—	—	1,807,332	1,569,349	—	1,569,349	(104)
IHOP - Madera, CA	09/25/02	12/20/02	221,369	1,517,381	—	—	1,738,750	1,517,799	—	1,517,799	(23)
JIB - Los Angeles, CA	09/25/02	12/20/02	281,609	1,440,875	—	—	1,722,484	1,441,506	—	1,441,506	319

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Net Lease Investors, LP (18) (Continued):
Stone Grill - Henderson, NV	09/25/02	12/20/02	129,187	315,790	—	—	444,977	316,876	—	316,876	(501)
JIB - Veradale, WA	09/25/02	12/20/02	152,024	1,432,938	—	—	1,584,962	1,434,470	—	1,434,470	1,591
Denny’s - Tulsa, OK	09/25/02	12/23/02	111,276	87,719	—	—	198,995	88,021	—	88,021	(8,056)
Chipolte Mexican Grill - Redlands, CA	09/25/02	12/26/02	184,168	947,782	—	—	1,131,950	948,249	—	948,249	229
Arby’s - Boise, ID	09/25/02	12/27/02	144,299	880,157	—	—	1,024,456	879,752	—	879,752	(1,105)
IHOP - Las Vegas, NV - 752	09/25/02	12/30/02	301,535	1,654,627	—	—	1,956,162	1,654,674	—	1,654,674	(737)
IHOP - Chesapeake, VA	09/25/02	12/30/02	224,282	1,596,258	—	—	1,820,540	1,595,915	—	1,595,915	(1,328)
JIB -Sacramento, CA	09/25/02	12/31/02	121,340	1,230,480	—	—	1,351,820	1,230,859	—	1,230,859	(85)
JIB - Delano, CA	09/25/02	12/31/02	218,259	1,193,558	—	—	1,411,817	1,193,846	—	1,193,846	(125)
LJS - Pasadena, TX	09/25/02	01/10/03	84,314	653,823	—	—	738,137	653,146	—	653,146	(1,059)
Jack in the Box - Caldwell, ID	09/25/02	01/14/03	249,924	1,249,841	—	—	1,499,765	1,249,541	—	1,249,541	(933)
IHOP - Addison, TX	09/25/02	01/14/03	280,886	1,469,922	—	—	1,750,808	1,469,295	—	1,469,295	(1,299)
IHOP -Arlington, TX	09/25/02	01/15/03	239,534	1,338,182	—	—	1,577,716	1,338,259	—	1,338,259	(392)
Jack in the Box - Centralia, WA	09/25/02	01/17/03	176,522	1,108,218	—	—	1,284,740	1,109,947	—	1,109,947	1,738
Denny’s - Fort Worth, TX	09/25/02	01/17/03	5,513	75,058	—	—	80,571	75,447	—	75,447	(1,895)
IHOP - Merced, CA	09/25/02	01/24/03	258,486	1,669,950	—	—	1,928,436	1,670,946	—	1,670,946	586
Denny’s - Port Charlotte, FL	09/25/02	01/29/03	254,391	1,260,009	—	—	1,514,400	1,261,536	—	1,261,536	6,452
KFC - Virginia Beach, VA	09/25/02	01/30/03	151,884	861,262	—	—	1,013,146	862,729	—	862,729	1,631
Checkers - Orlando, FL	09/25/02	02/04/03	33,051	479,392	—	—	512,443	479,298	—	479,298	(171)
IHOP - Vernon Hills, IL	09/25/02	02/05/03	142,285	1,677,299	—	—	1,819,584	1,678,249	—	1,678,249	749

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Net Lease Investors, LP (18) (Continued):
IHOP - Pasadena, TX	09/25/02	02/07/03	189,401	1,238,542	—	—	1,427,943	1,237,835	—	1,237,835	(927)
Denny’s - Surfside Beach, SC	09/25/02	02/10/03	191,178	973,222	—	—	1,164,400	973,354	—	973,354	80
Blackbear BBQ & Grill - Clinton, MO	09/25/02	02/11/03	111,135	149,853	—	—	260,988	150,894	—	150,894	4,808
El Ranchito - Cheraw, SC	09/25/02	02/12/03	74,238	119,882	—	—	194,120	120,715	—	120,715	(3,748)
IHOP - Orland Park, IL	09/25/02	02/12/03	237,989	1,496,687	—	—	1,734,676	1,497,535	—	1,497,535	131
JIB - Phoenix, AZ	09/25/02	02/19/03	318,477	1,369,163	—	—	1,687,640	1,368,852	—	1,368,852	(235)
JIB - Fontana, CA	09/25/02	02/19/03	354,596	1,617,580	—	—	1,972,176	1,621,168	—	1,621,168	4,515
Jack in the Box - Puyallup, WA	09/25/02	02/20/03	208,776	1,442,584	—	—	1,651,360	1,442,429	—	1,442,429	(11)
JIB - Nampa, ID	09/25/02	02/28/03	133,479	1,182,901	—	—	1,316,380	1,185,224	—	1,185,224	3,311
Arby’s - Indianapolis, IN	09/25/02	03/07/03	146,983	1,290,641	—	—	1,437,624	1,289,765	—	1,289,765	(1,240)
Golden Corral - Sherman, TX	09/25/02	03/14/03	144,018	1,334,643	—	—	1,478,661	1,344,925	—	1,344,925	11,110
Denny’s - Independence, MO	09/25/02	03/18/03	75,774	879,026	—	—	954,800	878,925	—	878,925	(531)
Jack in the Box - New Caney, TX	09/25/02	03/26/03	235,592	1,081,827	—	—	1,317,419	1,084,227	—	1,084,227	2,136
IHOP - Columbia, SC	09/25/02	03/27/03	199,074	1,421,913	—	—	1,620,987	1,421,690	—	1,421,690	(939)
Golden Corral - Longmont, CO	09/25/02	03/28/03	102,544	1,129,798	—	—	1,232,342	1,138,018	—	1,138,018	9,457
IHOP - Coeur D’Alene, ID	09/25/02	03/28/03	194,492	1,371,918	—	—	1,566,410	1,372,193	—	1,372,193	(296)

IHOP - Hoffman Estates, IL	09/25/02	03/31/03	220,665	1,620,411	—	—	1,841,076	1,621,562	—	1,621,562	650
Hardees - Hattiesburg, MS	09/25/02	04/04/03	112,845	952,123	—	—	1,064,968	951,381	—	951,381	(1,090)
Arby’s - Greenville, AL	09/25/02	04/04/03	42,568	347,029	—	—	389,597	348,619	—	348,619	1,586
Jack in the Box - Peoria, AZ	09/25/02	04/04/03	276,589	1,286,205	—	—	1,562,794	1,287,666	—	1,287,666	1,232

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Net Lease Investors, LP (18) (Continued):
Denny’s Goodyear, AZ	09/25/02	04/08/03	104,888	1,234,312	—	—	1,339,200	1,233,526	—	1,233,526	(11,939)
Long John Silvers - Olathe, KS	09/25/02	04/17/03	113,541	687,429	—	—	800,970	690,258	—	690,258	2,995
Wendy’s - Escondido, CA	09/25/02	05/09/03	230,220	1,602,354	—	—	1,832,574	1,614,754	—	1,614,754	12,790
Golden Corral - Jacksonville, FL	09/25/02	05/15/03	199,967	1,673,863	—	—	1,873,830	1,691,381	—	1,691,381	18,292
Jack in the Box - Santa Maria, CA	09/25/02	05/20/03	246,072	1,345,328	—	—	1,591,400	1,346,677	—	1,346,677	994
Jack in the Box - Post Falls, ID	09/25/02	05/22/03	(311,305)	1,256,355	—	—	945,050	1,256,928	—	1,256,928	(225)
Golden Corral - Garden City, KS	09/25/02	05/30/03	201,188	964,009	—	—	1,165,197	974,016	—	974,016	11,189
IHOP - Lithia Springs, GA	09/25/02	06/02/03	221,383	1,352,517	—	—	1,573,900	1,357,533	—	1,357,533	4,861
Japan Express - Lincolnton, NC	09/25/02	06/11/03	16,243	460,557	—	—	476,800	458,047	—	458,047	(2,852)
Denny’s - McAlester, OK	09/25/02	06/24/03	122,576	608,549	—	—	731,125	603,793	—	603,793	(5,996)
Denny’s - Yukon, OK	09/25/02	06/24/03	(467,777)	950,152	—	—	482,375	948,836	—	948,836	(2,101)
Golden Corral - Bartlesville, OK	09/25/02	06/26/03	107,249	806,482	—	—	913,731	799,214	—	799,214	(8,512)
Jack in the Box - Beaumont, TX	09/25/02	07/11/03	221,438	1,201,362	—	—	1,422,800	1,202,905	—	1,202,905	1,243
Jack in the Box - Decatur, TX	09/25/02	07/16/03	191,779	1,147,023	—	—	1,338,802	1,146,569	—	1,146,569	(925)
Denny’s - Enid, OK	09/25/02	08/11/03	25,602	88,942	—	—	114,544	90,536	—	90,536	(6,326)
Jack in the Box - Irving, TX	09/25/02	08/15/03	277,222	1,514,638	—	—	1,791,860	1,514,477	—	1,514,477	(712)
Long John Silvers - Independence, MO	09/25/02	09/17/03	184,834	936,247	—	—	1,121,081	932,101	—	932,101	(5,004)
Remington Grill - Sanford, NC	09/25/02	09/22/03	15,420	420,129	—	—	435,549	417,044	—	417,044	(3,635)
Golden Corral - Weslaco, TX	09/25/02	09/26/03	367,183	952,057	—	—	1,319,240	968,060	—	968,060	17,334
Golden Corral - Ada, OK	09/25/02	09/30/03	107,394	933,094	—	—	1,040,488	947,919	—	947,919	16,153

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing And Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing (7)	Total acquisition cost, capital improvements closing and soft costs (1)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (19)
CNL Net Lease Investors, LP (18) (Continued):
Golden Corral - Abilene, TX	09/25/02	10/14/03	514,520	1,426,972	—	—	1,941,492	1,451,948	—	1,451,948	26,636
Golden Corral - Shawnee, OK	09/25/02	11/04/03	399,131	967,722	—	—	1,366,853	986,246	—	986,246	16,502
Jack in the Box, Ontario, OR	09/25/02	12/31/03	198,809	1,010,637	—	—	1,209,446	1,008,829	—	1,008,829	(2,471)
CNL Restaurant Capital, LP (24):
Applebees - Salinas, CA	02/10/97	04/26/02	449,350	1,600,000	—	—	2,049,350	—	1,496,871	1,496,871	—
Fazoli’s -Cordova, TN (25)	12/28/01	06/28/02	638,052	—	—	—	638,052	—	501,969	501,969	—
Fazoli’s - Collierville, TN (25)	12/23/99	08/08/02	667,882	—	—	—	667,882	—	621,070	621,070	—
CFD Holdings, LLC:
Denny’s - Plant City, FL (25)	09/30/02	05/23/03	1,182,921	—	—	—	1,182,921	—	1,059,831	1,059,831	15,227
Denny’s - Fort Pierce, FL (25)	09/30/02	11/14/03	846,101	—	—	—	846,101	—	793,145	793,145	46,896
Denny’s - Orlando, FL (25)	09/30/02	12/03/03	1,072,542	—	—	—	1,072,542	—	949,611	949,611	62,823

(1)	Amounts shown do not include pro rata share of original offering costs or acquisition fees.
(2)	Closing costs deducted from net sales proceeds do not include deferred, subordinated real estate disposition fees payable to CNL Fund Advisors, Inc. or its affiliates.
(3)	Excess (deficiency) of property operating cash receipts over cash expenditures includes $20,000 of lease termination income.
(4)	Excess (deficiency) of property operating cash receipts over cash expenditures includes $175,000 of lease termination income.
(5)	Cash received net of closing costs includes $147,750 of lease termination income.
(6)	Excess (deficiency) of property operating cash receipts over cash expenditures includes $52,676 of lease termination income.
(7)	Original mortgage financing was obtained for less than 100 percent of the total cost of the properties.
(8)	Each property was sold to one of the CNL Income Funds, which are Prior Public Programs and affiliates of the Chairman and Vice Chairman of the Board of Directors of CNL Restaurant Properties, Inc. The CNL Net Lease Investors, LP sold the properties at the net carrying value of the property, therefore, no gain or loss was recognized on the sale.
(9)	This property was being constructed and was sold prior to completion of construction.
(10)	CNL APF Partners LP did not own the land related to this property. The tenant defaulted under the terms of the lease with the landlord of the land lease and CNL APF Partners LP, the landlord of the building lease. CNL APF Partners, LP was not successful at finding a replacement tenant and would have been obligated to pay rent to the landlord of the land in order to preserve its interest in the building. CNL APF Partners, LP decided to abandon the rights to the building to eliminate the obligation to pay rent to the landlord of the land parcel.
(11)	CNL Income Fund II, Ltd. owned a 64 percent interest and CNL Income Fund VI, Ltd. owned a 36 percent interest in this joint venture. The amounts presented for CNL Income Fund II, Ltd. and CNL Income Fund VI, Ltd. represent each partnership’s percentage interest in the property owned by Show Low Joint Venture.

Past performance is not necessarily indicative of future performance.

(12)	CNL Income Fund VIII, Ltd. owned a 12.46 percent interest and CNL Income Fund XII, Ltd. owned an 87.54 percent interest in this joint venture. The amounts presented for CNL Income Fund VIII, Ltd. and CNL Income Fund XII, Ltd. represent each partnership’s percentage interest in the property owned by Middleburg Joint Venture.
(13)	CNL Income Fund XIV, Ltd. owned a 50 percent interest and CNL Income Fund XV, Ltd. owned a 50 percent interest in this joint venture. The amounts presented for CNL Income Fund XIV, Ltd. and CNL Income Fund XV, Ltd. represent each partnership’s percentage interest in the property owned by Woodridge Joint Venture.
(14)	CNL Income Fund VI, Ltd. owned a 75 percent interest and CNL Income Fund IX, Ltd. owned a 25 percent interest in the property in Dublin, California. The amounts presented for CNL Income Fund VI, Ltd. and CNL Income Fund IX, Ltd. represent each partnership percentage interest in the property.
(15)	Amount shown is face value and does not represent discounted current value. The mortgage note bore interest at a rate of ten percent per annum. The borrower prepaid the mortgage note in full in November 2001.
(16)	CNL Income Fund X, Ltd. owned a 69.06 percent interest and CNL Income Fund XVII, Ltd. owned a 30.94 percent interest in this joint venture. The amounts presented for CNL Income Fund X,. Ltd. and CNL Income Fund XVII, Ltd. represent each partnership’s percentage interest in the property owned by CNL Ocean Shores Joint Venture.
(17)	Reserved for future use.
(18)	Information in this table includes properties sold by Maple & Main Orlando, LLC; RAI Restaurants, Inc.; South Street Investments, Inc.; CNL Restaurant Property Services, Inc.; CNL Restaurant Investors Properties, LLC; CNL Funding 2001-A, LP; CNL Funding 2002-A LP and CNL Net Lease Investors LP, subsidiaries of CNL Restaurant Properties, Inc., which were formed for the purpose of originating long-term triple net leases on real estate with the intent of selling these properties to third parties.
(19)	Amounts in this table do not include costs incurred in the administration of the partnership or company, as applicable, not related to the operation of properties.
(20)	CNL Income Fund II, Ltd. owned a 48 percent interest and CNL Income Fund X, Ltd. owned a 52 percent interest in this joint venture. The amounts presented for CNL Income Fund II, Ltd. and CNL Income Fund X, Ltd. represent each partnership’s percentage interest owned by Peoria Joint Venture.
(21)	CNL Income Fund VI, Ltd. owned a 77 percent interest and CNL Income Fund XI, Ltd. owned a 23 percent interest in the property in Round Rock, Texas. The amounts presented for CNL Income Fund VI, Ltd. and CNL Income Fund XI, Ltd. represent each partnership’s percentage interest in the property.
(22)	Amount shown is face value and does not represent discounted current value. The mortgage note bears interest at a rate of 12.34 percent per annum and principal and interest payments are due by November 28, 2004.
(23)	Cash received net of closing costs includes $60,000 received as a lease termination fee.
(24)	Information in this table includes properties sold by CNL Financial Services, LP and CNL Restaurant Capital, LP, subsidiaries of CNL Restaurant Properties, Inc.
(25)	The property was obtained through foreclosure of a loan and the basis of the property was the net realizable value of the foreclosed loan.
(26)	Excess (deficiency) of property operating cash receipts over cash expenditures includes $31,215 of lease termination income.
(27)	Excess (deficiency) of property operating cash receipts over cash expenditures includes $100,000 of lease termination income.
(28)	CNL Income Fund III, Ltd. owned a 73.4 percent interest and CNL Income Fund IV, Ltd. owned a 26.6 percent interest in this joint venture. The amounts presented for CNL Income Fund III, Ltd. and CNL Income Fund, IV, Ltd. represent each partnership’s percentage interest in the property owned by Titusville Joint Venture.
(29)	CNL Income Fund IX, Ltd. and CNL Income Fund, X, Ltd. each owned a 50 percent interest in this joint venture. The amounts presented for CNL Income Fund IX, Ltd. and CNL Income Fund X, Ltd. represent each partnership’s percentage interest in the property owned by CNL Restaurant Investments III.
(30)	CNL Income Fund, Ltd. owned a 50 percent interest in this joint venture. The amounts presented represent the partnership’s percentage interest in the property owned by Sand Lake Road Joint Venture. A third party owned the remaining 50 percent interest in this joint venture.
(31)	CNL Income Fund VII, Ltd. owned an 18 percent interest, CNL Income Fund VIII, Ltd. owned a 36.8 percent interest and CNL Income Fund IX, Ltd. owned a 45.2 percent interest in this joint venture. The amounts presented for CNL Income Fund VII, Ltd., CNL Income Fund, VIII, Ltd. and CNL Income Fund IX, Ltd. represent each partnership’s percentage interest in the property owned by CNL Restaurant Investments II.
(32)	CNL Income Fund IX, Ltd. owned a 27.33 percent interest, CNL Income Fund X, Ltd. owned a 10.51 percent interest and CNL Income fund XI, Ltd. owned a 62.16 percent interest in this joint venture. The amounts presented for CNL Income Fund IX, Ltd., CNL Income Fund, X, Ltd. and CNL Income Fund XI, Ltd. represent each partnership’s percentage interest in the property owned by Ashland Joint Venture.
(33)	CNL Income Fund VIII, Ltd. owned a 66 percent interest and CNL Income Fund IX, Ltd. owned a 34 percent interest in the property owned by this tenancy in common. The amounts presented for CNL Income Fund VIII, Ltd. and CNL Income Fund, IX, Ltd. represent each partnership’s percentage interest in the property owned by CNL VIII & IX Tenants in Common.
(34)	CNL Income Fund VII, Ltd. owned a 79 percent interest and CNL Income Fund XVII, Ltd. owned a 21 percent interest in this joint venture. The amounts presented for CNL Income Fund VII, Ltd. and CNL Income Fund, XVII, Ltd. represent each partnership’s percentage interest in the property owned by CNL Mansfield Joint Venture.
(35)	CNL Income Fund VI, Ltd. owned a 66.14 percent interest in this joint venture. The amounts presented represent the partnership’s percentage interest in the property owned by Caro Joint Venture. A third party owned the remaining 33.86 percent interest in this joint venture.
(36)	Amount shown is face value and does not represent discounted current value. The mortgage note bore interest at a rate of 10 percent per annum and provided for 35 equal monthly payments of principal and interest. The borrower prepaid the mortgage note in full in August 2002.
(37)	Amount shown is face value and does not represent discounted current value. The mortgage note bore interest at a rate of 10.5 percent per annum. In December 2002, the Partnership negotiated for an early payoff at a reduced amount and received a balloon payment which included $606,800 of the outstanding principal balance.
(38)	Cash received net of closing costs includes $232,578 of insurance proceeds received after the building was destroyed by fire.

APPENDIX C

SUBSCRIPTION AGREEMENT

Subscription Agreement

CNL HOSPITALITY PROPERTIES II, INC.	[Company Brand]

1.	INVESTMENT

This is an (check one):	☐	Initial	☐	Additional Investment
		Investment		in this offering

Make Investment Check Payable to:                     , Escrow Agent

This subscription is in the amount of $                     for the purchase of              shares ($10.00 per share). The minimum initial subscription is 500 shares ($5,000).

2.	FORM OF OWNERSHIP

(Select only one)

☐ IRA	☐ INDIVIDUAL
☐ SEP/IRA	☐ JOINT TENANTS WITH RIGHT OF SURVIVORSHIP (all parties must sign)
☐ ROTH IRA	☐ HUSBAND AND WIFE AS COMMUNITY PROPERTY
☐ KEOGH (H.R. 10)	(two signatures required)
☐ PENSION OR PROFIT SHARING PLAN	☐ A MARRIED PERSON SEPARATE PROPERTY (one signature required)
☐ TRUST (include title and signature pages)	☐ TENANTS IN COMMON
☐ TAXABLE ☐ TAX EXEMPT	☐ CUSTODIAN FOR
☐ CHARITABLE REMAINDER TRUST	Under the ☐ UGMA of the State of
☐ NON-PROFIT ORGANIZATION	☐ UTMA of the State of
☐ CORPORATION OR PARTNERSHIP (Corporate Resolution or Partnership Agreement must be attached)

3.	INVESTOR INFORMATION

Name(s) and address will be recorded exactly as printed below. Please print name(s) in which shares are to be registered. Include trust name if applicable. If IRA or qualified plan, include both investor and custodian names and Taxpayer ID numbers. Complete the Investor Mailing Address to receive informational mailings.

1st Registration Name	Investor Social Security Number

2nd Registration Name	Taxpayer ID Number

Address	Custodian Account Number

City/State/Zip	Custodian Phone Number

Investor Mailing Address (IRA Accounts)	Investor E-mail Address

City/State/Zip	Daytime Phone Number

☐ U.S. citizen	☐ U.S. citizen residing outside the U.S.
☐ Foreign citizen, country	☐ Check this box if you are subject to backup withholding

4.	DISTRIBUTIONS

Complete this section only to enroll in the Distribution Reinvestment Plan or to direct distribution payments to a party other than the one indicated in Section 3. Choose Option a or b. IRA accounts may not direct distributions without the custodian’s approval.

a. ☐ DISTRIBUTION REINVESTMENT PLAN (see Prospectus for more details)

b. ☐ DIRECT DEPOSIT Please include a voided check. (Non-Custodian Investors Only)

I authorize CNL Investment Company or its Agent (collectively, “CNL”) to deposit my distribution to my checking or savings account. This authority will remain in force until I notify CNL in writing to cancel it. In the event that CNL deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution

Address

City/State/Zip

Account Type (check one): ☐ Checking ☐ Savings

Account Number	Bank ABA Routing Number

5.	SUBSCRIBER SIGNATURES

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (required): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this subscription agreement is his correct Taxpayer Identification Number (or he is waiting for a number to be issued to him) and (ii) he is not subject to backup withholding either because he has not been notified by the Internal Revenue Service (“IRS”) that he is subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified him that he is no longer subject to backup withholding [NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE WITHHOLDING BOX HAS BEEN CHECKED IN SECTION 3].

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce CNL Hospitality Properties II, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

(a)	I have received the Prospectus for CNL Hospitality Properties II, Inc.

Initials	Initials

(b)	I have (i) a net worth (not including home, furnishings and personal automobiles) of at least $150,000, or (ii) a net worth (as previously described) of at least $45,000 and an annual gross income of at least $45,000, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards and How to Subscribe.”

Initials	Initials

X			X
	Signature of Investor	Date		Signature of Joint Investor	Date

6.	BROKER INFORMATION

The Broker’s Financial Advisor must sign below to complete order. Financial Advisor hereby warrants that he is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence.

Broker/Dealer or RIA Name

☐ Check if employed by new Broker/Dealer or RIA since last sale of CNL shares.

Financial Advisor Name

Advisor Mailing Address		☐ Check if updated address

City/State/Zip

Advisor Number	Telephone Number

E-mail Address	Fax Number

☐     Telephonic Subscription             (Please refer to the Prospectus for details.)

☐     Check if registered representative is buying shares net of commission.

☐     Registered Investment Adviser (RIA): All sales of securities must be made through a Broker/Dealer. If an RIA has introduced a sale, the sale must be conducted through (i) the RIA in its capacity as a Registered Representative, if applicable; (ii) a Registered Representative of a Broker/Dealer which is affiliated with the RIA, if applicable; or (iii) if neither (i) or (ii) is applicable, an unaffiliated Broker/Dealer.

The undersigned confirm by their signatures that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; and (v) have reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

I understand this subscription agreement is for CNL Hospitality Properties II, Inc.

X			X
	Financial Advisor Signature	Date		Branch Manager Signature (If required by Broker/Dealer)	Date

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in CNL Hospitality Properties II, Inc. Each subscription will be accepted or rejected by CNL Hospitality Properties II, Inc. within 30 days after its receipt, and no sale of shares shall be completed until at least five business days after the date on which the subscriber receives a copy of the Prospectus.

Return to: CNL Investor Administration ■ PO Box 1033 ■ Orlando, FL ■ 32802-1033

Overnight Delivery: CNL Investor Administration ■ 450 South Orange Avenue ■ Orlando, FL ■ 32801

CNL Investor Administration: tel (407) 650-1000 ■ toll-free (866) 650-0650 ■ fax (407) 650-1231

For Office Use Only*

Sub.#	Admit Date	Amount

Check #	Region	W/S Rev. 02/04

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

	Amount
SEC registration fee	$253,400
NASD filing fee	30,500
Accounting fees and expenses	160,000	*
Escrow agent’s fees	40,000	*
sales and advertising expenses	6,625,000	*
Legal fees and expenses	1,388,000	*
Blue Sky fees and expenses	240,000	*
Printing expenses	2,100,000	*
Miscellaneous**	1,734,700	*

Total	$12,571,600	*

*	Estimated through completion of the offering, assuming sale of 195 million shares.

**	The aggregate amount under this item includes, but its not limited to, telephone and postage costs, payments to industry consultants and certain reimbursements to CNL Investment Company, an affiliate of the Company for marketing distribution center services, due diligence services, research and technology and investor relation services, performed on behalf of the Company.

Item 32.	Sales to Special Parties.

The registrant was capitalized through the purchase by CNL Lodging Advisors II Corp. of 20,000 shares of common stock for aggregate consideration of $200,000.

Item 33.	Recent Sales of Unregistered Securities.

The offer and sale of 20,000 shares to our advisor on June 30, 2004, is claimed to be exempt from the registration provisions of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof.

Item 34.	Indemnification of Directors and Officers.

Pursuant to Maryland corporate law and the Company’s articles of incorporation, the Company is required to indemnify and hold harmless a present or former director, officer, advisor, or affiliate and may indemnify and hold harmless a present or former employee or agent of the Company (the “Indemnitee”) against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company while a director, officer, advisor, affiliate, employee, or agent and in such capacity, provided, that the Indemnitee has determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of the Company. The Company will not indemnify or hold harmless the Indemnitee if: (i) the loss or liability was the result of negligence or misconduct, or if the Indemnitee is an Independent Director, the loss or liability was the result of gross negligence or willful misconduct; (ii) the act or omission was material to the loss or liability and was committed in bad faith or was the result of active or deliberate dishonesty; (iii) the Indemnitee actually received an improper personal benefit in money, property, or services; (iv) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful; or (v) in a proceeding by or in the right of the Company, the Indemnitee shall have been adjudged to be liable to the Company. In addition, the Company will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws. Pursuant to its articles of incorporation, the Company is required to pay or reimburse reasonable expenses incurred by a present or former director, officer, advisor or affiliate and may pay or reimburse reasonable expenses incurred by any other Indemnitee in advance of final disposition of a proceeding if the following are satisfied: (i) the Indemnitee was made a party to the proceeding by reasons of his or her service as a director, officer, advisor, affiliate, employee or agent of the Company; (ii) the Indemnitee provides the Company with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the articles of incorporation; (iii) the Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct; and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement. The Company’s articles of incorporation further provide that any indemnification, payment, or reimbursement of the expenses permitted by the articles of incorporation will be furnished in accordance with the procedures in Section 2-418 of the Maryland General Corporation Law.

Any indemnification may be paid only out of net assets of the Company, and no portion may be recoverable from the stockholders.

The Company has entered into indemnification agreements with each of the Company’s officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, the Company must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. The Company also must cover officers and directors under the Company’s directors’ and officers’ liability insurance.

Item 35.	Treatment of Proceeds from Securities Being Registered.

Not applicable.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements:

The following financial statements are included in the Prospectus.

(1)	Report of Independent Certified Public Accountants

(2)	Balance Sheet as of June 30, 2004

(3)	Statement of Stockholder’s Equity for the period May 7, 2004 (date of inception) through June 30, 2004

(4)	Notes to Financial Statements

All schedules have been omitted as the required information is inapplicable or is presented in the financial statements or related notes.

(b) Exhibits:

1.1	Form of Managing Dealer Agreement (Previously filed as Exhibit 1.1 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

1.2	Form of Participating Broker Agreement (Previously filed as Exhibit 1.2 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

3.1	Form of Articles of Amendment and Restatement of CNL Hospitality Properties II, Inc. (Previously filed as Exhibit 3.1 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

3.2	CNL Hospitality Properties II, Inc. Bylaws (Previously filed as Exhibit 3.2 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

4.1	Form of Reinvestment Plan (Included in the prospectus as Appendix A and incorporated herein by reference.)

4.2	Form of Redemption Plan (Previously filed as Exhibit 4.2 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

*5	Opinion of Greenberg Traurig, LLP as to the legality of the securities being registered by CNL Hospitality Properties II, Inc.

*8	Opinion of Greenberg Traurig, LLP regarding certain material tax issues relating to CNL Hospitality Properties II, Inc.

10.1	Form of Escrow Agreement between CNL Hospitality Properties II, Inc. and (Previously filed as Exhibit 10.1 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

10.2	Form of Advisory Agreement between CNL Hospitality Properties II, Inc. and CNL Lodging Advisors II Corp. (Previously filed as Exhibit 10.2 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

10.3	Form of Subcontract Agreement between CNL Hospitality Corp., CNL Lodging Advisors II Corp., CNL Hospitality Properties II, Inc. and CNL Hospitality Properties, Inc. (Previously filed as Exhibit 10.3 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

10.4	Form of Reinvestment Plan (Included in the prospectus as Appendix A and incorporated herein by reference.)

10.5	Form of Redemption Plan (Previously filed as Exhibit 4.2 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

10.6	Form of Indemnification Agreement between CNL Hospitality Properties II, Inc. and Robert A. Bourne, Tracy G. Schmidt dated , 2004. (Previously filed as Exhibit 10.6 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

*23.1	Consent of Greenberg Traurig, LLP

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm, dated July 6, 2004 (Filed herewith.)

24	Power of Attorney (See “Signatures.”)

*	To be filed in a pre-effective amendment to this registration statement.

Item 37.	Undertakings.

The registrant undertakes (a) to file any prospectuses required by Section 10(a)(3) as post-effective amendments to this registration statement, (b) that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Act”); each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time may be deemed to be the initial bona fide offering thereof, (c) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and (d) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the advisor or its affiliates, and of fees, commissions, compensation, and other benefits paid or accrued to the advisor or its affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

The registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the advisor and its affiliates in connection with any such acquisition. Post-effective amendments shall include audited financial statements meeting the requirements of Rule 3-14 or Rule 3-05 of Regulation S-X as appropriate based upon the type of property acquired and the type of lease to which the property will be subject, only for properties acquired during the distribution period.

The registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

TABLE VI

ACQUISITION OF PROPERTIES BY PROGRAMS

Table VI presents information concerning the acquisition of real properties by the public real estate limited partnerships and the unlisted public REITs sponsored by an Affiliate of the Company through December 31, 2003. The information includes the gross leasable space or number of units and total square feet of units, dates of purchase, locations, cash down payment and contract purchase price plus acquisition fee. This information is intended to assist the prospective investor in evaluating the terms involved in acquisitions by such prior programs.

	CNL Income Fund, Ltd.	CNL Income Fund II, Ltd.	CNL Income Fund III, Ltd.	CNL Income Fund IV, Ltd.
	(Note 2)	(Note 3)	(Note 4)	(Note 5)
Locations	AL, AZ, CA, FL, GA, LA, MD, OK, PA, TX, VA, WA	AL, AZ, CO, FL, GA, IL, IN, KS, LA, MI, MN, MO, NC, NM, OH, TN, TX, WA, WY	AL, AZ, CA, CO, FL, GA, IA, IL, IN, KS, KY, MD, MI, MN, MO, NC, NE, OK, TX	AL, DC, FL, GA, IL, IN, KS, MA, MD, MI, MS, NC, OH, PA, TN, TX, VA
Type of property	Restaurants	Restaurants	Restaurants	Restaurants
Gross leasable space (sq. ft.) or number of units and total square feet of units	22 units 80,314 s/f	50 units 190,753 s/f	40 units 170,944 s/f	47 units 166,494 s/f
Dates of purchase	2/18/86 - 12/31/97	2/11/87 - 11/18/99	2/11/87 - 10/25/99	10/30/87 -1/19/99
Cash down payment (Note 1)	$13,435,137	$27,417,112	$25,000,031	$28,643,526
Contract purchase price plus acquisition fee	$13,361,435	$27,266,696	$24,891,350	$28,541,500
Other cash expenditures expensed	—	—	—	—
Other cash expenditures capitalized	73,702	150,416	108,681	102,026

Total acquisition cost (Note 1)	$13,435,137	$27,417,112	$25,000,031	$28,643,526

Note 1:	This amount was derived from capital contributions or proceeds from partners or stockholders, respectively, and net sales proceeds reinvested in other properties. With respect to CNL Restaurant Properties, Inc., amounts were also advanced under its line of credit to facilitate the acquisition of these properties. With respect to CNL Hospitality Properties, Inc. and CNL Retirement Properties, Inc. amounts were also advanced under its line of credit or through permanent financing to facilitate the acquisition of these properties.

Note 2:	The partnership owns a 50% interest in a joint venture which owns a restaurant property. In addition, the partnership owns a 12.17% interest in one restaurant property held as tenants-in-common with affiliates. The partnership previously owned a 50% interest in two separate joint ventures which each owned a restaurant property.

Note 3:	The partnership owns a 49% and a 50% interest in two separate joint ventures. Each joint venture owns one restaurant property. In addition, the partnership owns a 33.87%, a 57.91%, a 47%, a 37.01%, a 39.39%, and a 13.38% interest in six restaurant properties held separately as tenants-in-common with affiliates. The partnership previously owned a 48% interest in a joint venture which owned a restaurant property. In addition, the partnership previously owned a 64% interest in a joint venture which owned two restaurant properties at different times.

Note 4:	The partnership owns a 69.07% and a 46.88% interest in two separate joint ventures which each own one restaurant property. In addition, the partnership owns a 33%, a 9.84%, a 25.87%, and a 20% interest in four restaurant properties held separately as tenants-in-common with affiliates. The partnership previously owned a 73.4% interest in a joint venture which owned a restaurant property.

Note 5:	The partnership owns a 51%, a 57%, a 96.1%, a 68.87%, and a 35.71% interest in five separate joint ventures. Each joint venture owns one restaurant property. In addition, the partnership owns a 53% and a 76% interest in two restaurant properties held separately as tenants-in-common with affiliates. The partnership previously owned a 26.6% interest in a joint venture which owned a restaurant property.

TABLE VI - ACQUISITIONS OF PROPERTIES BY PROGRAMS (continued)

	CNL Income Fund V, Ltd.	CNL Income Fund VI, Ltd.	CNL Income Fund VII, Ltd.	CNL Income Fund VIII, Ltd.
	(Note 6)	(Note 7)	(Note 8)	(Note 9)
Locations	AZ, FL, GA, IL, IN, MI, NH, NY, OH, SC, TN, TX, UT, WA	AR, AZ, CA, FL, GA, ID, IL, IN, KS, MA, MD, MI, MN, NC, NE, NM, NY, OH, OK, PA, TN, TX, VA, WA, WY	AL, AZ, CO, FL, GA, IN, LA, MI, MN, NC, NE, OH, PA, SC, TN, TX, UT, WA	AZ, CO, FL, IL, IN, LA, MI, MN, NC, NY, OH, OR, TN, TX, VA, WI
Type of property	Restaurants	Restaurants	Restaurants	Restaurants
Gross leasable space (sq. ft.) or number of units and total square feet of units	36 units 149,519 s/f	67 units 272,158 s/f	59 units 235,628 s/f	55 units 244,702 s/f
Dates of purchase	2/6/89 - 12/14/99	5/1/87 - 11/07/03	1/5/90 - 9/25/02	4/30/90 - 9/25/02
Cash down payment (Note 1)	$26,459,769	$50,194,827	$37,154,958	$41,739,720
Contract purchase price plus acquisition fee	$26,077,897	$49,674,318	$36,488,276	$41,206,994
Other cash expenditures expensed	—	—	—	—
Other cash expenditures capitalized	381,872	520,509	666,682	532,726

Total acquisition cost (Note 1)	$26,459,769	$50,194,827	$37,154,958	$41,739,720

Note 6:	The partnership owns a 43% and a 53.12% interest in two separate joint ventures which each own a restaurant property. In addition, the partnership owns a 42.09% and a 27.78% interest in two restaurant properties held separately as tenants-in-common with affiliates. The partnership previously owned a 48.9% and a 66.5% interest in two separate joint ventures which each owned a restaurant property.

Note 7:	The partnership owns a 3.9%, a 14.46%, a 50%, and a 64.29% interest in four separate joint ventures. Each joint venture owns one restaurant property. In addition, the partnership owns a 74%, an 18%, a 23.04%, a 34.74%, a 46.2%, an 85%, a 60%, an 80%, a 14.2%, a 9.5%, and a 25% interest in eleven restaurant properties held separately as tenants-in-common with affiliates. The partnership previously owned a 66.14% interest in a joint venture which owned a restaurant property. The partnership also previously owned a 36% interest in a joint venture which owned two restaurant properties at different times. In addition, the partnership previously owned a 51.67%, a 77%, and a 75% interest in three restaurant properties held separately as tenants-in-common with affiliates.

Note 8:	The partnership owns an 83.3%, a 4.79%, an 18%, a 79%, a 56%, a 14%, a 68.75%, and a 36.88% interest in eight separate joint ventures. Six of the joint ventures each own one restaurant property and the other joint venture owns five restaurant properties. In addition, the partnership owns a 71%, a 53%, a 35.64%, and a 43% interest in four restaurant properties held separately as tenants-in-common with affiliates. The partnership previously owned a 51.1% interest in a joint venture which owned a restaurant property. One of the joint ventures previously owned one additional restaurant property and one of the joint ventures previously owned two additional restaurant properties. In addition, the partnership previously owned a 48.33% interest in a restaurant property held as tenants-in-common with an affiliate.

Note 9:	The partnership owns an 85.54%, an 87.68%, a 36.8%, a 34%, and a 10% interest in five separate joint ventures. Four of the joint ventures each own one restaurant property and the other joint venture owns five restaurant properties. In addition, the partnership owns a 66%, a 19.3%, a 10%, and a 17% interest in four restaurant properties held separately as tenants-in-common with affiliates. The partnership previously owned a 12.46% interest in a joint venture which owned a restaurant property. One of the joint ventures previously owned two additional restaurant properties. In addition, the partnership previously owned a 66% interest in a restaurant property held as tenants-in-common with an affiliate.

TABLE VI - ACQUISITIONS OF PROPERTIES BY PROGRAMS (continued)

	CNL Income Fund IX, Ltd.	CNL Income Fund X, Ltd.	CNL Income Fund XI, Ltd.	CNL Income Fund XII, Ltd.
	(Note 10)	(Note 11)	(Note 12)	(Note 13)
Locations	AL, CA, CO, FL, GA, IL, IN, LA, MD,MI,MN,MS, NC, NH,NY,OH, SC, TN, TX	AL, AZ, CA,CO, FL, GA, ID, IL, IN, LA, MI,MO, MT, NC, NE, NH, NM, NY, OH, PA, SC, TN, TX, WA	AL, AZ, CA, CO, CT, FL, GA, KS, LA, MA, MI, MS, NC, NH, NM,OH, OK, PA, SC, TX, VA, WA	AL, AZ, CA, CO, FL, GA, IA, IN, LA, MO, MS, NC, NM, OH, SC, TN, TX, WA
Type of property	Restaurants	Restaurants	Restaurants	Restaurants
Gross leasable space (sq. ft.) or number of units and total square feet of units	55 units 242,175 s/f	60 units 259,222 s/f	50 units 214,924 s/f	58 units 244,910 s/f
Dates of purchase	8/31/90 – 9/25/02	11/5/91 – 11/7/03	5/18/92 – 12/23/03	10/16/92 – 9/25/02
Cash down payment (Note 1)	$41,519,232	$44,083,506	$43,909,776	$49,541,814
Contract purchase price plus acquisition fee	$40,776,871	$43,381,008	$43,314,331	$49,044,383
Other cash expenditures expensed	—	—	—	—
Other cash expenditures capitalized	742,361	702,498	595,445	497,431

Total acquisition cost (Note 1)	$41,519,232	$44,083,506	$43,909,776	$49,541,814

Note 10:	The partnership owns a 50%, a 45.2%, a 27.33%, and a 60% interest in four separate joint ventures. Two of the joint ventures own one restaurant property and the other two joint ventures own five restaurant properties each. In addition, the partnership owns a 67%, a 29%, a 15%, and a 34% interest in four restaurant properties held separately as tenants-in-common with affiliates. Two of the joint ventures previously owned one additional restaurant property each and one of the joint ventures owned two additional restaurant properties. In addition, the partnership previously owned a 25% and a 34% interest in two restaurant properties held separately as tenants-in-common with affiliates.

Note 11:	The partnership owns a 50%, an 88.26%, a 40.95%, a 10.51%, and a 10% interest in five separate joint ventures. Four of the joint ventures own one restaurant property each and the other joint venture owns five restaurant properties. In addition, the partnership owns a 13%, a 6.69%, an 81.65%, and a 12% interest in four restaurant properties held separately as tenants-in-common with affiliates. The partnership previously owned a 52% and a 69.06% interest in two separate joint ventures which each owned one restaurant property. In addition, one of the joint ventures previously owned one additional restaurant property.

Note 12:	The partnership owns a 62.16%, a 77.33%, an 85%, a 76.6%, and a 42.8% interest in five separate joint ventures. Each joint venture owns one restaurant property. In addition, the partnership owns a 72.58%, an 85.8%, a 90.5%, a 38%, and a 26% interest in five restaurant properties held separately as tenants-in-common with affiliates. The partnership previously owned a 23% interest in a restaurant property held as tenants-in-common with an affiliate.

Note 13:	The partnership owns a 31.13%, a 59.05%, an 18.61%, a 27.72%, a 55%, and an 80% interest in six separate joint ventures. Each joint venture owns one restaurant property. In addition, the partnership owns a 57% interest in a restaurant property held as tenants-in-common with an affiliate. The partnership previously owned an 87.54% interest in a joint venture which owned a restaurant property.

TABLE VI - ACQUISITIONS OF PROPERTIES BY PROGRAMS (continued)

	CNL Income Fund XIII, Ltd.	CNL Income Fund XIV, Ltd.	CNL Income Fund XV, Ltd.	CNL Income Fund XVI, Ltd.
	(Note 14)	(Note 15)	(Note 16)	(Note 17)
Locations	AL, AR, AZ,CA, CO, FL, GA, IN, KS, LA,MD,MO, NC, OH, PA, SC, TN, TX, VA	AL, AZ, CO, FL, GA, IL, KS, LA, MN, MO, MS, NC, NJ, NV, OH, SC, TN, TX, VA	AL, CA, FL, GA, KS, KY, MN,MO, MS, NC, NJ, NM, OH, OK, PA, SC, TN, TX, VA	AL, AZ, CA, CO, DC, FL, GA, ID, IN, KS, LA, MN, MO, NC, NM, NV, OH, PA, TN, TX, UT, WI
Type of property	Restaurants	Restaurants	Restaurants	Restaurants
Gross leasable space (sq. ft.) or number of units and total square feet of units	54 units 190,534 s/f	72 units 233,819 s/f	63 units 222,926 s/f	56 units 221,917 s/f
Dates of purchase	5/18/93 – 11/7/03	9/27/93 – 11/7/03	4/28/94 – 11/7/03	10/21/94 – 12/23/03
Cash down payment (Note 1)	$39,292,980	$49,912,433	$45,197,288	$49,085,424
Contract purchase price plus acquisition fee	$38,924,854	$49,486,052	$44,806,998	$48,695,961
Other cash expenditures expensed	—	—	—	—
Other cash expenditures capitalized	368,126	426,381	390,290	389,463

Total acquisition cost (Note 1)	$39,292,980	$49,912,433	$45,197,288	$49,085,424

Note 14:	The partnership owns a 50% and a 27.8% interest in two separate joint ventures. Each joint venture owns one restaurant property. In addition, the partnership owns a 66.13%, a 63.09%, a 47.83%, a 41%, and a 10% interest in five restaurant properties held separately as tenants-in-common with affiliates.

Note 15:	The partnership owns a 50% interest in three separate joint ventures and a 72.2%, a 39.94%, an 11%, and a 44% interest in four additional joint ventures. Six of the joint ventures each own one restaurant property and the other joint venture owns five restaurant properties. In addition, the partnership owns a 26% and a 10% interest in two restaurant properties held separately as tenants-in-common with affiliates. One of the joint ventures previously owned three additional properties.

Note 16:	The partnership owns a 50% interest in a joint venture which owns five restaurant properties and a 23.62% and a 31.25% interest in two separate joint ventures, each of which owns one restaurant property. In addition, the partnership owns a 16%, a 15%, a 59%, a 17%, and a 68% interest in five restaurant properties held separately as tenants-in-common with affiliates. One of the joint ventures previously owned three additional properties.

Note 17:	The partnership owns a 32.35%, a 19.72%, and a 21% interest in three separate joint ventures which each own one restaurant property. In addition, the partnership owns an 80.44%, a 40.42%, an 83%, a 20%, and a 79% interest in five restaurant properties held separately as tenants-in-common with affiliates.

TABLE VI - ACQUISITIONS OF PROPERTIES BY PROGRAMS (continued)

	CNL Restaurant Properties, Inc.	CNL Income Fund XVII, Ltd.	CNL Income Fund XVIII, Ltd.	CNL Hospitality Properties, Inc.
	(Note 18)	(Note 19)	(Note 20)	(Note 21)
Locations	AL, AR, AZ, CA, CO, CT, DE, FL, GA, IA, ID, IL,IN, KS, KY, LA, MD, MI, MN, MO, MS, NC, NE, NH, NJ, NM, NV, NY, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VA, WA, WI, WV	CA, FL, GA, IL, IN, MD, MI, NC, NE, NV, OH, SC, TN, TX, WA, WI	AZ, CA, CO, FL, GA, IL, KY, MD, MN, NC, NV, NY, OH, PA, TN, TX, VA	AL, AZ, CA, CO, CT, DE, FL, GA, HI, IL, IN, KS, KY, LA, MA, MD, ME, MI, MN, MO, MS, NC, NE, NJ, NV, NY, OK, OR, PA, RI, SC, TN, TX, UT, VA, WA, WI, D.C., CANADA
Type of property	Restaurants	Restaurants	Restaurants	Hotels
Gross leasable space (sq. ft.) or number of units and total square feet of units	1,211 units 5,385,340 s/f	39 units 165,544 s/ f	30 units 152,527 s/ f	Note 22	*
Dates of purchase	6/30/95 – 12/30/03	12/20/95 – 9/25/02	12/27/96 – 6/26/02	7/31/98 – 12/18/03
Cash down payment (Note 1)	$1,420,477,104	$34,701,715	$35,377,348	$3,169,325,949
Contract purchase price plus acquisition fee	$1,418,331,573	$34,635,251	$35,270,361	$3,331,933,738
Other cash expenditures expensed	—	—	—	—
Other cash expenditures capitalized	2,145,531	66,464	106,987	79,749,207

Total acquisition cost (Note 1)	$1,420,477,104	$34,701,715	$35,377,348	$3,411,682,945

Note 18:	In May 1998, CNL Restaurant Properties, Inc. formed an operating partnership, CNL APF Partners, LP, to acquire and hold properties subsequent to the formation of CNL APF Partners, LP. CNL Restaurant Properties, Inc. has a 100% ownership interest in the general and limited partners (which are wholly owned subsidiaries) of CNL APF Partners, LP. CNL Restaurant Properties, Inc. and CNL APF Partners, LP own an 85.47%, 59.22% and a 74.57% interest in three separate joint ventures, and 80% in six separate joint ventures. Each joint venture owns one restaurant property. On June 1, 2000, CNL Restaurant Properties, Inc. formed CNL Restaurant Capital, LP and transferred certain assets and operations to it in exchange for a combined general and limited partnership interest. As of December 31, 2003, CNL Restaurant Properties, Inc. owned a 96.26% interest in CNL Restaurant Capital, LP.

Note 19:	The partnership owns a 60.06%, an 86%, and a 40% interest in three separate joint ventures. Each joint venture owns one restaurant property. In addition, the partnership owns a 19.56%, a 27.42%, a 36.91%, a 25%, a 24%, and a 90% interest in six restaurant properties held separately as tenants-in-common with affiliates. The partnership previously owned an 80% and a 30.94% interest in two separate joint ventures which each owned one restaurant property. In addition, one of the joint ventures previously owned one additional property.

Note 20:	The partnership owns a 39.93%, a 57.2% and a 19.78% interest in three separate joint ventures. Each joint venture owns one restaurant property. In addition, the partnership owns an 80.7% and an 18.35% interest in two restaurant properties held separately as tenants-in-common with affiliates.

Note 21:	In June 1998, CNL Hospitality Properties, Inc. formed an operating partnership, CNL Hospitality Partners, LP, to acquire and hold its interest in properties. CNL Hospitality Properties, Inc. has a 100% ownership interest in the general and limited partner (which are wholly owned subsidiaries) of CNL Hospitality Partners, LP. CNL Hospitality Properties, Inc. has a 100% ownership interest in CNL Hotel Investors, Inc. which owns seven hotel properties. In November 1999, CNL Hospitality Properties, Inc. acquired an 89% interest in CNL Philadelphia Annex, LLC (formerly Courtyard Annex, L.L.C.) to own and lease one hotel property. In December 2000, CNL Hospitality Properties, Inc., through subsidiaries, acquired a 44% interest in

*	Excludes two properties under construction

TABLE VI - ACQUISITIONS OF PROPERTIES BY PROGRAMS (continued)

CNL Retirement Properties, Inc.
(Note 23)
Locations	AL, AR, CA, CO, CT, FL, GA, IL, IN, KS, KY, MA, MD, MI, NC, NE, NJ, NY, OH, OK, PA, SC, TN, TX, UT, VA, WA
Type of property	Retirement Facilities
Gross leasable space (sq. ft.) or number of units and total square feet of units	119 units 7,499,177 s/f
Dates of purchase	4/20/00 – 12/1/03
Cash down payment (Note 1)	$1,540,669,914
Contract purchase price plus acquisition fee	$1,511,356,062
Other cash expenditures expensed	—
Other cash expenditures capitalized	29,313,852

Total acquisition cost (Note 1)	$1,540,669,914

Note 21
continued:	Desert Ridge Resort Partners, LLC, a joint venture with an affiliate of Marriott International, Inc. and a partnership in which an affiliate of the advisor is the general partner, which owns one resort property. In July 2001, CNL Hospitality Properties, Inc., through subsidiaries, acquired a 49% interest in WB Resort Partners, L.P., a joint venture with an affiliate of Marriott International, Inc. and a partnership in which an affiliate of the advisor is the general partner, which owns one resort property. In September 2001, CNL Hospitality Properties, Inc., through subsidiaries, acquired a 70% interest in CNL HHC Partners, LP, a joint venture with Hilton Hotels Corporation, which owns four hotel properties. In November 2001, CNL Hospitality Properties, Inc., through subsidiaries, acquired an 85% interest in CNL IHC Partners, LP, a joint venture with Interstate Property Corporation, which owns two hotel properties. In June 2002, CNL Hospitality Properties, Inc., through subsidiaries, acquired a 50% interest in CY-SF Hotel Parent, LP, a joint venture with an affiliate of Marriott International, Inc., which owns one hotel. In December 2002, CNL Hospitality Properties, through subsidiaries, acquired a 75% interest in CNL HHC Partners II, LP, a joint venture with Hilton Hotels Corporation which owns two properties. In August 2003, CNL Hospitality Properties, through subsidiaries, acquired a 66.67% interest in HT/CNL Metro Hotels, L.P. with an affiliate of Hersha Hospitality Trust, which owns one hotel. In August 2003, CNL Hospitality Properties, through subsidiaries, acquired a 85% interest in Dearborn Hotel Partners, LP with an affiliate of FORD, which owns one hotel. In December 2003, CNL Hospitality Properties, through subsidiaries, acquired a 75% interest in CNL HHC Partners III, LP with an affiliate of Hilton, which owns two hotels. In December 2003, CNL Hospitality Properties, through subsidiaries, acquired a 70% interest in CNL KSL Partners, LP with an affiliate of KSL Recreation Corporation, which owns one hotel.

Note 22:	As of December 31, 2003, the 128 operating hotels owned by CNL Hospitality Properties, Inc. and its unconsolidated subsidiaries had approximately 29,000 rooms.

Note 23:	In December 1999, CNL Retirement Properties, Inc. formed an operating partnership, CNL Retirement Partners, LP. Properties acquired are held by CNL Retirement Partners, LP or its wholly owned subsidiaries. CNL Retirement Properties, Inc. has a 100% ownership interest in the general and limited partner (which are wholly owned subsidiaries) of CNL Retirement Partners, LP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on July 6, 2004.

CNL Hospitality Properties II, Inc.
(Registrant)

By:	/s/ Robert A. Bourne
Robert A. Bourne
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Robert A. Bourne, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all documents (including both pre-and post-effective amendments in connection with the registration statement), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Robert A. Bourne Robert A. Bourne	Director, President, Chief Executive Officer	July 6, 2004

/s/ Tracy G. Schmidt Tracy G. Schmidt	Secretary, Treasurer, Chief Financial Officer (Principal Financial Officer)	July 6, 2004

EXHIBIT INDEX

Exhibits	Page

1.1	Form of Managing Dealer Agreement (Previously filed as Exhibit 1.1 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

1.2	Form of Participating Broker Agreement (Previously filed as Exhibit 1.2 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

3.1	Form of Articles of Amendment and Restatement of CNL Hospitality Properties II, Inc. (Previously filed as Exhibit 3.1 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

3.2	CNL Hospitality Properties II, Inc. Bylaws (Previously filed as Exhibit 3.2 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

4.1	Form of Reinvestment Plan (Included in the prospectus as Appendix A and incorporated herein by reference.)

4.2	Form of Redemption Plan (Previously filed as Exhibit 4.2 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

*5	Opinion of Greenberg Traurig, LLP as to the legality of the securities being registered by CNL Hospitality Properties II, Inc.

*8	Opinion of Greenberg Traurig, LLP regarding certain material tax issues relating to CNL Hospitality Properties II, Inc.

10.1	Form of Escrow Agreement between CNL Hospitality Properties II, Inc. and (Previously filed as Exhibit 10.1 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

10.2	Form of Advisory Agreement between CNL Hospitality Properties II, Inc. and CNL Lodging Advisors II Corp. (Previously filed as Exhibit 10.2 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

10.3	Form of Subcontract Agreement between CNL Hospitality Corp., CNL Lodging Advisors II Corp., CNL Hospitality Properties II, Inc. and CNL Hospitality Properties, Inc. (Previously filed as Exhibit 10.3 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

10.4	Form of Reinvestment Plan (Included in the prospectus as Appendix A and incorporated herein by reference.)

10.5	Form of Redemption Plan (Previously filed as Exhibit 4.2 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

10.6	Form of Indemnification Agreement between CNL Hospitality Properties II, Inc. and Robert A. Bourne, Tracy G. Schmidt dated , 2004. (Previously filed as Exhibit 10.6 to the Registration Statement on Form S-11 (File No. 333-116471) filed June 14, 2004, and incorporated herein by reference.)

*23.1	Consent of Greenberg Traurig, LLP

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm, dated July 6, 2004 (Filed herewith.)

24	Power of Attorney (See “Signatures.”)

*	To be filed in a pre-effective amendment to this registration statement.